EXECUTION VERSION
Exhibit 4.1

HERC SPINOFF ESCROW ISSUER, LLC
and
HERC SPINOFF ESCROW ISSUER, CORP.
as Co-Issuers
and
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee and Note Collateral Agent
‑‑‑‑‑‑‑‑‑
INDENTURE
DATED AS OF JUNE 9, 2016
‑‑‑‑‑‑‑‑‑
PROVIDING FOR THE ISSUANCE OF SENIOR SECURED SECOND PRIORITY NOTES IN SERIES

Page
ARTICLE I

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

Section 101.	Definitions 1

Section 102.	Other Definitions 53

Section 103.	Rules of Construction 54

Section 104.	[Reserved] 55

Section 105.	[Reserved] 55

Section 106.	Compliance Certificates and Opinions 55

Section 107.	Form of Documents Delivered to Trustee 56

Section 108.	Acts of Noteholders; Record Dates 56

Section 109.	Notices, etc., to Trustee, Note Collateral Agent and the Issuers or the
Company    59

Section 110.	Notices to Holders; Waiver 60

Section 111.	Effect of Headings and Table of Contents 60

Section 112.	Successors and Assigns 60

Section 113.	Separability Clause 61

Section 114.	Benefits of Indenture 61

Section 115.	GOVERNING LAW; WAIVER OF JURY TRIAL 61

Section 116.	Legal Holidays 61

Section 117.	No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders 61

Section 118.	Exhibits and Schedules 62

Section 119.	Counterparts 62

Section 120.	Force Majeure 62

Section 121.	Limited Condition Transaction 62
ARTICLE II

NOTE FORMS

Section 201.	Forms Generally 64

Section 202.	Form of Trustee’s Certificate of Authentication 66

Section 203.	Restrictive and Global Note Legends 66
ARTICLE III

THE NOTES

Section 301.	Amounts Unlimited; Issuable in Series 69

Section 302.	Denominations 70

Section 303.	Execution, Authentication and Delivery and Dating 70

Section 304.	Temporary Notes 71

Section 305.	Registrar and Paying Agent 72

i

Section 306.	Mutilated, Destroyed, Lost and Stolen Notes 73

Section 307.	Payment of Interest Rights Preserved 74

Section 308.	Persons Deemed Owners 75

Section 309.	Cancellation 75

Section 310.	Computation of Interest 75

Section 311.	CUSIP Numbers, ISINs, Etc 76

Section 312.	Book-Entry Provisions for Global Notes 76

Section 313.	Special Transfer Provisions 78
ARTICLE IV

COVENANTS

Section 401.	Payment of Principal, Premium and Interest 81

Section 402.	Maintenance of Office or Agency 81

Section 403.	Money for Payments to Be Held in Trust 82

Section 404.	Limitation on Activities Prior to the Escrow Release 83

Section 405.	SEC Reports 84

Section 406.	Statement as to Default 87

Section 407.	Limitation on Indebtedness 87

Section 408.	[Reserved] 92

Section 409.	Limitation on Restricted Payments 92

Section 410.	Limitation on Restrictions on Distributions from Restricted Subsidiaries 97

Section 411.	Limitation on Sales of Assets and Subsidiary Stock 99

Section 412.	Limitation on Transactions with Affiliates 106

Section 413.	Limitation on Liens 107

Section 414.	Future Subsidiary Guarantors 108

Section 415.	Purchase of Notes Upon a Change of Control 108

Section 416.	Suspension of Covenants on Achievement of Investment Grade Rating 110
ARTICLE V

SUCCESSORS

Section 501.	When the Company May Merge, etc 111

Section 502.	Successor Company Substituted 113
ARTICLE VI

REMEDIES

Section 601.	Events of Default 114

Section 602.	Acceleration of Maturity; Rescission and Annulment 116

Section 603.	Other Remedies; Collection Suit by Trustee 117

Section 604.	Trustee May File Proofs of Claim 117

Section 605.	Trustee May Enforce Claims Without Possession of Notes 118

Section 606.	Application of Money Collected 118

Section 607.	Limitation on Suits 118

Section 608.	[Reserved] 119

Section 609.	Restoration of Rights and Remedies 119

Section 610.	Rights and Remedies Cumulative 119

Section 611.	Delay or Omission Not Waiver 119

Section 612.	Control by Holders 120

Section 613.	Waiver of Past Defaults 120

Section 614.	Undertaking for Costs 120

Section 615.	Waiver of Stay, Extension or Usury Laws 120
ARTICLE VII

THE TRUSTEE

Section 701.	Certain Duties and Responsibilities 121

Section 702.	Notice of Defaults 122

Section 703.	Certain Rights of Trustee 122

Section 704.	Not Responsible for Recitals or Issuance of Notes 124

Section 705.	May Hold Notes 124

Section 706.	Money Held in Trust 124

Section 707.	Compensation and Reimbursement 124

Section 708.	Conflicting Interests 125

Section 709.	Corporate Trustee Required; Eligibility 125

Section 710.	Resignation and Removal; Appointment of Successor 125

Section 711.	Acceptance of Appointment by Successor 127

Section 712.	Merger, Conversion, Consolidation or Succession to Business 127

Section 713.	Preferential Collection of Claims Against the Company 127

Section 714.	Appointment of Authenticating Agent 127
ARTICLE VIII

HOLDERS’ LISTS AND REPORTS BY
TRUSTEE AND THE COMPANY

Section 801.	The Company to Furnish Trustee Names and Addresses of Holders 128

Section 802.	Preservation of Information; Communications to Holders 128

Section 803.	Reports by Trustee 129
ARTICLE IX

AMENDMENT, SUPPLEMENT OR WAIVER

Section 901.	Without Consent of Holders 129

Section 902.	With Consent of Holders 130

Section 903.	Execution of Amendments, Supplements or Waivers 132

Section 904.	Revocation and Effect of Consents 132

Section 905.	[Reserved] 133

Section 906.	Notation on or Exchange of Notes 133
ARTICLE X

REDEMPTION OF NOTES

Section 1001.	Applicability of Article 133

Section 1002.	[Reserved] 133

Section 1003.	Election to Redeem; Notice to Trustee 133

Section 1004.	Selection by Trustee of Notes to Be Redeemed 134

Section 1005.	Notice of Redemption 134

Section 1006.	Deposit of Redemption Price 135

Section 1007.	Notes Payable on Redemption Date 136

Section 1008.	Notes Redeemed in Part 136
ARTICLE XI

SATISFACTION AND DISCHARGE

Section 1101.	Satisfaction and Discharge of Indenture 136

Section 1102.	Satisfaction and Discharge of Notes of a Series 138

Section 1103.	Application of Trust Money 139
ARTICLE XII

DEFEASANCE OR COVENANT DEFEASANCE

Section 1201.	The Company’s Option to Effect Defeasance or Covenant Defeasance 140

Section 1202.	Defeasance and Discharge 140

Section 1203.	Covenant Defeasance 141

Section 1204.	Conditions to Defeasance or Covenant Defeasance 141

Section 1205.	Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions 142

Section 1206.	Reinstatement 143

Section 1207.	Repayment to the Company 143
ARTICLE XIII

SUBSIDIARY GUARANTEES

Section 1301.	Guarantees Generally 144

Section 1302.	Continuing Guarantees 146

Section 1303.	Release of Subsidiary Guarantees 146

Section 1304.	[Reserved] 147

Section 1305.	Waiver of Subrogation 147

Section 1306.	Notation Not Required 148

Section 1307.	Successors and Assigns of Subsidiary Guarantors 148

Section 1308.	Execution and Delivery of Subsidiary Guarantees 148

Section 1309.	Notices 148
ARTICLE XIV .

[RESERVED]
ARTICLE XV

COLLATERAL AND SECURITY

Section 1501.	Collateral and Security Documents 148

Section 1502.	Release of Collateral 150

Section 1503.	After Acquired Property 152

Section 1504.	Suits to Protect the Collateral 152

Section 1505.	Authorization of Receipt of Funds by the Trustee Under the Note Security Documents 153

Section 1506.	Purchaser Protected 153

Section 1507.	Powers Exercisable by Receiver or Trustee 153

Section 1508.	Reports and Certificates Relating to Collateral 153

Section 1509.	Note Collateral Agent 154

Section 1510.	Compensation and Indemnification 159

Section 1511.	The Intercreditor Agreements and the Note Security Documents 159

Section 1512.	[Reserved] 159

Section 1513.	Confidentiality 159

Exhibit A    Form of Initial Note
Exhibit B    [Reserved]
Exhibit C    Form of Certificate of Beneficial Ownership
Exhibit D    Form of Regulation S Certificate
Exhibit E    Form of Supplemental Indenture in Respect of Subsidiary Guarantee
Exhibit F    Form of Certificate from Acquiring Institutional Accredited Investors
Exhibit G    Form of Supplemental Indenture Establishing a Series of Notes
Exhibit H    Form of Base Intercreditor Agreement
Exhibit I    Form of Junior Priority Intercreditor Agreement
Exhibit J    Form of Collateral Agreement

v

INDENTURE, dated as of June 9, 2016 (as amended, supplemented or otherwise modified from time to time, this “Indenture”), between Herc Spinoff Escrow Issuer, LLC, a limited liability company organized under the laws of the state of Delaware, as co-issuer, Herc Spinoff Escrow Issuer, Corp., a corporation organized under the laws of the state of Delaware, as co-issuer, and Wilmington Trust, National Association, a national banking association, as Trustee and Note Collateral Agent.
RECITALS OF THE COMPANY
The Issuers have duly authorized the execution and delivery of this Indenture to provide for the issuance of the Notes.
All things necessary to make this Indenture a valid agreement of the Issuers in accordance with the terms of the Initial Notes and this Indenture, have been done.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually agreed, for the benefit of all Holders of the Notes, as follows:
ARTICLE I

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION
Section 101.    Definitions.
“ABL Agent” has the meaning assigned thereto in the Base Intercreditor Agreement.
“ABL Credit Agreement” has the meaning assigned thereto in the Base Intercreditor Agreement.
“ABL Obligations” has the meaning assigned thereto in the Base Intercreditor Agreement.
“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.
“Additional Agent” has the meaning assigned thereto in the Base Intercreditor Agreement.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business and any capital expenditures in respect of any property or assets already so used; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.
“Additional Notes” means any notes issued under this Indenture in addition to the Initial Notes (other than any Notes issued pursuant to Section 304, 305, 306, 312(c), 312(d) or 1008).
“Additional Obligations” has the meaning assigned thereto in the Base Intercreditor Agreement.
“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“After Acquired Property” means any and all assets or property (other than Excluded Assets) acquired by the Company or any Subsidiary Guarantor after the Grant Date that constitutes Collateral.
“Applicable Premium” means, with respect to any series of Notes, “Applicable Premium” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.
“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) a disposition of Cash Equivalents, Investment Grade Securities or Temporary Cash Investments, (iv) the sale or discount (with or without recourse, and on customary or commercially reasonable terms, as determined by the Company in good faith (which determination shall be conclusive)) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (v) any Restricted Payment Transaction, (vi) a disposition that is governed by Article V, (vii) any Financing Disposition, (viii) any “fee in lieu” or other disposition of assets to any Governmental Authority that continue in use by the Company or any Restricted

Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (ix) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, including pursuant to any LKE Program, (x) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including any sale/leaseback transaction or asset securitization, (xi) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, or necessary or advisable (as determined by the Company in good faith, which determination shall be conclusive) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement, or of non‑core assets acquired in connection with any acquisition of any Person, business or assets or any Investment, (xii) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xiii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiv) a disposition of not more than 5.0% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $50.0 million, (xvi) the abandonment or other disposition of trademarks, copyrights, patents or other intellectual property that are, in the good faith determination of the Company (which determination shall be conclusive), no longer economically practicable to maintain or useful in the conduct of the business of the Company and its subsidiaries taken as a whole, (xvii) the creation or granting of any Lien permitted under this Indenture, (xviii) any license, sublicense or other grant of right‑of‑use of any trademark, copyright, patent or other intellectual property, any lease or sublease of real or other property, or any disposition for Fair Market Value, to any Franchisee or any Franchise Special Purpose Entity, (xix) any disposition of securities pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities were otherwise permitted to be disposed of at the time of entering into the agreement for such securities lending or other securities financing transaction, (xx) any disposition of all or any part of the Capital Stock or business or assets of any Foreign Subsidiary or (xxi) any sale, lease, transfer or other disposition pursuant to or in connection with the Transactions.
“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 714 to act on behalf of the Trustee to authenticate Notes of one or more series.
“Bank Products Agreement” means any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non‑card electronic payable or other similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursement, automated clearinghouse transactions, return items, netting, overdraft, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Company or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).
“Bank Products Obligations” means, for any Person, the obligations of such Person pursuant to any Bank Products Agreement.
“Base Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form attached hereto as Exhibit H, to be dated as of the Grant Date, among the ABL Agent and the Note Collateral Agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).
“Canadian Subsidiary” means any Restricted Subsidiary of the Company which is incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
“Capital Stock” of any Person means any and all shares or units of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.
“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.
“Captive Insurance Subsidiary” means any Subsidiary of the Company that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Equivalents” means any of the following: (a) money, (b) securities issued or fully guaranteed or insured by the United States of America or Canada or a member state of the European Union or any agency or instrumentality of any thereof, (c) time deposits, certificates of deposit or bankers’ acceptances of (i) any bank or other institutional lender under the Senior ABL Facility or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c)(i) or (c)(ii), (e) money market instruments, commercial paper or other short‑term obligations rated at least A‑2 or the equivalent thereof by S&P or at least P‑2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (f) investments in money market funds subject to the risk limiting conditions of Rule 2a‑7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended, (g) investment funds investing at least 95.0% of their assets in cash equivalents of the types described in clauses (a) through (f) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (h) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (i) solely with respect to any Captive Insurance Subsidiary, any investment that person is permitted to make in accordance with applicable law.
“Change of Control” means:

(i)
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the Issue Date), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act, in each case as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided that so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50.0% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50.0% of the total voting power of the Voting Stock of such Parent (other than a Parent that is a Subsidiary of another Parent); or

(ii)
the Company sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the transferee Person in such sale or transfer of assets, as the case may be; provided that so long as such transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person (other than a parent Person that is a Subsidiary of another parent Person).
For the purpose of this definition, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company and its Restricted Subsidiaries, and any sale or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or transfer of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or of any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a sale or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries.
“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all the assets and properties subject to the Liens created by the Note Security Documents.
“Collateral Agreement” means the Collateral Agreement, substantially in the form attached hereto as Exhibit J, to be dated on or around the Grant Date, among the Company, the Subsidiary Guarantors party thereto from time to time and the Note Collateral Agent, as amended, restated, supplemented, waived, modified, renewed or replaced from time to time.
“Collateral Representative” has the meaning assigned thereto in the Collateral Agreement.
“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.
“Company” means (i) prior to the assumption by HERC of the obligations of the Issuers under the Notes and this Indenture, Newco LLC and (ii) thereafter, HERC.
“Company Request” and “Company Order” mean, respectively, a written request or order signed in the name of the Company by an Officer of the Company.

“Consolidated Coverage Ratio” means, as of any date of determination, the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405) are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for any fiscal quarter (or portion thereof) ending prior to the Separation Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four‑quarter period); provided that

(1)
if, since the beginning of such period, the Company or any Restricted Subsidiary has Incurred any Indebtedness or the Company has issued any Designated Preferred Stock that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness or an issuance of Designated Preferred Stock of the Company, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness or Designated Preferred Stock as if such Indebtedness or Designated Preferred Stock had been Incurred or issued, as applicable, on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2)
if, since the beginning of such period, the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness or any Designated Preferred Stock of the Company that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility except to the extent such Indebtedness has been repaid with an equivalent permanent reduction in commitments thereunder) or a Discharge of Designated Preferred Stock of the Company, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness or Designated Preferred Stock, including with the proceeds of such new Indebtedness or new Designated Preferred Stock of the Company, as if such Discharge had occurred on the first day of such period,

(3)
if, since the beginning of such period, the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business, including any such disposition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Restricted Subsidiary as an Unrestricted Subsidiary (any such disposition or designation, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is disposed of in such Sale or any Restricted Subsidiary is designated as an Unrestricted Subsidiary, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4)
if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder, or designated any Unrestricted Subsidiary as a Restricted Subsidiary (any such Investment, acquisition or designation, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5)
if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period;

provided, that (in the event that the Company shall classify Indebtedness Incurred on the date of determination as Incurred in part under Section 407(a) and in part under Section 407(b), as provided in Section 407(c)(iii)) any such pro forma calculation of Consolidated Interest Expense shall not give effect to any such Incurrence of Indebtedness on the date of determination pursuant to Section 407(b) (other than Section 407(b)(x)) or to any Discharge of Indebtedness from the proceeds of any such Incurrence pursuant to Section 407(b) (other than Section 407(b)(x)).
For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, Designated Preferred Stock issued, or Indebtedness or Designated Preferred Stock repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company, which determination shall be conclusive. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company (which determination shall be conclusive) to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.
“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus (A) the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital (including penalties and interest, if any), (ii) Consolidated Interest Expense, all items (other than Special Purpose Financing Expense) excluded from the definition of Consolidated Interest Expense pursuant to clause (iii) thereof and any Special Purpose Financing Fees, and to the extent not reflected in Consolidated Interest Expense, costs of surety bonds in connection with financing activities, (iii) depreciation, amortization (including amortization of goodwill and intangibles and amortization and write‑off of financing costs), (iv) all other noncash charges or noncash losses, (v) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Indenture (whether or not consummated or incurred, and including any offering or sale of Capital Stock of a Parent to the extent the proceeds thereof were intended to be contributed to the equity capital of the

Company or its Restricted Subsidiaries), (vi) the amount of any loss attributable to non‑controlling interests, (vii) the amount of loss on any Financing Disposition, (viii) any costs or expenses pursuant to any management or employee stock option or other equity‑related plan, program or arrangement, or other benefit plan, program or arrangement, or any equity subscription or equityholder agreement, to the extent funded with cash proceeds contributed to the capital of the Company or an issuance of Capital Stock of the Company (other than Disqualified Stock) and excluded from the calculation set forth in Section 409(a)(3), (ix) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Hedging Obligations or other derivative instruments and (x) realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of the Company and its Restricted Subsidiaries plus (B) the amount of net cost savings projected by the Company in good faith to be realized as the result of actions taken or to be taken on or prior to the date that is 18 months after the Separation Date, or 18 months after the consummation of any operational change, respectively (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions (provided that the aggregate amount of such net cost savings included in Consolidated EBITDA pursuant to this clause (B) for any four consecutive quarter period shall not exceed 20% of Consolidated EBITDA for such period (calculated after giving effect to any adjustment pursuant to this clause (B))) (which adjustments in clauses (A) and (B) above may be incremental to pro forma adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio” or “Consolidated Secured Leverage Ratio”).
Notwithstanding anything to the contrary, Consolidated EBITDA (before giving effect to any pro forma adjustments or other adjustments made pursuant to the proviso to the definition of “Consolidated Coverage Ratio” or “Consolidated Secured Leverage Ratio”) shall be deemed to be $139.125 million for the fiscal quarter ended June 30, 2015, $139.125 million for the fiscal quarter ended September 30, 2015, $139.125 million for the fiscal quarter ended December 31, 2015 and $139.125 million for the fiscal quarter ended March 31, 2016.
“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) noncash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, or in respect of Designated Preferred Stock of the Company pursuant to Section 409(b)(xiv)(A), minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, (u) amortization or write‑off of financing costs, (v) Special Purpose Financing Expense and accretion or accrual of discounted liabilities not constituting Indebtedness, (w) any expense resulting from discounting of Indebtedness in conjunction with recapitalization or purchase accounting, (x) any “additional interest” in respect of registration rights arrangements for any securities, (y) any expensing of bridge, commitment and other financing fees and (z) interest with respect to Indebtedness of any Parent appearing upon the balance sheet of the Company solely by reason of push‑down accounting under GAAP, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.
“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that, without duplication, there shall not be included in such Consolidated Net Income:

(i)
any net income (loss) of any Person if such Person is not the Company or a Restricted Subsidiary, except that (A) the Company’s or any Restricted Subsidiary’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually dividended or distributed or that (as determined by the Company in good faith, which determination shall be conclusive) could have been dividended or distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below), to the extent not already included therein, and (B) the Company’s or any Restricted Subsidiary’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

(ii)
solely for purposes of determining the amount available for Restricted Payments under Section 409(a)(3)(A), any net income (loss) of any Restricted Subsidiary that is not a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or this Indenture and (z) restrictions in effect on the Effective Date or the Separation Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Effective Date or the Separation Date as determined by the Company in good faith, which determination shall be conclusive), except that (A) the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could (as determined by the Company in good faith, which determination shall be conclusive) have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause (ii)) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii)
(x) any gain or loss realized upon the sale, abandonment or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold, abandoned or otherwise disposed of in the ordinary course of business (as determined in good faith by the Company, which determination shall be conclusive) and (y) any gain or loss realized upon the disposal, abandonment or discontinuation of operations of the Company or any Restricted Subsidiary,

(iv)
any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with the Transactions and any acquisition, merger or consolidation after the Issue Date or any accounting change),

(v)	the cumulative effect of a change in accounting principles,

(vi)	all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments,

(vii)
any unrealized gains or losses in respect of Hedge Agreements, or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of any Hedging Obligations,

(viii)
any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix)	(x) any non‑cash compensation charge arising from any grant of limited liability company interests, stock, stock options or other equity based awards and any noncash deemed finance charges in respect of any pension liabilities or other provisions and (y) income (loss) attributable to deferred compensation plans or trusts,

(x)
to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses, including in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary,

(xi)
any noncash charge, expense or other impact attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other noncash expense resulting from the write‑up of assets to the extent resulting from such purchase or recapitalization accounting adjustments), noncash charges for deferred tax valuation allowances and noncash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP,

(xii)
the amount of any restructuring charge or reserve, integration cost or other business optimization expense or cost (including charges related to the implementation of strategic or cost‑savings initiatives), including any severance, retention, signing bonuses, relocation, recruiting and other employee‑related costs, future lease commitments, and costs related to the opening and closure and/or consolidation of facilities and to existing lines of business,

(xiii)	expenses related to the conversion of various employee benefit programs in connection with the Transactions, and non‑cash compensation related expenses, and

(xiv)
to the extent covered by insurance and actually reimbursed (or the Company has determined that there exists reasonable evidence that such amount will be reimbursed by the insurer and such amount is not denied by the applicable insurer in writing within 180 days and is reimbursed within 365 days of the date of such evidence (with a deduction in any future calculation of Consolidated Net Income for any amount so added back to the extent not so reimbursed within such 365 day period)), any expenses with respect to liability or casualty events or business interruption;

provided, further, that the exclusion of any item pursuant to the foregoing clauses (i) through (xiv) shall also exclude the tax impact of any such item, if applicable.
Notwithstanding the foregoing, for the purpose of Section 409(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under Section 409(a)(3)(C) or Section 409(a)(3)(D) thereof.
In addition, Consolidated Net Income for any period ending on or prior to the Separation Date shall be determined based upon the net income (loss) reflected in the combined financial statements of the HERC Business for such period and the combined financial statements of the HERC Business for such period, with pro forma effect being given to the Transactions; and each Person that is a Restricted Subsidiary upon giving effect to the Transactions shall be deemed to be a Restricted Subsidiary and the Transactions shall not constitute a sale or disposition under clause (iii) above, for purposes of such determination.
“Consolidated Quarterly Tangible Assets” means, as of any date of determination, the total assets less the sum of the goodwill, net, and other intangible assets, net, in each case reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of any fiscal quarter of the Company for which such a balance sheet of the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405) is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or Liens or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith). Notwithstanding anything to the contrary, Consolidated Quarterly Tangible Assets (before giving effect to any pro forma adjustments made pursuant to the preceding sentence) shall be deemed to be $2,960.2 million for the fiscal quarter ended June 30, 2015, $2,960.2 million for the fiscal quarter ended September 30, 2015, $2,960.2 million for the fiscal quarter ended December 31, 2015 and $2,960.2 million for the fiscal quarter ended March 31, 2016.
“Consolidated Secured Indebtedness” means, as of any date of determination, an amount equal to (a) the Consolidated Total Indebtedness as of such date that in each case is then secured by Liens on Collateral of the Company and its Restricted Subsidiaries (other than (x) Indebtedness secured by a Lien ranking junior to or subordinated to the Liens securing the Note Obligations (as defined in the Base Intercreditor Agreement) and (y) property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby) minus (b) cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments held by the Company and its Restricted Subsidiaries as of the end of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405) are available.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Secured Indebtedness as at such date (after giving effect to any Incurrence or

Discharge of Indebtedness on such date) to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters of the Company ending prior to the date of such determination for which consolidated financial statements of the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405) are available (determined, for any fiscal quarter (or portion thereof) ending prior to the Separation Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four‑quarter period), provided that:

(1)
if, since the beginning of such period, the Company or any Restricted Subsidiary shall have made a Sale (including any Sale occurring in connection with a transaction causing a calculation to be made hereunder), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(2)
if, since the beginning of such period, the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made a Purchase (including any Purchase occurring in connection with a transaction causing a calculation to be made hereunder), Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(3)
if, since the beginning of such period, any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have made any Sale or Purchase that would have required an adjustment pursuant to clause (1) or (2) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company, which determination shall be conclusive.
“Consolidated Tangible Assets” means, as of any date of determination, the amount equal to (x) the sum of Consolidated Quarterly Tangible Assets as at the end of each of the most recently ended four fiscal quarters of the Company for which a calculation thereof is available, divided by (y) four.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to (1) the aggregate principal amount of outstanding Indebtedness of the Company and its Restricted Subsidiaries as of such date consisting of (without duplication) Indebtedness for borrowed money (including Purchase Money Obligations and unreimbursed outstanding drawn amounts under funded letters of credit); Capitalized Lease Obligations; debt obligations evidenced by bonds, debentures, notes or similar instruments; Disqualified Stock; and (in the case of any Restricted Subsidiary that is not a Subsidiary Guarantor) Preferred Stock, determined on a Consolidated basis in accordance with GAAP (excluding items eliminated in Consolidation, and for the avoidance of doubt, excluding Hedging Obligations) minus (2) the amount of such Indebtedness consisting of Indebtedness of a type referred to in, or Incurred pursuant to, Section 407(b)(ix).
“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning. For purposes of this Indenture for periods ending on or prior to the Separation Date, references to the consolidated financial statements of the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405) shall be to the combined financial statements of the HERC Business, with pro forma effect being given to the Transactions (with Subsidiaries of HERC after giving effect to the Transactions being deemed Subsidiaries of the Company), as the context may require.
“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to Section 407(b)(xii).
“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Effective Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate promptly following Incurrence thereof.
“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be administered, which office on the Issue Date is located at 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402.
“Credit Facilities” means one or more of (i) the Senior ABL Facility and (ii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables, fleet, inventory, real estate or other financings (including through the sale of receivables, fleet, inventory, real estate and/or other assets to such institutions or to special purpose entities formed to borrow from such institutions against such receivables, fleet, inventory, real estate and/or other assets or the creation of any Liens in respect of such receivables, fleet, inventory, real estate and/or other assets in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent, trademark or copyright security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.
“Credit Facility Indebtedness” means any and all amounts, whether outstanding on the Effective Date or thereafter Incurred, payable under or in respect of any Credit Facility, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post‑filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.
“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.
“Declined Excess Proceeds” means an amount equal to the sum of (i) Declined Excess Collateral Proceeds and (ii) Declined Excess Other Proceeds.
“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.
“Depositary” means The Depository Trust Company, its nominees and successors.
“Designated Noncash Consideration” means noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.
“Designated Preferred Stock” means Preferred Stock of the Company (other than Disqualified Stock) or any Parent that is issued after the Effective Date for cash (other than to a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to a certificate signed by an Officer of the Company; provided that the cash proceeds of such issuance shall be excluded from the calculation set forth in Section 409(a)(3)(B).
“Designated Senior Indebtedness” means with respect to a Person (i) the Credit Facility Indebtedness under or in respect of the Senior ABL Facility and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Indenture.
“Discharge of ABL Obligations” has the meaning assigned thereto in the Base Intercreditor Agreement.
“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company, or one or more members of the Board of Directors of a Parent, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest by reason of such member’s holding Capital Stock of the Company or any Parent or any options, warrants or other rights in respect of such Capital Stock or by reason of such member receiving any compensation in respect of such member’s role as director.
“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other “disposition”) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition or other “disposition”), in whole or in part, in each case on or prior to the final Stated Maturity of the 2024 Notes; provided that Capital Stock issued to any employee benefit plan, or by any such plan to any employees of the Company or any Subsidiary, shall not constitute Disqualified Stock solely because it may be required to be repurchased or otherwise acquired or retired in order to satisfy applicable statutory or regulatory obligations.
“Dollars” or “$” means dollars in lawful currency of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.
“Effective Date” means the Escrow Release Date.
“Employee Matters Agreement” means the Employee Matters Agreement, to be dated as of the Separation Date, by and between New Hertz and HERC Holdings.
“Equipment” means (a) any Vehicles and (b) any equipment owned by or leased to the Company or any of its Subsidiaries that is revenue earning equipment, or is classified as “revenue earning equipment” in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.
“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock) or (y) proceeds of which, in an amount equal to or exceeding the Redemption Amount, are contributed to the equity capital of the Company and/or any of its Restricted Subsidiaries.
“Escrow Account” has the meaning assigned thereto in the Escrow Agreement.
“Escrow Agent” means Wilmington Trust, National Association, in its capacity as Escrow Agent pursuant to the Escrow Agreement.
“Escrow Agreement” means the Escrow Agreement dated as of June 9, 2016, among Wilmington Trust, National Association (acting in its capacities as the Escrow Agent thereunder and as Trustee), Newco LLC and Newco Corp.
“Escrow Release” means the release of the Escrowed Funds to, or at the order of, the Company pursuant to the terms of the Escrow Agreement.
“Escrow Release Date” means the date of occurrence of the Escrow Release.
“Escrowed Funds” has the meaning assigned thereto in the Escrow Agreement.
“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear System, or any successor securities clearing agency.
“Excess Proceeds” means an amount equal to the sum of (i) Excess Collateral Proceeds and (ii) Excess Other Proceeds.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Assets” means “Excluded Assets” as defined in the Collateral Agreement.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value (as of the date of contribution) of property or assets, received by the Company as capital contributions to the Company after the Effective Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in Section 409(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.
“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by senior management of the Company or the Board of Directors, which determination shall be conclusive.
“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or Incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.
“Fixed GAAP Date” means December 31, 2015; provided that at any time after the Issue Date, the Company may by written notice to the Trustee elect to change the Fixed GAAP Date to be the date specified in such notice, and upon such notice, the Fixed GAAP Date shall be such date for all periods beginning on and after the date specified in such notice.
“Fixed GAAP Terms” means (a) the definitions of the terms “Capitalized Lease Obligation,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Quarterly Tangible Assets,” “Consolidated Secured Indebtedness,” “Consolidated Secured Leverage Ratio,” “Consolidated Tangible Assets,” “Consolidated Total Indebtedness,” “Consolidated,” “Foreign Borrowing Base,” “Inventory,” “North American Borrowing Base” and “Receivable,” (b) all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions, and (c) any other term or provision of this Indenture or the Notes that, at the Company’s election, may be specified by the Company by written notice to the Trustee from time to time.
“Foreign Borrowing Base” means the sum of (1) 85.0% of the book value of Inventory (excluding Equipment) of Foreign Subsidiaries (other than Canadian Subsidiaries), (2) 85.0% of the book value of Receivables of Foreign Subsidiaries (other than Canadian Subsidiaries), (3) 85.0% of the book value of Equipment of Foreign Subsidiaries (other than Canadian Subsidiaries) and (4) cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments of Foreign Subsidiaries (other than Canadian Subsidiaries) (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405) are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).
“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia, (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), intellectual property relating to such Foreign Subsidiaries (or Subsidiaries thereof), and/or other assets (including cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments) relating to an ownership interest in any such securities, Indebtedness, intellectual property or Subsidiaries and (c) any Restricted Subsidiary of the Company that is organized under the laws of Puerto Rico or any other territory of the United States of America.
“Franchise Equipment” means (a) any Franchise Vehicles and (b) any equipment owned by or leased to any Franchisee that is revenue earning equipment, or is of a type that would be classified as “revenue earning equipment” in the consolidated financial statements of the Company, including any such equipment consisting of (i) construction, industrial, commercial and office equipment, (ii) earthmoving, material handling, compaction, aerial and electrical equipment, (iii) air compressors, pumps and small tools, and (iv) other personal property.
“Franchise Equipment Indebtedness” means, as of any date of determination, (a) Indebtedness of any Franchise Special Purpose Entity directly or indirectly Incurred to finance or refinance the acquisition of, or secured by, Franchise Equipment and/or related rights and/or assets, (b) Indebtedness of any Franchisee or any Affiliate thereof that is attributable to the financing or refinancing of Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Company (which determination shall be conclusive), and (c) Indebtedness of any Franchisee.
“Franchise Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Franchise Special Purpose Entity, in connection with the Incurrence by a Franchise Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.
“Franchise Lease Obligation” means any Capitalized Lease Obligation, and any other lease, of any Franchisee relating to any property used, occupied or held for use or occupation by any Franchisee in connection with any of its Franchise Equipment operations.
“Franchise Special Purpose Entity” means any Person (a) that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, and/or (ii) acquiring, selling, leasing, financing or refinancing Franchise Equipment, and/or related rights (including under leases, manufacturer warranties and buy‑back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), and (b) is designated as a “Franchise Special Purpose Entity” by the Company.
“Franchise Vehicles” means vehicles owned or operated by, or leased or rented to or by, any Franchisee, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.
“Franchisee” means any Person that is a franchisee or licensee of the Company or any of its Subsidiaries (or of any other Franchisee), or any Affiliate of such Person.
“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Fixed GAAP Date (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and subject to the following sentence. If at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405) may elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (a) for periods beginning on and after the date specified in such notice, IFRS as in effect on the date specified in such notice (for purposes of the Fixed GAAP Terms) and as in effect from time to time (for all other purposes of this Indenture) and (b) for prior periods, GAAP as defined in the first sentence of this definition. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Grant Date” means the date on which HERC first grants a security interest in its Collateral to the ABL Agent pursuant to the ABL Security Documents (as defined in the Base Intercreditor Agreement).
“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor Subordinated Obligations” means, with respect to a Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor (whether outstanding on the Effective Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee pursuant to a written agreement.
“Guarantor Supplemental Indenture” means a Supplemental Indenture, to be entered into substantially in the form attached hereto as Exhibit E.
“Hedge Agreements” means, collectively, Interest Rate Agreements, Currency Agreements and Commodities Agreements.
“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.
“HERC” means Hertz Equipment Rental Corporation, a Delaware corporation that is expected to be renamed Herc Rentals Inc. in connection with the Separation, and any successor in interest thereto.
“HERC Business” means the industrial, construction and material handling equipment rental business of Hertz, its parents and its Subsidiaries as of the Issue Date, including the business of renting earthmoving equipment, material handling equipment, aerial and electrical equipment, air compressors, generators, pumps, small tools, compaction equipment and construction related trucks and the selling of new equipment and consumables.
“HERC Holdings” means Hertz Global Holdings, Inc., a Delaware corporation that is expected to be renamed Herc Holdings Inc. in connection with the Separation, and any successor in interest thereto.
“Hertz” means The Hertz Corporation, a Delaware corporation, and any successor in interest thereto.
“Hertz Investors” means Hertz Investors, Inc., a Delaware corporation, and any successor in interest thereto.
“Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.
“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and each of the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, will be deemed not to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.
“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i)	the principal of indebtedness of such Person for borrowed money,

(ii)	the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)
all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed) (except to the extent such reimbursement obligations relate to Trade Payables and such obligations are expected to be satisfied within 30 days of becoming due and payable),

(iv)
all obligations of such Person to pay the deferred and unpaid purchase price of property, which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto (in each case, except (x) Trade Payables and (y) any earn‑out obligations until such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP and if not expected to be paid within 60 days after becoming due and payable),

(v)	all Capitalized Lease Obligations of such Person,

(vi)
the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by senior management of the Company, the Board of Directors of the Company or the Board of Directors of the issuer of such Capital Stock, which determination shall be conclusive),

(vii)
all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the Fair Market Value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons,

(viii)	all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix)
to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time);

provided that Indebtedness shall exclude any Indebtedness of any Parent appearing upon the balance sheet of the Company solely by reason of push‑down accounting under GAAP.
The amount of Indebtedness of any Person at any date shall be determined as set forth above or as otherwise provided for in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.
“Initial Additional Notes” means Additional Notes issued in an offering not registered under the Securities Act (and any Notes issued in respect of any of the foregoing Notes pursuant to Section 304, 305, 306, 312(c), 312(d) or 1008).
“Initial Notes” means (a) the Issuers’ 7.5% Senior Notes due 2022 issued on the Issue Date pursuant to the first Notes Supplemental Indenture in an aggregate principal amount of $610 million (and any Notes issued in respect thereof pursuant to Section 304, 305, 306, 312(c), 312(d) or 1008) and (b) the Issuers’ 7.75% Senior Notes due 2024 issued on the Issue Date pursuant to the second Notes Supplemental Indenture in an aggregate principal amount of $625 million (and any Notes issued in respect thereof pursuant to Section 304, 305, 306, 312(c), 312(d) or 1008).

“Intellectual Property Agreement” means the Intellectual Property Agreement, to be dated as of the Separation Date, by and among Hertz, Hertz System, Inc. and HERC.
“Intercreditor Agreements” means, collectively, the Base Intercreditor Agreement, the Junior Priority Intercreditor Agreement and any other intercreditor agreement entered into from time to time in accordance with Section 1509(g).
“interest,” with respect to the Notes, means interest on the Notes and, except for purposes of Article IX, additional or special interest pursuant to the terms of any Note.
“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.
“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.
“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.
“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, consultants, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 409 only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer and (iii) for purposes of Section 409(a)(3)(C), the amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary shall be the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such

Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Section 409(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 409(a).
“Investment Grade Rating” means a rating of Baa3 or better (or, in the case of short‑term obligations, P‑3 or better) by Moody’s and BBB− or better (or, in the case of short‑term obligations, A‑3 or better) by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.
“Investment Grade Securities” means (i) securities issued or directly and fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof (other than Cash Equivalents); (ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Company and its Subsidiaries; (iii) investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii), which fund may also hold cash pending investment or distribution; and (iv) corresponding instruments in countries other than the United States of America customarily utilized for high quality investments.
“Issue Date” means June 9, 2016, the first date on which Initial Notes were issued.
“Issuers” means Newco LLC and Newco Corp.
“Junior Lien Priority” means with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking junior to the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Junior Priority Intercreditor Agreement or one or more other intercreditor agreements having terms no less favorable to the Holders with respect to such Collateral than the terms of the Junior Priority Intercreditor Agreement applicable to the Collateral, as determined in good faith by the Company (which determination shall be conclusive).
“Junior Priority Intercreditor Agreement” means the Intercreditor Agreement, substantially in the form attached hereto as Exhibit I or otherwise in form and substance reasonably satisfactory to the Parent Borrower and the Administrative Agent, to be entered into by the Note Collateral Agent and certain other Additional Agents with respect to Additional Indebtedness designated by the Company as “Junior Priority Debt”.
“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Limited Condition Transaction” means (x) any acquisition, including by way of merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise, by one or more of the Company and its Restricted Subsidiaries of any assets, business or Person or any other Investment permitted by this Indenture whose consummation is not conditioned on the availability of, or on obtaining, third party financing or (y) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or prepayment.
“LKE Account” means any deposit, trust, investment or similar account maintained by, for the benefit of, or under the control of the “qualified intermediary” in connection with an LKE Program.
“LKE Program” means any “like‑kind‑exchange program” with respect to certain of the Equipment and/or Vehicles of the Company and its Subsidiaries, under which such Equipment and/or Vehicles will be disposed from time to time and proceeds of such dispositions will be held in an LKE Account and used to acquire replacement Equipment and/or Vehicles and/or repay indebtedness secured by such Equipment and/or Vehicles, in a series of transactions intended to qualify as a “like‑kind‑exchange” within the meaning of the Code.
“Management Advances” means (1) loans or advances made to directors, management members, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business, (y) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $15.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Section 407.
“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers, employees or consultants of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $15.0 million in the aggregate outstanding at any time.
“Management Investors” means the management members, officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives of any of the foregoing (provided that, solely for purposes of the definition of “Permitted Holder,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, any Restricted Subsidiary or any Parent.
“Management Stock” means Capital Stock of the Company, any Restricted Subsidiary or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.
“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of capital stock of the Company or any direct or indirect parent company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.
“Midco” means Herc Intermediate Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Net Available Cash” from an Asset Disposition means an amount equal to the cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all U.S. federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, in each case as a consequence of, or in respect of, such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 411), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (other than Indebtedness secured by Liens that are required by the express terms of this Indenture to be pari passu with or junior to the Liens on the Collateral securing the Notes Obligations) (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including any payments required to be made to increase borrowing availability under any revolving credit facility, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained, indemnified or insured by the Company or any Restricted Subsidiary after such Asset Disposition, including pension and other post‑employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.
“Net Cash Proceeds” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, or any Incurrence of Indebtedness, means the cash proceeds of such issuance, sale, contribution or Incurrence net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale, contribution or Incurrence and net of taxes paid or payable as a result, or in respect, thereof.
“New Hertz” means Hertz Rental Car Holding Company, Inc., a Delaware corporation that is expected to be renamed Hertz Global Holdings, Inc. in connection with the Separation and, upon the Separation, the new indirect parent of Hertz, and any successor in interest thereto.
“Newco Corp.” means Herc Spinoff Escrow Issuer, Corp., a Delaware corporation and a wholly‑owned Subsidiary of Newco LLC.
“Newco LLC” means Herc Spinoff Escrow Issuer, LLC, a Delaware limited liability company and a wholly‑owned Subsidiary of HERC.
“Non U.S. Person” means a Person who is not a U.S. person, as defined in Regulation S.
“North American Borrowing Base” means the sum of (1) 85.0% of the book value of Inventory (excluding Equipment) of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries, (2) 85.0% of the book value of Receivables of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries, (3) 85.0% of the book value of Equipment of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries and (4) cash, Cash Equivalents, Investment Grade Securities and Temporary Cash Investments of the Company, its Domestic Subsidiaries and its Canadian Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405) are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Note Collateral Agent” means Wilmington Trust, National Association, or its successor or assign, as collateral agent for the Holders, the Trustee and the other secured parties under this Indenture and the Note Security Documents.
“Note Security Documents” means the Collateral Agreement and any mortgages, security agreements, pledge agreements or other instruments evidencing or creating Liens on the assets of the Company and the Subsidiary Guarantors to secure the obligations under the Notes and this Indenture, as amended, restated, supplemented, waived or otherwise modified from time to time.
“Notes” means the Initial Notes, any Additional Notes and any notes issued in respect thereof pursuant to Section 304, 305, 306, 312(c), 312(d) or 1008.
“Notes Supplemental Indenture” means a Supplemental Indenture pursuant to which the Company (or, in the case of the Initial Notes, the Issuers) issues Notes in accordance with Section 301, which may be substantially in the form attached hereto as Exhibit G, or in such other form as the Company (or, in the case of the Initial Notes, the Issuers) may determine in accordance with Section 301.
“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post‑filing interest is allowed in such proceedings), fees, charges, expenses, indemnification, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.
“Offering Memorandum” means the confidential Offering Memorandum of the Issuers, dated May 25, 2016, relating to the offering of the Initial Notes.
“Officer” means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).
“Officer’s Certificate” means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person. Unless otherwise specified, any requirement to provide an Officer’s Certificate hereunder shall mean Officer’s Certificate of the Company.
“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

“Outside Date” has the meaning assigned thereto in the Escrow Agreement.
“Outstanding” or “outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:
(i)    Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;
(ii)    Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and
(iii)    Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.
A Note does not cease to be Outstanding because the Company or any Affiliate of the Company holds the Note (and such Note shall be deemed to be outstanding for purposes of this Indenture), provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which the Trustee actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.
“Parent” means any of HERC Holdings, Hertz Investors, Midco and any Other Parent and any other Person that is a Subsidiary of HERC Holdings, Hertz Investors, Midco or any Other Parent and of which the Company is a Subsidiary, in each case, solely for so long as the Company remains a Subsidiary of such Person. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date that is designated by the Company as an “Other Parent”; provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50.0% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50.0% of the Voting Stock of the Company or a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person. The Company shall not in any event be deemed to be a “Parent”.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with maintaining its existence or in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self‑regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, the Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know‑how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by‑laws or pursuant to written agreements with or for the benefit of any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other administrative and operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (w) which offering is not completed, or (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.
“Pari Passu Lien Priority” means, with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking equal with the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Base Intercreditor Agreement or one or more other Intercreditor Agreements having terms no less favorable to the Holders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Base Intercreditor Agreement applicable to the rights of the Holders in relation to the holders of Additional Obligations with respect to such Collateral, as determined in good faith by the Company (which determination shall be conclusive).
“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company; provided that neither the Company nor any of its Affiliates shall act as Paying Agent for purposes of Section 1103 or Section 1205. The Company may have one or more additional Paying Agents, and the term “Paying Agent” includes any additional Paying Agent. The Trustee shall initially act as Paying Agent for the Notes.

“Permitted Holder” means any of the following: (i) any of the Management Investors; and (ii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, as in effect on the Issue Date) whose status as a “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Exchange Act, in each case as in effect on the Issue Date) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.
“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i)
a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary (and any Investment held by such Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of so becoming a Restricted Subsidiary);

(ii)
another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary (and, in each case, any Investment held by such other Person that was not acquired by such Person, or made pursuant to a commitment by such Person that was not entered into, in contemplation of such merger, consolidation or transfer);

(iii)	Temporary Cash Investments, Investment Grade Securities or Cash Equivalents;

(iv)	receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v)
any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 411;

(vi)
securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii)
Investments in existence or made pursuant to legally binding written commitments in existence on the Effective Date or the Separation Date, and in each case any extension, modification, replacement, reinvestment or renewal thereof; provided that the amount of any such Investment may be increased in such extension, modification, replacement, reinvestment or renewal only (x) as required by the terms of such Investment or binding commitment as in existence on the Effective Date or the Separation Date or (y) as otherwise permitted by this Indenture;

(viii)	Hedge Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Section 407;

(ix)
pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 413;

(x)
(1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by, to, in or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent; provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi)
bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii)	the Notes;

(xiii)	any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv)	Management Advances;

(xv)
any Investment pursuant to an agreement entered into in connection with any securities lending or other securities financing transaction to the extent such securities lending or other securities financing transaction is otherwise permitted by Section 411 and Section 413;

(xvi)	Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $275.0 million and 7.50% of Consolidated Tangible Assets;

(xvii)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 412(b) (except transactions described in Section 412(b)(i), Section 412(b)(v) and Section 412(b)(vi)), including any Investment pursuant to any transaction described in Section 412(b)(ii) (whether or not any Person party thereto is at any time an Affiliate of the Company);

(xviii)	other Investments in an aggregate amount outstanding at any time not to exceed the greater of $175.0 million and 5.00% of Consolidated Tangible Assets;

(xix)
(1) Investments in Franchise Special Purpose Entities directly or indirectly to finance or refinance the acquisition of Franchise Equipment and/or related rights and/or assets, (2) Investments in Franchisees attributable to the financing or refinancing of Franchise Equipment and/or related rights and/or assets, as determined in good faith by the Company (which determination shall be conclusive), (3) other Investments in Franchisees, (4) Investments in Capital Stock of Franchisees and Franchise Special Purpose Entities (including pursuant to capital contributions), and (5) Investments in Franchisees arising as the result of Guarantees of Franchise Equipment Indebtedness or Franchise Lease Obligations;

(xx)
any Investment by any Captive Insurance Subsidiary in connection with the provision of insurance to the Company or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its business, as applicable; and

(xxi)
Investments made as part of an Islamic financing arrangement, including Sukuk, if such arrangement, if structured as Indebtedness, would be permitted by Section 407; provided that the amount that would constitute Indebtedness if such arrangement were structured as Indebtedness, as determined in good faith by the Company (which determination shall be conclusive), shall be treated by the Company as Indebtedness for purposes of Section 407 (including, to the extent applicable, with respect to the calculation of any amounts of Indebtedness outstanding thereunder).

If any Investment pursuant to clause (xvi) or (xviii) above, or Section 409(b)(vii), as applicable, is made in any Person that is not a Restricted Subsidiary and such Person thereafter (A) becomes a Restricted Subsidiary or (B) is merged or consolidated into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary, then such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) above, respectively, and not clause (xvi) or (xviii) above, or Section 409(b)(vii), as applicable.

“Permitted Liens” means:

(a)
Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries, taken as a whole, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(b)
Liens with respect to outstanding motor vehicle fines and carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not known to be overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(c)
pledges, deposits or Liens in connection with workers’ compensation, professional liability insurance, insurance programs, unemployment insurance and other social security and other similar legislation or other insurance‑related obligations (including pledges or deposits securing liability to insurance carriers under insurance or self‑insurance arrangements);

(d)
pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(e)
easements (including reciprocal easement agreements), rights‑of‑way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(f)
Liens existing on, or provided for under written arrangements existing on, the Effective Date or the Separation Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Effective Date or the Separation Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(g)
(i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

(h)
Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Bank Products Obligations, Purchase Money Obligations, or Capitalized Lease Obligations Incurred in compliance with Section 407;

(i)
Liens arising out of judgments, decrees, orders or awards in respect of which the Company or any Restricted Subsidiary shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(j)	leases, subleases, licenses or sublicenses to or from third parties;

(k)
Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Section 407(b)(i)(I), Section 407(b)(iv), Section 407(b)(v), Section 407(b)(vii), Section 407(b)(viii), Section 407(b)(ix) or Section 407(b)(xi), or Section 407(b)(iii) (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in Section 407(a)), (2) Indebtedness Incurred in compliance with Section 407(b)(i)(II); provided, that any Liens on Collateral securing any Indebtedness of other Obligations pursuant to this subclause (2) shall rank pari passu or junior in right of payment to the Liens securing the Obligations under the Notes, (3) Credit Facility Indebtedness Incurred in compliance with Section 407, provided, that any Lien on any Collateral securing any Indebtedness or other Obligations pursuant to this subclause (3) shall rank junior in right of payment to the Liens securing the Obligations under the Notes, (4) the Notes (other than any Additional Notes), (5) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (6) Indebtedness or other obligations of any Special Purpose Entity or in connection with a Special Purpose Financing or (7) obligations in respect of Management Advances or Management Guarantees; in each case under the foregoing clauses (1) through (7) including Liens securing any Guarantee of any thereof;

(l)	Liens existing on property or assets of a Person at, or provided for under written arrangements existing at, the time such Person becomes a Subsidiary of the

Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens and arrangements are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; provided, further, that for purposes of this clause (l), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof shall be deemed to become a Subsidiary of the Company, and any property or assets of such Person or any such Subsidiary shall be deemed acquired by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(m)
Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary or any joint venture that is not a Subsidiary of the Company that secure Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, respectively;

(n)
any encumbrance or restriction (including pursuant to put and call agreements or buy/sell arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(o)
Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens; provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(p)
Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set‑off arrangement entered into in the ordinary course of banking or other trading activities (including in connection with purchase orders and other agreements with customers), (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) on inventory or goods and proceeds securing the obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods, (9) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (10) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (11) arising in connection with repurchase agreements permitted under Section 407, on assets that are the subject of such repurchase agreements, (12) in favor of any Special Purpose Entity in connection with any Financing Disposition or (13) in favor of any Franchise Special Purpose Entity in connection with any Franchise Financing Disposition;

(q)
other Liens securing Indebtedness or other obligations, that in the aggregate at any time outstanding do not exceed an amount equal to the greater of $175.0 million and 5.00% of Consolidated Tangible Assets at the time of Incurrence of such Indebtedness or other obligations; and

(r)
Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Indebtedness Incurred in compliance with Section 407; provided that on the date of the Incurrence of such Indebtedness after giving effect to such Incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), the Consolidated Secured Leverage Ratio shall not exceed 3.75 to 1.00, provided, further, that, for purposes of calculating the Consolidated Secured Leverage Ratio under this clause (r) for purposes of determining whether such Liens can be Incurred, any cash proceeds of any new Indebtedness then being Incurred shall not be netted from the numerator in the Consolidated Secured Leverage Ratio; provided, further, that any Liens on any Collateral securing any Indebtedness or other Obligations pursuant to this clause (r) shall rank pari passu or junior in right of payment to the Liens securing the Obligations under the Notes.

For purposes of determining compliance with this definition, (u) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness and the payment of dividends on Capital Stock constituting Indebtedness in the form of additional shares of the same class of Capital Stock, (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of Consolidated Tangible Assets at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of Consolidated Tangible Assets to be exceeded if calculated based on the Consolidated Tangible Assets on the date of such refinancing, such percentage of Consolidated Tangible Assets shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause such dollar amount to be exceeded, such dollar amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.
“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article III is located.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 306 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.
“Preferred Stock” as applied to the Capital Stock of any corporation or company means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation or company, over shares of Capital Stock of any other class of such corporation or company.
“Public Facility” means (i) any airport; marine port; rail, subway, bus or other transit stop, station or terminal; stadium; convention center; or military camp, fort, post or base or (ii) any other facility owned or operated by any nation or government or political subdivision thereof, or agency, authority or other instrumentality of any thereof, or other entity exercising regulatory, administrative or other functions of or pertaining to government, or any organization of nations (including the United Nations, the European Union and the North Atlantic Treaty Organization).
“Purchase Agreement” means the purchase agreement, dated May 25, 2016, among the Issuers and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co., as representatives of the several initial purchasers named in Schedule I attached thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time.
“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.
“QIB” or “Qualified Institutional Buyer” means a “qualified institutional buyer,” as that term is defined in Rule 144A.
“Rating Agency” means Moody’s or S&P or, if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.
“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.
“Redemption Amount” means with respect to any series of Notes, “Redemption Amount” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.

“Redemption Date” when used with respect to any Note to be redeemed or purchased, means the date fixed for such redemption or purchase by or pursuant to this Indenture or the Notes Supplemental Indenture establishing the applicable series of Notes.
“Redemption Price” means with respect to any series of Notes, “Redemption Price” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.
“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.
“Refinancing Credit Facility” means any syndicated Credit Facility under which the Company incurs Indebtedness to refinance all or any portion of its Indebtedness under the Senior ABL Facility.
“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness (or unutilized commitment in respect of Indebtedness) existing on the date of this Indenture or Incurred (or established) in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of the Company or of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness, and Indebtedness Incurred pursuant to a commitment that refinances any Indebtedness or unutilized commitment; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, of the 2024 Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount then outstanding of the Indebtedness being refinanced, plus (y) an amount equal to any unutilized commitment relating to the Indebtedness being refinanced or otherwise then outstanding under a Credit Facility or other financing arrangement being refinanced to the extent the unutilized commitment being refinanced could be drawn in compliance with Section 407 immediately prior to such refinancing, plus (z) fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of the Company or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 407 or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Regular Record Date” means with respect to any series of Notes, “Regular Record Date” as such term is defined in the Notes Supplemental Indenture establishing such series of Notes.
“Regulation S” means Regulation S under the Securities Act.
“Regulation S Certificate” means a certificate substantially in the form attached hereto as Exhibit D.
“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the Effective Date, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.
“Related Taxes” means (x) any taxes, charges or assessments, including sales, use, transfer, rental, ad valorem, value added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than U.S. federal, state or local taxes measured by income and U.S. federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated, organized or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to Section 409, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof or (y) any other U.S. federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to U.S. federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated, combined, unitary or affiliated basis as if the Company had filed a consolidated, combined, unitary or affiliated return on behalf of an affiliated group (as defined in the applicable state or local tax laws for filing such return) consisting only of the Company and its Subsidiaries. Taxes include all interest, penalties and additions relating thereto.
“Reorganization Assets” means any assets sold, leased, transferred or otherwise disposed of to any Franchisee or any Franchise Special Purpose Entity.

“Resale Restriction Termination Date” means, with respect to any Note, the date that is one year (or such other period as may hereafter be provided under Rule 144 under the Securities Act or any successor provision thereto as permitting the resale by non-affiliates of Restricted Securities without restriction) after the later of the original issue date in respect of such Note and the last date on which the Company or any Affiliate of the Company was the owner of such Note (or any Predecessor Note thereto).
“Responsible Officer” when used with respect to the Trustee means any officer within the corporate trust department of the Trustee, who has direct responsibility for the administration of this Indenture, including any vice president or assistant vice president, any trust officer or assistant trust officer, or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.
“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 409, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) of such definition and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).
“Restricted Security” has the meaning assigned thereto in Rule 144(a)(3) under the Securities Act; provided, however, that the Trustee shall be entitled to receive, at its request, and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.
“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.
“Rule 144A” means Rule 144A under the Securities Act.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.
“SEC” means the United States Securities and Exchange Commission.
“Secured Leverage Ratio Excess Proceeds” means an amount equal to the sum of (i) Secured Leverage Ratio Collateral Excess Proceeds and (ii) Secured Leverage Ratio Other Excess Proceeds.
“Secured Obligations” means “Obligations” as defined in the Collateral Agreement.
“Secured Parties” has the meaning assigned thereto in the Collateral Agreement.
“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior ABL Agreement” means the Credit Agreement, to be entered into on or around the Separation Date, among HERC, certain of its subsidiaries, Citibank, N.A., as administrative agent, collateral agent, Canadian agent and Canadian collateral agent, Bank of America, N.A., as co‑collateral agent, and the several banks and other financial institutions party thereto, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements or otherwise), except to the extent such agreement, instrument or other document expressly provides that it is not intended to be and is not a Senior ABL Agreement. Any reference to the Senior ABL Agreement hereunder shall be deemed a reference to each Senior ABL Agreement then in existence.
“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased, decreased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise), except to the extent such agreement, instrument or document expressly provides that it is not intended to be and is not a Senior ABL Facility. Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing or decreasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.
“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than, (x) in the case of the Company, Subordinated Obligations and (y) in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.
“Senior Lien Priority” means, with respect to specified Indebtedness, secured by a Lien on specified Collateral ranking senior to the Lien on such Collateral securing the Notes or any Subsidiary Guarantee, as applicable, either pursuant to the Base Intercreditor Agreement or one or more other Intercreditor Agreements having terms no less favorable to the Holders in relation to the holders of such specified Indebtedness with respect to such Collateral than the terms of the Base Intercreditor Agreement applicable to the rights of the Holders in relation to the holders of

Additional Obligations with respect to such Collateral, as determined in good faith by the Company (which determination shall be conclusive).
“Senior Priority Credit Agreement” has the meaning assigned thereto in the Base Intercreditor Agreement.
“Senior Priority Obligations” has the meaning assigned thereto in the Base Intercreditor Agreement.
“Separation” means, collectively, (i) the distribution by Hertz of all of the common stock of HERC to Hertz Investors and (ii) the distribution by HERC Holdings of all of the common stock of New Hertz to the shareholders of HERC Holdings.
“Separation Agreement” means the Separation and Distribution Agreement, to be dated on or prior to the Separation Date, between New Hertz and HERC Holdings, as amended, supplemented, waived or otherwise modified from time to time.
“Separation Date” means the date on which the Separation is completed.
“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1‑02 under Regulation S‑X promulgated by the SEC, as such Regulation is in effect on the Issue Date.
“Special Mandatory Redemption Date” means, with respect to each series of Initial Notes, “Special Mandatory Redemption Date” as such term is defined in the Notes Supplemental Indenture establishing such series of Initial Notes.
“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets, (ii) acquiring, selling, leasing, financing or refinancing Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy‑back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets) and/or (iii) financing or refinancing in respect of Capital Stock of any Special Purpose Subsidiary.
“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables, Vehicles and/or other Equipment of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition (including any financing or refinancing in respect of Capital Stock of a Special Purpose Subsidiary held by another Special Purpose Subsidiary).

“Special Purpose Financing Expense” means for any period, (a) the aggregate interest expense for such period on any Indebtedness of any Special Purpose Subsidiary that is a Restricted Subsidiary, which Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), and (b) Special Purpose Financing Fees.
“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.
“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes, (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, or (iii) any Guarantee in respect of customary recourse obligations (as determined in good faith by the Company, which determination shall be conclusive) in connection with any Special Purpose Financing or Financing Disposition, including in respect of liabilities in the event of any involuntary case commenced with the collusion of any Special Purpose Subsidiary or any Affiliate thereof, or any voluntary case commenced by any Special Purpose Subsidiary, under any applicable bankruptcy law, and (y) subject to the preceding clause (x), any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.
“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of (i) acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and/or (ii) owning or holding Capital Stock of any Special Purpose Subsidiary and/or engaging in any acquiring, selling, leasing, financing or refinancing in respect thereof of Vehicles and/or other Equipment, and/or related rights (including under leases, manufacturer warranties and buy‑back programs, and insurance policies) and/or assets (including managing, exercising and disposing of any such rights and/or assets), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.
“Special Record Date” means, for the payment of any Defaulted Interest, a date fixed by the Trustee pursuant to Section 307.
“Stated Maturity” means, with respect to any Indebtedness, the date specified in such Indebtedness as the fixed date on which the payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency).
“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of this Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.
“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50.0% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.
“Subsidiary Guarantee” means any guarantee of the Notes that may from time to time be entered into by a Restricted Subsidiary of the Company on or after the Effective Date pursuant to Section 414. As used in this Indenture, “Subsidiary Guarantee” refers to a Subsidiary Guarantee of the Notes.
“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee, in each case, unless and until such Subsidiary is released from such Subsidiary Guarantee in accordance with the terms of this Indenture.
“Tax Matters Agreement” means the Tax Matters Agreement, to be dated as of the Separation Date, by and among HERC Holdings, Hertz, HERC and New Hertz.
“Tax Sharing Agreement” means each of (i) the Tax Sharing Agreement, dated as of December 21, 2005, among Hertz, HERC Holdings and Hertz Investors (the “Existing Tax Sharing Agreement”) and (ii) any Tax Sharing Agreement entered into after the Issue Date among the Company, HERC Holdings, Hertz Investors and/or any Other Parent with the terms substantially comparable (as determined by the Company in good faith, which determination shall be conclusive) to those in the Existing Tax Sharing Agreement, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, Canada, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A‑2” by S&P or “P‑2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof), (iii) repurchase obligations with a term of not more than 30 days for underlying securities or instruments of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P‑2” (or higher) according to Moody’s or “A‑2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Indebtedness or Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95.0% or more of their assets in securities of the type described in clauses (i) through (vi) above (which funds may also hold cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a‑7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business. For the avoidance of doubt, for purposes of this definition and the definitions of “Cash Equivalents” and “Investment Grade Rating,” rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement therein.
“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa‑77bbbb) as in effect on the date of this Indenture, except as otherwise provided herein.
“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.
“Transaction Agreements” means, collectively, the Separation Agreement, the Tax Matters Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Intellectual Property Agreement, the Transition Services Agreement and any other instruments, assignments, documents and agreements contemplated thereby and executed in connection therewith.
“Transactions” means, collectively, any and all of the following (whether or not consummated): (i) the Separation, (ii) the entry into the Separation Agreement and the other Transaction Agreements, and all the transactions thereunder, (iii) the entry into this Indenture, and the offer and issuance of the Initial Notes, (iv) the mergers of each of the Issuers with and into HERC with HERC as the surviving entity, the assumption by HERC of all of the obligations of the Issuers under this Indenture and the Initial Notes pursuant to such mergers, (v) the entry into the ABL Credit Agreement, and the initial incurrence of Indebtedness thereunder, (vi) the refinancing in full of the outstanding principal amount of all Indebtedness under the Predecessor ABL Credit Agreement (as defined in the ABL Credit Agreement) and the termination of each such agreement and (vii) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).
“Transition Services Agreement” means the Transition Services Agreement, to be dated as of the Separation Date, by and between New Hertz and HERC Holdings.
“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it and, thereafter, means the successor.
“Uniform Commercial Code” means, except as otherwise provided herein, the Uniform Commercial Code as in effect in the State of New York from time to time.
“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Effective Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 409. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under Section 407(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Section 407(b). Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.
“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.
“Vehicles” means vehicles owned or operated by, or leased or rented to or by, the Company or any of its Subsidiaries, including automobiles, trucks, tractors, trailers, vans, sport utility vehicles, buses, campers, motor homes, motorcycles and other motor vehicles.
“Vice President”, when used with respect to any Person, means any vice president of such Person, whether or not designated by a number or a word or words added before or after the title “vice president.”

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.
Section 102.    Other Definitions.

Defined
Term	in Section

“Act”	108
“Affiliate Transaction”	412
“Agent Members”	312
“Amendment”	410
“Authentication Order”	303
“Bankruptcy Law”	601
“Certificate of Beneficial Ownership”	313
“Change of Control Offer”	415
“Covenant Defeasance”	1203
“Custodian”	601
“Declined Excess Collateral Proceeds”	411
“Declined Excess Other Proceeds”	411
“Defaulted Interest”	307
“Defeasance”	1202
“Defeased Notes”	1201
“Discharge”	101
“Distribution Compliance Period”	201
“Event of Default”	601
“Excess Collateral Proceeds”	411
“Excess Other Proceeds”	411
“Expiration Date”	108
“Global Notes”	201
“Indenture”	Preamble
“Initial Agreement”	410
“Initial Lien”	413
“LCT Election”	121
“LCT Test Date”	121
“Minimum Denomination”	302
“Note Register”	305
“Note Registrar”	305
“Notice of Default”	601
“Offer”	411

Defined
Term	in Section
“Other Assets”	411
“Permanent Regulation S Global Note”	201
“Permitted Payment”	409
“Physical Notes”	201
“Private Placement Legend”	203
“Purchase”	101
“refinanced”	101
“refinances”	101
“refinancing”	101
“Refinancing Agreement”	410
“Refunding Capital Stock”	409
“Regulation S Global Notes”	201
“Regulation S Note Exchange Date”	313
“Regulation S Physical Notes”	201
“Reporting Date”	405
“Restricted Payment”	409
“Reversion Date”	416
“Rule 144A Global Note”	201
“Rule 144A Physical Notes”	201
“Secured Leverage Ratio Collateral Excess Proceeds”	411
“Secured Leverage Ratio Other Excess Proceeds”	411
“Subsidiary Guaranteed Obligations”	1301
“Successor Company”	501
“Suspended Covenants”	416
“Suspension Date”	416
“Suspension Period”	416
“Temporary Regulation S Global Note”	201
“Treasury Capital Stock”	409
Section 103.    Rules of Construction. For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(1)    the terms defined in this Indenture have the meanings assigned to them in this Indenture;
(2)    “or” is not exclusive;
(3)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(4)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;
(5)    all references to “$” or “dollars” shall refer to the lawful currency of the United States of America;
(6)    the words “include,” “included” and “including,” as used herein, shall be deemed in each case to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to”;
(7)    words in the singular include the plural, and words in the plural include the singular;
(8)    references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;
(9)    any reference to a Section, Article or clause refers to such Section, Article or clause of this Indenture; and
(10)    notwithstanding any provision of this Indenture, no provision of the TIA shall apply or be incorporated by reference into this Indenture or the Notes, except as specifically set forth in this Indenture.
Section 104.    [Reserved].
Section 105.    [Reserved].
Section 106.    Compliance Certificates and Opinions. Upon any application or request by the Company or by any other obligor upon the Notes (including any Subsidiary Guarantor) to the Trustee to take any action under any provision of this Indenture, the Company or such other obligor (including any Subsidiary Guarantor), as the case may be, shall furnish to the Trustee such certificates and opinions as may be required under this Indenture. Each such certificate or opinion shall be given in the form of one or more Officer’s Certificates, if to be given by an Officer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of this Indenture. Notwithstanding the foregoing, in the case of any such request or application as to which the furnishing of any Officer’s Certificate or Opinion of Counsel is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.
Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (except for certificates provided for in Section 406) shall include:

(1)    a statement that the individual signing such certificate or opinion has read such covenant or condition, as applicable, and the definitions herein relating thereto;
(2)    a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;
(3)    a statement that, in the opinion of such individual, he or she made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition, as applicable, has been complied with; and
(4)    a statement as to whether, in the opinion of such individual, such condition or covenant, as applicable, has been complied with.
Section 107.    Form of Documents Delivered to Trustee. In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.
Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers to the effect that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.
Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.
Section 108.    Acts of Noteholders; Record Dates.
(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company, as the case may be.

Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 701) conclusive in favor of the Trustee, the Company and any other obligor upon the Notes, if made in the manner provided in this Section 108.
(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership or other legal entity other than an individual, on behalf of such corporation or partnership or entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner that the Trustee deems sufficient.
(c)    The ownership of Notes shall be proved by the Note Register.
(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, the Company or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.
(e)

(i)    The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes, provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date (or their duly designated proxies), and no other Holders, shall be entitled to take the relevant action, whether or not such Persons remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of

Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 110.
(ii)    The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to join in the giving or making of (A) any Notice of Default, (B) any declaration of acceleration referred to in Section 602, (C) any request to institute proceedings referred to in Section 607(ii) or (D) any direction referred to in Section 612, in each case with respect to Notes. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 110.
(iii)    With respect to any record date set pursuant to this Section 108, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Company or the Trustee, whichever such party is not setting a record date pursuant to this Section 108(e) in writing, and to each Holder of Notes in the manner set forth in Section 110, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 108, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.
(iv)    Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(v)    Without limiting the generality of the foregoing, a Holder, including the Depositary, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.
(vi)    The Company may fix a record date for the purpose of determining the persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such persons, shall be entitled to make, give or take such request, demand, authorization direction, notice consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.
Section 109.    Notices, etc., to Trustee, Note Collateral Agent and the Issuers or the Company. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,
(1)    the Trustee by any Holder, the Note Collateral Agent or by the Company or by any other obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Trustee at Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: Hertz Equipment Rental Corp Administrator or at any other address furnished in writing to the Company and the Note Collateral Agent by the Trustee,
(2)    the Note Collateral Agent by any Holder, the Trustee or by the Company or by any other obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to or with the Note Collateral Agent at Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: Hertz Equipment Rental Corp Administrator or at any other address furnished in writing to the Trustee and the Company by the Note Collateral Agent,
(3)    the Issuers or the Company by the Trustee, the Note Collateral Agent or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first class postage prepaid, to the Company at Hertz Equipment Rental Corporation, 27500

Riverview Center Blvd., Bonita Springs, Florida 34134, Attention: Maryann Waryjas, Senior Vice President and Chief Legal Officer, telephone: (239) 301‑1125, telecopier: (239) 301-1109; with copies to Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022, Attention: David A. Brittenham, Esq. and Scott B. Selinger, Esq., telephone: (212) 909‑6000, telecopier: (212) 909‑6836, or at any other address previously furnished in writing to the Trustee by the Company.
(4)    The Issuers, the Company, the Note Collateral Agent or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.
Section 110.    Notices to Holders; Waiver. Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first class postage prepaid, or by overnight air courier guaranteeing next day delivery, to each Holder affected by such event, at such Holder’s address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.
Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.
In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail notice of any event as required by any provision of this Indenture, then such notification as shall be made with the approval of the Trustee (such approval not to be unreasonably withheld) shall constitute a sufficient notification for every purpose hereunder.
Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee) pursuant to the customary procedures of such Depositary (including delivery by electronic mail).
Section 111.    Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.
Section 112.    Successors and Assigns. All covenants and agreements in this Indenture by the Issuers or the Company, as applicable, shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of the Note Collateral Agent in this Indenture shall bind its successors.
Section 113.    Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 114.    Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.
Section 115.    GOVERNING LAW; WAIVER OF JURY TRIAL. THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE NOTE COLLATERAL AGENT, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES. EACH OF THE ISSUERS, THE NOTE COLLATERAL AGENT AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.
Section 116.    Legal Holidays. In any case where any Interest Payment Date, Redemption Date, Special Mandatory Redemption Date or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal and premium (if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date, Redemption Date or Special Mandatory Redemption Date, or at the Stated Maturity, and no interest shall accrue on such payment for the intervening period.
Section 117.    No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders. No director, officer, employee, incorporator or stockholder of the Company, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Subsidiary Guarantor under this Indenture, the Notes, any Subsidiary Guarantee, the Note Security Documents or the Intercreditor Agreements, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 118.    Exhibits and Schedules. All exhibits and schedules attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.
Section 119.    Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 120.    Force Majeure. In no event shall the Trustee or the Note Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services (it being understood that the Trustee and the Note Collateral Agent shall use reasonable best efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances).
Section 121.    Limited Condition Transaction. In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Company, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date the definitive agreements for such Limited Condition Transaction are entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given. For the avoidance of doubt, if the Company has exercised its option under the first sentence of this Section 121, and any Default or Event of Default occurs following the date the definitive agreements for the applicable Limited Condition Transaction were entered into or irrevocable notice of redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock is given, and prior to the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted hereunder.
In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i)    determining compliance with any provision of this Indenture which requires the calculation of the Consolidated Coverage Ratio or the Consolidated Secured Leverage Ratio;
(ii)    testing baskets set forth in this Indenture (including baskets measured as a percentage of Consolidated Tangible Assets); or
(iii)    determining whether any such Limited Condition Transaction and any related transactions (including any financing thereof) complies with the covenants or agreements contained in this Indenture;
in each case, at the option of the Company (the Company’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any Incurrence or Discharge of Indebtedness and the use of proceeds of such Incurrence) as if they had occurred at the beginning of the most recent four consecutive fiscal quarters of the Company ending prior to the LCT Test Date for which consolidated financial statements of the Company are available, the Company could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Company has made an LCT Election and any of the ratios, baskets or amounts for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, basket or amount, including due to fluctuations in Consolidated EBITDA or Consolidated Tangible Assets of the Company or the Person subject to such Limited Condition Transaction or any applicable currency exchange rate, at or prior to the consummation of the relevant transaction or action, such baskets, ratios or amounts will not be deemed to have been exceeded as a result of such fluctuations. If the Company has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the Incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Company or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

ARTICLE II

NOTE FORMS
Section 201.    Forms Generally. The Initial Notes and Initial Additional Notes, and the Trustee’s certificate of authentication relating thereto, shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301). Any Additional Notes that are not Initial Additional Notes and the Trustee’s certificate of authentication relating thereto shall be in substantially the forms set forth, or referenced, in this Article II and Exhibit A attached hereto (as such forms may be modified in accordance with Section 301). Exhibit A is hereby incorporated in and expressly made a part of this Indenture. The Notes may have such appropriate insertions, omissions, substitutions, notations, legends, endorsements, identifications and other variations as are required or permitted by law, stock exchange rule or depositary rule or usage, agreements to which the Company is (or, in the case of the Initial Notes, the Issuers are) subject, if any, or other customary usage, or as may consistently herewith be determined by the Officers of the Company (or, in the case of the Initial Notes, the Issuers) executing such Notes, as evidenced by such execution (provided always that any such notation, legend, endorsement, identification or variation is in a form acceptable to the Company (or, in the case of the Initial Notes, the Issuers)). Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.
Initial Notes and any Initial Additional Notes offered and sold in reliance on Rule 144A shall, unless the Company otherwise notifies the Trustee in writing, be issued in the form of one or more permanent global Notes in substantially the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes shall be referred to collectively herein as the “Rule 144A Global Note.” The Rule 144A Global Note shall be deposited with the Trustee, as custodian for the Depositary or its nominee, in each case for credit to an account of an Agent Member, and shall be duly executed by the Company (or, in the case of the Initial Notes, the Issuers) and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of a Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.
Initial Notes and any Initial Additional Notes offered and sold in offshore transactions in reliance on Regulation S under the Securities Act shall, unless the Company (or, in the case of the Initial Notes, the Issuers) otherwise notifies the Trustee in writing, be issued in the form of one or more temporary global Notes in substantially the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes will be referred to collectively herein as the “Temporary Regulation S Global Note.” The Temporary Regulation S Global Note shall be deposited with the Trustee, as custodian for the Depositary or its nominee for the accounts of designated Agent Members holding on behalf of Euroclear or Clearstream and shall be duly executed by the Company (or, in the case of the Initial Notes, the Issuers) and authenticated by the Trustee as hereinafter provided.
Following the expiration of the distribution compliance period set forth in Regulation S (the “Distribution Compliance Period”) with respect to any Temporary Regulation S Global Note, beneficial interests in such Temporary Regulation S Global Note shall be exchanged as provided in Sections 312 and 313 for beneficial interests in one or more permanent global Notes in substantially the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301), except as otherwise permitted herein. Such Global Notes will be referred to collectively herein as the “Permanent Regulation S Global Note.” The Permanent Regulation S Global Notes and the Temporary Regulation S Global Notes shall be referred to collectively herein as the “Regulation S Global Notes.” The Permanent Regulation S Global Note shall be deposited with the Trustee, as custodian for the Depositary or its nominee for credit to the account of an Agent Member and shall be duly executed by the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) and authenticated by the Trustee as hereinafter provided. Simultaneously with the authentication of a Permanent Regulation S Global Note, the Trustee shall cancel the related Temporary Regulation S Global Note. The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made in the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.
Subject to the limitations on the issuance of certificated Notes set forth in Sections 312 and 313, Initial Notes and any Initial Additional Notes issued pursuant to Section 305 in exchange for or upon transfer of beneficial interests (x) in a Rule 144A Global Note shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Rule 144A Physical Notes”) or (y) in a Regulation S Global Note (if any), on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note, shall be in the form of permanent certificated Notes substantially in the form attached hereto as Exhibit A (as such form may be modified in accordance with Section 301) (the “Regulation S Physical Notes”), respectively, as hereinafter provided.
The Rule 144A Physical Notes and Regulation S Physical Notes shall be construed to include any certificated Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008, and the Rule 144A Global Notes and Regulation S Global Notes shall be construed to include any global Notes issued in respect thereof pursuant to Section 304, 305, 306 or 1008. The Rule 144A Physical Notes and the Regulation S Physical Notes, together with any other certificated Notes issued and authenticated pursuant to this Indenture, are sometimes collectively herein referred to as the “Physical Notes.” The Rule 144A Global Notes and the Regulation S Global Notes, together with any other global Notes that are issued and authenticated pursuant to this Indenture, are sometimes collectively referred to as the “Global Notes.”

Section 202.    Form of Trustee’s Certificate of Authentication. The Notes will have endorsed thereon a Trustee’s certificate of authentication in substantially the following form:
This is one of the Notes referred to in the within mentioned Indenture.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:
Authorized Officer
Dated:
If an appointment of an Authenticating Agent is made pursuant to Section 714, the Notes may have endorsed thereon, in lieu of the Trustee’s certificate of authentication, an alternative certificate of authentication in substantially the following form:
This is one of the Notes referred to in the within mentioned Indenture.

[NAME] _______________________________ as Trustee
By:
As Authenticating Agent

By:
As Authorized Officer
Dated:
Section 203.    Restrictive and Global Note Legends. Each Global Note and Physical Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the following legend set forth below (the “Private Placement Legend”) on the face thereof until the Private Placement Legend is removed or not required in accordance with Section 313(4):
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. EACH PURCHASER OF THIS NOTE IS HEREBY NOTIFIED THAT THE SELLER OF THIS NOTE MAY BE RELYING ON THE EXEMPTION FROM THE

PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER OR ANOTHER EXEMPTION UNDER THE SECURITIES ACT.
BY ITS ACCEPTANCE HEREOF, THE HOLDER OF THIS NOTE (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT OR (C) IT IS AN “INSTITUTIONAL” ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”) AND (2) AGREES THAT IT WILL NOT WITHIN [ONE YEAR—FOR NOTES ISSUED PURSUANT TO RULE 144A][40 DAYS—FOR NOTES ISSUED IN OFFSHORE TRANSACTIONS PURSUANT TO REGULATION S] AFTER THE LATER OF THE DATE OF THE ORIGINAL ISSUANCE OF THIS NOTE AND THE DATE ON WHICH THE COMPANY OR ANY OF ITS RESPECTIVE AFFILIATES OWNED THIS NOTE, OFFER, RESELL OR OTHERWISE TRANSFER THIS NOTE EXCEPT (A) (I) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (II) FOR SO LONG AS THIS NOTE IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT INSIDE THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (III) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT IS ACQUIRING THE NOTES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF SUCH AN ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF THE NOTES OF $250,000, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO OR FOR THE OFFER OR SALE IN CONNECTION WITH ANY DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, AND THAT PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS NOTE (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS NOTE), (IV) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (IF AVAILABLE), (V) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (VI) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE COMPANY SO REQUESTS), OR (VII) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES AND OTHER JURISDICTIONS. BY ITS ACCEPTANCE

HEREOF, THE HOLDER OF THIS NOTE FURTHER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS NOTE IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS NOTE PURSUANT TO SUBCLAUSES (III) TO (VI) OF CLAUSE (A) ABOVE, AND THAT, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE COMPANY SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.”
Each Global Note, whether or not an Initial Note, shall also bear the following legend on the face thereof:
“UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF CEDE & CO. OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN SECTIONS 312 AND 313 OF THE INDENTURE (AS DEFINED HEREIN).”
Each Temporary Regulation S Global Note shall also bear the following legend on the face thereof:
“BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON, NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON, AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

EXCEPT AS SPECIFIED IN THE INDENTURE, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE WILL NOT BE EXCHANGEABLE FOR INTERESTS IN THE PERMANENT REGULATION S GLOBAL NOTE OR ANY OTHER NOTE REPRESENTING AN INTEREST IN THE NOTES REPRESENTED HEREBY WHICH DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER, UNTIL THE EXPIRATION OF THE “40 DAY DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF RULE 903(b)(2) OF REGULATION S UNDER THE SECURITIES ACT). DURING SUCH 40 DAY DISTRIBUTION COMPLIANCE PERIOD, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S GLOBAL NOTE MAY NOT BE SOLD, PLEDGED OR TRANSFERRED TO A U.S. PERSON OR FOR THE ACCOUNT OR BENEFIT OF A U.S. PERSON.”
ARTICLE III

THE NOTES
Section 301.    Amounts Unlimited; Issuable in Series. The aggregate principal amount of Notes that may be authenticated and delivered and Outstanding under this Indenture is not limited. The Notes may be issued from time to time in one or more series. Except as provided in Section 902, all Notes will vote (or consent) as a single class with the other Notes and otherwise be treated as Notes for all purposes of this Indenture.
The following matters shall be established with respect to each series of Notes issued hereunder in a Notes Supplemental Indenture:
(1)    the title of the Notes of the series (which title shall distinguish the Notes of the series from all other series of Notes);
(2)    the issuer of the Notes of the series;
(3)    any limit (if any) upon the aggregate principal amount of the Notes of the series that may be authenticated and delivered under this Indenture (which limit shall not pertain to Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Section 304, 305, 306, 312(c), 312(d) or 1008);
(4)    the date or dates on which the principal of and premium, if any, on the Notes of the series is payable or the method of determination and/or extension of such date or dates, and the amount or amounts of such principal and premium, if any, payments and methods of determination thereof;

(5)    the rate or rates at which the Notes of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, and the Interest Payment Dates on which any such interest shall be payable;
(6)    the period or periods within which, the price or prices at which, and other terms and conditions upon which Notes of the series (i) may be redeemed, in whole or in part, at the option of the Company, if the Company is to have the option or (ii) shall be redeemed, in whole or in part, upon the occurrence of specified events, if the Notes shall be subject to a mandatory redemption provision;
(7)    if other than the principal amount thereof, the portion of the principal amount of Notes of the series that shall be payable upon declaration of acceleration of maturity thereof pursuant to Section 602 or the method by which such portion shall be determined;
(8)    in the case of any Notes, other than Initial Notes, any addition to or change in the Events of Default which apply to any Notes of the series and any change in the right of the Trustee or the requisite Holders of such Notes to declare the principal amount thereof due and payable pursuant to Section 602;
(9)    in the case of any Notes, other than Initial Notes, any addition to or change in the covenants set forth in Articles IV and V; and
(10)    in the case of any Notes, other than the Initial Notes, any addition to or change in the definitions in Section 101 related to additions or changes contemplated by the foregoing clauses (8) and (9).
The form of the Notes of such series, as set forth in Exhibit A as the case may be, may be modified to reflect such matters as so established in such Notes Supplemental Indenture.
Such matters may also be established in a Notes Supplemental Indenture for any Additional Notes issued hereunder that are to be of the same series as any Notes previously issued hereunder. Notes that have the same terms described in the foregoing clauses (1) though (10) will be treated as the same series, unless otherwise designated by the Company.
Section 302.    Denominations. The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 (the “Minimum Denomination”) and integral multiples of $1,000 in excess thereof.
Section 303.    Execution, Authentication and Delivery and Dating. The Notes shall be executed on behalf of the Company (or, in the case of the Initial Notes, the Issuers) by one Officer of the Company (or, in the case of the Initial Notes, the Issuers). The signature of any such Officer on the Notes may be manual or by facsimile.
Notes bearing the manual or facsimile signature of an individual who was at any time an Officer of the Company (or, in the case of the Initial Notes, the Issuers) shall bind the Company (or, in the case of the Initial Notes, the Issuers), notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.
At any time and from time to time after the execution and delivery of this Indenture, the Company (or, in the case of the Initial Notes, the Issuers) may deliver Notes executed by the Company (or, in the case of the Initial Notes, the Issuers) to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $1,235.0 million and (ii) subject to Section 407, Additional Notes in one or more series (which may be of the same series as any Notes previously issued hereunder, or of a different series) from time to time for original issue in aggregate principal amounts specified by the Company, in each case specified in clauses (i) and (ii) above, upon a written order of the Company (or, in the case of the Initial Notes, the Issuers) in the form of an Officer’s Certificate of the Company (or, in the case of the Initial Notes, the Issuers) (an “Authentication Order”). Such Authentication Order shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP”, “ISIN”, “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes or Additional Notes and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company (or, in the case of the Initial Notes, the Issuers) may include or the Trustee may reasonably request.
All Notes shall be dated the date of their authentication.
No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.
Section 304.    Temporary Notes. Until definitive Notes are ready for delivery, the Company (or, in the case of the Initial Notes, the Issuers) may prepare and upon receipt of an Authentication Order the Trustee shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company (or, in the case of the Initial Notes, the Issuers) considers appropriate for temporary Notes. If temporary Notes are issued, the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) will cause definitive Notes to be prepared without unreasonable delay. After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at the office or agency of the Company in a Place of Payment (or, in the case of the Initial Notes prior to the Effective Date, the Issuers), without charge to the Holder. Upon surrender for cancellation of any one or more temporary Notes the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) shall execute and upon receipt of an Authentication Order the Trustee shall authenticate and deliver in exchange therefor a like principal amount of definitive Notes of authorized denominations. Until so exchanged the temporary Notes shall in all respects be entitled to the same benefits under this Indenture as definitive Notes of the same series and tenor.
Section 305.    Registrar and Paying Agent. The Company shall cause to be kept at the Corporate Trust Office of the Trustee a register (the register maintained in such office and in any other office or agency of the Company in a Place of Payment being herein sometimes collectively referred to as the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. The Company may have one or more co-registrars. The term “Note Registrar” includes any co-registrars.
The Company shall also maintain an office or agent within the United States where Notes may be presented for payment; provided, however, that at the option of the Company, payment of interest on a Note may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.
The Company initially appoints the Trustee as “Note Registrar” and “Paying Agent” in connection with the Notes until such time as it has resigned or a successor has been appointed. The Company may change the Paying Agent or Note Registrar for any series of Notes without prior notice to the Holders of Notes. The Company may enter into an appropriate agency agreement with any Note Registrar or Paying Agent not a party to this Indenture. Any such agency agreement shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to appoint or maintain a Note Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to Section 707. The Company or any wholly-owned Domestic Subsidiary of the Company may act as Paying Agent (except for purposes of Section 1103 or Section 1205) or, Note Registrar or transfer agent.
Upon surrender for transfer of any Note at the office or agency of the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) in a Place of Payment, in compliance with all applicable requirements of this Indenture and applicable law, the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series, of any authorized denominations and of a like aggregate principal amount.
At the option of the Holder, Notes may be exchanged for other Notes of the same series, of any authorized denominations and of a like tenor and aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive.
All Notes issued upon any transfer or exchange of Notes shall be (i) issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes and (ii) the valid obligations of the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers), evidencing the same debt, and entitled to the same benefits under this Indenture, as the Notes surrendered upon such transfer or exchange.
Every Note presented or surrendered for transfer or exchange shall (if so required by the Company or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing.
No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.
The Company shall not be required (i) to issue, transfer or exchange any Note during a period beginning at the opening of business 15 Business Days before the day of the mailing of a notice of redemption (or purchase) of Notes selected for redemption (or purchase) under Section 1004 and ending at the close of business on the day of such mailing, or (ii) to transfer or exchange any Note so selected for redemption (or purchase) in whole or in part.
Section 306.    Mutilated, Destroyed, Lost and Stolen Notes. If a mutilated Note is surrendered to the Note Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) shall issue and the Trustee shall authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Company or the Trustee within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Note Registrar does not register a transfer prior to receiving such notification, (b) makes such request to the Company or the Trustee prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”) and (c) satisfies any other reasonable requirements of the Company. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, a Paying Agent and the Note Registrar from any loss that any of them may suffer if a Note is replaced.
In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 306, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.
Every new Note issued pursuant to this Section 306 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers), whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and ratably with any and all other Notes duly issued hereunder.
The provisions of this Section 306 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.
Section 307.    Payment of Interest Rights Preserved. Interest on any Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the Person in whose name that Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest specified in Section 4 of the applicable Notes Supplemental Indenture.
Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 301, any interest on any Note that is payable, but is not punctually paid or duly provided for, on any Interest Payment Date (herein called “Defaulted Interest”) shall forthwith cease to be payable to the registered Holder on the relevant Regular Record Date by virtue of having been such Holder; and such Defaulted Interest may be paid by the Company, at its election, as provided in clause (1) or clause (2) below:
(1)    The Company may elect to make payment of any Defaulted Interest to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee and Paying Agent in writing of the amount of Defaulted Interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee or Paying Agent an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements reasonably satisfactory to the Trustee or Paying Agent for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Trustee shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 nor less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee and the Paying Agent of the notice of the proposed payment. The Trustee shall promptly notify the Company of such Special Record Date and, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be mailed, first class postage prepaid, to each Holder at such Holder’s address as it appears in the Note Register, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered on such Special Record Date and shall no longer be payable pursuant to the following clause (2).
(2)    The Company may make payment of any Defaulted Interest in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee and the Paying Agent of the proposed payment pursuant to this clause (2), such payment shall be deemed practicable by the Trustee.
Subject to the foregoing provisions of this Section 307, each Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Note of the same series shall carry the rights to interest accrued and unpaid, and to accrue, that were carried by such other Note of such series.
Section 308.    Persons Deemed Owners. The Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers), any Subsidiary Guarantor, the Trustee, the Paying Agent and any agent of any of them may treat the Person in whose name any Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any), and (subject to Section 307) interest on, such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers), any Subsidiary Guarantor, the Trustee, the Paying Agent nor any agent of any of them shall be affected by notice to the contrary.
Section 309.    Cancellation. All Notes surrendered for payment, redemption, transfer, exchange or conversion shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and, if not already cancelled, shall be promptly cancelled by it. The Company may at any time deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder that the Company may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. No Notes shall be authenticated in lieu of or in exchange for any Notes cancelled as provided in this Section 309, except as expressly permitted by this Indenture. All cancelled Notes held by the Trustee shall be disposed of by the Trustee in accordance with its customary procedures (subject to the record retention requirements of the Exchange Act).
Section 310.    Computation of Interest. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 301, interest on the Notes shall be computed on the basis of a 360-day year of twelve 30 day months.

Section 311.    CUSIP Numbers, ISINs, Etc. The Company (or, in the case of the Initial Notes, the Issuers) in issuing the Notes may use “CUSIP” numbers, ISINs and “Common Code” numbers (if then generally in use), and if so, the Trustee may use the CUSIP numbers, ISINs and “Common Code” numbers in notices of redemption or exchange as a convenience to Holders; provided, however, that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes; that reliance may be placed only on the other identification numbers printed on the Notes; and that any redemption shall not be affected by any defect in or omission of such numbers.
Section 312.    Book-Entry Provisions for Global Notes.
(a)    Each Global Note initially shall (i) be registered in the name of the Depositary for such Global Note or the nominee of such Depositary, in each case for credit to the account of an Agent Member, and (ii) be delivered to the Trustee as custodian for such Depositary. None of the Company, the Trustee nor any agent of the Company or Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or its custodian, or under such Global Notes. The Depositary may be treated by the Company, any other obligor upon the Notes, the Trustee and any agent of any of them as the absolute owner of the Global Notes for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, any other obligor upon the Notes, the Trustee or any agent of any of them from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a beneficial owner of any Note. The registered holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture (including the Note Security Documents) or the Notes.
(b)    Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but, subject to the immediately succeeding sentence, not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may not be transferred or exchanged for Physical Notes unless (i) the Company has consented thereto in writing, or such transfer or exchange is made pursuant to the next sentence, and (ii) such transfer or exchange is in accordance with the applicable rules and procedures of the Depositary and the provisions of Sections 305 and 313. Subject to the limitation on issuance of Physical Notes set forth in Section 313(3), Physical Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if (i) the Depositary notifies the Company at any time that it is unwilling or unable to continue as Depositary for the

Global Notes and a successor depositary is not appointed within 120 days; (ii) the Depositary ceases to be registered as a “Clearing Agency” under the Exchange Act and a successor depositary is not appointed within 120 days; (iii) the Company, at its option, notifies the Trustee that it elects to cause the issuance of Physical Notes; or (iv) an Event of Default shall have occurred and be continuing with respect to the Notes and the Trustee has received a written request from the Depositary to issue Physical Notes.
(c)    In connection with any transfer or exchange of a portion of the beneficial interest in any Global Note to beneficial owners for Physical Notes pursuant to Section 312(b), the Note Registrar shall record on its books and records the date and a decrease in the principal amount of such Global Note in an amount equal to the beneficial interest in the Global Note being transferred, and the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, one or more Physical Notes of like tenor and principal amount of authorized denominations.
(d)    In connection with a transfer of an entire Global Note to beneficial owners pursuant to Section 312(c), the applicable Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) shall execute, and upon receipt of an Authentication Order the Trustee shall authenticate and deliver, to each beneficial owner identified by the Depositary, Euroclear or Clearstream, as the case may be, in exchange for its beneficial interest in the applicable Global Note, an equal aggregate principal amount at maturity of Rule 144A Physical Notes (in the case of any Rule 144A Global Note) or Regulation S Physical Notes (in the case of any Regulation S Global Note), as the case may be, of authorized denominations.
(e)    The transfer and exchange of a Global Note or beneficial interests therein shall be effected through the Depositary, in accordance with this Indenture (including applicable restrictions on transfer set forth in Section 313) and the procedures therefor of the Depositary, Euroclear or Clearstream, as the case may be. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in a different Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest. A transferor of a beneficial interest in a Global Note shall deliver to the Note Registrar a written order given in accordance with the procedures of the Depositary or of Euroclear or Clearstream, as applicable, containing information regarding the participant account of the Depositary to be credited with a beneficial interest in the relevant Global Note. Subject to Section 313, the Note Registrar shall, in accordance with such instructions, instruct the Depositary or Euroclear or Clearstream, as applicable, to credit to the account of the Person specified in such instructions a beneficial interest in such Global Note and to debit the account of the Person making the transfer the beneficial interest in the Global Note being transferred.

(f)    Any Physical Note delivered in exchange for an interest in a Global Note pursuant to Section 312(b) shall, unless such exchange is made on or after the Resale Restriction Termination Date applicable to such Note and except as otherwise provided in Section 203 and Section 313, bear the Private Placement Legend.
(g)    Notwithstanding the foregoing, through the Distribution Compliance Period, a beneficial interest in a Regulation S Global Note may be held only through Euroclear or Clearstream, or designated Agent Members holding on behalf of Euroclear or Clearstream unless delivery is made in accordance with the applicable provisions of Section 313.
(h)    The Holder of any Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.
(i)    Neither the Trustee nor any agent of the Trustee shall have any responsibility or liability for any action taken by, or any failure to act by, the Depositary.
Section 313.    Special Transfer Provisions.
(1)    Transfers to Non U.S. Persons. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to any Non U.S. Person: The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,
(a)    if (x) such transfer is after the relevant Resale Restriction Termination Date with respect to such Note or (y) the proposed transferor has delivered to the Note Registrar and the Company and the Trustee a Regulation S Certificate and, unless otherwise agreed by the Company and the Trustee, an opinion of counsel, certifications and other information satisfactory to the Company and the Trustee, and
(b)    if the proposed transferor is or is acting through an Agent Member holding a beneficial interest in a Global Note, upon receipt by the Note Registrar and the Company and the Trustee of (x) the certificate, opinion, certifications and other information, if any, required by clause (a) above and (y) written instructions given in accordance with the procedures of the Note Registrar and of the Depositary;
whereupon (i) the Note Registrar shall reflect on its books and records the date and (if the transfer does not involve a transfer of any Outstanding Physical Note) a decrease in the principal amount of the relevant Global Note in an amount equal to the principal amount of the beneficial interest in the relevant Global Note to be transferred, and (ii) either (A) if the proposed transferee is or is acting through an Agent Member holding a beneficial interest in a relevant Regulation S Global Note, the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of such Regulation S Global Note in an amount equal to the principal amount of the beneficial interest being so transferred or (B) otherwise the Company (or, in the case of the Initial Notes prior to the Effective Date, the Issuers) shall execute and (upon the receipt of an Authentication Order) the Trustee shall authenticate and deliver one or more Physical Notes of like tenor and amount.
(2)    Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Note that is a Restricted Security to a QIB (excluding transfers to Non U.S. Persons): The Note Registrar shall register such transfer if it complies with all other applicable requirements of this Indenture (including Section 305) and,
(a)    if such transfer is being made by a proposed transferor who has checked the box provided for on the form of such Note stating, or has otherwise certified to the Note Registrar and the Company and the Trustee in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who has signed the certification provided for on the form of such Note stating, or has otherwise certified to Note Registrar and the Company and the Trustee in writing, that it is purchasing such Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Company as it has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A; and
(b)    if the proposed transferee is an Agent Member, and the Note to be transferred consists of a Physical Note that after transfer is to be evidenced by an interest in a Global Note or consists of a beneficial interest in a Global Note that after the transfer is to be evidenced by an interest in a different Global Note, upon receipt by the Note Registrar of written instructions given in accordance with the procedures of the Note Registrar and of the Depositary or Euroclear or Clearstream, as applicable, whereupon the Note Registrar shall reflect on its books and records the date and an increase in the principal amount of the transferee Global Note in an amount equal to the principal amount of the Physical Note or such beneficial interest in such transferor Global Note to be transferred, and the Trustee shall cancel the Physical Note so transferred or reflect on its books and records the date and a decrease in the principal amount of such transferor Global Note, as the case may be.
(3)    Limitation on Issuance of Physical Notes. No Physical Note shall be exchanged for a beneficial interest in any Global Note, except in accordance with Section 312 and this Section 313.
A beneficial owner of an interest in a Temporary Regulation S Global Note (and, in the case of any Additional Notes for which no Temporary Regulation S Global Note is issued, any Regulation S Global Note) shall not be permitted to exchange such interest for a Physical Note or (in the case of such interest in a Temporary Regulation S Global Note) an interest in a Permanent

Regulation S Global Note until a date, which must be after the expiration of the Distribution Compliance Period, on which the Company receives a certificate of beneficial ownership substantially in the form attached hereto as Exhibit C from such beneficial owner (a “Certificate of Beneficial Ownership”). Such date, as it relates to a Regulation S Global Note, is herein referred to as the “Regulation S Note Exchange Date.”
(4)    Private Placement Legend. Upon the transfer, exchange or replacement of Notes not bearing the Private Placement Legend, the Note Registrar shall deliver Notes that do not bear the Private Placement Legend. Upon the transfer, exchange or replacement of Notes bearing the Private Placement Legend, the Note Registrar shall deliver only Notes that bear the Private Placement Legend unless (i) the requested transfer is after the relevant Resale Restriction Termination Date with respect to such Notes, (ii) upon written request of the Company after there is delivered to the Note Registrar an opinion of counsel (which opinion and counsel are satisfactory to the Company) to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act, (iii) with respect to a Regulation S Global Note (on or after the Regulation S Note Exchange Date with respect to such Regulation S Global Note) or Regulation S Physical Note, in each case with the agreement of the Company, or (iv) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act.
(5)    Other Transfers. The Note Registrar shall effect and register, upon receipt of a written request from the Company to do so, a transfer not otherwise permitted by this Section 313, such registration to be done in accordance with the otherwise applicable provisions of this Section 313, upon the furnishing by the proposed transferor or transferee of a written opinion of counsel (which opinion and counsel are satisfactory to the Company) to the effect that, and such other certifications or information as the Company or the Trustee may require (including, in the case of a transfer to an Accredited Investor (as defined in Rule 501(a)(1), (2), (3) or (7) under Regulation D promulgated under the Securities Act), a certificate substantially in the form attached hereto as Exhibit F) to confirm that, the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.
A Note that is a Restricted Security may not be transferred other than as provided in this Section 313. A beneficial interest in a Global Note that is a Restricted Security may not be exchanged for a beneficial interest in another Global Note other than through a transfer in compliance with this Section 313.
(6)    General. By its acceptance of any Note bearing the Private Placement Legend, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Private Placement Legend and agrees that it will transfer such Note only as provided in this Indenture.
The Note Registrar shall retain copies of all letters, notices and other written communications received pursuant to Section 312 or this Section 313 (including all Notes received for transfer pursuant to Section 313). The Company shall have the right to require the Note Registrar to deliver to the Company, at the Company’s expense, copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Note Registrar.
In connection with any transfer of any Note, the Trustee, the Note Registrar and the Company shall be entitled to receive, shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in conclusively relying upon the certificates, opinions and other information referred to herein (or in the forms provided herein, attached hereto or to the Notes, or otherwise) received from any Holder and any transferee of any Note regarding the validity, legality and due authorization of any such transfer, the eligibility of the transferee to receive such Note and any other facts and circumstances related to such transfer.
ARTICLE IV

COVENANTS
Section 401.    Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes and this Indenture. Principal amount (and premium, if any) and interest on the Notes shall be considered paid on the date due if the Company shall have deposited with the Paying Agent (if other than the Company or a wholly-owned Domestic Subsidiary of the Company) as of 12:00 p.m. New York City time on the due date money in immediately available funds and designated for and sufficient to pay all principal amount (and premium, if any) and interest then due. At the option of the Company, payment of interest on a Note may be made through the Paying Agent by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.
Section 402.    Maintenance of Office or Agency.
(a)    The Company shall maintain in the United States one or more offices or agencies where Notes may be presented or surrendered for payment, where Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of such office or agency. If at any time the Company shall fail to maintain such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no service of legal process may be made against the Company at any office of the Trustee.

(b)    The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all purposes and may from time to time rescind such designations.
The Company hereby designates the Corporate Trust Office of the Trustee as such office or agency of the Company where Notes may be presented or surrendered for payment or for transfer or exchange for so long as such Corporate Trust Office remains a Place of Payment in accordance with Section 305 hereof.
Section 403.    Money for Payments to Be Held in Trust. If the Company shall at any time act as its own Paying Agent, it shall, on or before 12:00 p.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, any of such Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and shall promptly notify the Trustee of its action or failure so to act.
If the Company is not acting as its own Paying Agent, it shall, on or prior to 12:00 p.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, such Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act.
If the Company is not acting as its own Paying Agent, the Company shall cause any Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 403, that such Paying Agent shall
(1)    hold all sums held by it for the payment of principal of (and premium, if any) or interest on Notes of such series in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;
(2)    give the Trustee notice of any default by the Company (or any other obligor upon the Notes) in the making of any such payment of principal (and premium, if any) or interest;
(3)    at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(4)    acknowledge, accept and agree to comply in all respects with the provisions of this Indenture relating to the duties, rights and liabilities of such Paying Agent.
The Company may at any time, for the purpose of obtaining the satisfaction and discharge of such Notes, this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.
Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of principal of (and premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof unless an applicable abandoned property law designates another Person, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.
Upon any bankruptcy of the Company, the Trustee shall be the Paying Agent.
Section 404.    Limitation on Activities Prior to the Escrow Release.
(a)    Prior to the Effective Date, the Issuers’ primary activities will be restricted to issuing the Notes, issuing capital stock to, and receiving capital contributions from, any parent company, performing their obligations in respect of the Notes under this Indenture, the Escrow Agreement, and the Purchase Agreement, contributing, advancing or otherwise transferring the proceeds of the Notes, directly or indirectly, to HERC or Hertz or a Subsidiary thereof to consummate the Transactions, consummating the Escrow Release, redeeming the Notes, if applicable, and conducting such other activities as are necessary, advisable or appropriate to carry out the activities described above or related to the Transactions. Prior to the Effective Date, the Issuers will not own, hold or otherwise have any interest in any material assets other than the Escrow Account, the Escrowed Funds, cash and Cash Equivalents.
(b)    Prior to the Effective Date, each Issuer shall not: (i) make any Restricted Payment, except Investments deemed to exist by virtue of the Escrow Agreement; (ii) Incur any Indebtedness except (A) the Notes and (B) Indebtedness that is not secured by a Lien on any assets, property or Capital Stock owned by such Issuer, the proceeds of which Indebtedness are used solely for deposit (or the purchase of Treasury Securities to be deposited) with the Escrow Agent in an amount not to exceed the amount necessary, together with net proceeds of the issuance of the Notes, to enable the Company to make deposits of funds sufficient to pay interest with respect to the Notes up to, but not including, the latest possible Special Mandatory Redemption Date based on the then applicable Outside Date; (iii) Incur any Liens except in favor of the Trustee for the benefit of the Holders of the Notes; (iv) enter into any merger, consolidation or sale of all or substantially all of its assets; (v) make any Asset Disposition, except the release of the amounts in the Escrow Account in accordance with the terms of the Escrow Agreement; or (vi) engage in any transaction with its Affiliates; except, in the case of each of the foregoing, (x) to the extent permitted by and made in accordance with the first sentence of Section 404(a) or (y) in the ordinary course of business or necessary or advisable in connection with or to effectuate the Separation and the other Transactions substantially in accordance with the description of the Transactions set forth in the Offering Memorandum, together with such amendments, modifications and waivers to such activities, transactions and agreements that are not, in the aggregate, materially adverse to the HERC Business (after giving effect to the Transactions), taken as a whole, or to the Holders.
Section 405.    SEC Reports. From and after the Effective Date, so long as any Notes are Outstanding:
(a)    At any time prior to such time as the Company first becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company shall furnish or make available to the Trustee:
(i)    within 90 days following the end of each fiscal year of the Company (or such longer period as may be permitted by the SEC if the Company were then subject to SEC reporting requirements as a non‑accelerated filer) commencing with the fiscal year ending December 31, 2016, the consolidated financial statements of the Company for such year prepared in accordance with GAAP, together with a report thereon by the Company’s independent auditors, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in an Annual Report on Form 10‑K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form); it being understood that the Company shall not be required to include any separate consolidating financial information with respect to the Company, any Subsidiary Guarantor or any other affiliate of the Company, or any separate financial statements or information for the Company, any Subsidiary Guarantor or any other affiliate of the Company;
(ii)    within 45 days after the end of each of the first three fiscal quarters in each fiscal year of the Company (or such longer period as may be permitted by the SEC if the Company were then subject to SEC reporting requirements as a non‑accelerated filer) commencing with the first fiscal quarter for which HERC Holdings is independently required to file a Quarterly Report on Form 10‑Q with the SEC following the Effective Date, the condensed consolidated financial statements of the Company for such quarter prepared in accordance with GAAP, together with a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to such financial statements substantially similar to that which would be included in a Quarterly Report on Form 10‑Q (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form); it being understood that the Company shall not be required to include any separate consolidating financial information with respect to the Company, any Subsidiary Guarantor or any other affiliate of the Company, or any separate financial statements or information for the Company, any Subsidiary Guarantor or any other affiliate of the Company; and
(iii)    information substantially similar to the information that would be required to be included in a Current Report on Form 8‑K (as in effect on the Issue Date) filed with the SEC by the Company (if the Company were required to prepare and file such form) pursuant to Item 1.03 (Bankruptcy or Receivership), 2.01 (Completion of Acquisition or Disposition of Assets) or 5.01 (Changes in Control of Registrant) of such form (and in any event excluding, for the avoidance of doubt, the financial statements, pro forma financial information and exhibits, if any, that would be required by Item 9.01 (Financial Statements and Exhibits) of such form), within 15 days after the date of filing that would have been required for a current report on Form 8‑K.
(iv)    In addition, to the extent not satisfied by clauses (a)(i) through (a)(iii) of this Section 405, for so long as the Notes remain subject to this Section 405(a), the Company will furnish to Holders thereof and prospective investors in such Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) (as in effect on the Issue Date).
(v)    For the avoidance of doubt, the Company shall not be required in connection with this Section 405 to (a) comply with Section 302, Section 404 and Section 906 of the Sarbanes Oxley Act of 2002, as amended, or related items 307, 308 and 308T of Regulation S‑K under the Securities Act or (b) comply with Articles 3‑05, 3‑10 and 3‑16 of Regulation S‑X under the Securities Act.
(b)    Substantially concurrently with the furnishing or making available to the Trustee of the information specified in Section 405(a) pursuant thereto, the Company shall also (1) use its commercially reasonable efforts (i) to post copies of such reports on such website as may be then maintained by the Company, or (ii) to post copies of such reports on a website (which may be nonpublic) to which access is given to Holders, prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act that certify their status as such to the reasonable satisfaction of the Company), and securities analysts (to the extent providing research and analysis of investment in the Notes to investors and prospective investors therein) and market‑making financial institutions reasonably satisfactory to the Company, or (iii) otherwise to provide substantially comparable availability of such reports (as determined by the Company in good faith, which determination shall be conclusive) (it being understood that, without limitation, making such reports available on Bloomberg or another private electronic information service shall constitute substantially comparable availability), or (2) to the extent the Company determines in good faith that it cannot make such reports available in the manner described in the preceding clause (1) after the use of its commercially reasonable efforts, furnish such reports to the Holders of the Notes, upon their request.
(c)    Notwithstanding anything set forth in Section 405(a) and Section 405(b), at any time following such time as the Company first becomes required to be subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject.
(d)    If, at any time, any audited or reviewed financial statements or information required to be included in any statement or filing pursuant to Section 405(a) or Section 405(c) are not reasonably available on a timely basis as a result of the Company’s (or, any Parent’s (whose financial statements satisfy the Company’s reporting obligations under this Section 405)) accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under this Section 405) may, in lieu of making such filing or furnishing to the Trustee the financial statements or information, documents and reports so required to be filed or furnished, elect to make a filing or furnish to the Trustee on an alternative form unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information; provided that (i) the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under this Section 405) shall in any event be required to make such filing or furnish, as applicable, such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this Section 405(d) (such initial date, the “Reporting Date”) and (ii) if the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under this Section 405) makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Trustee shall have no independent responsibility to determine if liquidated damages are due or the amount of any such liquidated damages.
(e)    The Company will be deemed to have satisfied the requirements of this Section 405 if any Parent, in the case of Section 405(a), furnishes or makes available information regarding the Parent of the type otherwise so required with respect to the Company, and in the case of Section 405(c), is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and has filed reports required under Section 13(a) or 15(d) of the Exchange Act with the SEC via the EDGAR (or successor) filing system and such reports are publicly available, in each case provided that the same is accompanied by consolidating information, which need not be audited or compliant with Regulation S‑X, that explains in reasonable detail the non‑equity differences between the financial information relating to such Parent and its Subsidiaries, on the one hand, and the information relating to the Company and its Subsidiaries on a standalone basis, on the other hand.
Subject to Article VII, delivery of reports, information and documents to the Trustee under this Section 405 is for informational purposes only and the Trustee’s receipt (or constructive receipt) of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). Subject to Article VII, the Trustee is not obligated to confirm that the Company has complied with its obligations contained in this Section 405 to file such reports with the SEC or post such reports and information on the website.
Section 406.    Statement as to Default. The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company commencing with the Company’s fiscal year ending December 31, 2016, an Officer’s Certificate to the effect that to the best knowledge of the signer thereof (on behalf of the Company) the Company is or is not in Default in the performance and observance of any of the terms, provisions and conditions of this Indenture applicable to the Company (without regard to any period of grace or requirement of notice provided hereunder) and, if the Company shall be in Default, specifying all such Defaults and the nature and status thereof of which such signer may have knowledge.
Section 407.    Limitation on Indebtedness.
(a)    From and after the Effective Date, the Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00.
(b)    Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:
(i)    Indebtedness Incurred pursuant to any Credit Facility (including in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than pursuant to any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, either (I) in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) the amount equal to the greater of (x) $2,000 million and (y) an amount equal to (1) the North American Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to Section 407(b)(ix), plus (B) in the event of any refinancing of any such Indebtedness, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing or (II) in an unlimited amount, if on the date of the Incurrence of such Indebtedness (other than any such Refinancing Indebtedness), after giving effect to such Incurrence (or, at the Company’s option, on the date of the initial borrowing of such Indebtedness or entry into the definitive agreement providing the commitment to fund such Indebtedness after giving pro forma effect to the Incurrence of the entire committed amount of such Indebtedness, in which case such amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause) the Consolidated Secured Leverage Ratio would be equal to or less than 3.50:1.00, provided, that for purposes of calculating the Consolidated Secured Leverage Ratio under this subclause (II) for purposes of determining whether such Indebtedness can be Incurred, any cash proceeds of any new Indebtedness then being Incurred shall not be netted from the numerator in the Consolidated Secured Leverage Ratio; and (in the case of this subclause (II)) any Refinancing Indebtedness with respect to any such Indebtedness;
(ii)    Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);
(iii)    Indebtedness represented by the Notes (other than Additional Notes), any Indebtedness (other than the Indebtedness under the Senior ABL Facility described in clause (i) above) outstanding (or Incurred pursuant to any commitment outstanding) on the Effective Date (provided that any Guarantees in respect of Indebtedness of Hertz shall be released substantially concurrently with the Separation) or the Separation Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness (or unutilized commitments) described in this clause (iii) or paragraph (a) above;
(iv)    Purchase Money Obligations and Capitalized Lease Obligations, and in each case any Refinancing Indebtedness with respect thereto;
(v)    Indebtedness (A) supported by a letter of credit issued pursuant to any Credit Facility in a principal amount not exceeding the face amount of such letter of credit or (B) consisting of (x) accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, (y) Guarantees in connection with the construction or improvement of all or any portion of a Public Facility to be used by the Company or any

Restricted Subsidiary, or (z) any Guarantee in respect of any Franchise Equipment Indebtedness or Franchise Lease Obligation;
(vi)    (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 407), or (B) without limiting Section 413, Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 407);
(vii)    Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds in the ordinary course of business, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;
(viii)    Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers’ acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self‑insurance under applicable workers’ compensation statutes), (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, including in respect of liabilities or obligations of Franchisees, (C) Hedging Obligations, entered into for bona fide hedging purposes, (D) Management Guarantees, (E) the financing of insurance premiums in the ordinary course of business, (F) take‑or‑pay obligations under supply arrangements incurred in the ordinary course of business, (G) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement or (H) Bank Products Obligations;
(ix)    Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this Section 407 for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this Section 407(b)(ix);
(x)    Indebtedness of (A) the Company or any Restricted Subsidiary Incurred to finance or refinance, or otherwise Incurred in connection with, any acquisition of assets (including Capital Stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (B) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness thereof Incurred in connection with any such acquisition, merger or consolidation); provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (1) the Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 407(a) or (2) the Consolidated Coverage Ratio of the Company would equal or be greater than the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;
(xi)    Indebtedness of any Foreign Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) an amount equal to (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to Section 407(b)(ix) plus (B) in the event of any refinancing of any Indebtedness Incurred under this Section 407(b)(xi), the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;
(xii)    Contribution Indebtedness, and any Refinancing Indebtedness with respect thereto;
(xiii)    Indebtedness issuable upon the conversion or exchange of shares of Disqualified Stock issued in accordance with Section 407(a), and any Refinancing Indebtedness with respect thereto;
(xiv)    [reserved]; and
(xv)    Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $115.0 million and 3.25% of Consolidated Tangible Assets.
(c)    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 407, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 407) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 407(b), the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of the clauses or subclauses of Section 407(b) (including in part under one such clause or subclause and in part under another such clause or subclause); provided that (if the Company shall so determine) any Indebtedness Incurred pursuant to Section 407(b)(xv) shall cease to be deemed Incurred or outstanding for purposes of such clause but shall be deemed Incurred for the purposes of Section 407(a) from and after the first date on which the Company or any Restricted Subsidiary could have Incurred such Indebtedness under Section 407(a) without reliance on such clause; (iii) in the event that Indebtedness could be Incurred in part under Section 407(a), the Company, in its sole discretion, may classify a portion of such Indebtedness as having been Incurred under Section 407(a) and the remainder of such Indebtedness as having been Incurred under Section 407(b); (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP; (v) the principal amount of Indebtedness outstanding under any clause of Section 407(b) shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness; (vi) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 407(b) measured by reference to a percentage of Consolidated Tangible Assets at the time of Incurrence, and such refinancing would cause such percentage of Consolidated Tangible Assets to be exceeded if calculated based on the Consolidated Tangible Assets on the date of such refinancing, such percentage of Consolidated Tangible Assets shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing; and (vii) if any Indebtedness is Incurred to refinance Indebtedness initially Incurred (or, Indebtedness Incurred to refinance Indebtedness initially Incurred) in reliance on any provision of Section 407(b) measured by a dollar amount, such dollar amount shall not be deemed to be exceeded (and such refinancing Indebtedness shall be deemed permitted) to the extent the principal amount of such newly Incurred Indebtedness does not exceed an amount equal to the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.
(d)    For purposes of determining compliance with any provision of Section 407(b) (or any category of Permitted Liens described in the definition thereof) measured by a dollar amount or by reference to a percentage of Consolidated Tangible Assets, in each case, for the Incurrence of Indebtedness or Liens securing Indebtedness denominated in a foreign currency, the dollar‑equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such

Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving or deferred draw Indebtedness; provided that (x) the dollar‑equivalent principal amount of any such Indebtedness outstanding on the Separation Date shall be calculated based on the relevant currency exchange rate in effect on the Separation Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable provision of Section 407(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated Tangible Assets, as applicable, to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such provision of Section 407(b) (or category of Permitted Liens) measured by a dollar amount or by reference to a percentage of Consolidated Tangible Assets, as applicable, shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing and (z) the dollar‑equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the Senior ABL Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (A) the Separation Date, (B) any date on which any of the respective commitments under the Senior ABL Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (C) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.
Section 408.    [Reserved].
Section 409.    Limitation on Restricted Payments.
(a)    From and after the Effective Date, the Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than Subordinated Obligations owed to the Company or to a Restricted Subsidiary and other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment being herein referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment after giving effect thereto:
(1)    an Event of Default shall have occurred and be continuing (or would result therefrom);
(2)    the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to Section 407(a); or
(3)    the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Company, which determination shall be conclusive) declared or made subsequent to the Effective Date and then outstanding would exceed, without duplication, the sum of:
(A)    (i) $150.0 million plus (ii) 50.0% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2016 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company (or, any Parent whose financial statements satisfy the Company’s reporting obligations under Section 405 are available (or, in case such Consolidated Net Income shall be a negative number, 100.0% of such negative number);
(B)    the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Company, which determination shall be conclusive) of property or assets received (x) by the Company as capital contributions to the Company after the Effective Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Effective Date (other than Excluded Contributions and Contribution Amounts) or (y) by the Company or any Restricted Subsidiary from the Incurrence by the Company or any Restricted Subsidiary after the Effective Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the fair value (as determined in good faith by the Company, which determination shall be conclusive) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;
(C)    (i) the aggregate amount of cash and the fair value (as determined in good faith by the Company, which determination shall be conclusive) of any property or assets received from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), plus (ii) the aggregate amount resulting from the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”); and
(D)    in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), the aggregate amount of cash and the fair value (as determined by the Company in good faith, which determination shall be conclusive) of any property or asset received by the Company or a Restricted Subsidiary, with respect to such disposition and repayments.
(b)    The provisions of Section 409(a) do not prohibit any of the following (each, a “Permitted Payment”):
(i)    (x) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company (“Treasury Capital Stock”) or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) (“Refunding Capital Stock”) or a capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Section 409(a)(3)(B) and (y) if immediately prior to such acquisition or retirement of such Treasury Capital Stock, dividends thereon were permitted pursuant to Section 409(b)(xii), dividends on such Refunding Capital Stock in an aggregate amount per annum not exceeding the aggregate amount per annum of dividends so permitted on such Treasury Capital Stock;
(ii)    any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the Incurrence of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with Section 407, (x) from Net Available Cash to the extent permitted by Section 411,

(y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with Section 415 and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;
(iii)    any dividend paid or redemption made within 60 days after the date of declaration thereof or of the giving of notice thereof, as applicable, if at such date of declaration or the giving of such notice, such dividend or redemption would have complied with this Section 409;
(iv)    Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;
(v)    loans, advances, dividends or distributions by the Company to any Parent (whether made directly or indirectly) to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from current or former Management Investors (including any repurchase or acquisition by reason of the Company or any Parent retaining any Capital Stock, option, warrant or other right in respect of tax withholding obligations, and any related payment in respect of any such obligation), such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $20.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Effective Date, plus (y) the Net Cash Proceeds received by the Company since the Effective Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Section 409(a)(3)(B)(x), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Effective Date to the extent such cash proceeds are not included in any calculation under Section 409(a)(3)(A); provided that any cancellation of Indebtedness owing to the Company or any Restricted Subsidiary by any current or former Management Investor in connection with any repurchase or other acquisition of Capital Stock (including any options, warrants or other rights in respect thereof) from any Management Investor shall not constitute a Restricted Payment for purposes of this Section 409 or any other provision of this Indenture;
(vi)    the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock, units or equity of the Company or any Parent in an amount not to exceed (in any fiscal year of the Company) 6.0% of Market Capitalization;

(vii)    Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $55.0 million and 1.50% of Consolidated Tangible Assets;
(viii)    loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit any Parent to satisfy obligations under the Separation Agreement, (B) pursuant to any Tax Sharing Agreement, (C) pursuant to any Transaction Agreement or (D) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;
(ix)    payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock;
(x)    dividends or other distributions of, or Investments paid for or made with, Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;
(xi)    any Restricted Payment pursuant to or in connection with the Transactions;
(xii)    the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 407;
(xiii)    distributions or payments of Special Purpose Financing Fees;
(xiv)    (A) dividends on any Designated Preferred Stock of the Company issued after the Effective Date; provided that at the time of such issuance and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00, (B) loans, advances, dividends or distributions to any Parent to permit dividends on any Designated Preferred Stock of any Parent issued after the Effective Date if the net proceeds of the issuance of such Designated Preferred Stock have been contributed to the Company or any of its Restricted Subsidiaries; provided that the aggregate amount of all loans, advances, dividends or distributions paid pursuant to this subclause (B) shall not exceed the net proceeds of such issuance of Designated Preferred Stock received by or contributed to the Company or any of its Restricted Subsidiaries or (C) any dividend on Refunding Capital Stock that is Preferred Stock; provided that at the time of the declaration of such dividend and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio would be equal to or greater than 2.00:1.00;
(xv)    Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed an amount equal to the sum of Secured Leverage Ratio Excess Proceeds plus Declined Excess Proceeds; and

(xvi)    any Restricted Payment; provided that on a pro forma basis after giving effect to such Restricted Payment the Consolidated Secured Leverage Ratio would be less than or equal to 3.50:1.00;
provided, that (A) in the case of clauses (iii) and (ix) of this Section 409(b), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in all cases other than pursuant to clause (A) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (C) solely with respect to clauses (vii) and (xvi) of this Section 409(b), no Default or Event of Default shall have occurred and be continuing at the time of any such Permitted Payment after giving effect thereto.
(c)    The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the clauses or subclauses of this Section 409 (or, in the case of any Investment, the clauses or subclauses of Permitted Investments) and in part under one or more other such clauses or subclauses (or, as applicable, clauses or subclauses).
(d)    Notwithstanding any other provision of this Indenture, this Indenture shall not restrict any redemption or other payment by the Company or any Restricted Subsidiary made as a mandatory principal redemption or other payment in respect of Subordinated Obligations pursuant to an “AHYDO saver” provision of any agreement or instrument in respect of Subordinated Obligations, and the Company’s determination in good faith of the amount of any such “AHYDO saver” mandatory principal redemption or other payment shall be conclusive and binding for all purposes under this Indenture.
Section 410.    Limitation on Restrictions on Distributions from Restricted Subsidiaries. From and after the Effective Date, the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:
(1)    pursuant to an agreement or instrument in effect at or entered into on the Effective Date or the Separation Date, any Credit Facility, this Indenture or the Notes;
(2)    pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, or any other transaction entered into in connection with any such acquisition, merger or consolidation, as in effect at the time of such acquisition, merger, consolidation or transaction (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger, consolidation or transaction); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;
(3)    pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred or outstanding pursuant or relating to, or that otherwise extends, renews, refunds, refinances or replaces, any agreement or instrument referred to in clause (1) or (2) of this Section 410 or this clause (3) (an “Initial Agreement”) or that is, or is contained in, any amendment, supplement or other modification to any Initial Agreement or Refinancing Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company, which determination shall be conclusive);
(4)    pursuant to any agreement or instrument that restricts in a customary manner (as determined in good faith by the Company, which determination shall be conclusive) the assignment or transfer thereof, or the subletting, assignment or transfer of any property or asset subject thereto, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness or other obligations of the Company or a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions (as determined in good faith by the Company, which determination shall be conclusive) restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits, net worth or inventory imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions (as determined in good faith by the Company, which determination shall be conclusive) contained in agreements and instruments entered into in the ordinary course of business (including leases and licenses) or in joint venture and other similar agreements or in shareholder, partnership, limited liability company and other similar agreements in respect of non‑wholly owned Restricted Subsidiaries, (H)

that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, (I) pursuant to Hedging Obligations or (J) pursuant to Bank Products Obligations;
(5)    with respect to any agreement for the direct or indirect disposition of Capital Stock or property or assets of any Person, imposed with respect to such Person, Capital Stock, property or assets pending the closing of such disposition;
(6)    by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Subsidiary or any of their businesses, including any such law, rule, regulation, order or requirement applicable in connection with such Subsidiary’s status (or the status of any Subsidiary of such Subsidiary) as a Captive Insurance Subsidiary; or
(7)    pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Effective Date pursuant to Section 407 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company, which determination shall be conclusive), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company, which determination shall be conclusive) and either (x) the Company determines in good faith (which determination shall be conclusive) that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by or Indebtedness of a Foreign Subsidiary, (C) relating to Indebtedness of or a Franchise Financing Disposition by or to or in favor of any Franchisee or Franchise Special Purpose Entity or to any Franchise Lease Obligation or (D) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity.
Section 411.    Limitation on Sales of Assets and Subsidiary Stock.
(a)    From and after the Effective Date, the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless:
(i)    the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $50.0 million) in good faith by the Company, whose determination shall be conclusive (including as to the value of all noncash consideration);
(ii)    in the case of any Asset Disposition (or series of related Asset Dispositions) having a Fair Market Value (as of the date on which a legally binding commitment for such Asset Disposition was entered into) of $50.0 million or more, at least 75.0% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness), together with all other Asset Dispositions since the Effective Date (on a cumulative basis), received by the Company or such Restricted Subsidiary is in the form of cash; and
(iii)    the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) in accordance with, and to the extent required by, Section 411(b) or Section 411(c), as applicable.
(b)    To the extent that such Net Available Cash is from an Asset Disposition from and after the Effective Date of any Collateral, an amount equal to 100.0% (as may be adjusted pursuant to clause (3) of the last proviso to this Section 411(b)) of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:
(A)    first, either (x) to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Indebtedness under the Senior ABL Facility or any other Indebtedness having Senior Lien Priority), to prepay, repay or purchase any such Indebtedness or Obligations in respect thereof or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness or Obligations in respect thereof (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash; provided that the Company or the applicable Restricted Subsidiary will be deemed to have complied with the provisions of this clause (A) if and to the extent that, within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to apply such

Net Available Cash in accordance with this clause (A), and such transaction is thereafter completed within 180 days after the end of such 365‑day period;
(B)    second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Collateral Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any Additional Obligations of the Company or a Restricted Subsidiary, or any other Indebtedness having Pari Passu Lien Priority pursuant and subject to the conditions of this Indenture and the agreements governing such other Indebtedness; and
(C)    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above (the amount of such balance, “Declined Excess Collateral Proceeds”), to fund (to the extent consistent with any other applicable provision of this Indenture) any general corporate purpose (including the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations or the making of any other Restricted Payments);
provided, however, that (1) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) of this Section 411(b), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (A)(y) of this Section 411(b) with respect to such Asset Disposition; and (3) the foregoing percentage in this Section 411(b) shall be reduced to 50% if the Consolidated Secured Leverage Ratio would be equal to or less than 3.50:1.00 after giving pro forma effect to any application of such Net Available Cash as set forth herein (any Net Available Cash in respect of Asset Dispositions not required to be applied in accordance with this Section 411(b) as a result of the application of this proviso shall collectively constitute “Secured Leverage Ratio Collateral Excess Proceeds”).
Notwithstanding the foregoing provisions of this Section 411(b), the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 411(b) except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this Section 411(b) (excluding all Secured Leverage Ratio Collateral Excess Proceeds) exceeds $100.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to Section 4.11(b)(B) exceeds the Excess Collateral Proceeds, the Excess Collateral Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Collateral Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Collateral Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.
(c)    To the extent that such Net Available Cash is from an Asset Disposition from and after the Effective Date of any assets not constituting Collateral (“Other Assets”), an amount equal to 100.0% (as may be adjusted pursuant to clause (3) of the last proviso to this Section 411(c)) of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:
(A)    first, either (x) to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Credit Facility Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or Obligations in respect thereof or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness or Obligations in respect thereof (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash; provided that the Company or the applicable Restricted Subsidiary will be deemed to have complied with the provisions of this clause (A) if and to the extent that, within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, the Company or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement to apply such Net Available Cash in accordance with this clause (A), and such transaction is thereafter completed within 180 days after the end of such 365‑day period;
(B)    second, to the extent of the balance of such Net Available Cash after application in accordance with Section 411(c)(A) (such balance, the “Excess Other Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof)

to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of this Indenture and the agreements governing such other Indebtedness; and
(C)    third, to the extent of the balance of such Net Available Cash after application in accordance with Sections 411(c)(A) and 411(c)(B) (the amount of such balance, “Declined Excess Other Proceeds”), to fund (to the extent consistent with any other applicable provision of this Indenture) any general corporate purpose (including the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations or the making of other Restricted Payments);
provided, however, that (1) in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) of this Section 411(c), the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; (2) the Company (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Net Available Cash attributable to any given Asset Disposition (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Disposition, execution of a definitive agreement for the relevant Asset Disposition, and consummation of the relevant Asset Disposition) and deem the amount so invested to be applied pursuant to and in accordance with clause (A)(y) of this Section 411(c) with respect to such Asset Disposition; and (3) the foregoing percentage in this Section 411(c) shall be reduced to 50% if the Consolidated Secured Leverage Ratio would be equal to or less than 3.50:1.00 after giving pro forma effect to any application of such Net Available Cash as set forth herein (any Net Available Cash in respect of Asset Dispositions not required to be applied in accordance with this Section 411(c) as a result of the application of this proviso shall collectively constitute “Secured Leverage Ratio Other Excess Proceeds”). Notwithstanding the foregoing provisions of this Section 411(c), to the extent that repatriating any or all of the Net Available Cash from any Asset Disposition by a Foreign Subsidiary (x) would result in material adverse tax consequences to the Company or any of its Subsidiaries or (y) is prohibited or delayed by applicable local law from being repatriated to the United States (in the case of the foregoing clauses (x) and (y), as reasonably determined by the Company in good faith which determination shall be conclusive), the portion of such Net Available Cash so affected will not be required to be applied in compliance with the foregoing provisions of this Section 411(c), and such amounts may be retained by the applicable Foreign Subsidiary or Invested in, distributed to or otherwise transferred to any other Foreign Subsidiary; provided that, in the case of this clause (y), the Company shall take commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation, and if such repatriation of any of such affected Net Available Cash can be achieved such repatriation will be promptly effected and such repatriated Net Available Cash will be applied (whether or not repatriation actually occurs) in compliance with the foregoing provisions of this Section 411(c).

The time periods set forth in this Section 411 shall not start until such time as the Net Available Cash may be repatriated whether or not such repatriation actually occurs. Notwithstanding the foregoing provisions of this Section 411(c), the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 411(c) except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this Section 411(c) (excluding all Secured Leverage Ratio Other Excess Proceeds) exceeds $100.0 million. If the aggregate principal amount of Notes and/or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to Section 411(c)(B) exceeds the Excess Other Proceeds, the Excess Other Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Other Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Other Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.
(d)    For the purposes of Section 411(a)(ii), the following are deemed to be cash: (1) Temporary Cash Investments, Investment Grade Securities and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $70.0 million and 2.00% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured as of the date on which a legally binding commitment for such disposition (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value).
(e)    In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 411(b)(B) or Section 411(c)(B), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100.0% of their principal amount plus accrued and unpaid interest to the date of purchase in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 411(f). If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company and the Restricted Subsidiaries for use in accordance with Section 411(b)(B) or Section 411(c)(B) (to repay other Indebtedness of the Company or a Restricted Subsidiary) or Section 411(b)(C) or Section 411(c)(C). The Company shall not be required to make an Offer for Notes pursuant to this Section 411 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 411(b)(A) or Section 411(c)(A), as applicable) is less than $100.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.
(f)    For the purposes of Section 411(b) and Section 411(c), (i) in the event of any Asset Disposition of Capital Stock of a Person that has any right, title or interest to or in assets constituting both Collateral and Other Assets, such Asset Disposition shall instead be deemed to be an Asset Disposition of such assets, and the Company shall allocate the Net Available Cash from such Asset Disposition between the Collateral and the Other Assets in proportion to their respective fair market values as determined by the Company in good faith (which determination shall be conclusive), (ii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Other Assets will be subject to Section 411(c) and not Section 411(b), and (iii) any Asset Disposition of Capital Stock of any Person that has any right, title or interest to or in assets constituting only Collateral will be subject to Section 411(b) and not Section 411(c).
(g)    The Company shall, not later than 45 days after the Company becomes obligated to make an Offer pursuant to this Section 411, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant Interest Payment Date falling prior to or on the purchase date pursuant to Section 307); (2) the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is mailed, except that such notice may be delivered more than 60 days prior to the purchase date if the purchase is delayed as provided in clause (5) of this Section 411(g)); (3) the instructions determined by the Company, consistent with this Section 411, that a Holder must follow in order to have its Notes purchased; (4) the amount of the Offer which amount may be contingent upon the Net Available Cash remaining following the application of Net Available Cash pursuant to Section 411(b)(A) and/or Section 411(c)(A) and (5) if such notice is mailed prior to the date the Net Available Cash attributable to such Asset Disposition is received, that such offer is conditioned upon receipt of such Net Available Cash and that the purchase date may, in the Company’s discretion, be delayed until such time as the Net Available Cash is received. If, upon the expiration of the period for which the Offer remains open, the aggregate principal amount of Notes surrendered by a Holder exceeds the amount of the Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall remain outstanding after purchase).
(h)    The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 411. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 411, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 411 by virtue thereof.
Section 412.    Limitation on Transactions with Affiliates.
(a)    From and after the Effective Date, the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $100.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors. For purposes of this Section 412(a), any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this Section 412(a) if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.
(b)    The provisions of Section 412(a) will not apply to:
(i)    any Restricted Payment Transaction;
(ii)    (1) the entering into, maintaining or performance of any employment or consulting contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any current or former management member, employee, officer or director or consultant of or to the Company, any Restricted Subsidiary or any Parent heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) payments, compensation, performance of indemnification or contribution obligations, the making or cancellation of loans or any issuance, grant or award of stock, options, other equity related interests or other securities, to any such management member, employee, officer, director or consultant in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries or any Parent (as determined in good faith by the Company, such Subsidiary or such Parent (which determination shall be conclusive)), or (4) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term);
(iii)    any transaction between or among any of the Company, one or more Restricted Subsidiaries or one or more Special Purpose Entities,
(iv)    any transaction arising out of agreements or instruments in existence on the Effective Date or the Separation Date (other than any Tax Sharing Agreement or any other Transaction Agreement referred to in Section 412(b)(vii)), and any payments made pursuant thereto;
(v)    any transaction in the ordinary course of business on terms that are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or senior management of the Company, or are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company;
(vi)    any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a Franchisee, a Franchise Special Purpose Entity, a joint venture or similar entity;
(vii)    the execution, delivery and performance of any Tax Sharing Agreement or any other Transaction Agreement;
(viii)    the Transactions, all transactions in connection therewith (including the financing thereof), and all fees and expenses paid or payable in connection with the Transactions; and
(ix)    any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.
Section 413.    Limitation on Liens. From and after the Effective Date, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of this Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless (a) in the case of an Initial Lien on any Collateral, such Initial Lien expressly has Junior Lien Priority on such Collateral in relation to the Notes and Subsidiary Guarantees, as applicable or (b) in the case of an Initial Lien on any other asset or property, contemporaneously therewith effective provision is made to secure the Indebtedness due under this Indenture and the Notes or, in respect of any Initial Lien on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of Section 1303 or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of Section 501) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.
Section 414.    Future Subsidiary Guarantors. From and after the Effective Date, the Company will cause each Domestic Subsidiary that guarantees payment by the Company of any Indebtedness of the Company under the Senior ABL Facility to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under this Indenture. In addition, within 90 days of any Domestic Subsidiary so becoming a Subsidiary Guarantor, the Company will also cause such Subsidiary Guarantor to execute and deliver such documents and instruments as shall be reasonably necessary to cause its property and assets of a type that would constitute Collateral to be made subject to a perfected Lien (subject to Liens permitted by this Indenture, including Permitted Liens) in favor of the Note Collateral Agent, as and to the extent provided in Section 1503; provided that if any Senior Priority Obligations are outstanding at such time, the execution and delivery of such documents and instruments will only be required, and such property and assets will only become part of the Collateral securing the Notes, if and to the extent that such property and assets become part of the Collateral securing the Senior Priority Obligations substantially concurrently therewith. The Company will also have the right to cause any other Subsidiary to so guarantee payment of the Notes and become a Subsidiary Guarantor.
Section 415.    Purchase of Notes Upon a Change of Control.
(a)    Upon the occurrence after the Effective Date of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase date pursuant to Section 307); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this Section 415 in the event that it has exercised its right to redeem all of the Notes as provided in Article X, provided, further, that the Transactions shall not constitute or give rise to a Change of Control.
(b)    In the event that, at the time of such Change of Control, the terms of any Credit Facility Indebtedness constituting Designated Senior Indebtedness restrict or prohibit the repurchase of the Notes pursuant to this Section 415, then prior to the sending of the notice to Holders provided for in Section 415(c), but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control after the Effective Date (unless the Company has exercised its right to redeem all the Notes as provided in Article X), the Company shall, or shall cause one or more of its Subsidiaries to, (i) repay in full all such Credit Facility Indebtedness subject to such terms or offer to repay in full all such Credit Facility Indebtedness and repay the Credit Facility Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Credit Facility Indebtedness to permit the repurchase of the Notes as provided for in Section 415(c). The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes pursuant to the provisions set forth in this Section 415. The Company’s failure to comply with the provisions of this Section 415(b) or Section 415(c) shall constitute an Event of Default described in Section 601(iv) and not in Section 601(ii).
(c)    Unless the Company has exercised its right to redeem all the Notes as set forth in Article X, the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred after the Effective Date, send a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date falling prior to or on the purchase date); (2) the repurchase date (which shall be no earlier than 10 days nor later than 60 days from the date such notice is sent, except that such notice may be delivered more than 60 days prior to the purchase date if the purchase date is delayed as provided in clause (4) of this Section 415(c)); (3) the instructions determined by the Company, consistent with this Section 415, that a Holder must follow in order to have its Notes purchased; and (4) if such notice is sent prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control and that the purchase date may, in the Company’s discretion, be delayed until such time as the Change of Control has occurred. No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.
(d)    The Company will not be required to make a Change of Control Offer upon a Change of Control after the Effective Date if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

(e)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes of any series validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in Section 415(d), purchases all of the Notes of such series validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes of such series that remain outstanding following such purchase at a price in cash equal to 101.0% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of such redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).
(f)    The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 415. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 415, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 415 by virtue thereof.
Section 416.    Suspension of Covenants on Achievement of Investment Grade Rating.
(a)    If on any day on or following the Effective Date (i) the Notes have Investment Grade Ratings from both Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the “Suspension Date”) subject to the provisions of the following paragraph, the covenants listed under Sections 407, 409, 410, 411, 412, 414, 501(a)(iii) and 501(a)(iv) (collectively, the “Suspended Covenants”) will be suspended. During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries unless such designation would have complied with Section 409 as if Section 409 would have been in effect during such period.
(b)    If on any subsequent date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating, the foregoing covenants will be reinstated (and any Collateral acquired during the Suspension Period (as defined below) shall be pledged to secure the Notes and the Subsidiary Guarantees, as applicable, pursuant to Section 1503) as of and from the date on which the Company obtains actual knowledge of such rating decline (any such date, a “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by Section 407(b)(iii). With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if Section 409 had been in effect prior to, but not during, the Suspension Period. For purposes of Section

411, upon the occurrence of a Reversion Date the amount of Net Available Cash not applied in accordance with such covenant will be deemed to be reset to zero. For purposes of Section 412, all agreements and arrangements entered into by the Company and any Restricted Subsidiary with an Affiliate of the Company during the Suspension Period prior to such Reversion Date will be deemed to have been entered into on or prior to the Effective Date. For purposes of Section 410, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the encumbrances or restrictions subject to such covenant will be deemed to have been existing on the Effective Date.
(c)    During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 407 or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.
Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by the Company or any Subsidiary (including for the avoidance of doubt any failure to (x) comply with the Suspended Covenants or (y) grant, perfect or maintain the effect of any party’s security interest in any Collateral acquired during the Suspension Period) or other events that occurred during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.
(d)     The Company shall deliver promptly to the Trustee an Officer’s Certificate notifying it of the occurrence of any Suspension Date or any Reversion Date, but failure to so notify the Trustee shall not invalidate the occurrence of any Suspension Date or Reversion Date and shall not constitute a Default or Event of Default by the Company. The Trustee shall have no independent obligation to determine if a Suspension Period has commenced or terminated or to notify Holders regarding the same.
ARTICLE V

SUCCESSORS
Section 501.    When the Company May Merge, etc.
(a)    The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:
(i)    the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and this Indenture by executing and delivering to the Trustee a supplemental indenture or one or more other documents or instruments;
(ii)    immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;
(iii)    immediately after giving effect to such transaction, either (A) the Company (or, if applicable, the Successor Company with respect thereto) could Incur at least $1.00 of additional Indebtedness pursuant to Section 407(a), or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;
(iv)    each Subsidiary Guarantor (other than (x) any Subsidiary Guarantor that will be released from its obligations under its Subsidiary Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument, confirming its Subsidiary Guarantee (other than any Subsidiary Guarantee that will be discharged or terminated in connection with such transaction); and
(v)    the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this Section 501(a); provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in Section 501(b).
Immediately after giving effect to any transaction involving the Company in accordance with this Section 501(a) in which the Company is not the Successor Company, the Collateral owned by the Successor Company upon giving effect thereto (including any Collateral transferred to the Successor Company pursuant to such transaction) shall continue to constitute Collateral under this Indenture and the Note Security Documents and be subject to the Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and shall not be subject to any Lien other than Permitted Liens, in each case except as otherwise permitted by or provided in this Indenture and the Note Security Documents. Any property and assets of any Person that is so consolidated or merged with the Company, to the extent of a type that would constitute Collateral under the Note Security Documents (excluding, for the avoidance of doubt, any Excluded Assets), shall be treated as After Acquired Property and the Successor Company shall take such action as may be reasonably necessary to cause such property and assets to be made subject to a Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, in each case to the extent required under Section 1503.
Any Indebtedness that becomes an obligation of the Company (or, if applicable, the Successor Company with respect thereto) or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 501, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 407.
(b)    Clauses (ii) and (iii) of Section 501(a) will not apply to any transaction in which the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. Section 501(a) will not apply to (1) any transaction in which any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) any of the Transactions.
(c)    For purposes of this Section 501, the Reorganization Assets (whether individually or in the aggregate) shall not be deemed at any time to constitute all or substantially all of the assets of the Company, and any conveyance or transfer of all or any part of the Reorganization Assets (whether directly or indirectly, whether by sale or lease of any such assets, or of any Capital Stock or other interest in any Person holding such assets, or any consolidation or merger, or any combination thereof, and whether in one or more transactions, or otherwise) shall not be deemed at any time to constitute a consolidation with or merger with or into, or conveyance, transfer or lease of all or substantially all of the assets of the Company to, any Person.
Section 502.    Successor Company Substituted. Upon any transaction involving the Company in accordance with Section 501 in which the Company is not the Successor Company, the Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under this Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE VI

REMEDIES
Section 601.    Events of Default. An “Event of Default” means the occurrence of the following:
(i)    a default in any payment of interest on any Note when due, continued for a period of 30 days;
(ii)    a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;
(iii)    the failure by the Company to comply with its obligations under Section 501(a);
(iv)    the failure by the Company to comply for 30 days after the notice specified in the penultimate paragraph of this Section 601 with any of its obligations under Section 415 (other than a failure to purchase Notes);
(v)    the failure by the Company to comply for (x) 180 days after the notice specified in the penultimate paragraph of this Section 601 with any of its obligations under Section 405, or (y) 60 days after the notice specified in the penultimate paragraph of this Section 601 with its other agreements contained in the Notes or this Indenture;
(vi)    the failure by any Subsidiary Guarantor to comply for 45 days after the notice specified in the penultimate paragraph of this Section 601 with its obligations under its Subsidiary Guarantee;
(vii)    the failure by the Company or any Restricted Subsidiary to pay any Indebtedness for borrowed money (other than Indebtedness owed to the Company or any Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $150.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such Indebtedness that is paid or otherwise acquired or retired (or for which such failure to pay or acceleration is waived or rescinded) within 20 Business Days after such failure to pay or such acceleration;
(viii)    the taking of any of the following actions by the Company or a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:
(A)    the commencement of a voluntary case;

(B)    the consent to the entry of an order for relief against it in an involuntary case;
(C)    the consent to the appointment of a Custodian of it or for any substantial part of its property; or
(D)    the making of a general assignment for the benefit of its creditors;
(ix)    a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:
(A)    is for relief against the Company or any Significant Subsidiary in an involuntary case;
(B)    appoints a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property;
(C)    orders the winding up or liquidation of the Company or any Significant Subsidiary;
and the order or decree remains unstayed and in effect for 60 days;
(x)    the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary that is not discharged, supported by a letter of credit or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed;
(xi)    the failure of any Subsidiary Guarantee by a Subsidiary Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by any Subsidiary Guarantor that is a Significant Subsidiary of its obligations under this Indenture or its Subsidiary Guarantee (other than by reason of the termination of this Indenture or such Subsidiary Guarantee or the release of such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or this Indenture), if such Default continues for 10 days; or
(xii)    with respect to any Collateral, individually or in the aggregate, having a Fair Market Value in excess of $150.0 million, any of the Note Security Documents ceases to be in full force and effect, or any of the Note Security Documents ceases to give the holders of the Notes the Liens purported to be created thereby, or any of the Note Security Documents is declared null and void or the Company or any Subsidiary Guarantor denies in writing that it has any further liability under any Note Security Document (in each case (i) other than in accordance with the terms of this Indenture or any of the Note Security Documents or (ii) unless waived by the requisite creditors under each Senior Priority Agreement (or by each of their respective agents or other representatives on their behalf) if, after that waiver, the Company is in compliance with Article XV), except to the extent that any loss of perfection or priority results from the failure of the Note Collateral Agent, the ABL Agent, any Additional Agent or the Collateral Representative to maintain possession of certificates actually delivered to it representing securities, promissory notes or other instruments pledged under the Note Security Documents, or otherwise results from the gross negligence or willful misconduct of the Trustee, the Note Collateral Agent, the ABL Agent, any Additional Agent or the Collateral Representative; provided, that if a failure of the sort described in this clause (xii) is susceptible of cure (including with respect to any loss of Lien priority on material portions of the Collateral), no Event of Default shall arise under this clause (xii) with respect thereto until 30 days after notice of such failure shall have been given to the Company by the Trustee or by the Holders of at least 30.0% in principal amount of the then Outstanding Notes with a copy to the Trustee.
The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.
The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.
However, a Default under Section 601(iv), Section 601(v), Section 601(vi) or Section 601(xii) will not constitute an Event of Default until the Trustee notifies the Company in writing or the Holders of at least 30.0% in principal amount of the Outstanding Notes (which contain such Defaults) notify the Company in writing (with a copy to the Trustee) of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” When a Default or an Event of Default is cured, it ceases.
The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under Section 601(vii) or Section 601(x) and any event that with the giving of notice or the lapse of time would become an Event of Default under Section 601(iv), Section 601(v) or Section 601(vi), its status and what action the Company is taking or proposes to take with respect thereto.
Section 602.    Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company) occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 301, the Trustee by written notice to the Company, or the Holders of at least 30.0% in principal amount of the Outstanding Notes (which contain such Default) by written notice to the Company and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration” may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.
Notwithstanding the foregoing, if an Event of Default specified in Section 601(viii) or Section 601(ix) with respect to the Company occurs and is continuing, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture as contemplated by Section 301, the principal of and accrued but unpaid interest on all the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in principal amount of the Outstanding Notes (which contain such Event of Default which has been accelerated) by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of such acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.
Section 603.    Other Remedies; Collection Suit by Trustee. If an Event of Default occurs and is continuing, the Trustee and the Note Collateral Agent may, but are not obligated under this Section 603 to, pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Note Security Documents. If an Event of Default specified in Section 601(i) or 601(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 707.
Section 604.    Trustee May File Proofs of Claim. The Trustee may file such proofs of claim and other papers or documents in accordance with the terms of the applicable Intercreditor Agreements as may be necessary or advisable in order to have the claims of the Trustee, the Note Collateral Agent and the Holders allowed in any judicial proceedings relative to the Company or any other obligor upon the Notes, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 707.
No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement,

adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
Section 605.    Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.
Section 606.    Application of Money Collected. Any money or property collected by the Trustee or the Note Collateral Agent pursuant to this Article VI shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money or property on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:
First: To the payment of all amounts due the Trustee under Section 707;
Second: To the payment of all amounts due the Note Collateral Agent under Section 1510;
Third: To the payment of the amounts then due and unpaid upon the Notes for principal (and premium, if any) and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and
Fourth: to the Company.
The foregoing provisions of this Section 606 are subject to the terms of the Intercreditor Agreements, to subsection 6.5 of the Collateral Agreement, to any corresponding provision of any other Note Security Document relating to application of such money or property, and to Section 1509(k).
Section 607.    Limitation on Suits. Subject to Section 608, no Holder may pursue any remedy with respect to this Indenture or the Notes unless
(i)    such Holder has previously given the Trustee written notice that an Event of Default is continuing,

(ii)    Holders of at least 30.0% in principal amount of the Outstanding Notes (which contain such Event of Default) have requested the Trustee in writing to pursue the remedy;
(iii)    such Holder or Holders have offered to the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;
(iv)    the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and
(v)    the Holders of a majority in principal amount of the Outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60‑day period.
A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder, to obtain a preference or priority over another Holder or to enforce any right under this Indenture except in the manner herein provided and for the equal and ratable benefit of all Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders).
Section 608.    [Reserved].
Section 609.    Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or any Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, any other obligor upon the Notes, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.
Section 610.    Rights and Remedies Cumulative. No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.
Section 611.    Delay or Omission Not Waiver. No delay or omission of the Trustee, the Note Collateral Agent or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VI or by law to the Trustee, the Note Collateral Agent or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee, the Note Collateral Agent or by the Holders, as the case may be.
Section 612.    Control by Holders. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (which contain the Event of Default for which a remedy is being enforced) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, provided that
(1)    such direction shall not be in conflict with any rule of law or with this Indenture, and
(2)    the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.
However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 701, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability; provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all losses, liabilities and expenses caused by taking or not taking such action.
Section 613.    Waiver of Past Defaults. The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes (which contain such Default) may on behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a Default
(ii)    in the payment of the principal of or interest on any Note (which may only be waived with the consent of each Holder of Notes affected), or
(iii)    in respect of a covenant or provision hereof that pursuant to the second paragraph of Section 902 cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.
Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In case of any such waiver, the Company, any other obligor upon the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.
Section 614.    Undertaking for Costs. All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed,

that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or the Notes, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant. This Section 614 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Notes (which contain the applicable Event of Default), or to any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any Note on or after the respective Stated Maturity or Interest Payment Dates expressed in such Note.
Section 615.    Waiver of Stay, Extension or Usury Laws. The Company (to the extent that it may lawfully do so) agrees that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other similar law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive the Company from paying all or any portion of the principal of (or premium, if any) or interest on the Notes contemplated herein or in the Notes or that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
ARTICLE VII

THE TRUSTEE
Section 701.    Certain Duties and Responsibilities.
(a)    Except during the continuance of an Event of Default,
(1)    the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(2)    in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture, but need not verify the contents thereof.

(b)    In case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.
(c)    No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this paragraph does not limit the effect of Section 701(a); (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 612.
(d)    No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.
(e)    Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 701 and Section 703.
Section 702.    Notice of Defaults. If a Default occurs and is continuing and is known to the Trustee, the Trustee must send within 90 days after it occurs, to all Holders as their names and addresses appear in the Note Register, notice of such Default hereunder known to the Trustee unless such Default shall have been cured or waived; provided, however, that, except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as the Trustee in good faith determines that withholding notice is in the interests of the Holders.
Section 703.    Certain Rights of Trustee. Subject to the provisions of Section 701:
(1)    the Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
(2)    any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order thereof, and any resolution of any Person’s board of directors shall be sufficiently evidenced if certified by an Officer of such Person as having been duly adopted and being in full force and effect on the date of such certificate;
(3)    whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officer’s Certificate of the Company;
(4)    the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;
(5)    subject to Section 701, in case an Event of Default occurs and is continuing, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction;
(6)    the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document;
(7)    the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;
(8)    to the extent permitted by applicable law, the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;
(9)    the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;
(10)    the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;
(11)    the permissive rights of the Trustee to do things enumerated in this Indenture shall not be construed as a duty unless so specified herein; and
(12)    to the extent permitted by applicable law, the Trustee shall not be liable to any Person for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including lost profits), even if the Trustee has been advised of the likelihood of such loss or damage.
Section 704.    Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Trustee represents that it is duly authorized to execute and deliver this Indenture, authenticate the Notes and perform its obligations hereunder. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Notes or the proceeds thereof.
Section 705.    May Hold Notes. The Trustee, any Authenticating Agent, any Paying Agent, any Note Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Section 708 and Section 713, may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Note Registrar or such other agent.
Section 706.    Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company.
Section 707.    Compensation and Reimbursement. The Company agrees,
(1)    to pay to the Trustee from time to time such reasonable compensation as the Company and the Trustee shall from time to time agree in writing for all services rendered by the Trustee hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);
(2)    except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable out-of-pocket expenses incurred by the Trustee in accordance with any provision of this Indenture (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct; and
(3)    to indemnify the Trustee for, and to hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the Trustee’s part, arising out of or in connection with the administration of the trust or trusts hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.
When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 601(viii), Section 601(ix) or Section 601(x), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable Federal or state bankruptcy, insolvency or other similar law.
The Company need not pay for any settlement made without its consent. The provisions of this Section 707 shall survive the termination of this Indenture and the resignation or removal of the Trustee.
Section 708.    Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the TIA, the Trustee shall eliminate such interest, apply to the SEC for permission to continue as Trustee with such conflict, or resign, to the extent and in the manner provided by, and subject to the provisions of, the TIA and this Indenture. The Trustee shall not be deemed to have a conflicting interest by virtue of being a trustee under this Indenture with respect to Initial Notes and Additional Notes, or a trustee under any other indenture between the Company and the Trustee.
Section 709.    Corporate Trustee Required; Eligibility. There shall at all times be one (and only one) Trustee hereunder. The Trustee shall be a Person that is eligible pursuant to the TIA to act as such and has a combined capital and surplus of at least $50.0 million. If any such Person publishes reports of condition at least annually, pursuant to law or to the requirements of its supervising or examining authority, then for the purposes of this Section 709 and to the extent permitted by the TIA, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 709, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.
Section 710.    Resignation and Removal; Appointment of Successor. No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 711.

The Trustee may resign at any time by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by Section 711 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition at the expense of the Company any court of competent jurisdiction for the appointment of a successor Trustee.
The Trustee may be removed at any time by the Holders of a majority in principal amount of the Outstanding Notes, delivered to the Trustee and to the Company.
If at any time:
(1)    the Trustee shall fail to comply with Section 708 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or
(2)    the Trustee shall cease to be eligible under Section 709 and shall fail to resign after written request therefor by the Company or by any such Holder, or
(3)    the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company may remove the Trustee, or (B) subject to Section 614, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee or Trustees.
If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company shall promptly appoint a successor Trustee and shall comply with the applicable requirements of Section 711. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 711, become the successor Trustee and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by Section 711, then, subject to Section 614, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.
The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 110.

Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.
Section 711.    Acceptance of Appointment by Successor. In case of the appointment hereunder of a successor Trustee, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.
Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to above.
No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article VII.
Section 712.    Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article VII, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.
Section 713.    Preferential Collection of Claims Against the Company. If and when the Trustee shall be or become a creditor of the Company (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the TIA regarding the collection of claims against the Company (or any such other obligor) or realizing on certain property received by it in respect of such claims.
Section 714.    Appointment of Authenticating Agent. The Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument in writing signed by a Responsible Officer, a copy of which instrument shall be promptly furnished to the Company. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the

Trustee may do so. Each reference in this Indenture to authentication (or execution of a certificate of authentication) by the Trustee includes authentication (or execution of a certificate of authentication) by such Authenticating Agent. An Authenticating Agent has the same rights as any Note Registrar, Paying Agent or agent for service of notices and demands.
ARTICLE VIII

HOLDERS’ LISTS AND REPORTS BY
TRUSTEE AND THE COMPANY
Section 801.    The Company to Furnish Trustee Names and Addresses of Holders. The Company will furnish or cause to be furnished to the Trustee
(1)    semi annually, not more than 10 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders of such series as of such Regular Record Date, and
(2)    at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;
provided, however, that if and to the extent and so long as the Trustee shall be the Note Registrar, no such list need be furnished pursuant to this Section 801.
Section 802.    Preservation of Information; Communications to Holders. The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list, if any, furnished to the Trustee as provided in Section 801 and the names and addresses of Holders received by the Trustee in its capacity as Note Registrar; provided, however, that if and so long as the Trustee shall be the Note Registrar, the Note Register shall satisfy the requirements relating to such list. None of the Company, any Subsidiary Guarantor or the Trustee or any other Person shall be under any responsibility with regard to the accuracy of such list. The Trustee may destroy any list furnished to it as provided in Section 801 upon receipt of a new list so furnished.
The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the TIA.
Every Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee, nor any agent of either of them, shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the TIA.

Section 803.    Reports by Trustee. Within 60 days after each June 1, beginning with July 1, 2017, the Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto for so long as any Notes remain outstanding. A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee or any applicable listing agent with each stock exchange upon which any Notes are listed, with the SEC and with the Company. The Company shall notify the Trustee when any Notes are listed on any stock exchange, but any failure to so notify the Trustee shall not constitute a Default or Event of Default by the Company.
ARTICLE IX

AMENDMENT, SUPPLEMENT OR WAIVER
Section 901.    Without Consent of Holders. Without the consent of (or notice to) any Holder, the Company, the Trustee, the Note Collateral Agent and (as applicable) any Subsidiary Guarantor may amend or supplement this Indenture (including supplemental indentures hereto), any Note, any Note Security Document or any Intercreditor Agreement, for any of the following purposes:
(1)    to cure any ambiguity, mistake, omission, defect or inconsistency (as determined by the Company),
(2)    to provide for the assumption by a successor of the obligations of the Company or a Subsidiary Guarantor under this Indenture or any Note,
(3)    to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes,
(4)    to secure the Notes or to add to the Collateral (including to mortgage, pledge, hypothecate or grant any other Lien in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, as additional security for the payment and performance of all or any portion of the Obligations with respect to the Notes, in any property or assets, including any that are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted, to or for the benefit of the Note Collateral Agent pursuant to this Indenture, any of the Note Security Documents or otherwise),
(5)    to evidence a successor Trustee or Note Collateral Agent,
(6)    to provide for Additional Obligations pursuant to any Intercreditor Agreement,

(7)    to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under this Indenture, the Intercreditor Agreements or any of the Note Security Documents,
(8)    to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company,
(9)    to provide for or confirm the issuance of Additional Notes,
(10)    to conform the text of this Indenture (including any supplemental indenture or other instrument pursuant to which Additional Notes are issued), the Notes (including any Additional Notes), any Note Security Document, the Base Intercreditor Agreement, the Junior Priority Intercreditor Agreement (if applicable) or any Subsidiary Guarantee to any provision of the “Description of Notes” or “Description of Intercreditor Agreements” sections of the Offering Memorandum or, with respect to any Additional Notes and any supplemental indenture or other instrument pursuant to which such Additional Notes are issued, to the “Description of Notes” or “Description of Intercreditor Agreements” sections of the offering memorandum relating to the issuance of such Additional Notes solely to the extent that such “Description of Notes” provides for terms of such Additional Notes that differ from the terms of the Initial Notes, as contemplated by Section 301 or such “Description of Intercreditor Agreements” provides for terms of any Intercreditor Agreement that differ with respect to such Additional Notes from the terms of the Base Intercreditor Agreement and Junior Priority Intercreditor Agreement (if applicable);
(11)    to increase the minimum denomination of the Notes to equal the dollar equivalent of €1,000 rounded up to the nearest $1,000 (including for the purposes of redemption or repurchase of any Note in part),
(12)    to make any change that does not materially adversely affect the rights of any Holder (as determined by the Company), or
(13)    to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA (if applicable) or otherwise.
In addition, the Note Security Documents and any Intercreditor Agreement may be amended in accordance with the terms thereof.
Section 902.    With Consent of Holders. Subject to Section 608, the Company, the Trustee, the Note Collateral Agent and (if applicable) each Subsidiary Guarantor may amend or supplement this Indenture (including supplemental indentures hereto), the Notes, the Intercreditor Agreements and the Note Security Documents with the written consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes

(including consents obtained in connection with a tender offer or exchange offer for Notes) and the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes by written notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for Notes) may waive any existing Default or Event of Default or compliance by the Company or any Subsidiary Guarantor with any provision of this Indenture, the Notes or any Subsidiary Guarantee; provided that (x) if any such amendment or waiver will only affect one series of Notes (or less than all series of Notes) then Outstanding under this Indenture, then only the consent of the Holders of not less than a majority in principal amount of the Notes of such series then Outstanding (including, in each case, consents obtained in connection with a tender offer or exchange offer for Notes) shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner different and materially adverse relative to the manner such amendment or waiver affects other series of Notes, then the consent of the Holders of not less than a majority in principal amount of the Notes of such series then Outstanding (including, in each case, any consent obtained in connection with a tender offer or exchange offer for Notes) shall be required.
Notwithstanding the provisions of this Section 902, without the consent of Holders of at least 90% of the principal amount of the Notes affected (including consents obtained in connection with a tender offer or exchange offer for Notes), an amendment or waiver, including a waiver pursuant to Section 613, may not:
(i)    reduce the principal amount of the Notes whose Holders must consent to an amendment or waiver,
(ii)    reduce the rate of or extend the time for payment of interest on any Note,
(iii)    reduce the principal of or extend the Stated Maturity of any Note,
(iv)    reduce the premium payable upon the redemption of any Note, or change the date on which any Note may be redeemed as described in Section 6 of the applicable Notes Supplemental Indenture,
(v)    make any Note payable in money other than that stated in such Note,
(vi)     amend or waive the legal right of any Holder of any Note to receive payment of principal of and interest on such Note on or after the respective Stated Maturity for such principal or interest payment date for such interest expressed in such Note, or to institute suit for the enforcement of any such payment on or after such respective Stated Maturity or interest payment date, or
(vii)    make any change in the amendment or waiver provisions described in this sentence.

Any amendment, supplement or waiver consented to by Holders of at least 90% of the principal amount of the Notes affected will be binding on any non‑consenting Holder of the Notes affected. It shall not be necessary for the consent of the Holders under this Section 902 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.
In addition, without the consent of the Holders of at least 66 2/3% in principal amount of Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), no amendment, supplement or waiver may (1) make any change to any Note Security Document, either Intercreditor Agreement, or the specified provisions in this Indenture dealing with the Collateral or the Note Security Documents, that would release all or substantially all of the Collateral from the Liens of the Note Security Documents (except as permitted by the terms of this Indenture, the Note Security Documents and the Intercreditor Agreements) or would change or alter the priority of the security interests in the Collateral under either Intercreditor Agreement in any manner adverse to the Holders in any material respect, or (2) make any other change to any Note Security Document, either Intercreditor Agreement, or the specified provisions in this Indenture dealing with the Collateral or the Note Security Documents, or the application of trust proceeds of the Collateral pursuant to this Indenture, that would adversely affect the Holders in any material respect, in each case other than in accordance with the terms of this Indenture, the Note Security Documents and the Intercreditor Agreements.
After an amendment, supplement or waiver under this Section 902 becomes effective, the Company shall mail to the Holders, with a copy to the Trustee, a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any supplemental indenture or the effectiveness of any such amendment, supplement or waiver.
Section 903.    Execution of Amendments, Supplements or Waivers. The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article IX if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment, supplement or waiver, the Trustee shall be entitled to receive, and shall be fully protected in relying upon, an Officer’s Certificate and an Opinion of Counsel to the effect that the execution of such amendment, supplement or waiver is authorized or permitted or complies with this Indenture, that all conditions precedent to such amendment, supplement or waiver required by this Indenture have been complied with and that such amendment, supplement or waiver is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.
Section 904.    Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or any Note that evidences all or any part of the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any

Note. Subject to the following paragraph of this Section 904, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note by written notice to the Trustee or the Company, received by the Trustee or the Company, as the case may be, before the date on which the Trustee receives an Officer’s Certificate certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver as set forth in Section 108.
After an amendment, supplement or waiver becomes effective, it shall bind every Holder of Notes.
Section 905.    [Reserved].
Section 906.    Notation on or Exchange of Notes. If an amendment, supplement or waiver changes the terms of a Note, the Trustee shall (if required by the Company and in accordance with the specific direction of the Company) request the Holder of the Note to deliver it to the Trustee. The Trustee shall (if required by the Company and in accordance with the specific direction of the Company) place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.
ARTICLE X

REDEMPTION OF NOTES
Section 1001.    Applicability of Article. Notes of or within any series that are redeemable in whole or in part before their Stated Maturity shall be redeemable in accordance with their terms and (except as otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 301) in accordance with this Article X.
Section 1002.    [Reserved].
Section 1003.    Election to Redeem; Notice to Trustee. In case of any redemption at the election of the Company of less than all of the Notes of any series, the Company shall, at least two Business Days (but not more than 60 days (except that such notice may be delivered more than 60 days prior to the Redemption Date if the Redemption Date is delayed as provided in Section 6 of the applicable Notes Supplemental Indenture)), prior to the date on which notice is required to be mailed or caused to be mailed to Holders pursuant to Section 1005, notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed, but failure to so notify the Trustee shall not invalidate any notice given in accordance with Section 1005 and shall not constitute a Default or Event of Default by the Company.
Section 1004.    Selection by Trustee of Notes to Be Redeemed. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 301, in the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee not more than 60 days prior to the Redemption Date (except that such notice may be delivered more than 60 days prior to the Redemption Date if the Redemption Date is delayed as provided in Section 6 of the applicable Notes Supplemental Indenture) on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate and in the case of global notes, in accordance with the procedures of DTC, in integral multiples of $1,000, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part.
The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. On and after the Redemption Date, unless the Company defaults in the payment of the redemption price, interest will cease to accrue on Notes or portions thereof called for redemption.
For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal amount of such Note that has been or is to be redeemed.
Section 1005.    Notice of Redemption. Subject to the final paragraph of Section 110, unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 301, notice of redemption or purchase as provided in Section 1001 shall be given electronically or, at the applicable Issuer’s option, by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date (except that such notice may be delivered more than 60 days prior to the Redemption Date if such notice is issued in connection with the defeasance of Notes pursuant to Section 1201 or a satisfaction and discharge of this Indenture pursuant to Section 1101 or of such Notes pursuant to Section 1102, or if the Redemption Date is delayed as provided in Section 6 of the applicable Notes Supplemental Indenture), to each Holder of Notes to be redeemed, at such Holder’s address appearing in the Note Register.
Any such notice shall state:
(1)    the expected Redemption Date,
(2)    the redemption price (or the formula by which the redemption price will be determined),

(3)    if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portion of the respective principal amounts) of the Notes to be redeemed,
(4)    that, on the Redemption Date, the redemption price will become due and payable upon each such Note, and that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest thereon shall cease to accrue from and after said date, and
(5)    the place where such Notes are to be surrendered for payment of the redemption price.
In addition, if such redemption, purchase or notice is subject to satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, as permitted by Section 6 of the applicable Notes Supplemental Indenture, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed.
The Company may provide in such notice that payment of the redemption price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.
Notice of such redemption or purchase of Notes to be so redeemed or purchased at the election of the Company shall be given by the Company or, at the Company’s request (made to the Trustee at least 5 Business Days (or such shorter period as shall be reasonably satisfactory to the Trustee) prior to the date on which notice will be sent to Holders), by the Trustee in the name and at the expense of the Company. Any such request will set forth the information to be stated in such notice, as provided by this Section 1005.
The notice if mailed in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.
Section 1006.    Deposit of Redemption Price. Unless otherwise specified for Notes of any series in the applicable Notes Supplemental Indenture, as contemplated by Section 301, on or prior to 12:00 p.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying

Agent, the Company shall segregate and hold in trust as provided in Section 403) an amount of money sufficient to pay the redemption price of, and any accrued and unpaid interest on, all the Notes or portions thereof which are to be redeemed on that date.
Section 1007.    Notes Payable on Redemption Date. Notice of redemption having been given as provided in this Article X or in the applicable Notes Supplemental Indenture, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price specified herein or in the applicable Notes Supplemental Indenture and from and after such date (unless the Company shall default in the payment of the redemption price or the Paying Agent is prohibited from paying the redemption price pursuant to the terms of this Indenture) such Notes shall cease to bear interest. Upon surrender of such Notes for redemption in accordance with such notice, such Notes shall be paid by or on behalf of the Company at the redemption price. Installments of interest whose Interest Payment Date is on or prior to the Redemption Date shall be payable to the Holders of such Notes registered as such on the relevant Regular Record Dates according to their terms and the provisions of Section 307.
On and after any Redemption Date, if money sufficient to pay the redemption price of and any accrued and unpaid interest on Notes called for redemption shall have been made available in accordance with Section 1006, the Notes (or the portions thereof) called for redemption will cease to accrue interest and the only right of the Holders of such Notes (or portions thereof) will be to receive payment of the redemption price of and, subject to the last sentence of the preceding paragraph, any accrued and unpaid interest on such Notes (or portions thereof) to the Redemption Date. If any Note (or portion thereof) called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Note (or portion thereof).
Section 1008.    Notes Redeemed in Part. Any Note that is to be redeemed only in part shall be surrendered at the Place of Payment (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Company shall execute and (upon receipt of an Authentication Order) the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered (or, if the Note is a global note, an adjustment shall be made to the schedule attached thereto).
ARTICLE XI

SATISFACTION AND DISCHARGE
Section 1101.    Satisfaction and Discharge of Indenture. The Outstanding Notes and this Indenture shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of the Outstanding Notes and this Indenture, when
(i)    either
(a)    all Notes theretofore authenticated and delivered (other than (x) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) have been cancelled or delivered to the Trustee for cancellation; or
(b)    all such Notes not theretofore cancelled or delivered to the Trustee for cancellation
(1)    have become due and payable,
(2)    will become due and payable at their Stated Maturity within one year or
(3)    have been called for redemption or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;
(ii)    the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on such Notes not previously cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be (provided that if such redemption shall be pursuant to Section 6(d) of the applicable Notes Supplemental Indenture, (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith (which calculation shall be conclusive), and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 1006, as necessary to pay the Applicable Premium as determined on such date);
(iii)    the Company has paid or caused to be paid all other sums payable hereunder by the Company; and

(iv)    the Company has delivered to the Trustee an Officer’s Certificate of the Company and an Opinion of Counsel, each to the effect that all conditions precedent provided for in this Section 1101 relating to the satisfaction and discharge of this Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).
Notwithstanding the satisfaction and discharge of this Indenture, (a) the obligations of the Company to the Trustee under Section 707 and, if money shall have been deposited with the Trustee pursuant to Section 1101(ii), the obligations of the Trustee under Section 1103 shall survive such satisfaction and discharge, (b) if such satisfaction and discharge is effected through redemption in accordance with Section 1101(i)(b)(3), the provisions of Section 1007 shall survive such satisfaction and discharge, and the other provisions of Article X (and Section 6 of each applicable Notes Supplemental Indenture) shall survive such satisfaction and discharge until the Redemption Date shall have occurred and (c) the obligations of the Note Collateral Agent under Section 1513 shall survive until the second anniversary of such satisfaction and discharge.
Section 1102.    Satisfaction and Discharge of Notes of a Series. The Outstanding Notes of any series shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of such Notes herein expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging satisfaction and discharge of the Outstanding Notes of such series, when
(i)    either
(a)    all Notes of such series theretofore authenticated and delivered (other than (x) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (y) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) have been cancelled or delivered to the Trustee for cancellation; or
(b)    all Notes of such series not theretofore cancelled or delivered to the Trustee for cancellation
(1)    have become due and payable,
(2)    will become due and payable at their Stated Maturity within one year, or
(3)    have been called for redemption, or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;
(ii)    the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire Indebtedness on such Notes not previously cancelled or delivered to the Trustee for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be (provided that if such redemption shall be pursuant to Section 6(d) of the applicable Notes Supplemental Indenture, (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith (which calculation shall be conclusive), and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 1006, as necessary to pay the Applicable Premium as determined on such date);
(iii)    the Company has paid or caused to be paid all other sums then payable hereunder by the Company; and
(iv)    the Company has delivered to the Trustee an Officer’s Certificate of the Company and an Opinion of Counsel, each to the effect that all conditions precedent provided for in this Section 1102 relating to the satisfaction and discharge of this Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).
Notwithstanding the satisfaction and discharge of the Notes of any series, if such satisfaction and discharge is effected through redemption in accordance with Section 1102(i)(b)(3), the provisions of Section 1007 shall survive such satisfaction and discharge, and the other provisions of Article X (and Section 6 of each applicable Notes Supplemental Indenture) shall survive such satisfaction and discharge until the Redemption Date shall have occurred.
Section 1103.    Application of Trust Money. Subject to the provisions of the last paragraph of Section 403, all money and/or U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 1101 or Section 1102 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE XII

DEFEASANCE OR COVENANT DEFEASANCE
Section 1201.    The Company’s Option to Effect Defeasance or Covenant Defeasance. The Company may at its option, at any time, elect to have terminated the obligations of the Company with respect to Outstanding Notes, to have terminated all of the obligations of the Subsidiary Guarantors with respect to the Subsidiary Guarantees, to have released any and all Liens on the Collateral securing the Indebtedness evidenced by the Notes and to have terminated the Note Security Documents, in each case, as set forth in this Article XII, and elect to have either Section 1202 or Section 1203 be applied to all of the Outstanding Notes (the “Defeased Notes”), upon compliance with the conditions set forth below in Section 1204. Either Section 1202 or Section 1203 may be applied to the Defeased Notes to any Redemption Date or the Stated Maturity of the Notes.
Section 1202.    Defeasance and Discharge. Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1202, the Company shall be deemed to have been released and discharged from its obligations with respect to the Defeased Notes and the Subsidiary Guarantors shall be deemed to have been released and discharged from their obligations with respect to the Subsidiary Guarantees, to have released any and all Liens on the Collateral securing the Indebtedness evidenced by the Notes and to have terminated the Note Security Documents on the date the relevant conditions set forth in Section 1204 below are satisfied (hereinafter, “Defeasance”). For this purpose, such Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 1205 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and the Company and each of the Subsidiary Guarantors shall be deemed to have satisfied all other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute such instruments reasonably requested by the Company acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Notes to receive, solely from the trust fund described in Section 1204 and as more fully set forth in such Section, payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Defeased Notes under Sections 304, 305, 306, 402 and 403, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, including the Trustee’s rights under Section 707, and (d) this Article XII. If the Company exercises its option under this Section 1202, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. Subject to compliance with this Article XII, the Company may, at its option and at any time, exercise its option under this Section 1202 notwithstanding the prior exercise of its option under Section 1203 with respect to the Notes.

Section 1203.    Covenant Defeasance. Upon the Company’s exercise under Section 1201 of the option applicable to this Section 1203, (a) the Company and the Subsidiary Guarantors shall be released from their respective obligations under any covenant or provision contained in Section 405 and Sections 407 through 415, inclusive, and Section 1503, and the provisions of clauses (iii), (iv) and (v) of Section 501(a) shall not apply, and (b) the occurrence of any event specified in clause (iii) (with respect to clause (iii), (iv) and (v) of Section 501(a)), (iv), (v) (with respect to Section 405, Sections 407 through 415, inclusive, and Section 1503), (vi), (vii), (viii), (ix) (with respect to Subsidiaries), (x) (with respect to Subsidiaries), (xi) or (xii) of Section 601 shall be deemed not to be or result in an Event of Default, in each case with respect to the Defeased Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants or provisions, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company and the Subsidiary Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 601, but, except as specified above, the remainder of this Indenture and such Outstanding Notes shall be unaffected thereby.
Section 1204.    Conditions to Defeasance or Covenant Defeasance. The following shall be the conditions to application of either Section 1202 or Section 1203 to the Outstanding Notes:
(1)    The Company shall have irrevocably deposited or caused to be deposited with the Trustee, in trust, money or U.S. Government Obligations, or a combination thereof in amounts as will be sufficient (without reinvestment), to pay and discharge the principal of, and premium, if any, and interest on the Defeased Notes to the Stated Maturity or relevant Redemption Date in accordance with the terms of this Indenture and the Notes (provided that if such redemption shall be pursuant to Section 6(d) of the applicable Notes Supplemental Indenture, (x) the amount of money or U.S. Government Obligations or a combination thereof that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, as calculated by the Company in good faith (which calculation shall be conclusive), and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 1006, as necessary to pay the Applicable Premium as determined on such date);
(2)    No Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(3)    Such deposit shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;
(4)    In the case of an election under Section 1202, the Company shall have delivered to the Trustee an Opinion of Counsel from Debevoise & Plimpton LLP or other counsel in the United States to the effect that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm to the effect that, the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; provided that such Opinion of Counsel need not be delivered if all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 306, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 403) not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;
(5)    In the case of an election under Section 1203, the Company shall have delivered to the Trustee an Opinion of Counsel from Debevoise & Plimpton LLP or other counsel in the United States to the effect that the Holders of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and
(6)    The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for in this Section 1204 relating to either the Defeasance under Section 1202 or the Covenant Defeasance under Section 1203, as the case may be, have been complied with. In rendering such Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (1), (2) and (3) of this Section 1204 or as to any matters of fact.
Section 1205.    Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to the provisions of the last paragraph of Section

403, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other Person that would qualify to act as successor trustee under Article VII, collectively and solely for purposes of this Section 1205, the “Trustee”) pursuant to Section 1204 in respect of the Defeased Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.
The Company shall pay and indemnify the Trustee and its agents and hold them harmless against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 1204, or the principal, premium, if any, and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the Defeased Notes.
Anything in this Article XII to the contrary notwithstanding, the Trustee shall deliver to the Company from time to time, upon Company Request, any money or U.S. Government Obligations held by it as provided in Section 1204 that, in the opinion of a nationally recognized accounting or investment banking firm expressed in a written certification thereof to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance. Subject to Article VII, the Trustee shall not incur any liability to any Person by relying on such opinion.
Section 1206.    Reinstatement. If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Company and each of the Subsidiary Guarantors under this Indenture, the Notes and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 1202 or 1203, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money and U.S. Government Obligations in accordance with Section 1202 or 1203, as the case may be; provided, however, that if the Company or any Subsidiary Guarantor makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Company or Subsidiary Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money and U.S. Government Obligations held by the Trustee or Paying Agent.
Section 1207.    Repayment to the Company. Subject to any applicable abandoned property law, the Trustee shall pay to the Company upon Company Request any money held by it for the payment of principal or interest that remains unclaimed for two years after the Stated Maturity or the Redemption Date, as the case may be. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.
ARTICLE XIII

SUBSIDIARY GUARANTEES
Section 1301.    Guarantees Generally.
(a)    Guarantee of Each Subsidiary Guarantor. From and after the Effective Date, each Subsidiary Guarantor from time to time party hereto, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally Guarantees, on a senior secured second priority basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under this Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”). In addition, the Company may, at its option, elect to cause any Subsidiary that is not a Subsidiary Guarantor to so guarantee payment of the Notes and become a Subsidiary Guarantor.
The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including any Guarantee by it of any Credit Facility Indebtedness), and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.
(b)    Further Agreements of Each Subsidiary Guarantor.
(i)    Each Subsidiary Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Subsidiary Guarantor to the Holders or the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Subsidiary Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Subsidiary Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor.

(ii)    Each Subsidiary Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 1303) its Subsidiary Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture, the Note Security Documents and this Subsidiary Guarantee. Such Subsidiary Guarantee is a guarantee of payment and not of collection. Each Subsidiary Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, subject to this Article XIII, (1) the maturity of the obligations guaranteed by its Subsidiary Guarantee may be accelerated as and to the extent provided in Article VI for the purposes of such Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Subsidiary Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor in accordance with the terms of this Section 1301 for the purpose of such Subsidiary Guarantee. Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Subsidiary Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Subsidiary Guarantors of their obligations under their respective Subsidiary Guarantees or under this Indenture.
(iii)    Until terminated in accordance with Section 1303, each Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
(c)    Each Subsidiary Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall have the right to seek contribution from the Company or any non-paying Subsidiary Guarantor that has also Guaranteed the relevant Subsidiary Guaranteed Obligations in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

(d)    Each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Subsidiary Guarantee, and the waiver set forth in Section 1305, are knowingly made in contemplation of such benefits.
(e)    Each Subsidiary Guarantor, pursuant to its Subsidiary Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee, the Note Collateral Agent or the Holders in enforcing any rights under its Subsidiary Guarantee.
Section 1302.    Continuing Guarantees.
(a)    Each Subsidiary Guarantee shall be a continuing Guarantee and shall (i) subject to Section 1303, remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Subsidiary Guaranteed Obligations of the Subsidiary Guarantor then due and owing, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Note Collateral Agent, the Holders and their permitted successors, transferees and assigns.
(b)    The obligations of each Subsidiary Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Subsidiary Guarantor hereunder and under its Subsidiary Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Subsidiary Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Subsidiary Guarantor or otherwise, all as though such payment had not been made.
Section 1303.    Release of Subsidiary Guarantees. Notwithstanding the provisions of Section 1302, Subsidiary Guarantees will be subject to termination and discharge under the circumstances described in this Section 1303. Any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any such Subsidiary Guarantor or any interest therein, or any other transaction, in accordance with the terms of this Indenture (including Section 411 and Section 501), following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that any such Subsidiary Guarantor is (or, substantially concurrently with the release of the Subsidiary Guarantee of such Subsidiary Guarantor or if as a result of the release of the Subsidiary Guarantee of such Subsidiary Guarantor, will be) released from all of its obligations under its Guarantee of payment by the Company of any Indebtedness of the Company under the Senior ABL Facility and any Refinancing Credit Facility (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary

Guarantor would then be required to provide a Subsidiary Guarantee pursuant to Section 414), (iii) upon the merger or consolidation of any such Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor, (iv) concurrently with any such Subsidiary Guarantor becoming an Unrestricted Subsidiary or ceasing to constitute a Domestic Subsidiary of the Company, (v) during the Suspension Period (it being understood that on a Reversion Date, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary would then be required to provide a Subsidiary Guarantee pursuant to Section 414), upon the merger or consolidation of any Subsidiary Guarantor with and into another Subsidiary that is not a Subsidiary Guarantor with such other Subsidiary being the surviving Person in such merger or consolidation, or upon liquidation of such Subsidiary Guarantor following the transfer of all of its assets to a Subsidiary that is not a Subsidiary Guarantor, (vi) upon legal or covenant defeasance of the Company’s obligations, or satisfaction and discharge of this Indenture, or (vii) subject to Section 1302(b), upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other Subsidiary Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 10 days’ written notice to the Trustee (or such shorter period as agreed to by the Trustee in its sole discretion), to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under the Senior ABL Facility to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect.
Upon any such occurrence specified in this Section 1303, the Trustee shall, upon receipt of an Officer’s Certificate, execute any documents reasonably requested by the Company in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.
Section 1304.    [Reserved].
Section 1305.    Waiver of Subrogation. Each Subsidiary Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full. If any amount shall be paid to any Subsidiary Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.
Section 1306.    Notation Not Required. Neither the Company nor any Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any Subsidiary Guarantee or any release, termination or discharge thereof.
Section 1307.    Successors and Assigns of Subsidiary Guarantors. All covenants and agreements in this Indenture by each Subsidiary Guarantor shall bind its respective successors and assigns, whether so expressed or not.
Section 1308.    Execution and Delivery of Subsidiary Guarantees. The Company shall cause each Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 414, and each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 414, to promptly execute and deliver to the Trustee a Guarantor Supplemental Indenture, or a supplemental indenture otherwise in form reasonably satisfactory to the Trustee, evidencing its Subsidiary Guarantee on substantially the terms set forth in this Article XIII. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel to the effect that such Guarantor Supplemental Indenture has been duly authorized or permitted or complies with this Indenture, that all conditions precedent to such Guarantor Supplemental Indenture required by this Indenture have been complied with and that such Guarantor Supplemental Indenture is a valid and binding agreement of the applicable Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms.
Section 1309.    Notices. Notice to any Subsidiary Guarantor shall be sufficient if addressed to such Subsidiary Guarantor care of the Company at the address, place and manner provided in Section 109.
ARTICLE XIV
    .
[RESERVED]
ARTICLE XV

COLLATERAL AND SECURITY
Section 1501.    Collateral and Security Documents. From and after the Grant Date, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company and any Subsidiary Guarantor under this Indenture, the Notes and the Note Security Documents, whether for principal of or premium, if any, or interest on the Notes, fees, expenses, indemnification or otherwise, shall be secured as provided in the Note Security Documents, which define the terms of the Liens that secure the Secured Obligations, subject to the terms of any applicable Intercreditor Agreement. The Trustee and the

Company hereby acknowledge and agree that the Note Collateral Agent holds the Collateral in trust for the benefit of the Secured Parties, in each case pursuant and subject to the terms of the Note Security Documents and any applicable Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Note Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral), this Indenture and any applicable Intercreditor Agreement (including the subordination of Liens on the Collateral provided for in the Base Intercreditor Agreement), in each case as the same may be in effect or may be amended, supplemented, waived or otherwise modified from time to time in accordance with their terms, and authorizes and directs the Note Collateral Agent to enter into the Note Security Documents and any applicable Intercreditor Agreement and to perform its obligations and exercise its rights thereunder in accordance therewith. Pursuant and subject to the terms of the Note Security Documents and any applicable Intercreditor Agreement, from and after the Grant Date, the Company shall deliver to the Note Collateral Agent copies of all documents and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 1501, to reasonably assure and confirm to the Note Collateral Agent the security interest in the Collateral contemplated hereby, by the Note Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. From and after the Grant Date, the Company shall, and shall cause each of the Subsidiary Guarantors to, use commercially reasonable efforts to take any and all actions reasonably required to cause the Note Security Documents to create and maintain, as security for the Secured Obligations, a valid and enforceable perfected Lien and security interest in and on all of the Collateral in favor of the Note Collateral Agent for the benefit of the Secured Parties, as and to the extent contemplated by the Note Security Documents and subject to the terms of any applicable Intercreditor Agreement, including making all filings (including filings of continuation statements and amendments to financing statements that may be necessary to continue the effectiveness of such financing statements) or recordings and taking all other similar actions as are reasonably necessary or required by the Note Security Documents or that the Note Collateral Agent may reasonably request (to the extent required under the Note Security Documents) in order to maintain and perfect (at the sole cost and expense of the Company and the Subsidiary Guarantors) the security interest and liens created by the Note Security Documents in the Collateral as a perfected security interest, in each case other than with respect to any Collateral the lien or security interest in or on which is not required to be maintained or perfected under the Note Security Documents, and subject to Liens permitted under this Indenture, including Permitted Liens and other Liens permitted by Section 413. For the avoidance of doubt, if any Subsidiary Guarantor shall not so maintain the security interest and liens created by the Note Security Documents as a perfected security interest as described therein (in the case of the Collateral Agreement, as described in Section 4.2.2, 4.3.4 or 4.3.5 thereof, as applicable) notwithstanding its use of commercially reasonable efforts, such failure shall not (by reason of the use of commercially reasonable efforts) be deemed to be in accordance with the terms of this Indenture or any of the Note Security Documents for purpose of clause (i) of the first parenthetical in Section 601(xii). The Company and the Subsidiary Guarantors shall continue to have the right to possess and control their property and assets constituting Collateral and exercise all rights with respect thereto, subject to the terms of the Note Security Documents.
Notwithstanding the foregoing, if the Company and the Subsidiary Guarantors are unable to complete on or prior to the Grant Date all filings, recordings and other similar actions required in connection with the perfection of such liens and security interests, the Company and the Subsidiary Guarantors shall use their commercially reasonable efforts to complete such actions as soon as reasonably practicable (but no later than 180 days (or, 270 days in the case of assets represented by certificates of title)) after the Grant Date (as such period may be extended, or completion waived, by the ABL Agent (or, if no ABL Obligations are then outstanding, the agent or representative of any holders of any other Senior Priority Obligations) in its sole discretion to the extent such extension or waiver applies with respect to the ABL Obligations (or such Senior Priority Obligations, if applicable)); provided that if any property and other assets securing any Senior Priority Obligations remains unperfected at such time, perfection of such property and other assets under the Note Security Documents will only be required, if and to the extent that such assets and other property securing the Senior Priority Obligations becomes perfected substantially concurrently therewith.
Notwithstanding the foregoing, the Company and the Subsidiary Guarantors will not be required to (x) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (y) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except, in the case of Collateral that constitutes Capital Stock or intercompany notes in certificated form, delivering such Capital Stock or intercompany notes (in the case of intercompany notes, limited to any such note with a principal amount in excess of $3.0 million) to the Note Collateral Agent (or another Person as required under the Intercreditor Agreements) or (z) deliver landlord lien waivers, estoppels or collateral access letters. The Collateral shall not at any time include any Excluded Assets or any assets or property that are not also required to be subject to a Lien securing the obligations under the ABL Credit Agreement (as on effect on the Grant Date).
Section 1502.    Release of Collateral. (a) The Collateral shall be released from the Lien and security interest created by the Note Security Documents, all without delivery of any instrument or performance of any act by any party, at any time or from time to time in accordance with the provisions of the Note Security Documents or as provided by this Section 1502. Upon such release, all rights in the Collateral shall revert to the Company and the Subsidiary Guarantors. The Company and the Subsidiary Guarantors will be entitled to the releases of property and other assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(i)    so long as any ABL Obligations are outstanding, in the case of any property or other assets constituting Collateral, upon the release of all Liens thereon securing ABL Obligations (or, if no ABL Obligations are then outstanding but another series of Senior Priority Obligations remains outstanding, all other Senior Priority Obligations), other than if such release of Liens securing ABL Obligations (or, if no ABL Obligations are then outstanding, Senior Priority Obligations then outstanding) is in connection with a Discharge of ABL Obligations (or a Discharge of such Senior Priority Obligations, if applicable);
(ii)    to enable any sale, conveyance, issuance, transfer or other disposition of such property or assets to any Person (other than the Company or a Subsidiary Guarantor) to the extent not prohibited under Section 411;
(iii)    the release of Excess Collateral Proceeds or Excess Other Proceeds (whether in respect of any Asset Disposition of Collateral or non-Collateral) that remain unexpended after the conclusion of an applicable Offer conducted in accordance with Section 411;
(iv)    in the case of a Subsidiary Guarantor that is released from its Subsidiary Guarantee, the release of the property and assets of such Subsidiary Guarantor and the equity interests of such Subsidiary Guarantor;
(v)    the release of the property or assets that at any time constitute Excluded Assets;
(vi)    pursuant to an amendment or waiver in accordance with Article IX;
(vi)    as provided in the Base Intercreditor Agreement or any other Intercreditor Agreement;
(vii)    payment in full of the principal of, and premium, if any, together with accrued and unpaid interest on, the Notes and all other Obligations under this Indenture, the Subsidiary Guarantees under this Indenture and the Note Security Documents that are due and payable at or prior to the time such principal and premium, if any,, together with accrued and unpaid interest, is paid; or
(viii)    a legal defeasance or covenant defeasance pursuant to Article XII of this Indenture or a discharge of this Indenture pursuant to Article XI of this Indenture.
(b)    The Note Collateral Agent and, if necessary, the Trustee shall, at the Company’s expense and upon receipt of an Officer’s Certificate, execute, deliver or acknowledge such instruments or releases to evidence and shall do or cause to be done all other acts reasonably requested by the Company to effect, in each case as soon as is reasonably practicable, the release of any Collateral permitted to be released pursuant to this Indenture, the Note

Security Documents or the Base Intercreditor Agreement. Neither the Trustee nor the Note Collateral Agent shall be liable for any such release undertaken in good faith and in the absence of gross negligence or willful misconduct.
Section 1503.    After Acquired Property. Promptly, but in no event later than 90 days, following the acquisition by the Company or any Subsidiary Guarantor of any After Acquired Property, the Company or such Subsidiary Guarantor shall execute and deliver such mortgages, Note Security Document supplements, security instruments and financing statements as shall be reasonably necessary to cause such After Acquired Property to be made subject to a perfected Lien (subject to Liens permitted under this Indenture, including Permitted Liens) in favor of the Note Collateral Agent for the benefit of the Trustee and the Holders of the Notes, and thereupon all provisions of this Indenture and the Note Security Documents relating to the Collateral shall be deemed to relate to such After Acquired Property to the same extent and with the same force and effect; provided that (a) if any Senior Priority Obligations are outstanding at such time, the execution and delivery of such documents will only be required, and such After Acquired Property will only become part of the Collateral securing the Notes, if and to the extent that such After Acquired Property becomes part of the Collateral securing the Senior Priority Obligations substantially concurrently therewith, (b) the Collateral in any event will exclude Excluded Assets, and (c) in no event shall (i) control agreements or control or similar arrangements be required with respect to deposit or securities accounts, (ii) notices be required to be sent to account debtors or other contractual third‑parties except after the occurrence and during the continuance of an Event of Default, (iii) perfection (except to the extent perfected through the filing of Uniform Commercial Code financing statements or are automatically perfected as supporting obligations) be required with respect to letter of credit rights and commercial tort claims or (iv) security documents governed by the laws of a jurisdiction other than the United States of America or any state thereof be required.
Section 1504.    Suits to Protect the Collateral. Upon the occurrence and during the continuation of an Event of Default and subject to the provisions of the Intercreditor Agreements, the Trustee in its sole discretion and without the consent of the Holders, on behalf of the Holders, may or may direct the Note Collateral Agent to take all actions it deems necessary or appropriate in order to:
(a)    enforce any of the terms of the Note Security Documents; and
(b)    collect and receive any and all amounts payable in respect of the obligations hereunder.
Subject to the provisions of the Note Security Documents and the Intercreditor Agreements, the Trustee shall have the power to, or direct the Note Collateral Agent to, institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that the Trustee reasonably believes are unlawful or in violation of any of the Note Security Documents or this Indenture, and such suits and proceedings as the Trustee, in its sole discretion, may reasonably deem expedient to preserve or protect the interests of the Note Collateral Agent and the Trustee and the interests of the Holders in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the Lien on the Collateral or be prejudicial to the interests of the Holders or the Trustee). Nothing in this Section 1504 shall be considered to impose any such duty or obligation to act on the part of the Trustee or Note Collateral Agent.
Section 1505.    Authorization of Receipt of Funds by the Trustee Under the Note Security Documents. Subject to the provisions of the Intercreditor Agreements, the Trustee is authorized to receive any funds for the benefit of the Holders distributed by the Note Collateral Agent under the Note Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.
Section 1506.    Purchaser Protected. In no event shall any purchaser or other transferee in good faith of any property or assets purported to be released hereunder be bound to ascertain the authority of the Note Collateral Agent or the Trustee to execute the release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or assets be under any obligation to ascertain or inquire into the authority of the Company or the applicable Subsidiary Guarantor to make any such sale or other transfer.
Section 1507.    Powers Exercisable by Receiver or Trustee. In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article XV upon the Company or a Subsidiary Guarantor with respect to the release, sale or other disposition of such property or assets may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or a Subsidiary Guarantor or of any officer or officers thereof required by the provisions of this Article XV; and if the Trustee shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee.
Section 1508.    Reports and Certificates Relating to Collateral. Any release of Collateral permitted by Section 1502 shall be deemed not to impair the Liens under this Indenture and the Collateral Agreement and the other Note Security Documents in contravention thereof. Each of the Company and the Subsidiary Guarantors may, subject to the other provisions of this Indenture, among other things, without any release or consent by the Trustee, the Note Collateral Agent, the Holders or any other Secured Party, conduct ordinary course activities with respect to the Collateral, including, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property or assets that is or has become worn out, defective, obsolete or not used or useful in the business of the Company and the Subsidiary Guarantors; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions for any leases, contracts or other agreements or instruments; (iii) surrendering or modifying any franchise, license or permit that it may hold or own or under which it may be operating; (iv) altering, repairing, replacing, changing the location or position of or adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (v) granting a license of any intellectual property; (vi) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vii) collecting accounts receivable in the ordinary course of business; (viii) making cash payments (including for the repayment of Indebtedness or payment of interest) from cash that is at any time part of the Collateral in the ordinary course of business; and (ix) abandoning any intellectual property that is no longer used or useful in the business of the Company and the Subsidiary Guarantors.
Section 1509.    Note Collateral Agent. (a) The Trustee and each of the Holders by acceptance of the Notes hereby designates and appoints the Note Collateral Agent as its collateral agent under this Indenture and the Note Security Documents and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Note Collateral Agent to take such action on its behalf under the provisions of this Indenture and the Note Security Documents to exercise such powers and perform such duties as are expressly delegated to the Note Collateral Agent by the terms of this Indenture and the Note Security Documents, together with such powers as are reasonably incidental thereto. The Note Collateral Agent agrees to act as such on the express conditions contained in this Section 1509. Notwithstanding any provision to the contrary contained elsewhere in this Indenture and the Note Security Documents, the Note Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Note Collateral Agent have or be deemed to have any fiduciary relationship with the Trustee, any Holder or the Company or any Subsidiary Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture and the Note Security Documents or otherwise exist against the Note Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Note Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and is intended to create or reflect only an administrative relationship between independent contracting parties. Except as expressly otherwise provided in this Indenture, the Note Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that the Note Collateral Agent is expressly entitled to take or assert under this Indenture and the Note Security Documents, including the exercise of remedies pursuant to Article VI, and any action so taken or not taken shall be deemed consented to by the Trustee and the Holders.
(b)    The Note Collateral Agent may execute any of its duties under this Indenture or the Note Security Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties and the Note Collateral Agent shall not be responsible for any misconduct or negligence on the part of any agent or attorney-in-fact appointed with due care by it hereunder.

(c)    No provision of this Indenture shall be construed to relieve the Note Collateral Agent from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that (i) this paragraph does not limit the effect of the third and fourth sentences of Section 1509(a); and (ii) the Note Collateral Agent shall not be liable for any error of judgment made in good faith by the Note Collateral Agent, unless it is proved that the Note Collateral Agent was negligent in ascertaining the pertinent facts. The recitals contained herein and in the Notes, shall be taken as the statements of the Company, and the Note Collateral Agent assumes no responsibility for their correctness. The Note Collateral Agent makes no representations as to the validity or sufficiency of this Indenture or of the Notes, except that the Note Collateral Agent represents that it is duly authorized to execute and deliver this Indenture, the Intercreditor Agreements and the Note Security Documents and perform its obligations hereunder and thereunder. The Note Collateral Agent shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. None of the Note Collateral Agent or any of its agents shall be under any obligation to the Trustee or any Holder to ascertain or inquire as to the observance or performance by the Company or any Subsidiary Guarantor of any agreements contained in, or conditions of, this Indenture or the Note Security Documents, or to inspect the properties, books or records of the Company or any Subsidiary Guarantor.
(d)    The Note Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless the Note Collateral Agent shall have received written notice from the Trustee or the Company referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Note Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article VI (subject to this Section 1509 and the Intercreditor Agreements); provided, however, that unless and until the Note Collateral Agent has received any such request, the Note Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable, subject to the Intercreditor Agreements.
(e)    A resignation or removal of the Note Collateral Agent and appointment of a successor Note Collateral Agent shall become effective only upon the successor Note Collateral Agent’s acceptance of appointment as provided in this Section 1509(e). The Note Collateral Agent may resign in writing at any time by so notifying the Company and the Trustee at least 30 days prior to the proposed date of resignation. The Company may remove the Note Collateral Agent if: (i) the Note Collateral Agent is removed as Trustee under this Indenture; (ii) the Note Collateral Agent fails to meet the requirements for being a Trustee under Section 709; or (iii) the Note Collateral Agent shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Note Collateral Agent or of its property shall be appointed or any public officer shall take charge or control of the Note Collateral or of its property or affairs for the purpose of rehabilitation, conservation or liquidation. If the Note Collateral Agent resigns or is removed or if a vacancy exists in the office of Note Collateral Agent for any reason, the Company shall promptly appoint a successor Note Collateral Agent that complies with the eligibility requirements contained in this Indenture. If a successor Note Collateral Agent does not take office within 10 days after the retiring Note Collateral Agent resigns or is removed, the retiring Note Collateral Agent, the Company or the Holders of at least 10% in principal amount of the then outstanding principal amount of the Notes may petition any court of competent jurisdiction for the appointment of a successor Note Collateral Agent. A successor Note Collateral Agent shall deliver a written acceptance of its appointment to the retiring Note Collateral Agent and to the Company. Thereupon, the resignation or removal of the retiring Note Collateral Agent shall become effective, and the successor Note Collateral Agent shall have all the rights, powers and the duties of the Note Collateral Agent under this Indenture and the Note Security Documents. The successor Note Collateral Agent shall mail a notice of its succession to the Trustee. The retiring Note Collateral Agent shall promptly transfer all property and assets held by it as Note Collateral Agent to the successor Note Collateral Agent, provided that all sums owing to the Note Collateral Agent hereunder have been paid. Notwithstanding replacement of the Note Collateral Agent pursuant to this Section 1509(e), the Company’s obligations under this Section 1509 and Section 1511 shall continue for the benefit of the retiring Note Collateral Agent and the retiring Note Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Note Collateral Agent under this Indenture.
(f)    The Note Collateral Agent shall be authorized to appoint co-note collateral agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Note Security Documents, neither the Note Collateral Agent nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Note Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Note Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own willful misconduct, gross negligence or bad faith.
(g)    The Note Collateral Agent and the Trustee, as applicable, are authorized and directed to (i) enter into the Note Security Documents and the Base Intercreditor Agreement, (ii) execute and deliver any other Intercreditor Agreement, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Note Security Documents, the Base Intercreditor Agreement and any other Intercreditor Agreement, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Company to be necessary or reasonably desirable for any Lien on the Collateral permitted under this Indenture to secure any Indebtedness to become a valid perfected Lien (with such priority as may be designated by the Company, to the extent that such priority is permitted by this Indenture), (iii) bind the Holders on the terms as set forth in the Note Security Documents and any applicable Intercreditor Agreement and (iv) perform and observe its obligations under the Note Security Documents and any applicable Intercreditor Agreement. The Note Collateral Agent and Trustee are hereby authorized to take any action contemplated by the preceding sentence, and any such amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to the Note Security Documents or any Intercreditor Agreement shall be effective notwithstanding the provisions of Article IX. The Note Collateral Agent and the Trustee shall enter into the Base Intercreditor Agreement and any other Intercreditor Agreement at the written request of the Company, provided that (in the case of such other Intercreditor Agreement) the Company will have delivered to the Note Collateral Agent and the Trustee an Officer’s Certificate to the effect that such other Intercreditor Agreement complies with the provisions of this Indenture, the Notes and the other Note Security Documents. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Note Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, any applicable Intercreditor Agreement or any Note Security Documents, the Trustee and Note Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements). The Note Collateral Agent and the Trustee, as applicable, each agrees at the Company’s expense to execute and deliver any amendment to, waiver of, or supplement to any Note Security Document or Intercreditor Agreement authorized pursuant to Article IX.
(h)    The Trustee agrees that it shall not (and shall not be obliged to), and shall not instruct the Note Collateral Agent to, unless specifically requested to do so by a majority of the Holders and subject to any applicable Intercreditor Agreement, take or cause to be taken any action to enforce its rights under this Indenture or against the Company and the Subsidiary Guarantors, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(i)    Neither the Note Collateral Agent nor the Trustee shall have any obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company and the Subsidiary Guarantors or is cared for, protected or insured or has been encumbered, or that the Liens securing the Collateral have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of any Grantor’s (as defined in the Collateral Agreement) property constituting Collateral intended to be subject to the Lien and security interest of the Note Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Note Collateral Agent pursuant to this Indenture or any Note Security Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Note Collateral Agent may act in any manner it may in good faith deem appropriate, in its sole discretion and in accordance with this Indenture and any applicable Intercreditor Agreement, and that the Note

Collateral Agent shall have no other duty or liability whatsoever to the Trustee or any Holder as to any of the foregoing.
(j)    The Note Collateral Agent (i) shall not be liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers, or for any error of judgment made in good faith by an authorized officer, unless it is proved that the Note Collateral Agent was negligent in ascertaining the pertinent facts, (ii) shall not be liable for interest on any money received by it except as the Note Collateral Agent may agree in writing with the Company (and money held in trust by the Note Collateral Agent need not be segregated from other funds except to the extent required by law), and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Note Collateral Agent shall not be construed to impose duties to act.
(k)    If at any time the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payment with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payment received by the Trustee from the Note Collateral Agent pursuant to the terms of this Indenture, or (ii) any payment from the Note Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article VI, the Trustee shall promptly turn the same over to the Note Collateral Agent, in kind, and with any such endorsement as may be required to negotiate the same to the Note Collateral Agent.
(l)    The Trustee and the Note Collateral Agent are each Holder’s agents for the purpose of perfecting the Holders’ security interest in assets that can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Company, the Trustee shall notify the Note Collateral Agent thereof, and shall deliver such Collateral to the Note Collateral Agent or otherwise deal with such Collateral in accordance with the Note Collateral Agent’s instructions.
(m)    The Note Collateral Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and the Subsidiary Guarantors as though the Note Collateral Agent was not the Note Collateral Agent hereunder and without notice to or consent of the Trustee. The Trustee and the Holders acknowledge that, pursuant to such activities, the Note Collateral Agent and its Affiliates may receive information regarding the Company and the Subsidiary Guarantors (including information that may be subject to confidentiality obligations in favor of the Company or any Subsidiary Guarantor) and acknowledge that the Note Collateral Agent shall not be under any obligation to provide such information to the Trustee or the Holders. Nothing herein shall impose or imply any obligation on the part of the Note Collateral Agent to advance funds.

Section 1510.    Compensation and Indemnification. The Note Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 707 (with the references to the Trustee therein applying herein to refer to the Note Collateral Agent).
Section 1511.    The Intercreditor Agreements and the Note Security Documents. Each of the Trustee and the Note Collateral Agent is hereby directed and authorized to execute and deliver the Intercreditor Agreements and any Note Security Documents in which it is named as a party. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Note Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under or pursuant to, the Intercreditor Agreements or any Note Security Documents, the Trustee and Note Collateral Agent each shall have all of the rights, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).
Section 1512.    [Reserved].
Section 1513.    Confidentiality. Each of the Note Collateral Agent and the Trustee agrees to keep any information supplied by the Company or any Subsidiary Guarantor or any of their respective Subsidiaries or on behalf of the Company or any Subsidiary Guarantor or any of their respective Subsidiaries or obtained by it based on a review of books and records relating to the Company or any Subsidiary Guarantor or any of their respective Subsidiaries confidential from anyone other than its Affiliates (provided that each such Affiliate keeps such information confidential in accordance herewith) and to use (and cause such Affiliate to use) such information only in connection with the duties specifically set forth in this Indenture and the Note Security Documents; provided that nothing herein shall prevent the Note Collateral Agent, the Trustee or any such Affiliate from disclosing such information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over the Note Collateral Agent, the Trustee or any such Affiliate, (c) that had been publicly disclosed other than as a result of a disclosure by the Note Collateral Agent, the Trustee or any such Affiliate that is prohibited by the terms of this Section 1513, (d) already in the Note Collateral Agent’s, the Trustee’s or any such Affiliate’s possession (other than information provided to the Note Collateral Agent, the Trustee or any such Affiliate known by the Note Collateral Agent, the Trustee or such Affiliate to be subject to any confidentiality agreement or undertaking in favor of the Company or any Subsidiary Guarantor or any of their respective Subsidiaries) prior to its receipt of such information from the Company or any Subsidiary Guarantor or any of their respective Subsidiaries or from another Person supplying it on behalf of the Company or any Subsidiary Guarantor or any of their respective Subsidiaries or from its review of books and records described above (as the case may be), (e) in connection with any litigation to which the Note Collateral Agent, the Trustee or any such Affiliate may be a party, to the extent compelled by legal process in such litigation, (f) to the extent necessary or advisable in connection with the exercise of any remedy hereunder, or (g) to the Note Collateral

Agent’s, the Trustee’s or any such Affiliate’s legal counsel and independent auditors, provided that such counsel and auditors keep such information confidential in accordance herewith; provided that, in the case of clause (a), (b) or (e), the Note Collateral Agent or the Trustee, as applicable, shall, to the extent practicable and legally permissible, notify the Company of the proposed disclosure as far in advance of such disclosure as practicable and use commercially reasonable efforts to ensure that any information so disclosed is accorded confidential treatment.

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed, all as of the date first written above.
HERC SPINOFF ESCROW ISSUER, LLC
HERC SPINOFF ESCROW ISSUER, CORP.
By:     /s/ Scott Massengill
    Name: Scott Massengill
    Title: Senior Vice President and Treasurer

[Signature Page to Indenture]

WILMINGTON TRUST,
NATIONAL ASSOCIATION,
as Trustee
By:     /s/ Jane Y. Schweiger
    Name: Jane Y. Schweiger
    Title: Vice President
WILMINGTON TRUST,
NATIONAL ASSOCIATION,
as Note Collateral Agent
By:     /s/ Jane Y. Schweiger
    Name: Jane Y. Schweiger
    Title: Vice President

[Signature Page to Indenture]

EXHIBIT A

Form of Initial Note1
(FACE OF NOTE)
HERC SPINOFF ESCROW ISSUER, LLC
HERC SPINOFF ESCROW ISSUER, CORP.2
[ ]% Senior Secured Second Priority Notes due [     ]
CUSIP No. [ ]3
No. __________    $ ________
Herc Spinoff Escrow Issuer, LLC, a limited liability company duly organized and existing under the laws of the state of Delaware, and Herc Spinoff Escrow Issuer, Corp., a corporation duly organized and existing under the laws of the State of Delaware (together with their respective successors and assigns, the “Issuers”), promise to pay to ________________________, or its registered assigns, the principal sum of $________________ ([ ] United States Dollars) [(or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Sections 312 and 313 of the Indenture referred to on the reverse hereof)]4 (the “Principal Amount”) on [ ], [     ].
The Issuers promise to pay interest semi-annually in arrears on [ ] and [ ] in each year, commencing [ ], at the rate of [ ]% per annum (subject to adjustment as provided below), until the Principal Amount is paid or made available for payment. [Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date.]5 [Interest on this Note will accrue (or will be deemed to have accrued) from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no such interest has been paid, from ________, ____6.]7

_______________________________________

[1]	Insert any applicable legends from Article II.

[2]
From and after the Effective Date, references to “Herc Spinoff Escrow Issuer, LLC and Herc Spinoff Escrow Issuer, Corp.” shall be replaced with “Herc Rentals Inc.” and all references to the “Issuers” shall be replaced with “Company”.

[3]	Insert applicable CUSIP.

[4]	Include only if the Note is issued in global form.

[5]	Include only for Initial Notes.

[6]	Insert applicable date.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the [ ] or [ ] (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not more than 15 days nor less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
Payment of the principal of (and premium, if any) and interest on this Note will be made at the office of the applicable Paying Agent, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company payment of interest may be made by wire transfer of immediately available funds to the account designated to the Company by the Person entitled thereto or by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.
Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.
Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

______________________________________________________________________________
7    Include only for Additional Notes.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.
HERC SPINOFF ESCROW ISSUER, LLC
HERC SPINOFF ESCROW ISSUER, CORP.8
By:
    Name:
    Title:

________________________
8    Replace with “HERC RENTALS INC.” from and after the Effective Date.

This is one of the Notes referred to in the within mentioned Indenture.
WILMINGTON TRUST,
NATIONAL ASSOCIATION
As Trustee
By_____________________________
    Authorized Signatory
Dated:

(REVERSE OF NOTE)
This Note is one of the duly authorized issue of [ ]% Senior Secured Second Priority Notes due [      ] of the Issuers (herein called the “Notes”), issued under an Indenture, dated as of June 9, 2016 (herein called the “Indenture,” which term shall have the meaning assigned to it in such instrument), [between] [among] the Issuers, as co-issuers, [the Subsidiary Guarantors from time to time parties thereto,] and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture) and Note Collateral Agent (herein called the “Note Collateral Agent”, which term includes any successor Note Collateral Agent under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuers, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and Holders are referred to the Indenture for a statement of such terms. To the maximum extent permitted by law, in the case of any conflict between the provisions of this Note and the Indenture, the provisions of the Indenture shall control. Additional Notes may be issued from time to time in one or more series under the Indenture and (except as provided in Section 902 of the Indenture) will vote (or consent) as a single class with the Notes and otherwise be treated as Notes for purposes of the Indenture.
All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
This Note may hereafter be entitled to certain senior Subsidiary Guarantees made for the benefit of the Holders. Reference is made to Article XIII of the Indenture for terms relating to such Subsidiary Guarantees, including the release, termination and discharge thereof. Neither the Issuers nor any Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Subsidiary Guarantee or any such release, termination or discharge.
The Notes will be redeemable, at the Issuers’ option, in whole or in part, as provided in the Indenture and the [[ ] Supplemental Indenture, dated as of [ ], 20[ ], [between] [among] the Issuers [, the Subsidiary Guarantors party thereto] and the Trustee].10
The Indenture provides (as and to the extent set forth therein) that, upon the occurrence after the Effective Date of a Change of Control, each Holder will have the right to require that the Issuers repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of such repurchase (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the purchase
_________________________
9    Revise to reflect appropriate parties.
10     Revise to reflect appropriate parties.

date); provided, however, that the Issuers shall not be obligated to repurchase Notes in the event it has exercised its right to redeem all the Notes as provided in the Indenture.
The Notes will not be entitled to the benefit of a sinking fund.
The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.
[If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.]11
The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuers and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Issuers and the Trustee with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes (as such terms are defined in the Indenture). The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Outstanding Notes (as such terms are defined in the Indenture), on behalf of the Holders of all Notes, to waive compliance by the Issuers with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 30.0% in principal amount of the Notes at the time Outstanding (which contain such Event of Default) shall have made written request to the Trustee to pursue such remedy in respect of such Event of Default as Trustee and offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, and the Trustee shall not have received from the Holders of a majority in principal amount of Outstanding Notes (as such terms are defined in the Indenture) a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
__________________________
11    Include unless otherwise provided in the Notes Supplemental Indenture establishing the applicable series of Notes.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Issuers in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuers and the Note Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Issuers, any other obligor in respect of this Note, the Trustee and any agent of the Issuers, such other obligor or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Issuers, any other obligor upon this Note, the Trustee nor any such agent shall be affected by notice to the contrary.
No director, officer, employee, incorporator or stockholder, as such, of any Issuer, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Issuers, or any Subsidiary Guarantor under the Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Holder, by accepting this Note, hereby waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE ISSUERS, ANY OTHER OBLIGOR IN RESPECT OF THIS NOTE AND (BY ITS ACCEPTANCE OF THIS NOTE) THE HOLDER HEREOF AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE, OR THE GUARANTEES.

[FORM OF CERTIFICATE OF TRANSFER]
FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)
the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the [Company] with full power of substitution in the premises.
Check One

[ ] (a)	this Note is being transferred in compliance with the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144A thereunder.
or

[ ] (b)	this Note is being transferred other than in accordance with (a) above and documents are being furnished which comply with the conditions of transfer set forth in this Note and the Indenture.
If neither of the foregoing boxes is checked, the Trustee or other Note Registrar shall not be obligated to register this Note in the name of any Person other than the Holder hereof unless and until the conditions to any such transfer of registration set forth herein and in Section 313 of the Indenture shall have been satisfied.
Date:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

TO BE COMPLETED BY PURCHASER IF (a) ABOVE IS CHECKED.
The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuers as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.
Dated: _____________________
NOTICE: To be executed by an executive officer

OPTION OF HOLDER TO ELECT PURCHASE
If you wish to have this Note purchased by the [Company] pursuant to Section 411 or 415 of the Indenture, check the box: [ ].
If you wish to have a portion of this Note purchased by the [Company] pursuant to Section 411 or 415 of the Indenture, state the amount (in principal amount) below:
$
Date:
Your Signature:
(Sign exactly as your name appears on the other side of this Note)
Signature Guarantee:
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE
The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee or Notes Custodian

EXHIBIT B

[RESERVED]

B-1

EXHIBIT C

Form of Certificate of Beneficial Ownership
On or after [__________], 20[ ]
WILMINGTON TRUST, NATIONAL ASSOCIATION
Wilmington Trust, National Association,
as Trustee and Note Registrar
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Hertz Equipment Rental Corp Administrator
Fax No.: 612-217-5651
Re:    [Herc Rentals Inc.] (the “Company”) 12
    [ ]% Senior Secured Second Priority Notes due 20[ ] (the “Notes”)
Ladies and Gentlemen:
This letter relates to $________ principal amount of Notes represented by the offshore [temporary] global note certificate (the “[Temporary] Regulation S Global Note”). Pursuant to Section 313(3) of the Indenture dated as of June 9, 2016 relating to the Notes (the “Indenture”), we hereby certify that (1) we are the beneficial owner of such principal amount of Notes represented by the [Temporary] Regulation S Global Note and (2) we are either (i) a Non U.S. Person to whom the Notes could be transferred in accordance with Rule 903 or 904 of Regulation S (“Regulation S”) promulgated under the Securities Act of 1933, as amended (the “Act”) or (ii) a U.S. Person who purchased securities in a transaction that did not require registration under the Act.

_________________________

[12]
Prior to the Effective Date, references to “Herc Rentals Inc.” shall be replaced with “Herc Spinoff Escrow Issuer, LLC and Herc Spinoff Escrow Issuer, Corp.” and references to the “Company” shall be replaced with “Issuers”.

C-1

You, the Company and counsel for the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[Name of Holder]
By: ________________________
    Authorized Signature

C-2

EXHIBIT D

Form of Regulation S Certificate
Regulation S Certificate
WILMINGTON TRUST, NATIONAL ASSOCIATION
Wilmington Trust, National Association,
as Trustee and Note Registrar
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Hertz Equipment Rental Corp Administrator
Fax No.: 612-217-5651
Re:    [Herc Rentals Inc.] (the “Company”)13
    [ ]% Senior Secured Second Priority Notes due 20[ ] (the “Notes”)
Ladies and Gentlemen:
In connection with our proposed sale of $_____ aggregate principal amount of Notes, we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly, we hereby certify as follows:
1.    The offer of the Notes was not made to a person in the United States (unless such person or the account held by it for which it is acting is excluded from the definition of “U.S. person” pursuant to Rule 902(k) of Regulation S under the circumstances described in Rule 902(h)(3) of Regulation S) or specifically targeted at an identifiable group of U.S. citizens abroad.
2.    Either (a) at the time the buy order was originated, the buyer was outside the United States or we and any person acting on our behalf reasonably believed that the buyer was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated offshore securities market, and neither we nor any person acting on our behalf knows that the transaction was pre-arranged with a buyer in the United States.
3.    No directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(a)(2) or Rule 904(a)(2) of Regulation S, as applicable.

________________________________
13    Prior to the Effective Date, references to “Herc Rentals Inc.” shall be replaced with “Herc Spinoff Escrow Issuer, LLC and Herc Spinoff Escrow Issuer, Corp.” and references to the “Company” shall be replaced with “Issuers”.

D-1

4.    The proposed transfer of Notes is not part of a plan or scheme to evade the registration requirements of the Securities Act.
5.    If we are a dealer or a person receiving a selling concession or other fee or remuneration in respect of the Notes, and the proposed transfer takes place before end of the distribution compliance period under Regulation S, or we are an officer or director of the Company or a distributor, we certify that the proposed transfer is being made in accordance with the provisions of Rules 903 and 904 of Regulation S.
6.    If the proposed transfer takes place before the end of the distribution compliance period under Regulation S, the beneficial interest in the Notes so transferred will be held immediately thereafter through Euroclear (as defined in such Indenture) or Clearstream (as defined in such Indenture).
7.    We have advised the transferee of the transfer restrictions applicable to the Notes.
You, the Company and counsel for the Company are entitled to rely upon this Certificate and are irrevocably authorized to produce this Certificate or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.
Very truly yours,
[NAME OF SELLER]
By:
    Name:
    Title:
    Address:
Date of this Certificate: _______________ __, 20____

D-2

EXHIBIT E

Form of Supplemental Indenture in Respect of Subsidiary Guarantee
SUPPLEMENTAL INDENTURE, dated as of [_________] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “Subsidiary Guarantor(s)”), [Herc Rentals Inc.], a corporation duly organized and existing under the laws of the State of Delaware (together with its respective successors and assigns, the “Company”), and each other then existing Subsidiary Guarantor under the Indenture referred to below (the “Existing Guarantors”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.
W I T N E S S E T H:
WHEREAS, the Company, any Existing Guarantors, the Trustee and the Note Collateral Agent have heretofore become parties to an Indenture, dated as of June 9, 2016 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;
WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;
WHEREAS, each Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Subsidiary Guarantor has guaranteed, and on such Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior ABL Facility; and
WHEREAS, pursuant to Section 901(3) of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Subsidiary Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

E-1

2.    Agreement to Guarantee. [The] [Each] Subsidiary Guarantor hereby agrees, jointly and severally with [all] [any] other Subsidiary Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor.
3.    Termination, Release and Discharge. [The] [Each] Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and [the] [each] Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.
4.    Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.
5.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
6.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
7.    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
8.    Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

E-

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
[NAME OF SUBSIDIARY GUARANTOR(S)],
as Subsidiary Guarantor
By:
    Name:
    Title:
HERC RENTALS INC.
By:
    Name:
    Title:
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee
By:
    Name:
    Title:

E-

EXHIBIT F

[Form of Certificate from Acquiring Institutional Accredited Investors]
Certificate from Acquiring Institutional Accredited Investor
WILMINGTON TRUST, NATIONAL ASSOCIATION
Wilmington Trust, National Association,
as Trustee and Note Registrar
Global Capital Markets
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Hertz Equipment Rental Corp Administrator
Fax No.: 612-217-5651
Re:    [Herc Rentals Inc.] (the “Company”)14
    [ ]% Senior Secured Second Priority Notes due 20[ ] (the “Notes”)
Ladies and Gentlemen:
In connection with our proposed sale of $_____ aggregate principal amount of Notes, we confirm that:
1.    We understand that any subsequent transfer of the Notes is subject to certain restrictions and conditions set forth in the Indenture dated as of June 9, 2016 relating to the Notes (as amended, supplemented, waived or otherwise modified, the “Indenture”) and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).
2.    We understand that the Notes have not been registered under the Securities Act or any other applicable securities law, and that the Notes may not be offered, sold or otherwise transferred except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Notes within one year after the original issuance of the Notes, we will do so only (A) to the Company, (B) inside the United States to a “qualified institutional buyer” in compliance with Rule 144A under the Securities Act, (C) inside the United States to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to you a signed letter substantially in the form of this letter, (D) outside the United States to a foreign person in compliance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the exemption from registration provided by Rule 144 under the
______________________________
14    Prior to the Effective Date, references to “Herc Rentals Inc.” shall be replaced with “Herc Spinoff Escrow Issuer, LLC and Herc Spinoff Escrow Issuer, Corp.” and references to the “Company” shall be replaced with “Issuers”.

F-1

Securities Act (if available), or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any person purchasing any of the Notes from us a notice advising such purchaser that resales of the Notes are restricted as stated herein and in the Indenture.
3.    We understand that, on any proposed transfer of any Notes prior to the later of the original issue date of the Notes and the last date the Notes were held by an affiliate of the Company pursuant to paragraphs 2(C), 2(D) and 2(E) above, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed transfer complies with the foregoing restrictions. We further understand that the Notes purchased by us will bear a legend to the foregoing effect.
4.    We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are acquiring the Notes for investment purposes and not with a view to, or offer or sale in connection with, any distribution in violation of the Securities Act, and we are each able to bear the economic risk of our or its investment.
5.    We are acquiring the Notes purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.
You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.
Very truly yours,
(Name of Transferee)
By: ____________________________________
                   Authorized Signature

F-2

EXHIBIT G

FORM OF SUPPLEMENTAL INDENTURE ESTABLISHING A SERIES OF NOTES
[HERC RENTALS INC.]
as Issuer15
[and
the Subsidiary Guarantors from time to time party to the Indenture]
and
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Trustee and Note Collateral Agent
____
[ ] SUPPLEMENTAL INDENTURE
DATED AS OF [ ], 20[ ]
to the
INDENTURE
DATED AS OF JUNE 9, 2016
Providing for the Issuance of
[ ]% Senior Secured Second Priority Notes Due [           ]

__________________________
15    Prior to the Effective Date, references to “Herc Rentals Inc.” shall be replaced with “Herc Spinoff Escrow Issuer, LLC and Herc Spinoff Escrow Issuer, Corp.” and references to the “Company” shall be replaced with “Issuers”.

EXHIBIT G

[ ]16 SUPPLEMENTAL INDENTURE, dated as of [_________], 20[ ] (this “Supplemental Indenture”), among [Herc Rentals Inc.]17 (together with their respective successors and assigns, the “Company”), as issuer, the Subsidiary Guarantors under the Indenture referred to below (the “Subsidiary Guarantors”), and Wilmington Trust, National Association, as Trustee and Note Collateral Agent.
W I T N E S S E T H:
WHEREAS, the Company, the Subsidiary Guarantors, the Trustee and the Note Collateral Agent are party to the Indenture, dated as of June 9, 2016 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), which provides for the issuance from time to time of Notes by the Company;
WHEREAS, Section 901(9) of the Indenture provides that the Company may provide for the issuance of Notes of any series as permitted by Section 301 therein;
WHEREAS, in connection with the issuance of the [    ] Notes (as defined herein), the Company has duly authorized the execution and delivery of this Supplemental Indenture to establish the forms and terms of the [     ] Notes as hereinafter described; and
WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Subsidiary Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:
1.    Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as so defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
[“Escrow Agreement” means that certain Escrow Agreement, dated as of June 9, 2016, by and among the Issuers, the Trustee and the Escrow Agent (as defined therein), as the same may be amended from time to time.
______________________________

[16]	Insert supplement number.
17    Prior to the Effective Date, references to “[Herc Rentals Inc.]” shall be replaced with “Herc Spinoff Escrow Issuer, LLC and Herc Spinoff Escrow Issuer, Corp.” and references to the “Company” shall be replaced with “Issuers” (where applicable).

“Escrow Officer’s Certificate” has the meaning attributed to the term “Officer’s Certificate” in the Escrow Agreement.
“Escrow Termination Notice” has the meaning set forth in the Escrow Agreement.
“Mandatory Redemption Event” means (i) 5:00 p.m. (New York City time) on the then applicable Outside Date, if (and only if) the Escrow Agent has not received an Escrow Officer’s Certificate at or prior to such time, or (ii) the receipt by the Escrow Agent of an Escrow Termination Notice from the Company prior to the then applicable Outside Date.
“Outside Date” has the meaning set forth in the Escrow Agreement.
“Special Mandatory Redemption Price” means a price equal to 100.0% of the initial issue price of the Notes plus accrued and unpaid interest on the Notes, if any, as calculated in accordance with the terms of the Indenture and the Notes, from and including the Issue Date to, but excluding, the Special Mandatory Redemption Date.]18
2.    Title of Notes. There shall be a series of Notes of the Company designated the “[   ]%19 Senior Notes due 20[ ]”20 (the “[ ]21 Notes”).
3.    Maturity Date. The final Stated Maturity of the [ ] Notes shall be [[ ], 20[ ]].22
4.    Interest and Interest Rates. Interest on the Outstanding principal amount of [           ] Notes will accrue at the rate of [ ]%23 per annum and will be payable semi-annually in arrears on [[ ] and [ ]]24 in each year, commencing on [[ ], 20[ ]],25 to holders of record on the immediately preceding [[ ] and [ ]],26 respectively (each such [ ] and
_______________________________________________

[18]	Delete after the Effective Date.

[19]	Insert interest rate.

[20]	Insert year during which the maturity date falls.

[21]	Insert title of notes.

[22]	Insert Maturity Date.

[23]	Insert interest rate.

[24]	Insert Interest Payment Dates.

[25]	Insert First Interest Payment Date.
26    Insert Record Dates.

[               ], a “Regular Record Date”). Interest on the [ ] Notes will accrue from the most recent date to which interest has been paid or provided for or, if no interest has been paid, from [          ], 20[ ], except that interest on any Additional [ ] Notes (as defined below) issued on or after the first Interest Payment Date will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional [ ] Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional [               ] Notes (or if the date of issuance of such Additional [ ] Notes is an Interest Payment Date, from such date of issuance); provided that if any [ ] Note issued in exchange therefor is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on such Note received in exchange thereof will accrue from such Interest Payment Date.
5.    [No] Limitation on Aggregate Principal Amount. The aggregate principal amount of [     ] Notes that may be authenticated and delivered and Outstanding under the Indenture is [not limited] [limited to $[ ]].27 [The aggregate principal amount of the [ ] Notes shall initially be $[ ] million.]28 [The aggregate principal amount of the [ ] Notes issued pursuant to this Supplemental Indenture shall be $[ ] million.]29 Subject to Sections 407 and 413 of the Indenture, the Issuers may from time to time, without the consent of the Holders, create and issue Additional Notes having the same terms and conditions as the [ ] Notes in all respects or in all respects except for issue date, issue price and, if applicable, the first date on which interest accrues and the first payment of interest thereon. Additional Notes issued in this manner will be consolidated with, and will form a single series with, the [ ] Notes (any such Additional Notes, “Additional [ ] Notes”), unless otherwise specified for Additional Notes in an applicable Notes Supplemental Indenture, or otherwise designated by the Company, as contemplated by Section 301 of the Indenture.
6.    Redemption. (a) The [ ] Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after [[ ], 20[ ]]30 and prior to maturity thereof at the applicable redemption price set forth below. The [ ] Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date
_______________________________________

[27]	Insert whether the applicable series of Notes will be limited or not.

[28]	Insert for the initial notes of any applicable series.

[29]	Insert for the Additional Notes of any applicable series.
30    Insert date upon which the Notes are callable.

(subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture), if redeemed during the 12-month period commencing on [ ]31 of the years set forth below:

Redemption Period[32]	Price[33]
20[ ]	[ ]%
20[ ]	[ ]%
20[ ]	[ ]%
20[ ] and thereafter	100.000%

(b)    In addition, during any 12‑month period prior to [    ]34, the Company will be entitled to redeem up to [    ]%35 of the original aggregate principal amount of the [    ] Notes (including the principal amount of any Additional Notes of the same series) at a redemption price equal to [    ]%36 of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling prior to or on the Redemption Date).
(c)    In addition, at any time and from time to time on or prior to [ ], 20[ ],37 the Company at its option may redeem [ ] Notes in an aggregate principal amount equal to up to [     ]%38 of the original aggregate principal amount of the Notes (including the principal amount of any Additional [ ] Notes, or any other Additional Notes of the same series as the [ ] Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of [ ]%,39 plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the
_______________________________________

[31]	Insert date upon which the Notes are callable.

[32]	Insert years, adding or deleting lines if applicable.

[33]	Insert prices.

[34]	Insert date upon which the Notes are callable.

[35]	Inset applicable percentage.

[36]	Insert premium.

[37]	Insert date until which equity clawback is applicable.

[38]	Insert maximum percentage for equity clawback.
39    Insert premium.

Redemption Date pursuant to Section 307 of the Indenture);40 provided, however, that an aggregate principal amount of [ ] Notes equal to at least [ ]% of the original aggregate principal amount of [ ] Notes (including the principal amount of any Additional [ ] Notes, or any other Additional Notes of the same series as the [     ] Notes) must remain outstanding immediately after each such redemption. Any amount payable pursuant to this Section 6(c) may be funded from any source (including amounts in excess of the Redemption Amount).
(d)    At any time prior to [[ ], 20[ ]],41 [ ] Notes may also be redeemed or purchased (by the Company or any other person) in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100.0% of the principal amount thereof plus the Applicable Premium (as defined below) as of, and accrued but unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date pursuant to Section 307 of the Indenture).
“Applicable Premium” means, with respect to a [ ] Note at any Redemption Date, the greater of (i) 1.00% of the principal amount of such [ ] Note and (ii) the excess of (A) the present value at such Redemption Date, calculated as of the date of the applicable redemption notice, of (1) the redemption price of such [ ] Note on [[          ], 20[ ]]42 (such redemption price being that described in Section 6(a)), plus (2) all required remaining scheduled interest payments due on such [ ] Note through such date (excluding accrued and unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such [ ] Note on such Redemption Date, as calculated by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.
“Treasury Rate” means, with respect to a Redemption Date, the weekly average yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the date of the applicable redemption notice (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to [[ ], 20[ ]];43 provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to
_______________________________________________

[40]	Insert minimum amount required to remain outstanding.

[41]	Insert date upon which the Notes are callable.

[42]	Insert date upon which the Notes are callable.
43    Insert date upon which the Notes are callable.

the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.
(e)    Notwithstanding clauses (a), (b), (c) and (d) of this Section 6, in connection with any tender for the [       ] Notes, if Holders of not less than 90% in the aggregate principal amount of the outstanding [       ] Notes (including the principal amount of any Additional [    ] Notes, or any other Additional Notes of the same series as the [    ] Notes) validly tender and do not withdraw such Notes in such tender offer and the Company, or any other Person making such tender offer, purchases all of the [       ] Notes (including any Additional [    ] Notes and any Additional Notes of the same series as the [    ] Notes) validly tendered and not withdrawn by such Holders, the Company will have the right, upon notice given not more than 30 days following such purchase pursuant to such tender offer, to redeem all of the [       ] Notes that remain outstanding following such purchase at a price in cash equal to the price offered to each Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest to but excluding the Redemption Date.
(f)    Any redemption of Notes pursuant to this Section 6 may be made upon notice sent electronically or, at the Company’s option, mailed by first-class mail to each Holder’s registered address in accordance with Section 1005 of the Indenture, and, if applicable, the Company should notify the Trustee of such redemption date, and the principal amount of Notes to be redeemed in accordance with Section 1003 of the Indenture. The Company may provide in any redemption notice that payment of the redemption price and the performance of the Issuers’ obligations with respect to such redemption may be performed by another Person.
(g)    Any redemption of Notes pursuant to this Section 6 (including in connection with an Equity Offering) or notice thereof may, at the Company’s discretion, be subject to the satisfaction (or, waiver by the Company in its sole discretion) of one or more conditions precedent, which may include consummation of any related Equity Offering or the occurrence of a Change of Control. If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice may state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been (or, in the Company’s sole determination, may not be) satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date so delayed.
(h)    [Special Mandatory Redemption.
(i)    Upon the occurrence of a Mandatory Redemption Event, the Company will redeem all and not less than all of the Notes at the Special Mandatory Redemption Price, with notice of such redemption to be provided as described in Section 6(h)(ii) below. Such redemption (the “Special Mandatory Redemption”) shall be made in accordance with the terms of the Escrow Agreement and for purposes of a Special Mandatory Redemption, the Company shall not be subject to the provisions of Section 1006 of the Indenture.
(ii)    The Company will deliver to the Trustee and the Escrow Agent notice of the occurrence of a Mandatory Redemption Event (a “Special Redemption Company Notice”), within three Business Days following the occurrence thereof. Concurrently with the delivery of the Special Redemption Company Notice, the Company will request the Trustee to, at the Company’s expense, deliver a notice prepared by the Company that a Special Mandatory Redemption is to occur (a “Special Redemption Trustee Notice”) and will notify the Trustee and the Escrow Agent of the Redemption Date (the “Special Mandatory Redemption Date”), which date shall be no later than three Business Days after the date of delivery of the Special Redemption Company Notice. Upon the receipt by the Trustee of a Special Redemption Company Notice, the Trustee shall promptly (and in any event within one Business Day) mail to each Holder a Special Redemption Trustee Notice. The Special Redemption Trustee Notice shall set forth the information provided in Section 1005 of the Indenture. The Company will perform the Special Mandatory Redemption on the Special Mandatory Redemption Date.
(iii)    Each Holder of the Notes by its acceptance thereof authorizes and directs the Trustee to execute, deliver and perform the obligations under the Escrow Agreement.]44
7.    [ ]45
8.    Form. The [ ] Notes shall be issued substantially in the form set forth, or referenced, in Article II of the Indenture, and either Exhibit A or B attached to the Indenture, in each case as provided for in Section 201 of the Indenture (as such form may be modified in accordance with Section 301 of the Indenture).
9.    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.
____________________________________

[44]	Delete after Effective Date.
45    Include appropriate provisions in accordance with Section 301(7) and/or Section 301(8) of the Indenture.

10.    Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Neither the Trustee nor the Note Collateral Agent makes any representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.
11.    Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
12.    Headings. The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
HERC SPINOFF ESCROW ISSUER, LLC
HERC SPINOFF ESCROW ISSUER, CORP.,46
By:
    Name:
    Title:
[SUBSIDIARY GUARANTORS:

[ ]
By:
    Name:
    Title:
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Note Collateral Agent

By:
    Name:
    Title:

___________________________
46    Replace with “[HERC RENTALS INC.]” from and after the Effective Date.

EXHIBIT H
TO
INDENTURE

FORM OF
INTERCREDITOR AGREEMENT

by and between

CITIBANK, N.A.,
as ABL Agent

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Note Collateral Agent

Dated as of [●], 2016

Page
ARTICLE I

DEFINITIONS

Section 1.1	UCC Definitions 2

Section 1.2	Other Definitions 2

Section 1.3	Rules of Construction 20
ARTICLE II

LIEN PRIORITY

Section 2.1	Agreement to Subordinate 23

Section 2.2	Waiver of Right to Contest Liens 27

Section 2.3	Remedies Standstill 29

Section 2.4	Exercise of Rights 31

Section 2.5	No New Liens 33

Section 2.6	Waiver of Marshalling 34
ARTICLE III

ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted 35

Section 3.2	Delivery of Control Collateral; Agent for Perfection 35

Section 3.3	Sharing of Information and Access 36

Section 3.4	Insurance 37

Section 3.5	No Additional Rights for the Credit Parties Hereunder 37

Section 3.6	Actions upon Breach 37
ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds 37

Section 4.2	Specific Performance 41
ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers 41

Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents 42

Section 5.3	Reinstatement and Continuation of Agreement 47

-i-

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1	DIP Financing 47

Section 6.2	Relief from Stay 48

Section 6.3	No Contest 48

Section 6.4	Asset Sales 49

Section 6.5	Separate Grants of Security and Separate Classification 49

Section 6.6	Enforceability 50

Section 6.7	Senior Priority Obligations Unconditional 50

Section 6.8	Junior Priority Obligations Unconditional 50

Section 6.9	Adequate Protection 51

Section 6.10	Reorganization Securities and Other Plan-Related Issues 52

Section 6.11	Certain Waivers 53
ARTICLE VII

MISCELLANEOUS

Section 7.1	Rights of Subrogation 54

Section 7.2	Further Assurances 54

Section 7.3	Representations 54

Section 7.4	Amendments 54

Section 7.5	Addresses for Notices 56

Section 7.6	No Waiver, Remedies 56

Section 7.7	Continuing Agreement, Transfer of Secured Obligations 56

Section 7.8	Governing Law; Entire Agreement 57

Section 7.9	Counterparts 57

Section 7.10	No Third-Party Beneficiaries 57

Section 7.11	Designation of Additional Indebtedness; Joinder of Additional Agents 57

Section 7.12	Senior Priority Representative; Junior Priority Representative 59

Section 7.13	Provisions Solely to Define Relative Rights 60

Section 7.14	Headings 60

Section 7.15	Severability 60

Section 7.16	Attorneys’ Fees 60

Section 7.17	VENUE; JURY TRIAL WAIVER 60

Section 7.18	Intercreditor Agreement 61

Section 7.19	No Warranties or Liability 62

Section 7.20	Conflicts 62

Section 7.21	Information Concerning Financial Condition of the Credit Parties 62

Section 7.22	Excluded Assets 62

EXHIBITS:
Exhibit A    Additional Indebtedness Designation
Exhibit B    Additional Indebtedness Joinder
Exhibit C    Joinder of ABL Credit Agreement or Indenture

-ii-

INTERCREDITOR AGREEMENT
This Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [●], 2016, by and between CITIBANK, N.A., in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “ABL Agent”) for the ABL Secured Parties referred to below, and Wilmington Trust, National Association, in its capacity as note collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Note Collateral Agent”) for the Note Secured Parties referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.
RECITALS
A.    Pursuant to the ABL Credit Agreement, the ABL Creditors have agreed to make certain loans and other financial accommodations to or for the benefit of the ABL Borrowers.
B.    Pursuant to the ABL Guarantees, the ABL Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the ABL Borrowers’ obligations under the ABL Facility Documents, as more particularly provided therein.
C.    As a condition to the effectiveness of the ABL Credit Agreement and to secure the obligations of the ABL Borrowers and the ABL Guarantors and each other Subsidiary of the Parent Borrower that is now or hereafter becomes an ABL Credit Party, the ABL Credit Parties have granted or will grant to the ABL Agent (for the benefit of the ABL Secured Parties) Liens on the Collateral, as more particularly provided in the ABL Facility Documents.
D.    Pursuant to the Indenture, the Notes have been issued, as more particularly provided therein.
E.    Pursuant to the Note Guarantees, the Note Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Note Issuers’ obligations under the Note Documents, as more particularly provided therein.
F.    To secure the obligations of the Note Issuers and the Note Guarantors and each other Subsidiary of the Parent Borrower that is now or hereafter becomes a Note Party, the Note Parties have granted or will grant to the Note Collateral Agent (for the benefit of the Note Secured Parties) Liens on the Collateral, as more particularly provided in the Note Documents.
G.    Pursuant to this Agreement, the Parent Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation hereunder, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Parent Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Parent Borrower), as the case may be, for all purposes under this Agreement.
H.    Each of the ABL Agent (on behalf of the ABL Secured Parties) and the Note Collateral Agent (on behalf of the Note Secured Parties) and, by their acknowledgment hereof, the ABL Credit Parties and the Note Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    UCC Definitions. The following terms which are defined in the Uniform Commercial Code are used herein as so defined (and if defined in more than one Article of the Uniform Commercial Code, as defined in Article 9 thereof): Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.
Section 1.2    Other Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:
“ABL Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity, as well as any Person designated as the “Agent” or “Collateral Agent” in respect of the ABL U.S. Collateral under the ABL Credit Agreement.
“ABL Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the ABL Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).
“ABL Borrowers” shall mean the Parent Borrower and each ABL Subsidiary Borrower.
“ABL Canadian Collateral” shall mean all “Collateral” as defined in Section 3 of the ABL Canadian Guarantee and Collateral Agreement.
“ABL Canadian Guarantee and Collateral Agreement” shall mean the “Canadian Guarantee and Collateral Agreement” as defined in the ABL Credit Agreement (or, in the event of any amendment, modification, replacement or refinancing of the ABL Credit Agreement, the equivalent of such “Canadian Guarantee and Collateral Agreement” entered into in connection with such amendment, modification, replacement agreement or refinancing agreement).

“ABL Collateral Documents” shall mean all “U.S. Security Documents” as defined in the ABL Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in respect of ABL U.S. Collateral in connection with any ABL Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien on any ABL U.S. Collateral is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“ABL Credit Agreement” shall mean (a) that certain ABL Credit Agreement, dated as of [●], 2016, among the ABL Borrowers, the ABL Lenders and the ABL Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (the “Original ABL Credit Agreement”), together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the ABL Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other ABL Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (i) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Senior Priority Obligations and (ii) the requisite creditors party to such Other ABL Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (other than any Senior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Senior Priority Representative, other than any Designated Agent) and the Junior Priority Representative (or, if there is no continuing Junior Priority Representative, other than any Designated Agent), that the obligations under such Other ABL Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the ABL Credit Agreement shall be deemed a reference to the Original ABL Credit Agreement and any Other ABL Credit Agreement, in each case then in existence.
“ABL Credit Parties” shall mean the ABL Borrowers, the ABL Guarantors and each other Domestic Subsidiary of the Parent Borrower that is now or hereafter becomes a party to any ABL Facility Documents; provided that, solely for the purpose of the definition of “ABL Obligations” any other Subsidiary of the Parent Borrower that is now or hereafter becomes a party to any ABL Facility shall be an “ABL Credit Party.”
“ABL Creditors” shall mean the ABL Lenders together with all ABL Bank Product Providers, ABL Hedging Providers, ABL Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Senior Priority Creditor” under any ABL Credit Agreement.
“ABL Facility Documents” shall mean all ABL Credit Agreements, ABL Guarantees, ABL Collateral Documents, Bank Products Agreements between any ABL Credit Party and any

ABL Bank Products Provider, Hedging Agreements between any ABL Credit Party and any ABL Hedging Provider, Management Guarantees in favor of an ABL Management Credit Provider, those other ancillary agreements as to which any ABL Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any ABL Credit Party or any of its respective Subsidiaries or Affiliates and delivered to the ABL Agent in connection with any of the foregoing or any ABL Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“ABL Guarantees” means that certain U.S. Guarantee and Collateral Agreement, dated as of [●], 2016, by the ABL Guarantors in favor of the ABL Agent, and all other guarantees (other than the ABL Canadian Guarantee and Collateral Agreement and any other guarantee in respect of any non ABL U.S. Collateral) executed under or in connection with any ABL Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.
“ABL Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent Borrower that is or becomes a guarantor under any of the ABL Guarantees.
“ABL Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an ABL Credit Party with the obligations of such ABL Credit Party thereunder being secured by one or more ABL Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the ABL Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).
“ABL Lenders” shall mean the financial institutions and other lenders party from time to time to the ABL Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.
“ABL Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an ABL Credit Party, with the obligations of the applicable ABL Credit Party thereunder being secured by one or more ABL Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more ABL Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).
“ABL Obligations” shall mean all obligations of every nature of each ABL Credit Party from time to time owed to the ABL Agent, the ABL Lenders or any of them, any ABL Bank Products Provider, any ABL Hedging Provider or any ABL Management Credit Provider under any ABL Facility Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such ABL Credit Party, would have accrued on any ABL Obligation, whether or not a claim is allowed against such ABL Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the ABL Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“ABL Secured Parties” shall mean the ABL Agent, the ABL Creditors and the holders of any other ABL Obligations.
“ABL Subsidiary Borrowers” shall mean each Domestic Subsidiary of the Parent Borrower that is or becomes a borrower under the ABL Credit Agreement.
“ABL U.S. Collateral” shall mean all “Collateral” as defined in Section 3 of the ABL U.S. Guarantee and Collateral Agreement.
“ABL U.S. Guarantee and Collateral Agreement” shall mean the “U.S. Guarantee and Collateral Agreement” as defined in the ABL Credit Agreement(or, in the event of any amendment, modification, replacement or refinancing of the ABL Credit Agreement, the equivalent of such “U.S. Guarantee and Collateral Agreement” entered into in connection with such amendment, modification, replacement agreement or refinancing agreement).
“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.
“Additional Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).
“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness, under any Additional Credit Facility, together with its successors and assigns.
“Additional Collateral Documents” shall mean all “Collateral Documents” (or an equivalent definition) as defined in any Additional Credit Facility (other than, at the Parent Borrower’s option, any such document relating to non ABL U.S. Collateral), and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Indebtedness which has been designated as Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder, provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original ABL Credit Agreement, whether or not the Original ABL Credit Agreement is then in effect.
“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their permitted successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Creditor” under any Additional Credit Facility.
“Additional Credit Party” shall mean the Parent Borrower and each Domestic Subsidiary of the Parent Borrower that becomes a party to any Additional Document, and any other Domestic Subsidiary of the Parent Borrower who becomes a guarantor under any of the Additional Guarantees.
“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers and Additional Management Credit Providers in respect of any Additional Documents and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.
“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreement between any Credit Party and any Additional Bank Products Provider, any Hedging Agreement between any Credit Party and any Additional Hedging Provider, any Management Guarantee in favor of an Additional Management Credit Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other

Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated supplemented, waived or otherwise modified from time to time.
“Additional Effective Date” shall have the meaning assigned thereto in Section 7.11(b).
“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.
“Additional Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time an Additional Hedging Provider hereunder with respect to more than one Credit Facility).
“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:
(a)    prior to the Discharge of ABL Obligations, Section 8.3 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any Other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);
(b)    prior to the Discharge of Note Obligations, Section 413 of the Original Indenture (if the Original Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any Other Indenture then in effect if the Original Indenture is not then in effect (which covenant is designated in such Indenture as applicable for purposes of this definition); and
(c)    prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and
(2) is designated as “Additional Indebtedness” by the Parent Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.
As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning assigned thereto (x) for purposes of the preceding clause (1)(a), prior to the Discharge of ABL Obligations, in Section 1.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in any Other ABL Credit Agreement then in effect (if the

Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of Note Obligations, in Section 101 of the Original Indenture (if the Original Indenture is then in effect) or in any Other Indenture then in effect (if the Original Indenture is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.
“Additional Indebtedness Designation” shall mean a certificate of the Parent Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.
“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.
“Additional Junior Priority Exposure” shall mean, as to any Additional Credit Facility in respect of Junior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Junior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder.
“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time an Additional Management Credit Provider with respect to more than one Credit Facility).
“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank Products Providers, Additional Hedging Providers or Additional Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.
“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:
(a)    prior to the Discharge of ABL Obligations, Section 8.2 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any Other ABL Credit Agreement then in effect if the Original ABL Credit Agreement is not then in effect (in each case under this clause (a), which covenant is designated in such ABL Credit Agreement as applicable for purposes of this definition);
(b)    prior to the Discharge of Note Obligations, Section 407 of the Original Indenture (if the Original Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any Other Indenture then in effect (in each case under this clause (b), which covenant is designated in such Indenture as applicable for purposes of this definition); and
(c)    prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).
As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning assigned thereto (x) for purposes of the preceding clause (a), prior to the Discharge of ABL Obligations, in Section 1.1 of the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect) or in any Other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of Note Obligations, in Section 101 of the Original Indenture (if the Original Indenture is then in effect) or in any Other Indenture then in effect (if the Original Indenture is not then in effect) and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.
“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.

“Agreement” shall have the meaning assigned thereto in the Preamble hereto.
“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).
“Bank Products Provider” shall mean any ABL Bank Products Provider, Note Bank Products Provider or any Additional Bank Products Provider, as applicable.
“Bankruptcy Code” shall mean title 11 of the United States Code.
“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Board of Directors” shall mean for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.
“Borrower” shall mean any of the ABL Borrowers, any Note Issuer and any Additional Borrower.
“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.

“Captive Insurance Subsidiary” shall mean any Domestic Subsidiary (as defined in the ABL Credit Agreement) that is subject to regulation as an insurance company (and any Domestic Subsidiary (as defined in the ABL Credit Agreement) thereof).
“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.
“Cash Equivalents”: (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union (in the case of any such member state, to the extent rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency)) or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any ABL Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(i) or (b)(ii) above, (d) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (f) investment funds investing at least 95% of their assets in cash equivalents of the types described in clauses (1) and (2)(a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law. For the avoidance of doubt, for purposes of this definition, rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement herein.
“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the ABL Collateral Documents, the Note Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.
“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.
“Controlling Junior Priority Secured Parties” shall mean the Secured Parties whose Agent is the Junior Priority Representative.
“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the ABL Agent is the Senior Priority Representative, the ABL Secured Parties and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.
“Credit Documents” shall mean all ABL Facility Documents, Note Documents and Additional Documents.
“Credit Facility” shall mean the ABL Credit Agreement, the Indenture or any Additional Credit Facility, as applicable.
“Credit Parties” shall mean the ABL Credit Parties, the Note Parties and any Additional Credit Parties.
“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.
“Designated Agent” shall mean any Party that the Parent Borrower designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), in each case as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.
“DIP Financing” shall have the meaning assigned thereto in Section 6.1(a).
“Discharge of ABL Obligations” shall mean (a) the payment in full in cash of the applicable ABL Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable ABL Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such ABL Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the ABL Facility Documents.
“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.
“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of Note Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.
“Discharge of Note Obligations” shall mean (a) the payment in full in cash of the applicable Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Indenture is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Indenture (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then-outstanding commitments to extend credit under the Note Documents.
“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of ABL Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.
“Dollar” and “$” shall mean lawful money of the United States.
“Dollar Equivalent” shall mean, with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount denominated in any currency other than Dollars, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.
“Domestic Subsidiary” shall have the meaning assigned thereto in the ABL Credit Agreement, the Indenture or any Additional Credit Facility, as applicable.
“Event of Default” shall mean an Event of Default under any ABL Credit Agreement, any Indenture or any Additional Credit Facility.
“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:
(a)    the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;
(b)    the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;
(c)    the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;
(d)    the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;
(e)    subject to pre-existing rights and licenses, the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;
(f)    the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;
(g)    the exercise of any voting rights relating to any Capital Stock included in the Collateral; and
(h)    the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.
For the avoidance of doubt, (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the imposition of a default rate or late fee, (iii) the acceleration of the Senior Priority Obligations, (iv) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (v) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents, (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies, (vii) the establishment or modification of (x) borrowing base and/or availability reserves or other reserves against collateral, (y) eligibility criteria for accounts or inventory or (z) other conditions for advances or (viii) the changing of advance rates or advance sub‑limits .
“Federal District Court” shall have the meaning assigned thereto in Section 7.17(a).
“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial,

regulatory or administrative functions of or pertaining to government, including the European Union.
“Grantor” shall mean any Grantor as defined in the ABL Documents, in the Note Documents or in any Additional Documents, as applicable; provided, that no Person that is not (i) a Subsidiary of the Parent Borrower or (ii) organized under the laws of the United States of America or any state thereof or the District of Columbia, shall in any case be a Grantor. For the avoidance of doubt, no Person that is organized under the laws of Puerto Rico or any other territory of the United States of America shall be a Grantor.
“Guarantor” shall mean any of the ABL Guarantors, the Note Guarantors or the Additional Guarantors.
“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
“Hedging Provider” shall mean any ABL Hedging Provider, any Note Hedging Provider or any Additional Hedging Provider, as applicable.
“Impairment of Series of Junior Priority Debt” shall have the meaning assigned thereto in Section 4.1(g).
“Impairment of Series of Senior Priority Debt” shall have the meaning assigned thereto in Section 4.1(e).
“Indebtedness” shall have the meaning assigned thereto in the Original ABL Credit Agreement, the Original Indenture or any Additional Credit Facility, as applicable.
“Indenture” shall mean, collectively, (a) that certain Indenture, dated as of June 9, 2016, among the Note Issuers, the Trustee and the Note Collateral Agent (as such agreement is supplemented by the First Supplemental Indenture, dated as of June 9, 2016, the Second Supplemental Indenture, dated as of June 9, 2016, the Third Supplemental Indenture, dated as of [●], 2016, and the Fourth Supplemental Indenture, dated as of [●], 2016, and as may be further amended, restated, supplemented or otherwise modified from time to time (together, the “Original Indenture”), together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the Note Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders (an “Other Indenture”), or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (i)

such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Junior Priority Obligations, and (ii) the requisite creditors party to such Other Indenture (or their trustee, agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Parent Borrower) and the Junior Priority Representative (other than any Junior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Parent Borrower) that the obligations under such Other Indenture are subject to the terms and provisions of this Agreement. Any reference to the Indenture shall be deemed a reference to the Original Indenture and any Other Indenture, in each case then in existence.
“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada).
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.
“Junior Intervening Creditor” shall have the meaning assigned thereto in Section 4.1(h).
“Junior Priority Agent” shall mean any of the Note Collateral Agent and any Additional Agent under any Junior Priority Documents.
“Junior Priority Collateral Documents” shall mean the Note Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.
“Junior Priority Credit Agreement” shall mean the Indenture and any Additional Credit Facility in respect of any Junior Priority Obligations.
“Junior Priority Creditors” shall mean the Noteholders and any Additional Creditor in respect of any Junior Priority Obligations.
“Junior Priority Debt” shall mean:
(1)    all Note Obligations; and
(2)    any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Parent Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).
“Junior Priority Documents” shall mean the Note Documents and any Additional Documents in respect of any Junior Priority Obligations.
“Junior Priority Lien” shall mean a Lien granted (a) by a Note Collateral Document to the Note Collateral Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.
“Junior Priority Obligations” shall mean the Note Obligations and any Additional Obligations constituting Junior Priority Debt.
“Junior Priority Representative” shall mean the Note Collateral Agent acting for the Junior Priority Secured Parties, unless either (i) the Indenture is no longer in effect or (ii) the aggregate Additional Junior Priority Exposure (and in any event excluding Additional Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under any Additional Credit Facility in respect of Junior Priority Debt exceeds the aggregate Note Exposure (and in any event excluding Note Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees), in which case the Junior Priority Representative shall be the Junior Priority Agent (if other than a Designated Agent) representing the Junior Priority Creditors with the greatest aggregate Additional Junior Priority Exposure (and in any event excluding Junior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under an Additional Credit Facility in respect of Junior Priority Debt acting for the Junior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Junior Priority Agents then party to this Agreement).
“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.
“Junior Standstill Period” shall have the meaning assigned thereto in Section 2.3(a)(i).
“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory, judgment or other) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Lien Priority” shall mean, with respect to any Lien of the ABL Agent, the ABL Secured Parties, the Note Collateral Agent, the Note Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.
“Management Credit Provider” shall mean any Additional Management Credit Provider, any ABL Management Credit Provider or any Note Management Credit Provider, as applicable.

“Management Guarantee” shall have the meaning assigned thereto (a) with respect to the ABL Obligations, in the Original ABL Credit Agreement (if the Original ABL Credit Agreement is then in effect), or in any Other ABL Credit Agreement then in effect (if the Original ABL Credit Agreement is not then in effect), (b) with respect to the Note Obligations, in the Original Indenture (if the Original Indenture is then in effect), or in any Other Indenture then in effect (if the Original Indenture is not then in effect) and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.
“Moody’s” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.
“New York Courts” shall have the meaning assigned thereto in Section 7.17(a).
“New York Supreme Court” shall have the meaning assigned thereto in Section 7.17(a).
“Note Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with a Note Party with the obligations of such Note Party thereunder being secured by one or more Note Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).
“Note Collateral Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Note Collateral Agent” under the Indenture.
“Note Collateral Documents” shall mean all “Note Security Documents” as defined in the Original Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Indenture, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Note Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Note Creditors” shall mean the Noteholders together with all Note Bank Products Providers, Note Hedging Providers, Note Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Junior Priority Creditor” under any Indenture.
“Note Documents” shall mean all Indentures, Note Guarantees, Note Collateral Documents, Bank Products Agreements between any Note Party and any Note Bank Products Provider, Hedging Agreement between any Note Party and any Note Hedging Provider, Management Guarantees in favor of a Note Management Credit Provider, those other ancillary agreements as to which any Note Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Note Party or any of its respective Subsidiaries or Affiliates, and delivered to the Note

Collateral Agent in connection with any of the foregoing or any Indenture, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Note Exposure” shall mean, as to any Indenture, as of the date of determination, the Dollar Equivalent of the outstanding principal amount of Note Obligations thereunder.
“Note Guarantees” shall mean the guarantees provided for in the Indenture, and all other guarantees executed under or in connection with any Indenture, in each case as the same may be amended, restated, modified or supplemented from time to time.
“Note Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent Borrower that is or becomes a guarantor under any of the Note Guarantees.
“Note Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with a Note Party with the obligations of such Note Party thereunder being secured by one or more Note Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).
“Note Issuer” shall mean the Parent Borrower in its capacity as an issuer under the Indenture, together with its successors and assigns.
“Note Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by a Note Party, with the obligations of the applicable Note Party thereunder being secured by one or more Note Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more Note Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).
“Note Obligations” shall mean all obligations of every nature of each Note Party from time to time owed to the Note Collateral Agent, the Trustee, the Noteholders or any of them, any Note Bank Products Provider, any Note Hedging Provider, any Note Management Credit Provider under any Note Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Note Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Note Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Note Parties” shall mean the Note Issuers, the Note Guarantors and each other Domestic Subsidiary that is now or hereafter becomes a party to any Note Documents.
“Note Secured Parties” shall mean the Trustee, the Note Collateral Agent, the Noteholders and any Note Creditors.

“Noteholders” shall mean the holders of the Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any Indenture.
“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.
“Original ABL Credit Agreement” shall have the meaning given such term in the definition of “ABL Credit Agreement”.
“Original Indenture” shall have the meaning given such term in the definition of “Indenture”.
“Other ABL Credit Agreement” shall have the meaning assigned thereto in the definition of “ABL Credit Agreement.”
“Other Indenture” shall have the meaning assigned thereto in the definition of “Indenture.”
“Parent Borrower” shall mean Herc Rentals Inc., a Delaware corporation formerly known as Hertz Equipment Rental Corporation, together with its successors and assigns.
“Party” shall mean any of the ABL Agent, the Note Collateral Agent or any Additional Agent.
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Pledged Securities” shall have the meaning assigned thereto in the Senior Priority Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.
“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Restricted Subsidiary” shall mean any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.
“S&P” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.

“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.
“Senior Intervening Creditor” shall have the meaning assigned thereto in Section 4.1(f).
“Senior Priority Agent” shall mean any of the ABL Agent or any Additional Agent under any Senior Priority Documents.
“Senior Priority Collateral Documents” shall mean all ABL Collateral Documents and Additional Collateral Documents relating to any Senior Priority Obligations.
“Senior Priority Credit Agreement” shall mean any of the ABL Credit Agreement and any Additional Credit Facility in respect of any Senior Priority Obligations.
“Senior Priority Creditors” shall mean the ABL Creditors and any Additional Creditor in respect of any Senior Priority Obligations.
“Senior Priority Debt” shall mean:
(1)    all ABL Obligations; and
(2)    any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Parent Borrower as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).
“Senior Priority Documents” shall mean all ABL Facility Documents and Additional Documents in respect of any Senior Priority Obligations.
“Senior Priority Exposure” shall mean, as to any Credit Facility in respect of Senior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Senior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Senior Priority Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Senior Priority Obligations thereunder.
“Senior Priority Lien” shall mean a Lien granted (a) by an ABL Collateral Document to the ABL Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.
“Senior Priority Obligations” shall mean the ABL Obligations and any Additional Obligations constituting Senior Priority Debt.
“Senior Priority Recovery” shall have the meaning assigned thereto in Section 5.3.

“Senior Priority Representative” shall mean the ABL Agent under the Original ABL Credit Agreement while the Original ABL Credit Agreement is in effect; provided that if the Original ABL Credit Agreement is not in effect, the Senior Priority Representative shall be the Senior Priority Agent (if other than a Designated Agent) representing the Senior Priority Creditors with the greatest aggregate Senior Priority Exposure (and in any event excluding Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under a Credit Facility in respect of Senior Priority Debt acting for the Senior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Senior Priority Agents then party to this Agreement).
“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.
“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Indenture and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting a Series of Junior Priority Debt.
“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the ABL Credit Agreement, (b) the Indebtedness under each other ABL Credit Agreement and (c) the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting a Series of Senior Priority Debt.
“Series” means (x) with respect to Senior Priority Debt or Junior Priority Debt, all Senior Priority Debt or Junior Priority Debt, as applicable, represented by the same Agent acting in the same capacity and (y) with respect to Senior Priority Obligations or Junior Priority Obligations, all such obligations secured by the same Senior Priority Collateral Documents or Junior Priority Collateral Documents, as the case may be.
“Spot Rate of Exchange” shall have the meaning assigned thereto in the Original ABL Credit Agreement or any Additional Credit Facility, as applicable.
“Subsidiary” shall have the meaning assigned thereto in the Original ABL Credit Agreement, the Original Indenture or any Additional Credit Facility, as applicable.
“Titled Goods” means collectively, all of each Grantor’s motor vehicles, tractors, trailers and other Equipment (as defined in the Uniform Commercial Code) evidenced by a certificate of title or ownership, in each case whether now owned or existing or hereafter acquired.
“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor thereto.
“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“United States” shall mean the United States of America.
“Unrestricted Subsidiary” means (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors pursuant to the terms of the Indenture and (ii) any Subsidiary of an Unrestricted Subsidiary.
“U.S. Affiliate” of any specified Person shall mean an Affiliate of such Person other than an Affiliate that is organized and existing under the laws of any jurisdiction outside of the United States. For the avoidance of doubt, an Affiliate organized and existing under the laws of Puerto Rico or any other territory of the United States shall not be a U.S. Affiliate.
Section 1.3    Rules of Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.
ARTICLE II
LIEN PRIORITY
Section 2.1    Agreement to Subordinate.
(a)    Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Secured Party or any Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that:
(i)    any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Secured Parties in such Collateral to secure all or any portion of the Senior Priority Obligations;
(ii)    any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Secured Parties in the Collateral to secure all or any portion of the Junior Priority Obligations;
(iii)    except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations; provided that any such separate agreement is expected to allocate the risk of any Impairment of such Series; and
(iv)    except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations; provided that any such separate agreement is expected to allocate the risk of any Impairment of such Series.
(b)    Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, subject to Sections 4.1(e) and (f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations.
(c)    Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority Secured Party securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, subject to Sections 4.1(g) and (h) hereof, any Lien in respect of all or any portion of the

Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.
(d)    Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Secured Parties.
(e)    The ABL Agent, for and on behalf of itself and the ABL Creditors, acknowledges and agrees that (x) concurrently herewith, the Note Collateral Agent, for the benefit of itself, the Trustee and the Note Creditors, has been granted Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the ABL Agent has been granted Senior Priority Liens, and the ABL Agent hereby consents thereto.
(f)    The Note Collateral Agent, for and on behalf of itself, the Trustee and the Note Creditors, acknowledges and agrees that (x) the ABL Agent, for the benefit of itself and the ABL Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the Note Collateral Agent has been granted Junior Priority Liens, and the Note Collateral Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Note Collateral Agent has been granted Junior Priority Liens, and the Note Collateral Agent hereby consents thereto.
(g)    Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the ABL Agent, for the benefit of itself and the ABL Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the Note Collateral Agent, for the benefit of itself, the Trustee and the Note

Creditors, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.
(h)    The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.
(i)    So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that any ABL Borrower shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and, unless otherwise provided for in accordance with Section 2.5(d), have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(i) shall be subject to Section 4.1(b).
Section 2.2    Waiver of Right to Contest Liens.
(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Senior Priority Secured Party in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Secured Party under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior

Priority Secured Parties represented thereby, hereby waives any and all rights it or such Junior Priority Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Secured Party seeks to enforce its Liens in any Collateral.
(b)    Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Secured Parties represented thereby, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, agrees that none of such Senior Priority Agent and such Senior Priority Secured Parties represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Controlling Senior Priority Secured Party under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Senior Priority Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Secured Party represented thereby seeks to enforce its Liens in any Collateral so long as such other Senior Priority Agent or Senior Priority Secured Party represented thereby is not prohibited from taking such action under this Agreement.
(c)    Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Secured Parties represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any Controlling Junior Priority Secured

Party under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Junior Priority Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.
(d)    The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.
Section 2.3    Remedies Standstill.
(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Secured Parties:
(i)    will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including Article VI) after a period of 180 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and that the Junior Priority Obligations are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof;
(ii)    will not contest, protest or object to any foreclosure proceeding or action brought by any Senior Priority Agent or any Senior Priority Creditor or any other exercise by any Senior Priority Agent or any Senior Priority Creditor of any rights and remedies relating to the Collateral under the Senior Priority Documents or otherwise (including any

Enforcement Action initiated by or supported by any Senior Priority Agent or any Senior Priority Creditor);
(iii)    subject to their rights under clause (i) above, will not object to the forbearance by any Senior Priority Agent or the Senior Priority Creditors from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral; or
(iv)    will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.
From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.
(b)    Each Senior Priority Agent, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, agrees that such Senior Priority Agent and such Senior Priority Secured Parties will not (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1.
(c)    Nothing in this Agreement shall prohibit the receipt by any Secured Party of the required payments of interest, principal and other amounts owed in respect of the Senior Priority Obligations or Junior Priority Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the exercise by any Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by such Secured Party.
Section 2.4    Exercise of Rights.
(a)    No Other Restrictions. Until the Discharge of Senior Priority Obligations, subject to Section 2.3(a), the Senior Priority Agents shall have the exclusive right to commence and maintain an Exercise of Secured Creditor Remedies; provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. In commencing any Exercise of Secured Creditor Remedies, each Senior Priority Agent may enforce the provisions of the applicable Senior Priority Documents, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Secured Party represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Secured Party represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Secured Parties represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Secured Parties represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.
(b)    Release of Liens by Junior Secured Parties. In the event of (A) any Exercise of Secured Creditor Remedies (including any private or public sale of all or a portion of the Collateral in connection therewith) by or with the consent of the Senior Priority Representative which results in the release of the Senior Priority Secured Parties’ Lien on all or any portion of the Collateral, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, so long as such release shall have been approved by the requisite Senior Priority Secured Parties (as determined pursuant to the Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), or (D) upon the termination and discharge of a subsidiary guarantee in accordance with the terms thereof, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, transfer or other disposition, if any, described in clause (A) above are applied as provided in Section 4.1, and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer or other disposition will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released (but not the proceeds thereof) without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale, transfer or other disposition described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.5    No New Liens.
(a)    Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, hereby agrees that:
(i)    no Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of Junior Priority Obligations by any Person unless such Person also provides a guarantee of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement; and
(ii)    if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of Junior Priority Obligations by any Person who does not also provide a guarantee of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien and any proceeds of any such Lien shall be subject to Article IV.
(b)    Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that:
(i)    no Senior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Senior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement; and
(ii)    if any such Senior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Senior Priority Obligations by any Person who does not also provide a guarantee of all other Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement, then such Senior Priority Agent (or the relevant

Senior Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.
(c)    Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that:
(i)    no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Junior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and
(ii)    if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Junior Priority Obligations by any Person who does not also provide a guarantee of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such guarantee or Lien.
(d)    No Secured Party shall be deemed to be in breach of this Section 2.5 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.
(e)    Notwithstanding anything to the contrary herein, the provisions of this Section 2.5 shall not apply with respect to (x) any ABL Canadian Collateral or (y) any guarantees, grants or pledges by Holdings (as defined in the ABL Credit Agreement) or by any other direct or indirect parent of the Parent Borrower, in each case in respect of any Senior Priority Obligations.
Section 2.6    Waiver of Marshalling. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.
ARTICLE III
ACTIONS OF THE PARTIES
Section 3.1    Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Parent Borrower or any other Credit Party, each Junior Priority Secured Party may file a proof of claim or statement of interest with respect to its respective Junior Priority Obligations, (c) each Junior Priority Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Junior Priority Secured Party, including any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) each Junior Priority Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this Agreement, (e) each Junior Priority Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) each Junior Priority Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above.
Section 3.2    Delivery of Control Collateral; Agent for Perfection.
(a)    Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.
(b)    Each Agent, for the benefit of and on behalf of itself and each other Secured Party represented thereby, agrees to hold all Control Collateral, Cash Collateral and Titled Goods that are part of the Collateral in its possession, custody or control (or in the possession, custody or control of agents or bailees for either) as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted in such Control

Collateral, Cash Collateral or Titled Goods, subject to the terms and conditions of this Section 3.2. Each (i) Senior Priority Agent, for and on behalf of itself and each Senior Priority Secured Party represented thereby and (ii) Junior Priority Agent, for and on behalf of itself and each Junior Priority Secured Party represented thereby, agrees that each notation on a certificate of title with respect to any Titled Goods naming such Agent as a secured party or a lien holder (whether made before or after the date hereof) shall be intended and construed to perfect the security interest of the Agent (for and on behalf of itself and each Secured Party represented thereby) in such Titled Goods. The Senior Priority Agent and the Senior Priority Secured Parties shall not have any obligation whatsoever to the Junior Priority Agents or the other Secured Parties to assure that the Control Collateral, the Cash Collateral or Titled Goods is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the Junior Priority Secured Parties for purposes of perfecting the Lien held by the Junior Priority Secured Parties. The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for the other Secured Parties, or any other Person.
(c)    In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.
(d)    Unless the Liens of the Junior Priority Agents on the Collateral shall have been or are concurrently released, upon the Discharge of Senior Priority Obligations, at the cost and expense of the Grantors all certificates of title with respect to Titled Goods naming the Senior Priority Representative as a secured party shall be re-submitted in order to remove the Senior Priority Representative and to name the Junior Priority Representative as a secured party (it being understood that the Senior Priority Representative shall continue to hold the security interest granted pursuant to this Section 3.2 until such certificates of title are so amended).
Section 3.3    Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4    Insurance. The Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.
Section 3.5    No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.
Section 3.6    Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Secured Party represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Party represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.
ARTICLE IV
APPLICATION OF PROCEEDS
Section 4.1    Application of Proceeds.
(a)    Revolving Nature of Certain Obligations. Each Agent, for and on behalf of itself and the Creditors represented thereby, expressly acknowledges and agrees that (i)  any Credit Facility may include a revolving commitment and that in the ordinary course of business the applicable Agents and/or Creditors may apply payments and make advances thereunder; (ii) the amount of the applicable Obligations in respect thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Obligations may be modified, extended or amended from time to time, and that the aggregate amount of such Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Agent or Creditor commences the Exercise of Secured Creditor Remedies, all amounts received by such Agent or such Creditor as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the ABL Obligations, the Note Obligations or any Additional Obligations, or any portion thereof.
(b)    Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Creditors represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by such Agent in connection with any Exercise of Secured Creditor Remedies shall be applied, subject to clauses (e) through (h) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with paragraph third of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred, third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents and the Junior Priority Intercreditor Agreement, if then in effect, until the Discharge of Junior Priority Obligations shall have occurred; and
fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
(c)    Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability

(except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.
(d)    Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Parent Borrower or as the Junior Priority Representative may reasonably request to enable the Junior Priority Representative to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.
(e)    Impairment of Senior Priority Debt. Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary, it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Debt of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby). In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior

Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.
(f)    Senior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party, a “Senior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment of Series of Senior Priority Debt exists.
(g)    Impairment of Junior Priority Debt. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary, but subject nonetheless to the parenthetical at the end of this sentence, it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”) (except, as to any of the preceding provisions, as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby). In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment of Series of Junior Priority Debt.
(h)    Junior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party, a “Junior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment of Series of Junior Priority Debt exists.
Section 4.2    Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Creditors represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.
ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS
Section 5.1    Notice of Acceptance and Other Waivers.
(a)    All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.
(b)    None of the Senior Priority Agents, the Senior Priority Creditors or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority

Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Other Junior Priority Secured Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.
Section 5.2    Modifications to Senior Priority Documents and Junior Priority Documents.
(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:
(i)    subject to Section 2.5 hereof, change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;
(ii)    subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;

(iii)    subject to Section 2.5 hereof, amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;
(iv)    subject to Section 2.4 hereof, release its Lien on any Collateral or other Property;
(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)    subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and
(vii)    otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.
(b)    Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:
(i)    change the manner, place, time or terms of payment, or renew, alter or increase all or any of the Junior Priority Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;
(ii)    subject to Section 2.5(a) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;
(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;
(iv)    release its Lien on any Collateral or other Property;

(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)    subject to Section 2.5(a) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and
(vii)    otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Secured Parties shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.
(c)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):
“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the [Intercreditor Agreement], dated as of [●], 2016 (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among Citibank, N.A., in its capacities as administrative agent and collateral agent for the ABL Lenders to the ABL Credit Agreement, Wilmington Trust, National Association, in its capacity as note collateral agent for the Noteholders under the Indenture, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.”
In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.
(d)    Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Senior Priority Documents to which such other Senior

Priority Agent or any Senior Priority Secured Party represented thereby is party or beneficiary in any manner whatsoever, including, to:
(i)    change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;
(ii)    subject to Section 2.5(b) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;
(iii)    amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;
(iv)    release its Lien on any Collateral or other Property;
(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)    subject to Section 2.5(b) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and
(vii)    otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Agent shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.
(e)    Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Secured Party represented thereby is party or beneficiary in any manner whatsoever, including, to:

(i)    change the manner, place, time or terms of payment, or renew, alter or increase all or any of the Junior Priority Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;
(ii)    subject to Section 2.5(c) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations and, in connection therewith, to enter into any Junior Priority Documents;
(iii)    amend or grant any waiver, compromise or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;
(iv)    release its Lien on any Collateral or other Property;
(v)    exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)    subject to Section 2.5(c) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and
(vii)    otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Secured Parties shall deem appropriate; provided that in the event of any conflict between (x) any such amendment, restatement, supplement, replacement, refinancing, extension, consolidation, restructuring or modification and (y) this Agreement, the terms of this Agreement shall control.
(f)    The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Additional Obligations hereunder (as designated by the Parent Borrower), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditor, Junior Priority

Agent or Junior Priority Creditor, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.
Section 5.3    Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Secured Party may have.
ARTICLE VI

INSOLVENCY PROCEEDINGS
Section 6.1    DIP Financing.
(a)    If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Secured Party shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code, would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x)

such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Secured Parties on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) each such Lien in favor of such Senior Priority Secured Party and such Junior Priority Secured Party shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.
(b)    All Liens granted to any Senior Priority Secured Party or Junior Priority Secured Party in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.
Section 6.2    Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.
Section 6.3    No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case for and on behalf of itself and any Senior Priority Secured Parties represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Senior Priority Agent or any Senior Priority Secured Party represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Secured Party represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Secured Parties represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.
Section 6.4    Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.
Section 6.5    Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be applied as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is applied in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Creditors represented thereby, and any other Agent, for and on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.
Section 6.6    Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.
Section 6.7    Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any Senior Priority Document;
(b)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;
(c)    any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;
(d)    the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or
(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.
Section 6.8    Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any Junior Priority Document;
(b)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;

(c)    any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;
(d)    the commencement of any Insolvency Proceeding in respect of any Credit Party; or
(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.
Section 6.9    Adequate Protection. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not contest or support any other Person in contesting any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection or any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on such Senior Priority Agent’s or Senior Priority Creditor’s claiming a lack of adequate protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Creditors represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:
(a)    in the event that any Senior Priority Agent, for and on behalf of itself or any of the Senior Priority Creditors represented thereby, seeks or requests adequate protection in respect of any Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent may seek or request adequate protection in the form of a junior Lien on such collateral as security for the Junior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations;
(b)    the Junior Priority Agents and Junior Priority Creditors shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Junior Priority Agents and the Junior Priority Creditors on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted replacement Liens on the Collateral, which Liens shall be senior to the Liens of the Junior Priority Agents and the Junior Priority Creditors on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Junior Priority Agents and the other Junior Priority Creditors; and (D) cash payments with respect to interest on the Junior Priority Obligations; provided that (1) as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted cash payments with respect to interest on the Senior Priority Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Junior Priority Obligations outstanding on the date such relief is granted at the interest rate under the applicable Junior Priority Documents and accruing from the date the applicable Junior Priority Agent is granted such relief;
(c)    If any Junior Priority Creditor receives post-petition interest and/or adequate protection payments in an Insolvency Proceeding (“Junior Priority Adequate Protection Payments”) and the Senior Priority Creditors do not receive payment in full in cash of all Senior Priority Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency Proceeding, then each Junior Priority Creditor shall pay over to the Senior Priority Creditors an amount (the “Pay‑Over Amount”) equal to the lesser of (i) the Junior Priority Adequate Protection Payments received by such Junior Priority Creditor and (ii) the amount of the short-fall in payment in full in cash of the First Lien Obligations. Notwithstanding anything herein to the contrary, the Senior Priority Creditors shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Junior Priority Creditors; and
(d)    in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Creditors represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby).
Section 6.10    Reorganization Securities and Other Plan-Related Issues.
(a)    If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Secured Parties and/or on account of claims of the Junior Priority Secured Parties, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Secured Parties and/or on account of claims of the Junior Priority Secured Parties are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
(b)    Each Junior Priority Agent and the other Junior Priority Secured Parties(whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126 of the Bankruptcy Code.
(c)    Each Senior Priority Agent and the Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.
Section 6.11    Certain Waivers.
(a)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, waives any claim any Junior Priority Secured Party may hereafter have against any Senior Priority Secured Party arising out of the election by any Senior Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.
(b)    Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that none of them shall (i) object or contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Secured Party under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.
(c)    So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees or expenses.

ARTICLE VII

MISCELLANEOUS
Section 7.1    Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Secured Parties to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Secured Parties to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.
Section 7.2    Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.
Section 7.3    Representations. The ABL Agent represents and warrants to each other Agent that it has the requisite power and authority under the ABL Facility Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the ABL Creditors. The Note Collateral Agent represents and warrants to each other Agent that it has the requisite power and authority under the Note Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the Note Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.
Section 7.4    Amendments.
(a)    No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Senior Priority Obligations, each Senior Priority Agent then party to this Agreement and (ii) prior to the Discharge of Junior

Priority Obligations, each Junior Priority Agent then party to this Agreement. Notwithstanding the foregoing, the Parent Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise as provided for in the definition of “ABL Credit Agreement” or “Indenture”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof), shall be effective unless it is consented to in writing by the Parent Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Parent Borrower and each other affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “ABL Credit Agreement” or “Indenture” shall not be given effect except pursuant to a written instrument executed by the Parent Borrower.
(b)    In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of, or replace any Senior Priority Collateral Document for the purpose of adding to, deleting from or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, any Senior Priority Secured Parties represented thereby or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Secured Parties represented thereby; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Secured Parties in the Collateral (it being understood that the release of any Liens securing Junior Priority Obligations pursuant to Section 2.4(b) shall not be deemed to materially adversely affect the rights or interests of such Junior Priority Secured Parties in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

ABL Agent:	Citibank, N.A. Citigroup ABTF Global Loans 1615 Brett Road New Castle, Delaware 19720 Attention: Kimberly Shelton Facsimile: 646-274-5025 Telephone: 302-323-2416 Copy: glabfunitloansops@citi.com

Note Collateral Agent:	Wilmington Trust, National Association Global Capital Markets 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402-1544 Attention: Herc Rentals Administrator
Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.
Any ABL Agent under any Other ABL Credit Agreement:	As set forth in the joinder executed and delivered by such ABL Agent pursuant to the definition of “ABL Credit Agreement.”
Any Note Collateral Agent under any Other Indenture:	As set forth in the joinder executed and delivered by such Note Collateral Agent pursuant to the definition of “Indenture.”

Section 7.6    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
Section 7.7    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all

Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended to, or shall be construed to, give any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.
Section 7.8    Governing Law; Entire Agreement. The validity, performance and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws principles to the extent that such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. Subject to Section 7.13 and 7.20 hereof, this Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.
Section 7.9    Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.
Section 7.10    No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Secured Parties and the Borrowers and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.
Section 7.11    Designation of Additional Indebtedness; Joinder of Additional Agents.
(a)    The Parent Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:

(i)    one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Parent Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;
(ii)    at least five Business Days (unless a shorter period is agreed in writing by each of the Parties (other than any Designated Agent) and the Parent Borrower) prior to delivery of the Additional Indebtedness Joinder, the Parent Borrower shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);
(iii)    the Parent Borrower shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and
(iv)    all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to this Agreement.
No Additional Indebtedness may be designated as both Senior Priority Debt and Junior Priority Debt.
(b)    Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Note Collateral Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the ABL Agent, the Note Collateral Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.

(c)    In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the ABL Agent, the Note Collateral Agent and each Additional Agent then party hereto agrees (x) to execute and deliver upon receipt of any required documents pursuant to the applicable Senior Priority Documents or Junior Priority Documents any amendments, amendments and restatements, restatements or waivers of, or supplements to or other modifications to, any ABL Collateral Documents, Note Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and delivering for recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).
Section 7.12    Senior Priority Representative; Junior Priority Representative . (a)     The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then-existing Senior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.
(b)     The Junior Priority Representative shall act for the Junior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Junior Priority Secured Parties, or of the requisite percentage of such Controlling Junior Priority Secured Parties as provided in the applicable Junior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Junior Priority Representative) receives written notice from the existing Junior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Junior Priority Representative, such Party shall be entitled to act as if the existing Junior Priority Representative is in fact the Junior Priority Representative. Each Party (other than the existing Junior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Junior Priority Representative which facially appears to be from the then-existing Junior Priority

Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice. Each existing Junior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Junior Priority Representative.
Section 7.13    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing herein shall be construed to limit the right of any Agent (on behalf of the Secured Parties represented thereby) to enter into any separate agreement (including any Junior Priority Intercreditor Agreement) among all or a portion of the Agents (each on behalf of the Secured Parties represented thereby); and the rights and obligations among such Secured Parties will be governed by, and any provisions herein regarding them will therefore be subject to, the provisions of any such separate agreement. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any ABL Obligations, any Note Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.
Section 7.14    Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.
Section 7.15    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.
Section 7.16    Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.
Section 7.17    VENUE; JURY TRIAL WAIVER.
(a)    EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE

DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(b)    EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(c)    EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.
Section 7.18    Intercreditor Agreement. This Agreement is the “Base Intercreditor Agreement” referred to in the ABL Credit Agreement, the Indenture and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive regularly scheduled principal, interest and other payments it would be entitled to as an unsecured creditor to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding) so long as such payments are not the direct or indirect result of any Exercise of Secured Creditor Remedies or enforcement in violation of this Agreement, it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19    No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other ABL Facility Document, any other Note Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.
Section 7.20    Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any ABL Facility Document, any Note Document or any Additional Document, the provisions of this Agreement shall govern; provided that the foregoing shall not be construed to limit the relative rights and obligations of any Agent (and the Secured Parties represented thereby) that may be set forth in any separate agreement (including any Junior Priority Intercreditor Agreement) among all or a portion of the Agents; such rights and obligations among the applicable Secured Parties will be governed by, and any provisions herein regarding them are therefore subject to, any such separate agreement. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, any Credit Party in the Senior Priority Documents or the Junior Priority Documents.
Section 7.21    Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the ABL Obligations, the Note Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.
Section 7.22    Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the ABL Agent, for and on behalf of itself and the ABL Creditors, and the Note Collateral Agent, for and on behalf of itself and the Noteholders, have caused this Agreement to be duly executed and delivered as of the date first above written.
CITIBANK, N.A.
in its capacity as ABL Agent

By:	Name: Title:

By:	Name: Title:

WILMINGTON TRUST,
NATIONAL ASSOCIATION
in its capacity as Note Collateral Agent

By:	Name: Title:

By:	Name: Title:

S-2

ACKNOWLEDGMENT
Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the ABL Agent, the ABL Creditors, the Note Collateral Agent, the Note Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.
CREDIT PARTIES:

HERC RENTALS INC.

By:	Name: Title:
[●]

By:	Name: Title:

S-2

EXHIBIT A
ADDITIONAL INDEBTEDNESS DESIGNATION
DESIGNATION, dated as of _______ __, 20__, by [ ] (the “Parent Borrower”). Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [●], 2016, between [                        ], in its capacity as administrative agent and collateral agent (together with its successors and assigns in such capacity, the “ABL Agent”) for the ABL Creditors, and [                        ], in its capacity as note collateral agent (together with its successors and assigns in such capacity, the “Note Collateral Agent”) for the Noteholders. Capitalized terms used herein and not otherwise defined herein shall have the meaning specified in the Intercreditor Agreement.
Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].
Section 7.11 of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement. Accordingly:
Section 1. Representations and Warranties. The Parent Borrower hereby represents and warrants to the ABL Agent, the Note Collateral Agent and any Additional Agent that:
(1)    The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and
(2)    all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.
Section 2. Designation of Additional Indebtedness. The Parent Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt] for purposes of the Intercreditor Agreement.

Ex. A-1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.
[Parent Borrower]

By:	Name: Title:

Ex. A-2

EXHIBIT B
ADDITIONAL INDEBTEDNESS JOINDER
JOINDER, dated as of _______________, 20__, among [●] (the “Parent Borrower”), [[                        ], (the “ABL Agent”) for the ABL Creditors,] [[                        ], in its capacity as note collateral agent (together with its successors and assigns in such capacities, the “Note Collateral Agent”) for the Noteholders, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party]47 and any successors or assigns thereof, to the Intercreditor Agreement, dated as of [●], 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent[,][and] the Note Collateral Agent [and [list any previously added Additional Agent]]. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.
Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].
Section 7.11 of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement. The Parent Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.
Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees with the Borrowers and the other Grantors, the ABL Agent, the Note Collateral Agent and any other Additional Agent party to the Intercreditor Agreement as follows:
Section 1. Agreement to be Bound. The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercreditor Agreement.
Section 2. Recognition of Claims. The ABL Agent (for and on behalf of itself and the ABL Lenders), the Note Collateral Agent (for and on behalf of itself and the Noteholders) and [each of] the Additional Agent[s] (for and on behalf of itself and any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the ABL Agent, the Note Collateral Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable
___________________________
47    List applicable current Parties, other than any party being replaced in connection herewith.

Ex. B-1

bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the ABL Agent, the Note Collateral Agent, any Additional Agent or any Creditor may be entitled or subject. The ABL Agent (for and on behalf of itself and the ABL Creditors), the Note Collateral Agent (for and on behalf of itself and the Note Creditors), and any Additional Agent party to the Intercreditor Agreement (for and on behalf of itself and any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for and on behalf of itself and the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the ABL Obligations represented by the ABL Credit Agreement and the existence and validity of the Note Obligations represented by the Indenture and (b) agree[s] to refrain from making or asserting any claim that the ABL Credit Agreement, the Indenture or other ABL Facility Documents or Note Documents, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.
Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).
Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
[Add Signatures]

Ex. B-2

EXHIBIT H

EXHIBIT C
[ABL CREDIT AGREEMENT][INDENTURE] JOINDER
JOINDER, dated as of _______________, 20__, among [[ ], in its capacity as collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “ABL Agent”) for the ABL Secured Parties,] [[             ], in its capacity as note collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Note Collateral Agent”) for the Note Secured Parties], [list any previously added Additional Agent]]48 and [insert name of additional ABL Secured Parties, ABL Agent, Note Secured Parties or Note Collateral Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement, dated as of [●], 2016 (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”), among the ABL Agent, [and] the Note Collateral Agent [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meanings specified in the Intercreditor Agreement.
Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [ABL Credit Agreement][Indenture]”), among [list any applicable Credit Party], [list any applicable new ABL Secured Parties or new Note Secured Parties, as applicable (the “Joining [ABL][Note] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [ABL][Note Collateral] Agent”)].
The Joining [ABL][Note Collateral] Agent, for and on behalf of itself and the Joining [ABL][Note] Secured Parties, hereby agrees with the Borrowers and the other Grantors, the [ABL][Note Collateral] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:
Section 1. Agreement to be Bound. The [ABL][Note Collateral] Agent, for and on behalf of itself and the Joining [ABL][Note] Secured Parties,] hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][an] [ABL][Note Collateral] Agent. As of the date hereof, the Joining [ABL Credit Agreement][Indenture] shall be deemed [the][an] [ABL Credit Agreement][Indenture] under the Intercreditor Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.
Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [ABL][Note Collateral] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).

_________________________
48    List applicable current Parties, other than any party being replaced in connection herewith.

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
[ADD SIGNATURES]

    2

EXHIBIT I
TO
INDENTURE

FORM OF
JUNIOR PRIORITY INTERCREDITOR AGREEMENT

by and between

[__],
as Note Collateral Agent

and

[__],
as [__]1    Junior Lien Agent
Dated as of [__]

Page
ARTICLE I
DEFINITIONS

Section 1.1	UCC Definitions 2
Section 1.2    Other Definitions    2

Section 1.3	Rules of Construction 18
ARTICLE II
LIEN PRIORITY

Section 2.1	Agreement to Subordinate 18

Section 2.2	Waiver of Right to Contest Liens 21

Section 2.3	Remedies Standstill 22

Section 2.4	No New Liens 25

Section 2.5	Waiver of Marshalling 26
ARTICLE III
ACTIONS OF THE PARTIES

Section 3.1	Certain Actions Permitted 26

Section 3.2	Delivery of Control Collateral; Agent for Perfection 27

Section 3.3	Sharing of Information and Access 27

Section 3.4	Insurance 28

Section 3.5	No Additional Rights for the Credit Parties Hereunder 28

Section 3.6	Actions upon Breach 28
ARTICLE IV
APPLICATION OF PROCEEDS

Section 4.1	Application of Proceeds 28

Section 4.2	Specific Performance 31
ARTICLE V
INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1	Notice of Acceptance and Other Waivers 31

Section 5.2	Modifications to Senior Priority Documents and Junior Priority Documents 32

Section 5.3	Reinstatement and Continuation of Agreement 34

- i -

ARTICLE VI
INSOLVENCY PROCEEDINGS

Section 6.1	DIP Financing 35

Section 6.2	Relief from Stay 35

Section 6.3	No Contest 36

Section 6.4	Asset Sales 36

Section 6.5	Separate Grants of Security and Separate Classification 36

Section 6.6	Enforceability 37

Section 6.7	Senior Priority Obligations Unconditional 37

Section 6.8	Junior Priority Obligations Unconditional 37

Section 6.9	Adequate Protection 38

Section 6.10	Reorganization Securities and Other Plan-Related Issues 39

Section 6.11	Certain Waivers 39
ARTICLE VII
MISCELLANEOUS

Section 7.1	Rights of Subrogation 40

Section 7.2	Further Assurances 40

Section 7.3	Representations 40

Section 7.4	Amendments 40

Section 7.5	Addresses for Notices 41

Section 7.6	No Waiver, Remedies 42

Section 7.7	Continuing Agreement, Transfer of Secured Obligations 42

Section 7.8	Governing Law; Entire Agreement 42

Section 7.9	Counterparts 43

Section 7.10	No Third-Party Beneficiaries 43

Section 7.11	Designation of Additional Indebtedness; Joinder of Additional Agents 43

Section 7.12	Senior Priority Representative; Junior Priority Representative 44

Section 7.13	Provisions Solely to Define Relative Rights 44

Section 7.14	Headings 45

Section 7.15	Severability 45

Section 7.16	Attorneys’ Fees 45

Section 7.17	VENUE; JURY TRIAL WAIVER 45

Section 7.18	Intercreditor Agreement 46

Section 7.19	No Warranties or Liability 46

Section 7.20	Conflicts 46

Section 7.21	Information Concerning Financial Condition of the Credit Parties 46

Section 7.22	Excluded Assets 46

EXHIBITS:
Exhibit A    Additional Indebtedness Designation
Exhibit B    Additional Indebtedness Joinder
Exhibit C    Joinder of Indenture or [__]1 Junior Lien Credit Agreement

- ii -

INTERCREDITOR AGREEMENT
This Junior Priority Intercreditor Agreement (as amended, supplemented, waived or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”) is entered into as of [__], by and between [__], in its capacity as note collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “Note Collateral Agent”) for the Note Secured Parties referred to below, and [__], in its capacity as collateral agent (together with its successors and assigns in such capacity, and as further defined herein, the “[    ]1 Junior Lien Agent”) for the [    ]1 Junior Lien Secured Parties referred to below. Capitalized terms used herein without other definition are used as defined in Article I hereof.
RECITALS
A.    Pursuant to the Indenture, the Notes have been issued, as more particularly provided therein.
B.    Pursuant to the Note Guarantees, the Note Guarantors have agreed to unconditionally guarantee jointly and severally the payment and performance of the Note Issuers’ obligations under the Note Documents, as more particularly provided therein.
C.    To secure the obligations of the Note Issuers and the Note Guarantors and each other Subsidiary of the Parent Borrower that is now or hereafter becomes a Note Party, the Note Parties have granted or will grant to the Note Collateral Agent (for the benefit of the Note Secured Parties) Liens on the Collateral, as more particularly provided in the Note Documents.
D.    Pursuant to the [    ]1 Junior Lien Credit Agreement, the [    ]1 Junior Lien Lenders have agreed to make certain loans and other financial accommodations to or for the benefit of the [__]1 Junior Lien Borrowers, as more particularly provided therein.
E.    Pursuant to the [_]1 Junior Lien Guarantees, the [_]1 Junior Lien Guarantors agreed to unconditionally guarantee jointly and severally the payment and performance of the [__]1 Junior Lien Borrowers’ obligations under the [__]1 Junior Lien Facility Documents, as more particularly provided therein.
F.    As a condition to the effectiveness of the [__]1 Junior Lien Credit Agreement and to secure the obligations of the [__]1 Junior Lien Borrowers and the [__]1 Junior Lien Guarantors and each other Subsidiary of the Parent Borrower that is now or hereafter becomes a [__]1 Junior Lien Credit Party, the [__]1 Junior Lien Credit Parties have granted or will grant to the [__]1 Junior Lien Agent (for the benefit of the [__]1 Junior Lien Secured Parties) Liens on the Collateral, as more particularly provided in the [__]1 Junior Lien Facility Documents.
G.    Pursuant to this Agreement, the Parent Borrower may, from time to time, designate certain additional Indebtedness of any Credit Party as “Additional Indebtedness” by executing and delivering an Additional Indebtedness Designation hereunder, a form of which is attached hereto as Exhibit A, and by complying with the procedures set forth in Section 7.11 hereof, and the holders of such Additional Indebtedness and any other applicable Additional Creditors shall thereafter constitute Senior Priority Creditors or Junior Priority Creditors (as so designated by the Parent Borrower), as the case may be, and any Additional Agent therefor shall thereafter constitute a Senior Priority Agent or Junior Priority Agent (as so designated by the Parent Borrower), as the case may be, for all purposes under this Agreement.
H.    Each of the Note Collateral Agent (on behalf of the Note Secured Parties) and the [__]1 Junior Lien Agent (on behalf of the [__]1 Junior Lien Secured Parties) and, by their acknowledgment hereof, the Note Parties and the [__]1 Junior Lien Parties, desire to agree to the relative priority of Liens on the Collateral and certain other rights, priorities and interests as provided herein.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    UCC Definitions The following terms which are defined in the Uniform Commercial Code are used herein as so defined: Accounts, Chattel Paper, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Financial Assets, Instruments, Investment Property, Letter-of-Credit Rights, Money, Payment Intangibles, Promissory Notes, Records, Security, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

Section1.2    Other Definitions . As used in this Agreement, the following terms shall have the meanings set forth below:

“Additional Agent” shall mean any one or more agents, trustees or other representatives for or of any one or more Additional Credit Facility Creditors, and shall include any successor thereto, as well as any Person designated as an “Agent” under any Additional Credit Facility.
“Additional Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).
“Additional Borrower” shall mean any Additional Credit Party that incurs or issues Additional Indebtedness, under any Additional Credit Facility, together with its successors and assigns.
“Additional Collateral Documents” shall mean all “Collateral Documents” (or an equivalent definition) as defined in any Additional Credit Facility, and in any event shall include all security agreements, mortgages, deeds of trust, pledges and other collateral documents executed and delivered in connection with any Additional Credit Facility, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Additional Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Additional Credit Facilities” shall mean (a) any one or more agreements, instruments and documents under which any Indebtedness which has been designated as Additional Indebtedness is or may be incurred, including any credit agreements, loan agreements, indentures, guarantees or other financing agreements, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) extending the maturity of, consolidating, restructuring, refunding, replacing or refinancing all or any portion of such Additional Indebtedness, whether by the same or any other lender, debt holder or other creditor or group of lenders, debt holders or other creditors, or the same or any other agent, trustee or representative therefor, or otherwise, and whether or not increasing the amount of any Indebtedness that may be incurred thereunder, provided that all Indebtedness that is incurred under such other agreement constitutes Additional Indebtedness. As used in this definition of “Additional Credit Facilities”, the term “Indebtedness” shall have the meaning assigned thereto in the Original Indenture, whether or not the Original Indenture is then in effect.

“Additional Credit Facility Creditors” shall mean one or more holders of Additional Indebtedness (or commitments therefor) that is or may be incurred under one or more Additional Credit Facilities, together with their permitted successors, assigns and transferees, as well as any Person designated as an “Additional Credit Facility Creditor” under any Additional Credit Facility.
“Additional Credit Party” shall mean the Parent Borrower and each Domestic Subsidiary of the Parent Borrower that becomes a party to any Additional Document, and any other Domestic Subsidiary of the Parent Borrower who becomes a guarantor under any of the Additional Guarantees.
“Additional Creditors” shall mean one or more Additional Credit Facility Creditors and shall include all Additional Bank Products Providers, Additional Hedging Providers and Additional Management Credit Providers in respect of any Additional Documents and all successors, assigns, transferees and replacements thereof, as well as any Person designated as an “Additional Creditor” under any Additional Credit Facility; and with respect to any Additional Agent, shall mean the Additional Creditors represented by such Additional Agent.
“Additional Documents” shall mean, with respect to any Indebtedness designated as Additional Indebtedness hereunder, any Additional Credit Facilities, any Additional Guarantees, any Additional Collateral Documents, any Bank Products Agreement between any Credit Party and any Additional Bank Products Provider, any Hedging Agreement between any Credit Party and any Additional Hedging Provider, any Management Guarantee in favor of an Additional Management Credit Provider, those other ancillary agreements as to which any Additional Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Additional Credit Party or any of its respective Subsidiaries or Affiliates and delivered to any Additional Agent in connection with any of the foregoing or any Additional Credit Facility, including any intercreditor or joinder agreement among any of the Additional Secured Parties or between or among any of the other Secured Parties and any of the Additional Secured Parties, in each case as the same may be amended, restated supplemented, waived or otherwise modified from time to time.
“Additional Effective Date” shall have the meaning assigned thereto in Section 7.11(b).
“Additional Guarantees” shall mean any one or more guarantees of any Additional Obligations of any Additional Credit Party by any other Additional Credit Party in favor of any Additional Secured Party, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time.
“Additional Guarantor” shall mean any Additional Credit Party that at any time has provided an Additional Guarantee.
“Additional Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an Additional Credit Party with the obligations of such Additional Credit Party thereunder being secured by one or more Additional Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Additional Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time an Additional Hedging Provider hereunder with respect to more than one Credit Facility).
“Additional Indebtedness” shall mean any Additional Specified Indebtedness that (1) is secured by a Lien on Collateral and is permitted to be so secured by:
(a)    prior to the Discharge of Note Obligations, Section 413 of the Original Indenture (if the Original Indenture is then in effect) or the corresponding negative covenant restricting Liens contained in any Other Indenture then in effect if the Original Indenture is not then in effect (which covenant is designated in such Indenture as applicable for purposes of this definition);

(b)    prior to the Discharge of [__]1 Junior Lien Obligations, Section [•]    Insert the section number of the negative covenant restricting Liens in the Initial [        ]1 Junior Lien Credit Agreement. of the Initial [__]1 Junior Lien Credit Agreement (if the Initial [__]1 Junior Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Liens contained in any Other [__]1 Junior Lien Credit Agreement then in effect if the Initial [__]1 Junior Lien Credit Agreement is not then in effect (which covenant is designated in such [__]1 Junior Lien Credit Agreement as applicable for purposes of this definition); and
(c)    prior to the Discharge of Additional Obligations, any negative covenant restricting Liens contained in any applicable Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition); and
(2) is designated as “Additional Indebtedness” by the Parent Borrower pursuant to an Additional Indebtedness Designation and in compliance with the procedures set forth in Section 7.11.
As used in this definition of “Additional Indebtedness”, the term “Lien” shall have the meaning assigned thereto (x) for purposes of the preceding clause (1)(a), prior to the Discharge of Note Obligations, in Section 101 of the Original Indenture (if the Original Indenture is then in effect) or in any Other Indenture then in effect (if the Original Indenture is not then in effect), (y) for purposes of the preceding clause (1)(b), prior to the Discharge of [__]1 Junior Lien Obligations, in Section [•]2    of the Initial [        ]1 Junior Lien Credit Agreement. of the Initial [__]1 Junior Lien Credit Agreement (if the Initial [__]1 Junior Lien Credit Agreement is then in effect) or in any Other [__]1 Junior Lien Credit Agreement then in effect (if the Initial [__]1 Junior Lien Credit Agreement is not then in effect), and (z) for purposes of the preceding clause (1)(c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect.
“Additional Indebtedness Designation” shall mean a certificate of the Parent Borrower with respect to Additional Indebtedness, substantially in the form of Exhibit A attached hereto.
“Additional Indebtedness Joinder” shall mean a joinder agreement executed by one or more Additional Agents in respect of any Additional Indebtedness subject to an Additional Indebtedness Designation on behalf of one or more Additional Secured Parties in respect of such Additional Indebtedness, substantially in the form of Exhibit B attached hereto.
“Additional Junior Priority Exposure” shall mean, as to any Additional Credit Facility in respect of Junior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Junior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Additional Obligations in respect of Junior Priority Debt thereunder.
“Additional Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an Additional Credit Party, with the obligations of the applicable Additional Credit Party thereunder being secured by one or more Additional Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more Additional Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time an Additional Management Credit Provider with respect to more than one Credit Facility).
“Additional Obligations” shall mean any and all loans and all other obligations, liabilities and indebtedness of every kind, nature and description, whether now existing or hereafter arising, whether arising before, during or after the commencement of any case with respect to any Additional Credit Party under the Bankruptcy Code or any other Insolvency Proceeding, owing by each Additional Credit Party from time to time to any Additional Agent, any Additional Creditors or any of them, including any Additional Bank

Products Providers, Additional Hedging Providers or Additional Management Credit Providers, under any Additional Document, whether for principal, interest (including interest and fees which, but for the filing of a petition in bankruptcy with respect to such Additional Credit Party, would have accrued on any Additional Obligation, whether or not a claim is allowed against such Additional Credit Party for such interest and fees in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of any Additional Documents, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Additional Secured Parties” shall mean any Additional Agents and any Additional Creditors.
“Additional Specified Indebtedness” shall mean any Indebtedness that is or may from time to time be incurred by any Credit Party in compliance with:
(a)    prior to the Discharge of Note Obligations, Section 407 of the Original Indenture (if the Original Indenture is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any Other Indenture then in effect if the Original Indenture is not then in effect (in each case under this clause (a), which covenant is designated in such Indenture as applicable for purposes of this definition);
(b)    prior to the Discharge of [__]1 Junior Lien Obligations, Section [•]4    of the Initial [        ]1 Junior Lien Credit Agreement of the Initial [__]1 Junior Lien Credit Agreement (if the Initial [__]1 Junior Lien Credit Agreement is then in effect) or the corresponding negative covenant restricting Indebtedness contained in any Other [__]1 Junior Lien Credit Agreement then in effect (in each case under this clause (b), which covenant is designated in such [__]1 Junior Lien Credit Agreement as applicable for purposes of this definition); and
(c)    prior to the Discharge of Additional Obligations, any negative covenant restricting Indebtedness contained in any Additional Credit Facility then in effect (which covenant is designated in such Additional Credit Facility as applicable for purposes of this definition).
As used in this definition of “Additional Specified Indebtedness”, the term “Indebtedness” shall have the meaning assigned thereto (x) for purposes of the preceding clause (a), prior to the Discharge of Note Obligations, in Section 101 of the Original Indenture (if the Original Indenture is then in effect) or in any Other Indenture then in effect (if the Original Indenture is not then in effect), (y) for purposes of the preceding clause (b), prior to the Discharge of [__]1 Junior Lien Obligations, in Section [•]3 of the Initial [__]1 Junior Lien Credit Agreement (if the Initial [__]1 Junior Lien Credit Agreement is then in effect) or in any Other [__]1 Junior Lien Credit Agreement then in effect (if the Original [__]1 Junior Lien Credit Agreement is not then in effect) and (z) for purposes of the preceding clause (c), prior to the Discharge of Additional Obligations, in the applicable Additional Credit Facility then in effect. In the event that any Indebtedness as defined in any such Credit Document shall not be Indebtedness as defined in any other such Credit Document, but is or may be incurred in compliance with such other Credit Document, such Indebtedness shall constitute Additional Specified Indebtedness for purposes of such other Credit Document.
“Affiliate” of any specified Person shall mean any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Agent” shall mean any Senior Priority Agent or Junior Priority Agent.
“Agreement” shall have the meaning assigned thereto in the Preamble hereto.

“Bank Products Agreement” shall mean any agreement pursuant to which a bank or other financial institution or other Person agrees to provide (a) treasury services, (b) credit card, debit card, merchant card, purchasing card, stored value card, non-card electronic payable or similar services (including the processing of payments and other administrative services with respect thereto), (c) cash management or related services (including controlled disbursements, automated clearinghouse transactions, return items, netting, overdrafts, depository, lockbox, stop payment, electronic funds transfer, information reporting, wire transfer and interstate depository network services) and (d) other banking, financial or treasury products or services as may be requested by the Parent Borrower or any Restricted Subsidiary (other than letters of credit and other than loans and advances except indebtedness arising from services described in clauses (a) through (c) of this definition).
“Bank Products Provider” shall mean any Note Bank Products Provider, [__]1 Junior Lien Bank Products Provider or any Additional Bank Products Provider, as applicable.
“Bankruptcy Code” shall mean title 11 of the United States Code.
“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Base Intercreditor Agreement” shall have the meaning assigned thereto in the Original Indenture.
“Board of Directors” shall mean for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board of directors or other governing body. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Parent Borrower.
“Borrower” shall mean any of the any Note Issuer, any [__]1 Junior Lien Borrowers and any Additional Borrower.
“Business Day” shall mean a day other than Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.
“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
“Capitalized Lease Obligations” shall mean an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP.
“Captive Insurance Subsidiary” means any Domestic Subsidiary of the Company that is subject to regulation as an insurance company (or any Domestic Subsidiary thereof).
“Cash Collateral” shall mean any Collateral consisting of Money, Cash Equivalents and any Financial Assets.
“Cash Equivalents”: (1) money and (2)(a) securities issued or fully guaranteed or insured by the United States of America, Canada or a member state of the European Union (in the case of any such member state, to the extent rated at least A-2 or the equivalent thereof by Standard & Poor’s Ratings Group (a division of The McGraw Hill Companies Inc.) or any successor rating agency (“S&P”) or at least P-2 or the equivalent thereof by Moody’s Investors Service, Inc. or any successor rating agency (“Moody’s”) (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency)) or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of

(i) any ABL Lender (as defined in the Base Intercreditor Agreement, whether or not the Base Intercreditor Agreement is then in effect) or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b)(i) or (b)(ii) above, (d) money market instruments, commercial paper or other short term obligations rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency), (e) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act, (f) investment funds investing at least 95% of their assets in cash equivalents of the types described in clauses (1) and (2)(a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (g) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors, and (h) solely with respect to any Captive Insurance Subsidiary, any investment that such Person is permitted to make in accordance with applicable law. For the avoidance of doubt, for purposes of this definition, rating identifiers, watches and outlooks will be disregarded in determining whether any obligations satisfy the rating requirement herein.
“Collateral” shall mean all Property, whether now owned or hereafter acquired by, any Credit Party in or upon which a Lien is granted or purported to be granted to any Agent under any of the Note Collateral Documents, the [__]1 Junior Lien Collateral Documents or the Additional Collateral Documents, together with all rents, issues, profits, products and Proceeds thereof.
“Control Collateral” shall mean any Collateral consisting of any certificated Security, Investment Property, Deposit Account, Instruments, Chattel Paper and any other Collateral as to which a Lien may be perfected through possession or control by the secured party or any agent therefor.
“Controlling Junior Priority Secured Parties” shall mean the Secured Parties whose Agent is the Junior Priority Representative.
“Controlling Senior Priority Secured Parties” shall mean (i) at any time when the Note Agent is the Senior Priority Representative, the Note Secured Parties and (ii) at any other time, the Secured Parties whose Agent is the Senior Priority Representative.
“Credit Documents” shall mean all Note Documents, [__]1 Junior Lien Facility Documents and Additional Documents.
“Credit Facility” shall mean the Indenture, the [__]1 Junior Lien Credit Agreement or any Additional Credit Facility, as applicable.
“Credit Parties” shall mean the Note Parties, the [__]1 Junior Lien Credit Parties and any Additional Credit Parties.
“Creditor” shall mean any Senior Priority Creditor or Junior Priority Creditor.
“Designated Agent” shall mean any Party that the Parent Borrower designates as a Designated Agent (as confirmed in writing by such Party if such designation is made after the execution of this Agreement by such Party or the joinder of such Party to this Agreement), in each case as and to the extent so designated. Such designation may be for all purposes of this Agreement, or may be for one or more specified purposes hereunder or provisions hereof.
“DIP Financing” shall have the meaning assigned thereto in Section 6.1(a).

“Discharge of Additional Obligations” shall mean, if any Indebtedness shall at any time have been incurred under any Additional Credit Facility, (a) the payment in full in cash of the applicable Additional Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Additional Indebtedness under such Additional Credit Facility is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Additional Credit Facility (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the applicable Additional Credit Facility.
“Discharge of Junior Priority Obligations” shall mean the occurrence of all of the Discharge of [__]1 Junior Lien Obligations and the Discharge of Additional Obligations in respect of Junior Priority Debt.
“Discharge of Note Obligations” shall mean (a) the payment in full in cash of the applicable Note Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable Indenture is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such Indenture (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then-outstanding commitments to extend credit under the Note Documents.
“Discharge of Senior Priority Obligations” shall mean the occurrence of all of the Discharge of Note Obligations and the Discharge of Additional Obligations in respect of Senior Priority Debt.
“Discharge of [__]1 Junior Lien Obligations” shall mean (a) the payment in full in cash of the applicable [__]1 Junior Lien Obligations that are outstanding and unpaid (and excluding, for the avoidance of doubt, unasserted contingent indemnification or other obligations) at the time all Indebtedness under the applicable [__]1 Junior Lien Credit Agreement is paid in full in cash, including (if applicable), with respect to amounts available to be drawn under outstanding letters of credit issued thereunder at such time (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit at such time), delivery or provision of cash or backstop letters of credit in respect thereof in compliance with the terms of any such [__]1 Junior Lien Credit Agreement (which shall not exceed an amount equal to 103% of the aggregate undrawn amount of such letters of credit) and (b) the termination of all then outstanding commitments to extend credit under the [__]1 Junior Lien Facility Documents.
“Dollar” and “$” shall mean lawful money of the United States.
“Dollar Equivalent” shall mean, with respect to any amount denominated in Dollars, the amount thereof and, with respect to the principal amount denominated in any currency other than Dollars, at any date of determination thereof, an amount in Dollars equivalent to such principal amount or such other amount calculated on the basis of the Spot Rate of Exchange.
“Domestic Subsidiary” shall have the meaning assigned thereto in the Indenture.
“Event of Default” shall mean an Event of Default under any Indenture, any [__]1 Junior Lien Credit Agreement or any Additional Credit Facility.
“Exercise Any Secured Creditor Remedies” or “Exercise of Secured Creditor Remedies” shall mean:
(a)    the taking of any action to enforce or realize upon any Lien, including the institution of any foreclosure proceedings or the noticing of any public or private sale pursuant to Article 9 of the

Uniform Commercial Code, or taking any action to enforce any right or power to repossess, replevy, attach, garnish, levy upon or collect the Proceeds of any Lien;
(b)    the exercise of any right or remedy provided to a secured creditor on account of a Lien under any of the Credit Documents, under applicable law, by self-help repossession, by notification to account obligors of any Grantor, in an Insolvency Proceeding or otherwise, including the election to retain any of the Collateral in satisfaction of a Lien;
(c)    the taking of any action or the exercise of any right or remedy in respect of the collection on, set off against, marshaling of, injunction respecting or foreclosure on the Collateral or the Proceeds thereof;
(d)    the appointment of a receiver, receiver and manager or interim receiver of all or part of the Collateral;
(e)    subject to pre-existing rights and licenses, the sale, lease, license or other disposition of all or any portion of the Collateral by private or public sale or any other means permissible under applicable law;
(f)    the exercise of any other right of a secured creditor under Part 6 of Article 9 of the Uniform Commercial Code;
(g)    the exercise of any voting rights relating to any Capital Stock included in the Collateral; and
(h)    the delivery of any notice, claim or demand relating to the Collateral to any Person (including any securities intermediary, depository bank or landlord) in possession or control of, any Collateral.
For the avoidance of doubt, (i) filing a proof of claim or statement of interest in any Insolvency Proceeding, (ii) the imposition of a default rate or late fee, (iii) the acceleration of the Senior Priority Obligations, (iv) the cessation of lending pursuant to the provisions of any applicable Senior Priority Documents or Junior Priority Documents, (v) the consent by any Senior Priority Agent to the disposition by any Grantor of any Collateral under the Senior Priority Documents, (vi) seeking adequate protection shall not be deemed to be an Exercise of Secured Creditor Remedies, (vii) the establishment or modification of (x) borrowing base and/or availability reserves or other reserves against collateral, (y) eligibility criteria for accounts or inventory or (z) other conditions for advances or (viii) the changing of advance rates or advance sub‑limits.
“Federal District Court” shall have the meaning assigned thereto in Section 7.17(a).
“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the European Union.
“Grantor” shall mean any Grantor as defined in the Note Documents, in the [__]1 Junior Lien Facility Documents or in any Additional Documents, as applicable; provided, that no Person that is not (i) a Subsidiary of the Parent Borrower or (ii) organized under the laws of the United States of America or any state thereof or the District of Columbia, shall in any case be a Grantor. For the avoidance of doubt, no Person that is organized under the laws of Puerto Rico or any other territory of the United States of America shall be a Grantor.
“Guarantor” shall mean any of the Note Guarantors, the [__]1 Junior Lien Guarantors or the Additional Guarantors.

“Hedging Agreement” shall mean any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.
“Hedging Provider” shall mean any Note Hedging Provider, any [__]1 Junior Lien Hedging Provider or any Additional Hedging Provider, as applicable.
“Impairment of Series of Junior Priority Debt” shall have the meaning assigned thereto in Section 4.1(g).
“Impairment of Series of Senior Priority Debt” shall have the meaning assigned thereto in Section 4.1(e).
“Indebtedness” shall have the meaning assigned thereto in the Original Indenture, the Initial [__]1 Junior Lien Credit Agreement or any Additional Credit Facility, as applicable.
“Indenture” shall mean, collectively, (a) that certain Indenture, dated as of June 9, 2016, among the Note Issuers, the Trustee and the Note Collateral Agent (as such agreement is supplemented by the First Supplemental Indenture, dated as of June 9, 2016, the Second Supplemental Indenture, dated as of June 9, 2016, the Third Supplemental Indenture, dated as of [•], 2016, and the Fourth Supplemental Indenture, dated as of [•], 2016, and as may be further amended, restated, supplemented or otherwise modified from time to time (together, the “Original Indenture”), together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the Note Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders (an “Other Indenture”), or the same or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (i) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the Senior Priority Obligations, and (ii) the requisite creditors party to such Other Indenture (or their trustee agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (other than any Senior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Senior Priority Representative other than any Designated Agent, as designated by the Parent Borrower) and the Junior Priority Representative (or, if there is no continuing Junior Priority Representative other than any Designated Agent, as designated by the Parent Borrower) that the obligations under such Other Indenture are subject to the terms and provisions of this Agreement. Any reference to the Indenture shall be deemed a reference to the Original Indenture and any Other Indenture, in each case then in existence.
“Initial [__]1 Junior Lien Credit Agreement” shall have the meaning assigned thereto in the definition of Initial [__]1 Junior Lien Credit Agreement.
“Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case covered by clauses (a) and (b) undertaken under United States Federal, State or foreign law, including the Bankruptcy Code.
“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time.

“Junior Intervening Creditor” shall have the meaning assigned thereto in Section 4.1(h).
“Junior Priority Agent” shall mean any of the [__]1 Junior Lien Collateral Agent and any Additional Agent under any Junior Priority Documents.
“Junior Priority Collateral Documents” shall mean the [__]1 Junior Lien Collateral Documents and any Additional Collateral Documents in respect of any Junior Priority Obligations.
“Junior Priority Credit Agreement” shall mean the [__]1 Junior Lien Credit Agreement and any Additional Credit Facility in respect of any Junior Priority Obligations.
“Junior Priority Creditors” shall mean the [__]1 Junior Lien Creditors and any Additional Creditor in respect of any Junior Priority Obligations.
“Junior Priority Debt” shall mean:
(1)    all [__]1 Junior Lien Obligations; and
(2)    any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Parent Borrower as “Junior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).
“Junior Priority Documents” shall mean the [__]1 Junior Lien Facility Documents and any Additional Documents in respect of any Junior Priority Obligations.
“Junior Priority Lien” shall mean a Lien granted (a) by a [__]1 Junior Lien Collateral Document to the [__]1 Junior Lien Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Junior Priority Obligations.
“Junior Priority Obligations” shall mean the [__]1 Junior Lien Obligations and any Additional Obligations constituting Junior Priority Debt.
“Junior Priority Representative” shall mean the Junior Priority Agent (other than a Designated Agent) designated by the Junior Priority Agents to act on behalf of the Junior Priority Agents hereunder, acting in such capacity. [The Junior Priority Representative shall initially be the [__]1 Junior Lien Agent acting for the Junior Priority Secured Parties, unless either (i) the [__]1 Junior Lien Credit Agreement is no longer in effect or (ii) the aggregate Additional Junior Priority Exposure (and in any event excluding Additional Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under any Additional Credit Facility in respect of Junior Priority Debt exceeds the aggregate [__]1 Junior Lien Exposure (and in any event excluding [__]1 Junior Lien Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees), in which case the Junior Priority Representative shall be the Junior Priority Agent (if other than a Designated Agent) representing the Junior Priority Creditors with the greatest aggregate Additional Junior Priority Exposure (and in any event excluding Junior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under an Additional Credit Facility in respect of Junior Priority Debt acting for the Junior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Junior Priority Agents then party to this Agreement)].
“Junior Priority Secured Parties” shall mean, at any time, all of the Junior Priority Agents and all of the Junior Priority Creditors.
“Junior Standstill Period” shall have the meaning assigned thereto in Section 2.3(a)(i).

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory, judgment or other) or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).
“Lien Priority” shall mean, with respect to any Lien of the Note Collateral Agent, the Note Secured Parties, the [__]1 Junior Lien Agent, the [__]1 Junior Lien Secured Parties, any Additional Agent or any Additional Creditors in the Collateral, the order of priority of such Lien as specified in Section 2.1.
“Management Credit Provider” shall mean any Additional Management Credit Provider, any Note Management Credit Provider or any [__]1 Junior Lien Management Credit Provider, as applicable.
“Management Guarantee” shall have the meaning assigned thereto (a) with respect to the Note Obligations, in the Original Indenture (if the Original Indenture is then in effect), or in any Other Indenture then in effect (if the Original Indenture is not then in effect), (b) with respect to the [__]1 Junior Lien Obligations, in the Initial [__]1 Junior Lien Credit Agreement (if the Initial [__]1 Junior Lien Credit Agreement is then in effect), or in any Other [__]1 Junior Lien Credit Agreement then in effect (if the Initial [__]1 Junior Lien Credit Agreement is not then in effect) and (c) with respect to any Additional Obligations, in the applicable Additional Credit Facility.
“Moody’s” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.
“New York Courts” shall have the meaning assigned thereto in Section 7.17(a).
“New York Supreme Court” shall have the meaning assigned thereto in Section 7.17(a).
“Note Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with a Note Party with the obligations of such Note Party thereunder being secured by one or more Note Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Note Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).
“Note Collateral Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity as well as any Person designated as the “Note Collateral Agent” under the Indenture.
“Note Collateral Documents” shall mean all “Note Security Documents” as defined in the Original Indenture, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any Indenture, and any other agreement, document or instrument pursuant to which a Lien is granted securing any Note Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Note Creditors” shall mean the Noteholders together with all Note Bank Products Providers, Note Hedging Providers, Note Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Junior Priority Creditor” under any Indenture.
“Note Documents” shall mean all Indentures, Note Guarantees, Note Collateral Documents, Bank Products Agreements between any Note Party and any Note Bank Products Provider, Hedging Agreement between any Note Party and any Note Hedging Provider, Management Guarantees in favor of a Note Management Credit Provider, those other ancillary agreements as to which any Note Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any Note Party or any of its respective Subsidiaries or Affiliates, and delivered to the Note

Collateral Agent in connection with any of the foregoing or any Indenture, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Note Exposure” shall mean, as to any Indenture, as of the date of determination, the outstanding principal amount of Note Obligations thereunder.
“Note Guarantees” shall mean the guarantees provided for in the Indenture, and all other guarantees executed under or in connection with any Indenture, in each case as the same may be amended, restated, modified or supplemented from time to time.
“Note Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent Borrower that is or becomes a guarantor under any of the Note Guarantees.
“Note Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with a Note Party with the obligations of such Note Party thereunder being secured by one or more Note Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the Note Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).
“Note Issuer” shall mean the Parent Borrower in its capacity as an issuer under the Indenture, together with its successors and assigns.
“Note Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by a Note Party, with the obligations of the applicable Note Party thereunder being secured by one or more Note Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more Note Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).
“Note Obligations” shall mean all obligations of every nature of each Note Party from time to time owed to the Note Collateral Agent, the Trustee, the Noteholders or any of them, any Note Bank Products Provider, any Note Hedging Provider, any Note Management Credit Provider under any Note Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Note Party, would have accrued on any Note Obligation, whether or not a claim is allowed against such Note Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the Note Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Note Parties” shall mean the Note Issuers, the Note Guarantors and each other Domestic Subsidiary that is now or hereafter becomes a party to any Note Documents.
“Note Secured Parties” shall mean the Trustee, the Note Collateral Agent, the Noteholders and any Note Creditors.
“Noteholders” shall mean the holders of the Notes, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Holder” or a “Noteholder” under any Indenture.
“Obligations” shall mean any of the Senior Priority Obligations or the Junior Priority Obligations.
“Original Indenture” shall have the meaning assigned thereto in the definition of “Indenture”.
“Other Indenture” shall have the meaning assigned thereto in the definition of “Indenture.”

“Parent Borrower” shall mean Herc Rentals Inc., a Delaware corporation formerly known as Hertz Equipment Rental Corporation, together with its successors and assigns.
“Party” shall mean any of the Note Collateral Agent, the [__]1 Junior Lien Agent or any Additional Agent.
“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
“Pledged Securities” shall have the meaning assigned thereto in the Senior Priority Collateral Documents or in the Junior Priority Collateral Documents, as the context requires.
“Proceeds” shall mean (a) all “proceeds,” as defined in Article 9 of the Uniform Commercial Code, with respect to the Collateral, (b) whatever is recoverable or recovered when any Collateral is sold, exchanged, collected or disposed of, whether voluntarily or involuntarily and (c) in the case of Proceeds of Pledged Securities, all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
“Restricted Subsidiary” shall mean any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary.
“S&P” shall have the meaning assigned thereto in the definition of “Cash Equivalents”.
“Secured Parties” shall mean the Senior Priority Secured Parties and the Junior Priority Secured Parties.
“Senior Intervening Creditor” shall have the meaning assigned thereto in Section 4.1(f).
“Senior Priority Agent” shall mean any of the Note Collateral Agent or any Additional Agent under any Senior Priority Documents.
“Senior Priority Collateral Documents” shall mean all Note Collateral Documents and Additional Collateral Documents relating to any Senior Priority Obligations.
“Senior Priority Credit Agreement” shall mean any of the Indenture and any Additional Credit Facility in respect of any Senior Priority Obligations.
“Senior Priority Creditors” shall mean the Note Creditors and any Additional Creditor in respect of any Senior Priority Obligations.
“Senior Priority Debt” shall mean:
(1)    all Note Obligations; and
(2)    any Additional Obligations of any Credit Party so long as on or before the date on which the relevant Additional Indebtedness is incurred, such Indebtedness is designated by the Parent Borrower as “Senior Priority Debt” in the relevant Additional Indebtedness Designation delivered pursuant to Section 7.11(a)(iii).
“Senior Priority Documents” shall mean all Note Documents and Additional Documents in respect of any Senior Priority Obligations.

“Senior Priority Exposure” shall mean, as to any Credit Facility in respect of Senior Priority Debt, as of the date of determination, the sum of the Dollar Equivalent of (a) as to any revolving facility thereunder, the total commitments (whether funded or unfunded) of the applicable Senior Priority Creditors to make loans and other extensions of credit thereunder (or after the termination of such commitments, the total outstanding principal amount of Senior Priority Obligations thereunder) plus (b) as to any other facility thereunder, the outstanding principal amount of Senior Priority Obligations thereunder.
“Senior Priority Lien” shall mean a Lien granted (a) by a Note Collateral Document to the Note Collateral Agent or (b) by an Additional Collateral Document to any Additional Agent for the purpose of securing Senior Priority Obligations.
“Senior Priority Obligations” shall mean the Note Obligations and any Additional Obligations constituting Senior Priority Debt.
“Senior Priority Recovery” shall have the meaning assigned thereto in Section 5.3.
“Senior Priority Representative” shall mean the Note Collateral Agent under the Original Indenture while the Original Indenture is in effect; provided that if the Original Indenture is not in effect, the Senior Priority Representative shall be the Senior Priority Agent (if other than a Designated Agent) representing the Senior Priority Creditors with the greatest aggregate Senior Priority Exposure (and in any event excluding Senior Priority Obligations in respect of Bank Products Agreements, Hedging Agreements or Management Guarantees) under a Credit Facility in respect of Senior Priority Debt acting for the Senior Priority Secured Parties (in each case, unless otherwise agreed in writing among the Senior Priority Agents then party to this Agreement).
“Senior Priority Secured Parties” shall mean, at any time, all of the Senior Priority Agents and all of the Senior Priority Creditors.
“Series of Junior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the [__]1 Junior Lien Credit Agreement and (b) the Indebtedness outstanding under any Additional Credit Facility in respect of or constituting Junior Priority Debt.
“Series of Senior Priority Debt” shall mean, severally, (a) the Indebtedness outstanding under the Indenture, (b) the Indebtedness under each other Indenture and (c) the Indebtedness outstanding under each Additional Credit Facility in respect of or constituting Senior Priority Debt.
“Series” means (x) with respect to Senior Priority Debt or Junior Priority Debt, all Senior Priority Debt or Junior Priority Debt, as applicable, represented by the same Agent acting in the same capacity and (y) with respect to Senior Priority Obligations or Junior Priority Obligations, all such obligations secured by the same Senior Priority Collateral Documents or Junior Priority Collateral Documents, as the case may be.
“Spot Rate of Exchange” shall have the meaning assigned thereto in the Base Intercreditor, whether or not the Base Intercreditor Agreement is then in effect.
“Subsidiary” shall have the meaning assigned thereto in the Original Indenture, the [__]1 Junior Lien Credit Agreement or any Additional Credit Facility, as applicable.
“Titled Goods” means collectively, all of each Grantor’s motor vehicles, tractors, trailers and other Equipment (as defined in the UCC) evidenced by a certificate of title or ownership, in each case whether now owned or existing or hereafter acquired.
“Trustee” means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor thereto.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided that to the extent that the Uniform Commercial Code is used to define any term in any security document and such term is defined differently in differing Articles of the Uniform Commercial Code, the definition of such term contained in Article 9 shall govern; provided, further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, publication or priority of, or remedies with respect to, Liens of any Party is governed by the Uniform Commercial Code or foreign personal property security laws as enacted and in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” will mean the Uniform Commercial Code or such foreign personal property security laws as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“United States” shall mean the United States of America.
“Unrestricted Subsidiary” means (i) any Subsidiary of the Parent Borrower that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors pursuant to the terms of the Indenture and (ii) any Subsidiary of an Unrestricted Subsidiary.
“[__]1 Junior Lien Agent” shall have the meaning assigned thereto in the Preamble hereto and shall include any successor thereto in such capacity, as well as any Person designated as the “Agent” or “Collateral Agent” under the [__]1 Junior Lien Credit Agreement.
“[__]1 Junior Lien Bank Products Provider” shall mean any Person that has entered into a Bank Products Agreement with a [__]1 Junior Lien Credit Party with the obligations of such [__]1 Junior Lien Credit Party thereunder being secured by one or more [__]1 Junior Lien Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the [__]1 Junior Lien Collateral Documents (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Bank Products Provider hereunder with respect to more than one Credit Facility).
“[__]1 Junior Lien Borrowers” shall mean the Parent Borrower and each [__]1 Junior Lien Subsidiary Borrower.
“[__]1 Junior Lien Collateral Documents” shall mean all “[Security] Documents” as defined in the [__]1 Junior Lien Credit Agreement, and all other security agreements, mortgages, deeds of trust and other collateral documents executed and delivered in connection with any [__]1 Junior Lien Credit Agreement, and any other agreement, document or instrument pursuant to which a Lien is granted securing any [__]1 Junior Lien Obligations or under which rights or remedies with respect to such Liens are governed, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“[__]1 Junior Lien Credit Agreement” shall mean (a) that certain [__]1 Junior Lien Credit Agreement, dated as of [the date hereof], among the [__]1 Junior Lien Borrowers, the [__]1 Junior Lien Lenders and the [__]1 Junior Lien Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time (the “Initial [__]1 Junior Lien Credit Agreement”), together with (b) if designated by the Parent Borrower, any other agreement (including any credit agreement, loan agreement, indenture or other financing agreement) providing for Indebtedness that complies with clause (1) of the definition of “Additional Indebtedness” and has been incurred to extend the maturity of, consolidate, restructure, refund, replace or refinance all or any portion of the [__]1 Junior Lien Obligations, whether by the same or any other lender, debt holder or group of lenders or debt holders or the same (an “Other [__]1 Junior Lien Credit Agreement”) or any other agent, trustee or representative therefor and whether or not increasing the amount of any Indebtedness that may be incurred thereunder; provided that (i) such Indebtedness is secured by a Lien ranking pari passu with the Lien securing the [Junior] Priority Obligations and (ii) the requisite creditors party to such Other [__]1 Junior Lien Credit Agreement (or their agent or other representative on their behalf) shall agree, by a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise in form and substance reasonably satisfactory to the Senior Priority Representative (or, if there is no continuing Senior Priority Representative, other than any Designated Agent) and the Junior Priority Representative (other than any Junior Priority Representative being replaced in connection with such joinder) (or, if there is no continuing Junior Priority Representative, other than any Designated Agent), that the obligations under such Other [__]1 Junior Lien Credit Agreement are subject to the terms and provisions of this Agreement. Any reference to the [__]1 Junior Lien Credit Agreement shall be deemed a reference to the Initial [__]1 Junior Lien Credit Agreement and any Other [__]1 Junior Lien Credit Agreement, in each case then in existence.
“[__]1 Junior Lien Credit Parties” shall mean the [__]1 Junior Lien Borrowers, the [__]1 Junior Lien Guarantors and each other Domestic Subsidiary of the Parent Borrower that is now or hereafter becomes a party to any [__]1 Junior Lien Facility Documents.
“[__]1 Junior Lien Creditors” shall mean the [__]1 Junior Lien Lenders together with all [__]1 Junior Lien Bank Product Providers, [__]1 Junior Lien Hedging Providers, [__]1 Junior Lien Management Credit Providers, and all successors, assigns, transferees and replacements thereof, as well as any Person designated as a “Lender” or “Senior Priority Creditor” under any [__]1 Junior Lien Credit Agreement.
“[__]1 Junior Lien Facility Documents” shall mean all [__]1 Junior Lien Credit Agreements, [__]1 Junior Lien Guarantees, [__]1 Junior Lien Collateral Documents, Bank Products Agreements between any [__]1 Junior Lien Credit Party and any [__]1 Junior Lien Bank Products Provider, Hedging Agreements between any [__]1 Junior Lien Credit Party and any [__]1 Junior Lien Hedging Provider, Management Guarantees in favor of an [__]1 Junior Lien Management Credit Provider, those other ancillary agreements as to which any [__]1 Junior Lien Secured Party is a party or a beneficiary and all other agreements, instruments, documents and certificates, now or hereafter executed by or on behalf of any [__]1 Junior Lien Credit Party or any of its respective Subsidiaries or Affiliates and delivered to the [__]1 Junior Lien Agent in connection with any of the foregoing or any [__]1 Junior Lien Credit Agreement, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“[__]1 Junior Lien Guarantees” means that certain [Guarantee and Collateral Agreement], dated as of the date hereof, and all other guarantees (other than any guarantees by any Affiliate of the Parent Borrower other than a Domestic Subsidiary thereof) executed under or in connection with any [__]1 Junior Lien Credit Agreement, in each case as the same may be amended, restated, modified or supplemented from time to time.
“[__]1 Junior Lien Guarantors” shall mean, collectively, each Domestic Subsidiary of the Parent Borrower that is or becomes a guarantor under any of the [__]1 Junior Lien Guarantees.
“[__]1 Junior Lien Hedging Provider” shall mean any Person that has entered into a Hedging Agreement with an [__]1 Junior Lien Credit Party with the obligations of such [__]1 Junior Lien Credit Party thereunder being secured by one or more [__]1 Junior Lien Collateral Documents, as designated by the Parent Borrower in accordance with the terms of the [__]1 Junior Lien Collateral Documents (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Hedging Provider hereunder with respect to more than one Credit Facility).
“[__]1 Junior Lien Lenders” shall mean the financial institutions and other lenders party from time to time to the [__]1 Junior Lien Credit Agreement (including any such financial institution or lender in its capacity as an issuer of letters of credit thereunder), together with their successors, assigns, transferees and replacements thereof.
“[__]1 Junior Lien Management Credit Provider” shall mean any Person who (a) is a beneficiary of a Management Guarantee provided by an [__]1 Junior Lien Credit Party, with the obligations of the applicable [__]1 Junior Lien Credit Party thereunder being secured by one or more [__]1 Junior Lien Collateral Documents and (b) has been designated by the Parent Borrower in accordance with the terms of one or more [__]1 Junior Lien Collateral Documents (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).

“[__]1 Junior Lien Obligations” shall mean all obligations of every nature of each [__]1 Junior Lien Credit Party from time to time owed to the [__]1 Junior Lien Agent, the [__]1 Junior Lien Lenders or any of them, any [__]1 Junior Lien Bank Products Provider, any [__]1 Junior Lien Hedging Provider or any [__]1 Junior Lien Management Credit Provider under any [__]1 Junior Lien Facility Documents, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such [__]1 Junior Lien Credit Party, would have accrued on any [__]1 Junior Lien Obligation, whether or not a claim is allowed against such [__]1 Junior Lien Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under letters of credit, payments for early termination of Hedging Agreements, fees, expenses, indemnification or otherwise, and all other amounts owing or due under the terms of the [__]1 Junior Lien Facility Documents, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“[__]1 Junior Lien Secured Parties” shall mean the [__]1 Junior Lien Agent, the [__]1 Junior Lien Creditors and the holders of any other [__]1 Junior Lien Obligations.
“[__]1 Junior Lien Subsidiary Borrowers” shall mean each Domestic Subsidiary of the Parent Borrower that is or becomes a borrower under the [__]1 Junior Lien Credit Agreement.
Section 1.3    Rules of Construction Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, schedule and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any reference herein to the repayment in full of an obligation shall mean the payment in full in cash of such obligation, or in such other manner as may be approved in writing by the requisite holders or representatives in respect of such obligation.

ARTICLE II

LIEN PRIORITY

Section 2.1    Agreement to Subordinate

(a)Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral, or of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral, and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any Senior Priority Secured Party or any Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents or Junior Priority Documents, (iv) whether any Senior Priority Agent or any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that:

(i)any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be junior and subordinate in all respects to all Liens granted to any of the Senior Priority Secured Parties in such Collateral to secure all or any portion of the Senior Priority Obligations;
(ii)any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be senior and prior in all respects to all Liens granted to any of the Junior Priority Agents and the Junior Priority Secured Parties in the Collateral to secure all or any portion of the Junior Priority Obligations;
(iii)except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations; provided that any such separate agreement is expected to allocate the risk of any Impairment of such Series; and
(iv)except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, by or on behalf of any Junior Priority Secured Party, that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations; provided that any such separate agreement is expected to allocate the risk of any Impairment of such Series.
(b)Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Senior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Senior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Senior Priority Documents, (iv) whether any Senior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Senior Priority Secured Party securing any of the Senior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, subject to Sections 4.1(e) and (f) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Senior Priority Secured Party that secures all or any portion of the Senior Priority Obligations.
(c)Notwithstanding (i) the date, time, method, manner or order of grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to any Junior Priority Secured Party in respect of all or any portion of the Collateral and regardless of how any such Lien was acquired (whether by grant, statute, operation of law, subrogation or otherwise), (ii) the order or time of filing or recordation of any document or instrument for perfecting the Liens in favor of any other Junior Priority Secured Party in any Collateral, (iii) any provision of the Uniform Commercial Code, the Bankruptcy Code or any other applicable law, or of any Junior Priority Documents, (iv) whether any Junior Priority Agent, in each case either directly or through agents, holds possession of, or has control over, all or any part of the Collateral, (v) the fact that any such Liens in favor of any Junior Priority

Secured Party securing any of the Junior Priority Obligations are (x) subordinated to any Lien securing any other obligation of any Credit Party or (y) otherwise subordinated, voided, avoided, invalidated or lapsed or (vi) any other circumstance of any kind or nature whatsoever, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, subject to Sections 4.1(g) and (h) hereof, any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations shall be pari passu and equal in priority in all respects with any Lien in respect of all or any portion of the Collateral now or hereafter held by or on behalf of any other Junior Priority Secured Party that secures all or any portion of the Junior Priority Obligations.
(d)Notwithstanding any failure by any Senior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Senior Priority Secured Parties, the priority and rights as (x) between the respective classes of Senior Priority Secured Parties and (y) between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, with respect to the Collateral shall be as set forth herein. Notwithstanding any failure by any Junior Priority Secured Party to perfect its security interests in the Collateral or any avoidance, invalidation, priming or subordination by any third party or court of competent jurisdiction of the security interests in the Collateral granted to any of the Junior Priority Secured Parties, the priority and rights as between the respective classes of Junior Priority Secured Parties with respect to the Collateral shall be as set forth herein. Lien priority as among the Senior Priority Obligations and the Junior Priority Obligations with respect to any Collateral will be governed solely by this Agreement, except as may be separately otherwise agreed in writing by or among any applicable Secured Parties.
(e)The Note Collateral Agent, for and on behalf of itself, the Trustee and the Note Creditors, acknowledges and agrees that (x) concurrently herewith, the [__]1 Junior Lien Agent, for the benefit of itself and the [__]1 Junior Lien Creditors, has been granted Junior Priority Liens upon all of the Collateral in which the Note Collateral Agent has been granted Senior Priority Liens, and the Note Collateral Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the Note Collateral Agent has been granted Senior Priority Liens, and the Note Collateral Agent hereby consents thereto.
(f)The [__]1 Junior Lien Agent, for and on behalf of itself and the [__]1 Junior Lien Creditors, acknowledges and agrees that (x) the Note Collateral Agent, for the benefit of itself, the Trustee and the Note Creditors, has been granted Senior Priority Liens upon all of the Collateral in which the [__]1 Junior Lien Agent has been granted Junior Priority Liens, and the [__]1 Junior Lien Agent hereby consents thereto, and (y) one or more Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which the [__]1 Junior Lien Agent has been granted Junior Priority Liens, and the [__]1 Junior Lien Agent hereby consents thereto.
(g)Each Additional Agent, for and on behalf of itself and any Additional Creditors represented thereby, acknowledges and agrees that, (x) the Note Collateral Agent, for the benefit of itself, the Trustee and the Note Creditors, has been granted Senior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, (y) the [__]1 Junior Lien Agent, for the benefit of itself and the [__]1 Junior Lien Creditors, has been granted Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto, and (z) one or more other Additional Agents, each on behalf of itself and any Additional Creditors represented thereby, have been or may be granted Senior Priority Liens or Junior Priority Liens upon all of the Collateral in which such Additional Agent is being granted Liens, and such Additional Agent hereby consents thereto.
(h)The subordination of Liens by each Junior Priority Agent in favor of the Senior Priority Agents shall not be deemed to subordinate the Liens of any Junior Priority Agent to the Liens of any other Person. The provision of pari passu and equal priority as between Liens of any Senior Priority Agent and Liens of any other Senior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Senior Priority Agent will be pari passu or of equal priority with the Liens of any other Person, or to subordinate any Liens of any Senior Priority Agent to the Liens of any Person. The provision of pari passu and equal priority as between Liens of any Junior Priority Agent and Liens of any other Junior Priority Agent, in each case as set forth herein, shall not be deemed to provide that the Liens of the Junior Priority Agent will be pari passu or of equal priority with the Liens of any other Person.
(i)So long as the Discharge of Senior Priority Obligations has not occurred, the parties hereto agree that in the event that any Note Issuer shall, or shall permit any other Grantor to, grant or permit any additional Liens, or take any action to perfect any additional Liens, on any asset or property to secure any Junior Priority Obligation and, unless otherwise provided for in accordance with Section 2.5(d), have not also granted a Lien on such asset or property to secure the Senior Priority Obligations and taken all actions to perfect such Liens, then, without limiting any other rights and remedies available to any Senior Priority Agent and/or the other Senior Priority Secured Parties, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties for which it is a Junior Priority Agent, and each other Junior Priority Secured Party (by its acceptance of the benefits of the Junior Priority Documents), agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.1(i) shall be subject to Section 4.1(b).

Section 2.2    Waiver of Right to Contest Liens

(a)Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any Senior Priority Secured Party in respect of the Collateral, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no Junior Priority Agent or Junior Priority Creditor will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by any Senior Priority Secured Party under the Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Junior Priority Secured Parties may have as a junior lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any Senior Priority Secured Party seeks to enforce its Liens in any Collateral.
(b)Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Senior Priority Agent or any Senior Priority Secured Parties represented thereby, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, agrees that none of such Senior Priority Agent and such Senior Priority Secured Parties represented thereby will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any other Controlling Senior Priority Secured Party under any applicable Senior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Senior Priority Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Senior Priority Agent or any Senior Priority Secured Party represented thereby seeks to enforce its Liens in any Collateral so long as such other Senior

Priority Agent or Senior Priority Secured Party represented thereby is not prohibited from taking such action under this Agreement.
(c)Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it and they shall not (and hereby waives any right to) take any action to contest or challenge (or assist or support any other Person in contesting or challenging), directly or indirectly, whether or not in any proceeding (including in any Insolvency Proceeding), the validity, priority, enforceability or perfection of the Liens of any other Junior Priority Agent or any Junior Priority Secured Parties represented by such other Junior Priority Agent, or the provisions of this Agreement. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that none of such Junior Priority Agent and Junior Priority Secured Parties will take any action that would interfere with any Exercise of Secured Creditor Remedies undertaken by, and not prohibited under this Agreement to be undertaken by, any Controlling Junior Priority Secured Party under any applicable Junior Priority Documents with respect to the Collateral. Except to the extent expressly set forth in this Agreement, or as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives any and all rights it or such Junior Priority Secured Parties may have as a pari passu lien creditor or otherwise to contest, protest, object to or interfere with the manner in which any other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent seeks to enforce its Liens in any Collateral so long as such other Junior Priority Agent or Junior Priority Creditor is not prohibited from taking such action under this Agreement.
(d)The assertion of priority rights established under the terms of this Agreement or in any separate writing contemplated hereby between any of the parties hereto shall not be considered a challenge to Lien priority of any Party prohibited by this Section 2.2.

Section 2.3    Remedies Standstill.

(a)Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that, until the Discharge of Senior Priority Obligations, such Junior Priority Agent and such Junior Priority Secured Parties:
(i)will not, and will not seek to, Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to the Collateral without the written consent of the Senior Priority Representative; provided that any Junior Priority Agent may Exercise Any Secured Creditor Remedies (other than any remedies the exercise of which is otherwise prohibited by this Agreement, including Article VI) after a period of 240 consecutive days has elapsed from the date of delivery of written notice by such Junior Priority Agent to each Senior Priority Agent stating that an Event of Default (as defined under the applicable Junior Priority Credit Agreement) has occurred and is continuing thereunder and that the Junior Priority Obligations are currently due and payable in full (whether as a result of acceleration or otherwise) and stating its intention to Exercise Any Secured Creditor Remedies (the “Junior Standstill Period”), and then such Junior Priority Agent may Exercise Any Secured Creditor Remedies only so long as (1) no Event of Default relating to the payment of interest, principal, fees or other Senior Priority Obligations shall have occurred and be continuing and (2) no Senior Priority Secured Party shall have commenced (or attempted to commence or given notice of its intent to commence) the Exercise of Secured Creditor Remedies with respect to the Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency Proceeding) and, in each case, such Junior Priority Agent has notice thereof;
(ii)will contest, protest or object to any foreclosure proceeding or action brought by any Senior Priority Agent or any Senior Priority Creditor or any other exercise by any Senior Priority Agent or any Senior Priority Creditor of any rights and remedies relating to the Collateral under the Senior Priority Documents or otherwise (including any [Enforcement Action] 1 initiated by or supported by any Senior Priority Agent or any Senior Priority Creditor);

(iii)subject to their rights under clause (i) above, will object to the forbearance by any Senior Priority Agent or the Senior Priority Creditors from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral; or
(iv)will not knowingly take, receive or accept any Proceeds of the Collateral, it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by the Junior Priority Representative shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative.

From and after the Discharge of Senior Priority Obligations (or prior thereto upon obtaining the written consent of each Senior Priority Agent), any Junior Priority Agent and any Junior Priority Creditor may Exercise Any Secured Creditor Remedies under the Junior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by any Junior Priority Agent or any Junior Priority Creditor is at all times subject to the provisions of this Agreement, including Section 4.1.
(b)Each Senior Priority Agent, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, agrees that such Senior Priority Agent and such Senior Priority Secured Parties will not (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) Exercise Any Secured Creditor Remedies (or institute or join in any action or proceeding with respect to the Exercise of Secured Creditor Remedies) with respect to any of the Collateral without the written consent of the Senior Priority Representative and will not knowingly take, receive or accept any Proceeds of Collateral (except as may be separately otherwise agreed in writing by and between or among all Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby), it being understood and agreed that the temporary deposit of Proceeds of Collateral in a Deposit Account controlled by such Senior Priority Agent shall not constitute a breach of this Agreement so long as such Proceeds are promptly remitted to the Senior Priority Representative; provided that nothing in this sentence shall prohibit any Senior Priority Agent from taking such actions in its capacity as Senior Priority Representative, if applicable. The Senior Priority Representative may Exercise Any Secured Creditor Remedies under the Senior Priority Documents or applicable law as to any Collateral; provided, however, that any Exercise of Secured Creditor Remedies with respect to any Collateral by the Senior Priority Representative is at all times subject to the provisions of this Agreement, including Section 4.1.

(c)Nothing in this Agreement shall prohibit the receipt by any Secured Party of the required payments of interest, principal and other amounts owed in respect of the Senior Priority Obligations or Junior Priority Obligations, as the case may be, so long as such receipt is not the direct or indirect result of the exercise by any Secured Party of rights or remedies as a secured creditor in respect of the Collateral (including set-off) or enforcement in contravention of this Agreement of any Lien held by such Secured Party.

Exercise of Rights.
(d)No Other Restrictions. Except as expressly set forth in this Agreement, each Agent and each Creditor shall have any and all rights and remedies it may have as a creditor under applicable law, including the right to the Exercise of Secured Creditor Remedies (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that the Exercise of Secured Creditor Remedies with respect to the Collateral shall be subject to the Lien Priority and to the provisions of this Agreement, including Section 4.1. Each Senior Priority Agent may enforce the provisions of the applicable Senior Priority

_____________________
1     To be defined.

Documents, each Junior Priority Agent may enforce the provisions of the applicable Junior Priority Documents, and each Agent may Exercise Any Secured Creditor Remedies, all in such order and in such manner as each may determine in the exercise of its sole discretion, consistent with the terms of this Agreement and mandatory provisions of applicable law (except as may be separately otherwise agreed in writing by and between or among any applicable Parties, solely as among such Parties and the Creditors represented thereby); provided, however, that each Agent agrees to provide to each other such Party copies of any notices that it is required under applicable law to deliver to any Credit Party; provided, further, however, that any Senior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Senior Priority Agent’s rights hereunder or under any of the applicable Senior Priority Documents, and any Junior Priority Agent’s failure to provide any such copies to any other such Party shall not impair any Junior Priority Agent’s rights hereunder or under any of the applicable Junior Priority Documents. Each Agent agrees for and on behalf of itself and each Creditor represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim, (x) in the case of any Junior Priority Agent and any Junior Priority Secured Party represented thereby, against any Senior Priority Secured Party, and (y) in the case of any Senior Priority Agent and any Senior Priority Secured Party represented thereby, against any Junior Priority Secured Party, seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, each Senior Priority Agent agrees for and on behalf of any Senior Priority Secured Parties represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Senior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken. Except as may be separately otherwise agreed in writing by and between or among any Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, each Junior Priority Agent agrees for and on behalf of any Junior Priority Secured Parties represented thereby that such Agent and each such Creditor will not institute or join in any suit, Insolvency Proceeding or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any other Junior Priority Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to any action taken or omitted to be taken by such Person with respect to the Collateral that is consistent with the terms of this Agreement, and none of such Persons shall be liable for any such action taken or omitted to be taken.
(e)Release of Liens by Junior Secured Parties. In the event of (A) any Exercise of Secured Creditor Remedies (including any private or public sale of all or a portion of the Collateral in connection therewith) by or with the consent of the Senior Priority Representative which results in the release of the Senior Priority Secured Parties’ Lien on all or any portion of the Collateral, (B) any sale, transfer or other disposition of all or any portion of the Collateral, so long as such sale, transfer or other disposition is then permitted by the Senior Priority Documents, (C) the release of the Senior Priority Secured Parties’ Liens on all or any portion of the Collateral, so long as such release shall have been approved by the requisite Senior Priority Secured Parties (as determined pursuant to the Senior Priority Documents), in the case of clauses (B) and (C) only to the extent occurring prior to the Discharge of Senior Priority Obligations and not in connection with a Discharge of Senior Priority Obligations (and irrespective of whether an Event of Default has occurred), or (D) upon the termination and discharge of a subsidiary guarantee in accordance with the terms thereof, each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that (x) so long as, if applicable, the net cash proceeds of any such sale, transfer or other disposition, if any, described in clause (A) above are applied as provided in Section 4.1, and there is a corresponding release of the Liens securing the Senior Priority Obligations, such sale, transfer or other disposition will be free and clear of the Liens on such Collateral securing the Junior Priority Obligations and (y) such Junior Priority Secured Parties’ Liens with respect to the Collateral so sold, transferred, disposed or released shall terminate and be automatically released (but not the proceeds thereof) without further action. In furtherance of, and subject to, the foregoing, each Junior Priority Agent agrees that it will execute any and all Lien releases or other documents reasonably requested by any Senior Priority Agent in connection therewith, so long as the net cash proceeds, if any, from such sale, transfer or other disposition described in clause (A) above of such Collateral are applied in accordance with the terms of this Agreement. Each Junior Priority Agent hereby appoints the Senior Priority Representative and any officer or duly authorized person of the Senior Priority Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of such Junior Priority Agent and in the name of such Junior Priority Agent or in the Senior Priority Representative’s own name, from time to time, in the Senior Priority Representative’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable).

Section 2.4    No New Liens

(a)Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, hereby agrees that:
(i)no Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of Junior Priority Obligations by any Person unless such Person also provides a guarantee of the Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement; and
(ii)if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of Junior Priority Obligations by any Person who does not also provide a guarantee of Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation, which assets are not also subject to the Lien of each Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of the Senior Priority Agents as security for the Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien and any proceeds of any such Lien shall be subject to Article IV.
(b)Until the Discharge of Senior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that:
(i)no Senior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Senior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Senior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement; and
(ii)if any such Senior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Senior Priority Obligations by any Person who does not also provide a guarantee of all other Senior Priority Obligations or any Lien on any assets of any Credit Party securing any Senior Priority Obligation which assets are not also subject to the Lien of each other Senior Priority Agent under the Senior Priority Documents, subject to the Lien Priority set forth in this Agreement, then such Senior Priority Agent (or the relevant Senior Priority Creditor) shall, without the need for any further consent of any other Senior Priority Secured Party and notwithstanding anything to the contrary in any other Senior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Senior Priority Agent as security for the other Senior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Senior Priority Agent in writing of the existence of such guarantee or Lien.
(c)Until the Discharge of Junior Priority Obligations, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that:
(i)no such Junior Priority Secured Party shall knowingly acquire or hold (x) any guarantee of any Junior Priority Obligations by any Person unless such Person also provides a guarantee of all the other Junior Priority Obligations, or (y) any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein; and
(ii)if any such Junior Priority Secured Party shall nonetheless acquire or hold any guarantee of any Junior Priority Obligations by any Person who does not also provide a guarantee of all other Junior Priority Obligations or any Lien on any assets of any Credit Party securing any Junior Priority Obligation which assets are not also subject to the Lien of each other Junior Priority Agent under the Junior Priority Documents, subject to the Lien Priority set forth herein, then such Junior Priority Agent (or the relevant Junior Priority Creditor) shall, without the need for any further consent of any other Junior Priority Secured Party and notwithstanding anything to the contrary in any other Junior Priority Document, be deemed to also hold and have held such guarantee or Lien for the benefit of each other Junior Priority Agent as security for the other Junior Priority Obligations (subject to the Lien Priority and other terms hereof) and shall promptly notify each Junior Priority Agent in writing of the existence of such guarantee or Lien.
(d)No Secured Party shall be deemed to be in breach of this Section 2.4 as a result of any other Secured Party expressly declining, in writing (by virtue of the scope of the grant of Liens, including exceptions thereto, exclusions therefrom, and waivers and releases thereof), to acquire, hold or continue to hold any Lien in any asset of any Credit Party.

Section 2.5    Waiver of Marshalling Until the Discharge of Senior Priority Obligations, each Junior Priority Agent (including in its capacity as Junior Priority Representative, if applicable), for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral or any other similar rights a junior secured creditor may have under applicable law.

ACTICLE III

ACTIONS OF THE PARTIES

Section 3.1    Certain Actions Permitted. Notwithstanding anything herein to the contrary, (a) each Agent may make such demands or file such claims in respect of the Senior Priority Obligations or Junior Priority Obligations, as applicable, owed to such Agent and the Creditors represented thereby as are necessary to prevent the waiver or bar of such claims under applicable statutes of limitations or other statutes, court orders, or rules of procedure at any time, (b) in any Insolvency Proceeding commenced by or against the Parent Borrower or any other Credit Party, each Junior Priority Secured Party may file a proof of claim or statement of interest with respect to its respective Junior Priority Obligations, (c) each Junior Priority Secured Party shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of such Junior Priority Secured Party, including any claims secured by the Collateral, if any, in each case if not otherwise in contravention of the terms of this Agreement, (d) each Junior Priority Secured Party shall be entitled to file any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Credit Parties arising under either the Bankruptcy Law or applicable non-bankruptcy law, in each case if not otherwise in contravention of the terms of this

Agreement, (e) each Junior Priority Secured Party shall be entitled to file any proof of claim and other filings and make any arguments and motions in order to preserve or protect its Liens on the Collateral that are, in each case, not otherwise in contravention of the terms of this Agreement, with respect to the Junior Priority Obligations and the Collateral and (f) each Junior Priority Secured Party may exercise any of its rights or remedies with respect to the Collateral after the termination of the Junior Standstill Period to the extent permitted by Section 2.3 above.

Section 3.2    Delivery of Control Collateral; Agent for Perfection.

(a)Each Credit Party shall deliver all Control Collateral when required to be delivered pursuant to the Credit Documents to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative.
(b)Each Agent, for the benefit of and on behalf of itself and each other Secured Party represented thereby, agrees to hold all Control Collateral, Cash Collateral and Titled Goods that are part of the Collateral in its possession, custody or control (or in the possession, custody or control of agents or bailees for either) as agent for the other Secured Parties solely for the purpose of perfecting the security interest granted in such Control Collateral, Cash Collateral or Titled Goods, subject to the terms and conditions of this Section 3.2. Each (i) Senior Priority Agent, for and on behalf of itself and each Senior Priority Secured Party represented thereby and (ii) Junior Priority Agent, for and on behalf of itself and each Junior Priority Secured Party represented thereby, agrees that each notation on a certificate of title with respect to any Titled Goods naming such Agent as a secured party or a lien holder (whether made before or after the date hereof) shall be intended and construed to perfect the security interest of the Agent (for and on behalf of itself and each Secured Party represented thereby) in such Titled Goods. The Senior Priority Agent and the Senior Priority Secured Parties shall not have any obligation whatsoever to the Junior Priority Agents or the other Secured Parties to assure that the Control Collateral, the Cash Collateral or Titled Goods is genuine or owned by any Credit Party or any other Person or to preserve rights or benefits of any Person. The duties or responsibilities of the Senior Priority Representative under this Section 3.2 are and shall be limited solely to holding or maintaining control of the Control Collateral and the Cash Collateral as agent for the Junior Priority Secured Parties for purposes of perfecting the Lien held by the Junior Priority Secured Parties. The Senior Priority Representative is not and shall not be deemed to be a fiduciary of any kind for the other Secured Parties, or any other Person.
(c)In the event that any Secured Party receives any Collateral or Proceeds of the Collateral in violation of the terms of this Agreement, then such Secured Party shall promptly pay over such Proceeds or Collateral to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative, and (y) thereafter, the Junior Priority Representative, in the same form as received with any necessary endorsements, for application in accordance with the provisions of Section 4.1.
(d)Unless the Liens of the Junior Priority Agents on the Collateral shall have been or are concurrently released, upon the Discharge of Senior Priority Obligations, at the cost and expense of the Grantors all certificates of title with respect to Titled Goods naming the Senior Priority Representative as a secured party shall be re-submitted in order to remove the Senior Priority Representative and to name the Junior Priority Representative as a secured party (it being understood that the Senior Priority Representative shall continue to hold the security interest granted pursuant to this Section 3.2 until such certificates of title are so amended).

Section 3.3    Sharing of Information and Access. In the event that any Junior Priority Agent shall, in the exercise of its rights under the applicable Junior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Credit Party that contain information identifying or pertaining to the Collateral, such Junior Priority Agent shall, upon request from any other Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof. In the event that any Senior Priority Agent shall, in the exercise of its rights under the applicable Senior Priority Collateral Documents or otherwise, receive possession or control of any books and records of any Senior Priority Credit Party that contain information identifying or pertaining to the Collateral, such Agent shall, upon request from any other Senior Priority Agent, and as promptly as practicable thereafter, either make available to such Agent such books and records for inspection and duplication or provide to such Agent copies thereof.

Section 3.4    Insurance. The Lien Priority shall govern the ultimate disposition of casualty insurance proceeds. The Senior Priority Representative shall be named as additional insured or loss payee, as applicable, with respect to all insurance policies relating to Collateral. The Senior Priority Representative shall have the sole and exclusive right, as against any Secured Party, to adjust settlement of insurance claims in the event of any covered loss, theft or destruction of Collateral. All proceeds of such insurance shall be remitted to (x) until the Discharge of Senior Priority Obligations, the Senior Priority Representative and (y) thereafter, the Junior Priority Representative, and each other Agent shall cooperate (if necessary) in a reasonable manner in effecting the payment of insurance proceeds in accordance with Section 4.1.

Section 3.5    No Additional Rights for the Credit Parties Hereunder. Except as provided in Section 3.6, if any Secured Party shall enforce its rights or remedies in violation of the terms of this Agreement, the Credit Parties shall not be entitled to use such violation as a defense to any action by any Secured Party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any Secured Party.

Section 3.6    Actions upon Breach. If any Junior Priority Secured Party, contrary to this Agreement, commences or participates in any action or proceeding against the Credit Parties or the Collateral, the Credit Parties, with the prior written consent of the Senior Priority Representative, may interpose as a defense or dilatory plea the making of this Agreement, and any Senior Priority Secured Party may intervene and interpose such defense or plea in its own name or in the name of the Credit Parties. Should any Junior Priority Secured Party, contrary to this Agreement, in any way take, or attempt or threaten to take, any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Senior Priority Agent (in its own name or in the name of the Credit Parties) may obtain relief against such Junior Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by each Junior Priority Agent, for and on behalf of itself and each Junior Priority Secured Party represented thereby, that the Senior Priority Secured Parties’ damages from such actions may be difficult to ascertain and may be irreparable, and each Junior Priority Agent on behalf of itself and each Junior Priority Secured Party represented thereby, waives any defense that the Senior Priority Secured Parties cannot demonstrate damage or be made whole by the awarding of damages.

ARTICLE IV

APPLICATION OF PROCEEDS

Section 4.1    Application of Proceeds.
(a)Revolving Nature of Certain Obligations. Each Agent, for and on behalf of itself and the Creditors represented thereby, expressly acknowledges and agrees that (i)  any Credit Facility may include a revolving commitment and that in the ordinary course of business the applicable Agents and/or Creditors may apply payments and make advances thereunder; (ii) the amount of the applicable Obligations in respect thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, and that the terms of such Obligations may be modified, extended or amended from time to time, and that the aggregate amount of such Obligations may be increased, replaced or refinanced, in each event, without notice to or consent by any other Secured Parties and without affecting the provisions hereof; provided, however, that from and after the date on which any Agent or Creditor commences the Exercise of Secured Creditor Remedies, all amounts received by such Agent or such Creditor as a result of such Exercise of Secured Creditor Remedies shall be applied as specified in this Section 4.1. The Lien Priority shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of the Note Obligations, the [__]1 Junior Lien Obligations or any Additional Obligations, or any portion thereof.

(b)Application of Proceeds of Collateral. Except as may be separately otherwise agreed in writing by and between or among any applicable Agents, each Agent, for and on behalf of itself and the Creditors represented thereby, hereby agrees that all Collateral, and all Proceeds thereof, received by such Agent in connection with any Exercise of Secured Creditor Remedies shall be applied, subject to clauses (e) through (h) of this Section 4.1, first, to the payment, on a pro rata basis, of costs and expenses of each Agent, as applicable, in connection with such Exercise of Secured Creditor Remedies (other than any costs and expenses of any Junior Priority Agent in connection with any Exercise of Secured Creditor Remedies by it in willful violation of this Agreement (as determined in good faith by the Senior Priority Representative), which costs and expenses shall be payable in accordance with paragraph third of this clause (b) to the extent that such costs and expenses constitute Junior Priority Obligations), second, to the payment, on a pro rata basis, of the Senior Priority Obligations in accordance with the Senior Priority Documents until the Discharge of Senior Priority Obligations shall have occurred, third, to the payment, on a pro rata basis, of the Junior Priority Obligations in accordance with the Junior Priority Documents until the Discharge of Junior Priority Obligations shall have occurred; and
fourth, the balance, if any, to the Credit Parties or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
(c)Limited Obligation or Liability. In exercising remedies, whether as a secured creditor or otherwise, no Senior Priority Agent shall have any obligation or liability to any Junior Priority Secured Party or (except as may be separately agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby) to any other Senior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Senior Priority Agent under the terms of this Agreement. In exercising remedies, whether as a secured creditor or otherwise, no Junior Priority Agent shall have any obligation or liability (except as may be separately agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby) to any other Junior Priority Secured Party, in each case regarding the adequacy of any Proceeds or for any action or omission, save and except solely for an action or omission that breaches the express obligations undertaken by such Junior Priority Agent under the terms of this Agreement.
(d)Turnover of Cash Collateral After Discharge. Upon the Discharge of Senior Priority Obligations, each Senior Priority Agent shall deliver to the Junior Priority Representative or shall execute such documents as the Parent Borrower or as the Junior Priority Representative may reasonably request to enable the Junior Priority Representative to have control over any Cash Collateral or Control Collateral still in such Senior Priority Agent’s possession, custody or control in the same form as received with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. As between any Junior Priority Agent and any other Junior Priority Agent, any such Cash Collateral or Control Collateral held by any such Party shall be held by it subject to the terms and conditions of Section 3.2.
(e)Impairment of Senior Priority Debt. Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Senior Priority Secured Parties, notwithstanding anything herein to the contrary, it is the intention of the Senior Priority Secured Parties of each Series of Senior Priority Debt that the holders of Senior Priority Debt of such Series of Senior Priority Debt (and not the Senior Priority Secured Parties of any other Series of Senior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Senior Priority Obligations of such Series of Senior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Senior Priority Debt), (y) any of the Senior Priority Obligations of such Series of Senior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Senior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Senior Priority Debt) on a basis ranking prior to the security interest of such Series of Senior Priority Debt but junior to the security interest of any other Series of Senior Priority Debt or (ii) the existence of any Collateral for any other Series of Senior Priority Debt that is not also Collateral for such Series of Senior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Senior Priority Debt, an “Impairment of Series of Senior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby). In the event of any Impairment of Series of Senior Priority Debt with respect to any Series of Senior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, the results of such Impairment of Series of Senior Priority Debt shall be borne solely by the holders of such Series of Senior Priority Debt, and the rights of the holders of such Series of Senior Priority Debt (including the right to receive distributions in respect of such Series of Senior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Senior Priority Debt are borne solely by the holders of the Series of such Senior Priority Debt subject to such Impairment of Series of Senior Priority Debt.
(f)Senior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Senior Priority Secured Parties with respect to any Collateral for which a third party (other than a Senior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Senior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Senior Priority Debt (such third party, a “Senior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, the value of any Collateral or Proceeds that are allocated to such Senior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Senior Priority Debt with respect to which such Impairment of Series of Senior Priority Debt exists.
(g)Impairment of Junior Priority Debt. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented by it, hereby acknowledges and agrees that solely as among the Junior Priority Secured Parties, notwithstanding anything herein to the contrary, it is the intention of the Junior Priority Secured Parties of each Series of Junior Priority Debt that the holders of Junior Priority Debt of such Series of Junior Priority Debt (and not the Junior Priority Secured Parties of any other Series of Junior Priority Debt) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the Junior Priority Obligations of such Series of Junior Priority Debt are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of Junior Priority Debt), (y) any of the Junior Priority Obligations of such Series of Junior Priority Debt do not have an enforceable security interest in any of the Collateral securing any other Series of Junior Priority Debt and/or (z) any intervening security interest exists securing any other obligations (other than another Series of Junior Priority Debt) on a basis ranking prior to the security interest of such Series of Junior Priority Debt but junior to the security interest of any other Series of Junior Priority Debt or (ii) the existence of any Collateral for any other Series of Junior Priority Debt that is not also Collateral for such Series of Junior Priority Debt (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of Junior Priority Debt, an “Impairment of Series of Junior Priority Debt”) (except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby). In the event of any Impairment of Series of Junior Priority Debt with respect to any Series of Junior Priority Debt, except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, the results of such Impairment of Series of Junior Priority Debt shall be borne solely by the holders of such Series of Junior Priority Debt, and the rights of the holders of such Series of Junior Priority Debt (including the right to receive distributions in respect of such Series of Junior Priority Debt pursuant to Section 4.1) set forth herein shall be modified to the extent necessary so that the effects of such Impairment of Series of Junior Priority Debt are borne solely by the holders of the Series of such Junior Priority Debt subject to such Impairment of Series of Junior Priority Debt.
(h)Junior Intervening Creditor. Notwithstanding anything in Section 4.1(b) to the contrary, solely as among the Junior Priority Secured Parties with respect to any Collateral for which a third party (other than a Junior Priority Secured Party) has a Lien or security interest that is junior in priority to the Lien or security interest of any Series of Junior Priority Debt but senior (as determined by appropriate legal proceedings in the case of any dispute) to the Lien or security interest of any other Series of Junior Priority Debt (such third party, a “Junior Intervening Creditor”), except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, the value of any Collateral or Proceeds that are allocated to such Junior Intervening Creditor shall be deducted on a ratable basis solely from the Collateral or Proceeds thereof to be distributed in respect of the Series of Junior Priority Debt with respect to which such Impairment of Series of Junior Priority Debt exists.

Section 4.2    Specific Performance. Each Agent is hereby authorized to demand specific performance of this Agreement, whether or not any Credit Party shall have complied with any of the provisions of any of the Credit Documents, at any time when any other Party shall have failed to comply with any of the provisions of this Agreement applicable to it. Each Agent, for and on behalf of itself and the Creditors represented thereby, hereby irrevocably waives any defense based on the adequacy of a remedy at law that might be asserted as a bar to such remedy of specific performance.

ARTICLE V

INTERCREDITOR ACKNOWLEDGEMENTS AND WAIVERS

Section 5.1    Notice of Acceptance and Other Waivers.

(a)All Senior Priority Obligations at any time made or incurred by any Credit Party shall be deemed to have been made or incurred in reliance upon this Agreement, and each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby waives notice of acceptance of, or proof of reliance by any Senior Priority Secured Party on, this Agreement, and notice of the existence, increase, renewal, extension, accrual, creation, or non-payment of all or any part of the Senior Priority Obligations.
(b)None of the Senior Priority Agents, the Senior Priority Creditors or any of their respective Affiliates, or any of the respective directors, officers, employees, or agents of any of the foregoing, shall be liable for failure to demand, collect, or realize upon any of the Collateral or any Proceeds, or for any delay in doing so, or shall be under any obligation to sell or otherwise dispose of any Collateral or Proceeds thereof or to take any other action whatsoever with regard to the Collateral or any part or Proceeds thereof, except as specifically provided in this Agreement. If any Senior Priority Agent or Senior Priority Creditor honors (or fails to honor) a request by any Borrower for an extension of credit pursuant to any Senior Priority Credit Agreement or any other Senior Priority Document, whether or not such Senior Priority Agent or Senior Priority Creditor has knowledge that the honoring of (or failure to honor) any such request would constitute a default under the terms of any Junior Priority Credit Agreement or any other Junior Priority Document (but not a default under this Agreement) or would constitute an act, condition or event that, with the giving of notice or the passage of time, or both, would constitute such a default, or if any Senior Priority Agent or Senior Priority Creditor otherwise should exercise any of its contractual rights or remedies under any Senior Priority Documents (subject to the express terms and conditions hereof), no Senior Priority Agent or Senior Priority Creditor shall have any liability whatsoever to any Junior Priority Agent or Junior Priority Creditor as a result of such action, omission, or exercise (so long as any such exercise does not breach the express terms and provisions of this Agreement). Each Senior Priority Secured Party shall be entitled to manage and supervise its loans and extensions of credit under the relevant Senior Priority Credit Agreement and other Senior Priority Documents as it may, in its sole discretion, deem appropriate, and may manage its loans and extensions of credit without regard to any rights or interests that the Junior Priority Agents or Other Junior Priority Secured

Parties have in the Collateral, except as otherwise expressly set forth in this Agreement. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no Senior Priority Agent or Senior Priority Creditor shall incur any liability as a result of a sale, lease, license, application, or other disposition of all or any portion of the Collateral or Proceeds thereof pursuant to the Senior Priority Documents, in each case so long as such disposition is conducted in accordance with mandatory provisions of applicable law and does not breach the provisions of this Agreement.

Section 5.2    Modifications to Senior Priority Documents and Junior Priority Documents.
(a)Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, each Senior Priority Agent and the Senior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party or impairing or releasing the subordination provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Senior Priority Documents in any manner whatsoever, including, to:
(i)subject to Section 2.5 hereof, change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;
(ii)subject to Section 2.5 hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any additional Senior Priority Documents;
(iii)subject to Section 2.5 hereof, amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;
(iv)subject to Section 2.4 hereof, release its Lien on any Collateral or other Property;
(v)exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)subject to Section 2.5 hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and
(vii)otherwise manage and supervise the Senior Priority Obligations as the applicable Senior Priority Agent shall deem appropriate.
(b)Each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, each Junior Priority Agent and the Junior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party or impairing or releasing the priority provided for herein, amend, restate, supplement, replace, refinance, extend, consolidate, restructure, or otherwise modify any of the Junior Priority Documents in any manner whatsoever, including, to:
(i)change the manner, place, time or terms of payment, or renew, alter or increase all or any of the Junior Priority Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;
(ii)subject to Section 2.5(a) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations, and in connection therewith to enter into any additional Junior Priority Documents;
(iii)amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;

(iv)release its Lien on any Collateral or other Property;
(v)exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)subject to Section 2.5(a) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and
(vii)otherwise manage and supervise the Junior Priority Obligations as the Junior Priority Secured Parties shall deem appropriate.
(c)Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document shall include the following language (or language to similar effect):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to [name of Junior Priority Agent] pursuant to this Agreement and the exercise of any right or remedy by [name of Junior Priority Agent] hereunder are subject to the provisions of the Intercreditor Agreement, dated as of [•] (as amended, restated, supplemented or otherwise modified, replaced or refinanced from time to time, the “Intercreditor Agreement”), initially among [__], in its capacity as note collateral agent for the Noteholders under the Indenture, [__], in its [capacities as administrative agent and collateral agent] for the [__]1 Junior Lien Creditors to the [__]1 Junior Lien Credit Agreement, and certain other persons party or that may become party thereto from time to time. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.”
In addition, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that each Junior Priority Collateral Document consisting of a mortgage covering any Collateral consisting of real estate shall contain language appropriate to reflect the subordination of such Junior Priority Collateral Documents to the Senior Priority Documents covering such Collateral.
(d)Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Secured Parties represented thereby, each Senior Priority Agent, for and on behalf of itself and the Senior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Senior Priority Secured Parties hereunder, any other Senior Priority Agent and any Senior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Senior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Senior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Senior Priority Documents to which such other Senior Priority Agent or any Senior Priority Secured Party represented thereby is party or beneficiary in any manner whatsoever, including, to:
(i)change the manner, place, time, or terms of payment or renew, alter or increase, all or any of the Senior Priority Obligations or otherwise amend, restate, supplement, or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Senior Priority Obligations or any of the Senior Priority Documents;
(ii)subject to Section 2.5(b) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Senior Priority Obligations, and in connection therewith to enter into any Senior Priority Documents;
(iii)amend, or grant any waiver, compromise, or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Senior Priority Obligations;
(iv)release its Lien on any Collateral or other Property;
(v)exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)subject to Section 2.5(b) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Senior Priority Obligations; and

(vii)otherwise manage and supervise the Senior Priority Obligations as such other Senior Priority Secured Parties shall deem appropriate.
(e)Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and the Junior Priority Secured Parties represented thereby, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, hereby agrees that, without affecting the obligations of such Junior Priority Secured Parties hereunder, any other Junior Priority Agent and any Junior Priority Secured Parties represented thereby may, at any time and from time to time, in their sole discretion without the consent of or notice to any such Junior Priority Secured Party (except to the extent such notice or consent is required pursuant to the express provisions of this Agreement), and without incurring any liability to any such Junior Priority Secured Party, amend, restate, supplement, replace, refinance, extend, consolidate, restructure or otherwise modify any of the Junior Priority Documents to which such other Junior Priority Agent or any Junior Priority Secured Party represented thereby is party or beneficiary in any manner whatsoever, including, to:
(i)change the manner, place, time or terms of payment, or renew, alter or increase all or any of the Junior Priority Obligations, or otherwise amend, restate, supplement or otherwise modify in any manner, or grant any waiver or release with respect to, all or any part of the Junior Priority Obligations or any of the Junior Priority Documents;
(ii)subject to Section 2.5(c) hereof, retain or obtain a Lien on any Property of any Person to secure any of the Junior Priority Obligations and, in connection therewith, to enter into any Junior Priority Documents;
(iii)amend or grant any waiver, compromise or release with respect to, or consent to any departure from, any guarantee or other obligations of any Person obligated in any manner under or in respect of the Junior Priority Obligations;
(iv)release its Lien on any Collateral or other Property;
(v)exercise or refrain from exercising any rights against any Credit Party or any other Person;
(vi)subject to Section 2.5(c) hereof, retain or obtain the primary or secondary obligation of any other Person with respect to any of the Junior Priority Obligations; and
(vii)otherwise manage and supervise the Junior Priority Obligations as such other Junior Priority Agent shall deem appropriate.
(f)The Senior Priority Obligations and the Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document, respectively) of any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor, as the case may be, all without affecting the Lien Priorities provided for herein or the other provisions hereof; provided, however, that (x) if the Indebtedness refunding, replacing or refinancing any such Senior Priority Obligations or Junior Priority Obligations is to constitute Additional Obligations hereunder (as designated by the Parent Borrower), as the case may be, the holders of such Indebtedness (or an authorized agent or trustee on their behalf) shall bind themselves in writing to the terms of this Agreement pursuant to an Additional Indebtedness Joinder and any such refunding, replacement or refinancing transaction shall be in accordance with any applicable provisions of the Senior Priority Documents and the Junior Priority Documents and (y) for the avoidance of doubt, the Senior Priority Obligations and Junior Priority Obligations may be refunded, replaced or refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is required to permit the refunding, replacement or refinancing transaction under any Senior Priority Document or any Junior Priority Document) of any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor, as the case may be, to the incurrence of Additional Indebtedness, subject to Section 7.11.

Section 5.3    Reinstatement and Continuation of Agreement. If any Senior Priority Agent or Senior Priority Creditor is required in any Insolvency Proceeding or otherwise to turn over or otherwise pay to the estate of any Credit Party or any other Person any payment made in satisfaction of all or any portion of the Senior Priority Obligations (a “Senior Priority Recovery”), then the Senior Priority Obligations shall be reinstated to the extent of such Senior Priority Recovery. If this Agreement shall have been terminated prior to such Senior Priority Recovery, this Agreement shall be reinstated in full force and effect in the event of such Senior Priority Recovery, and such prior termination shall not diminish, release, discharge, impair, or otherwise affect the obligations of the Parties from such date of reinstatement. All rights, interests, agreements, and obligations of each Agent, each Senior Priority Creditor, and each Junior Priority Creditor under this Agreement shall remain in full force and effect and shall continue irrespective of the commencement of, or any discharge, confirmation, conversion, or dismissal of, any Insolvency Proceeding by or against any Credit Party or any other circumstance which otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations or the Junior Priority Obligations. No priority or right of any Senior Priority Secured Party shall at any time be prejudiced or impaired in any way by any act or failure to act on the part of any Borrower or any Guarantor or by the noncompliance by any Person with the terms, provisions, or covenants of any of the Senior Priority Documents, regardless of any knowledge thereof which any Senior Priority Secured Party may have.

ARTICLE VI

INSOLVENCY PROCEEDINGS

Section 6.1    DIP Financing.
(a)If any Credit Party shall be subject to any Insolvency Proceeding in the United States at any time prior to the Discharge of Senior Priority Obligations, and any Senior Priority Secured Party shall seek to provide any Credit Party with, or consent to a third party providing, any financing under Section 364 of the Bankruptcy Code or consent to any order for the use of cash collateral under Section 363 of the Bankruptcy Code (“DIP Financing”), with such DIP Financing to be secured by all or any portion of the Collateral (including assets that, but for the application of Section 552 of the Bankruptcy Code, would be Collateral), then each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that it will raise no objection and will not directly or indirectly support or act in concert with any other party in raising an objection to such DIP Financing or to the Liens securing the same on the grounds of a failure to provide “adequate protection” for the Liens of such Junior Priority Agent securing the applicable Junior Priority Obligations or on any other grounds (and will not request any adequate protection solely as a result of such DIP Financing, except as otherwise set forth herein), and will subordinate its Liens on the Collateral to (i) the Liens securing such DIP Financing (and all obligations relating thereto), (ii) any adequate protection Liens provided to the Senior Priority Creditors, and (iii) any “carve-out” for professional or United States Trustee fees agreed to by the Senior Priority Agent, so long as (x) such Junior Priority Agent retains its Lien on the Collateral to secure the applicable Junior Priority Obligations (in each case, including Proceeds thereof arising after the commencement of the case under the Bankruptcy Code), (y) all Liens on Collateral securing any such DIP Financing are senior to or on a parity with the Liens of the Senior Priority Secured Parties on the Collateral securing the Senior Priority Obligations and (z) if any Senior Priority Secured Party receives an adequate protection Lien on post-petition assets of the debtor to secure the Senior Priority Obligations, such Junior Priority Agent also receives an adequate protection Lien on such post-petition assets of the debtor to secure the related Junior Priority Obligations, provided that (x) each such Lien in favor of such Senior Priority Secured Party and such Junior Priority Secured Party shall be subject to the provisions of Section 6.1(b) hereof and (y) the foregoing provisions of this Section 6.1(a) shall not prevent any Junior Priority Secured Party from objecting to any provision in any DIP Financing relating to any provision or content of a plan of reorganization.
(b)All Liens granted to any Senior Priority Secured Party or Junior Priority Secured Party in any Insolvency Proceeding, whether as adequate protection or otherwise, are intended by the Parties to be and shall be deemed to be subject to the Lien Priority and the other terms and conditions of this Agreement.

Section 6.2    Relief from Stay. Until the Discharge of Senior Priority Obligations, each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees not to seek relief from the automatic stay or any other stay in any Insolvency Proceeding in respect of any portion of the Collateral without each Senior Priority Agent’s express written consent.

Section 6.3    No Contest. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that, prior to the Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection of its interest in the Collateral (unless in contravention of Section 6.1(a)), or (ii) any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on a claim by such Senior Priority Agent or Senior Priority Creditor that its interests in the Collateral (unless in contravention of Section 6.1(a)) are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case for and on behalf of itself and any Senior Priority Secured Parties represented thereby, any Senior Priority Agent, for and on behalf of itself and any Senior Priority Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Senior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Senior Priority Agent or any Senior Priority Secured Party represented by such other Senior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Senior Priority Agent or any Senior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Senior Priority Agent or any Senior Priority Secured Party represented by such other Senior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Senior Priority Agent as adequate protection of its interests are subject to this Agreement. Except as may be separately otherwise agreed in writing by and between or among any applicable Junior Priority Agents, in each case on behalf of itself and any Junior Priority Secured Parties represented thereby, any Junior Priority Agent, for and on behalf of itself and any Junior Priority Secured Parties represented thereby, agrees that, prior to the applicable Discharge of Junior Priority Obligations, none of them shall contest (or directly or indirectly support any other Person contesting) (i) any request by any other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent for adequate protection of its interest in the Collateral, or (ii) any objection by such other Junior Priority Agent or any Junior Priority Creditor to any motion, relief, action, or proceeding based on a claim by such other Junior Priority Agent or any Junior Priority Secured Party represented by such other Junior Priority Agent that its interests in the Collateral are not adequately protected (or any other similar request under any law applicable to an Insolvency Proceeding), so long as any Liens granted to such other Junior Priority Agent as adequate protection of its interests are subject to this Agreement.

Section 6.4    Asset Sales. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not oppose any sale consented to by any Senior Priority Agent of any Collateral pursuant to Section 363(f) of the Bankruptcy Code (or any similar provision under the law applicable to any Insolvency Proceeding) so long as the proceeds of such sale are applied in accordance with this Agreement.

Section 6.5    Separate Grants of Security and Separate Classification. Each Secured Party acknowledges and agrees that (i) the grants of Liens pursuant to the Senior Priority Collateral Documents and the Junior Priority Collateral Documents constitute separate and distinct grants of Liens and (ii) because of, among other things, their differing rights in the Collateral, the Senior Priority Obligations are fundamentally different from the Junior Priority Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held by a court of competent jurisdiction that the claims of the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Secured Parties hereby acknowledge and agree that all distributions shall be applied as if there were separate classes of Senior Priority Obligation claims and Junior Priority Obligation claims against the Credit Parties, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Junior Priority Secured Parties), the Senior Priority Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest that is available from the Collateral for each of the Senior Priority Secured Parties, before any distribution from the Collateral is applied in respect of the claims held by the Junior Priority Secured Parties, with the Junior Priority Secured Parties hereby acknowledging and agreeing to turn over to the Senior Priority Secured Parties amounts otherwise received or receivable by them from the Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing their aggregate recoveries. The foregoing sentence is subject to any separate agreement by and between any Additional Agent, for and on behalf of itself and the Additional Creditors represented thereby, and any other Agent, for and on behalf of itself and the Creditors represented thereby, with respect to the Obligations owing to any such Additional Agent and Additional Creditors.

Section 6.6    Enforceability. The provisions of this Agreement are intended to be and shall be enforceable as a “subordination agreement” under Section 510(a) of the Bankruptcy Code.

Section 6.7    Senior Priority Obligations Unconditional. All rights of any Senior Priority Agent hereunder, and all agreements and obligations of the other Senior Priority Agents, the Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any Senior Priority Document;
(b)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Senior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Senior Priority Document;
(c)    any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Senior Priority Obligations or any guarantee thereof;
(d)    the commencement of any Insolvency Proceeding in respect of any Borrower or any other Credit Party; or
(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Senior Priority Obligations, or of any of the Junior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.
Section 6.8    Junior Priority Obligations Unconditional. All rights of any Junior Priority Agent hereunder, and all agreements and obligations of the Senior Priority Agents, the other Junior Priority Agents and the Credit Parties (to the extent applicable) hereunder, shall remain in full force and effect irrespective of:
(a)    any lack of validity or enforceability of any Junior Priority Document;
(b)    any change in the time, place or manner of payment of, or in any other term of, all or any portion of the Junior Priority Obligations, or any amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding or restatement of any Junior Priority Document;
(c)    any exchange, release, voiding, avoidance or non-perfection of any security interest in any Collateral, or any other collateral, or any release, amendment, waiver or other modification, whether by course of conduct or otherwise, or any refinancing, replacement, refunding, restatement or increase of all or any portion of the Junior Priority Obligations or any guarantee thereof;
(d)    the commencement of any Insolvency Proceeding in respect of any Credit Party; or

(e)    any other circumstances that otherwise might constitute a defense available to, or a discharge of, any Credit Party in respect of the Junior Priority Obligations, or of any of the Senior Priority Agent or any Credit Party, to the extent applicable, in respect of this Agreement.
Section 6.9    Adequate Protection. Each Junior Priority Agent agrees, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, that it will not contest or support any other Person in contesting any request by any Senior Priority Agent or Senior Priority Creditor for adequate protection or any objection by any Senior Priority Agent or Senior Priority Creditor to any motion, relief, action or proceeding based on such Senior Priority Agent’s or Senior Priority Creditor’s claiming a lack of adequate protection. Except to the extent expressly provided in Section 6.1 and this Section 6.9, nothing in this Agreement shall limit the rights of any Agent and the Creditors represented thereby from seeking or requesting adequate protection with respect to their interests in the applicable Collateral in any Insolvency Proceeding, including adequate protection in the form of a cash payment, periodic cash payments, cash payments of interest, additional collateral or otherwise; provided that:
(a)in the event that any Senior Priority Agent, for and on behalf of itself or any of the Senior Priority Creditors represented thereby, seeks or requests adequate protection in respect of any Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then each Junior Priority Agent may seek or request adequate protection in the form of a junior Lien on such collateral as security for the Junior Priority Obligations and that any Lien on such collateral securing the Junior Priority Obligations shall be subordinate to any Lien on such collateral securing the Senior Priority Obligations;
(b)the Junior Priority Agents and Junior Priority Creditors shall only be permitted to seek adequate protection with respect to their rights in the Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted a Lien on such additional collateral, which Lien shall be senior to any Lien of the Junior Priority Agents and the Junior Priority Creditors on such additional collateral; (B) replacement Liens on the Collateral; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted replacement Liens on the Collateral, which Liens shall be senior to the Liens of the Junior Priority Agents and the Junior Priority Creditors on the Collateral; (C) an administrative expense claim; provided that as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted an administrative expense claim which is senior and prior to the administrative expense claim of the Junior Priority Agents and the other Junior Priority Creditors; and (D) cash payments with respect to interest on the Junior Priority Obligations; provided that (1) as adequate protection for the Senior Priority Obligations, each Senior Priority Agent, on behalf of the Senior Priority Creditors represented by it, is also granted cash payments with respect to interest on the Senior Priority Obligation represented by it and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Junior Priority Obligations outstanding on the date such relief is granted at the interest rate under the applicable Junior Priority Documents and accruing from the date the applicable Junior Priority Agent is granted such relief;
(c)If any Junior Priority Creditor receives post-petition interest and/or adequate protection payments in an Insolvency Proceeding (“Junior Priority Adequate Protection Payments”) and the Senior Priority Creditors do not receive payment in full in cash of all Senior Priority Obligations upon the effectiveness of the plan of reorganization for, or conclusion of, that Insolvency Proceeding, then each Junior Priority Creditor shall pay over to the Senior Priority Creditors an amount (the “Pay‑Over Amount”) equal to the lesser of (i) the Junior Priority Adequate Protection Payments received by such Junior Priority Creditor and (ii) the amount of the short-fall in payment in full in cash of the First Lien Obligations. Notwithstanding anything herein to the contrary, the Senior Priority Creditors shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Junior Priority Creditors; and
(d)in the event that any Senior Priority Agent, for or on behalf of itself or any Senior Priority Creditor represented thereby, seeks or requests adequate protection in respect of the Senior Priority Obligations and such adequate protection is granted in the form of a Lien on additional collateral comprising assets of the type of assets that constitute Collateral, then such Senior Priority Agent, for and on behalf of itself and the Senior Priority Creditors represented thereby, agrees that each other Senior Priority Agent shall also be granted a pari passu Lien on such collateral as security for the Senior Priority Obligations owing to such other Senior Priority Agent and the Senior Priority Creditors represented thereby, and that any such Lien on such collateral securing such Senior Priority Obligations shall be pari passu to each such other Lien on such collateral securing such other Senior Priority Obligations (except as may be separately otherwise agreed in writing by and between or among any applicable Senior Priority Agents, in each case on behalf of itself and the Senior Priority Creditors represented thereby).

Section 6.10    Reorganization Securities and Other Plan-Related Issues.
(a)    If, in any Insolvency Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of claims of the Senior Priority Secured Parties and/or on account of claims of the Junior Priority Secured Parties, then, to the extent the debt obligations distributed on account of claims of the Senior Priority Secured Parties and/or on account of claims of the Junior Priority Secured Parties are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.
(b)    Each Junior Priority Agent and the other Junior Priority Secured Parties(whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Senior Priority Agents or to the extent any such plan is proposed or supported by the number of Senior Priority Creditors required under Section 1126 of the Bankruptcy Code.
(c)    Each Senior Priority Agent and the Senior Priority Creditors (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of each other Senior Priority Agent.
Section 6.11    Certain Waivers.
(a)Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, waives any claim any Junior Priority Secured Party may hereafter have against any Senior Priority Secured Party arising out of the election by any Senior Priority Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.
(b)Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that none of them shall (i) object or contest, or directly or indirectly support any other Person objecting to or contesting, any request by any Senior Priority Agent or any of the Senior Priority Creditors for the payment of interest, fees, expenses or other amounts to such Senior Priority Agent or any other Senior Priority Secured Party under Section 506(b) of the Bankruptcy Code or otherwise, or (ii) assert or directly or indirectly support any claim against any Senior Priority Creditor for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.
(c)So long as the Senior Priority Agents and holders of the Senior Priority Obligations shall have received and continue to receive all accrued post-petition interest, default interest, premiums, fees or expenses with respect to the Senior Priority Obligations, neither any Senior Priority Agent nor any other holder of Senior Priority Obligations shall object to, oppose or challenge any claim by the Junior Priority Agent or any holder of Junior Priority Obligations for allowance in any Insolvency Proceeding of Junior Priority Obligations consisting of post-petition interest, default interest, premiums, fees or expenses.

ARTICLE VII

MISCELLANEOUS

Section7.1    Rights of Subrogation. Each Junior Priority Agent, for and on behalf of itself and the Junior Priority Secured Parties represented thereby, agrees that no payment by such Junior Priority Agent or any such Junior Priority Secured Parties to any Senior Priority Agent or Senior Priority Creditor pursuant to the provisions of this Agreement shall entitle such Junior Priority Agent or Junior Priority Secured Parties to exercise any rights of subrogation in respect thereof until the Discharge of Senior Priority Obligations shall have occurred. Following the Discharge of Senior Priority Obligations, each Senior Priority Agent agrees to execute such documents, agreements and instruments as any Junior Priority Agent or Junior Priority Creditor may reasonably request to evidence the transfer by subrogation to any such Person of an interest in the Senior Priority Obligations resulting from payments to such Senior Priority Agent by such Person, so long as all costs and expenses (including all reasonable legal fees and disbursements) incurred in connection therewith by such Senior Priority Agent are paid by such Person upon request for payment thereof.

Section 7.2    Further Assurances. The Parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that any Party may reasonably request, in order to protect any right or interest granted or purported to be granted hereby or to enable such Party to exercise and enforce its rights and remedies hereunder; provided, however, that no Party shall be required to pay over any payment or distribution, execute any instruments or documents, or take any other action referred to in this Section 7.2, to the extent that such action would contravene any law, order or other legal requirement or any of the terms or provisions of this Agreement, and in the event of a controversy or dispute, such Party may interplead any payment or distribution in any court of competent jurisdiction, without further responsibility in respect of such payment or distribution under this Section 7.2.

Section 7.3    Representations. The Note Collateral Agent represents and warrants to each other Agent that it has the requisite power and authority under the Note Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the Note Creditors. The [__]1 Junior Lien Agent represents and warrants to each other Agent that it has the requisite power and authority under the [__]1 Junior Lien Facility Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and the [__]1 Junior Lien Creditors. Each Additional Agent represents and warrants to each other Agent that it has the requisite power and authority under the applicable Additional Documents to enter into, execute, deliver and carry out the terms of this Agreement on behalf of itself and any Additional Creditors represented thereby.

Section 7.4    Amendments.
(a)No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure by any Party hereto, shall be effective unless it is in a written agreement executed by (i) prior to the Discharge of Senior Priority Obligations, each Senior Priority Agent then party to this Agreement and (ii) prior to the Discharge of Junior Priority Obligations, each Junior Priority Agent then party to this Agreement. Notwithstanding the foregoing, the Parent Borrower may, without the consent of any Party hereto, amend this Agreement to add an Additional Agent by (x) executing an Additional Indebtedness Joinder as provided in Section 7.11 or (y) executing a joinder agreement substantially in the form of Exhibit C attached hereto or otherwise as provided for in the definition of “Indenture” or “[__]1 Junior Lien Credit Agreement”, as applicable. No amendment, modification or waiver of any provision of this Agreement, and no consent to any departure therefrom by any Party hereto, that changes, alters, modifies or otherwise affects any power, privilege, right, remedy, liability or obligation of, or otherwise adversely affects in any manner, any Additional Agent that is not then a Party, or any Additional Creditor not then represented by an Additional Agent that is then a Party (including but not limited to any change, alteration, modification or other effect upon any power, privilege, right, remedy, liability or obligation of or other adverse effect upon any such Additional Agent or Additional Creditor that may at any subsequent time become a Party or beneficiary hereof), shall be effective unless it is consented to in writing by the Parent Borrower (regardless of whether any such Additional Agent or Additional Creditor ever becomes a Party or beneficiary hereof). Any amendment, modification or waiver of any provision of this Agreement that would have the effect, directly or indirectly, through any reference in any Credit Document to this Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying such Credit Document, or any term or provision thereof, or any right or obligation of any Credit Party thereunder or in respect thereof, shall not be given such effect except pursuant to a written instrument executed by the Parent Borrower and each other affected Credit Party. Any amendment, modification or waiver of clause (b) in any of the definitions of the terms “Additional Credit Facilities,” “Indenture” or “[__]1 Junior Lien Credit Agreement” shall not be given effect except pursuant to a written instrument executed by the Parent Borrower.
(b)In the event that any Senior Priority Agent or the requisite Senior Priority Creditors enter into any amendment, waiver or consent in respect of, or replace any Senior Priority Collateral Document for the purpose of adding to, deleting from or waiving or consenting to any departures from any provisions of, any Senior Priority Collateral Document relating to the Collateral or changing in any manner the rights of any Senior Priority Agent, any Senior Priority Secured Parties represented thereby or any Credit Party with respect to the Collateral (including the release of any Liens on Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Junior Priority Collateral Document without the consent of or any actions by any Junior Priority Agent or any Junior Priority Secured Parties represented thereby; provided that such amendment, waiver or consent does not materially adversely affect the rights or interests of such Junior Priority Secured Parties in the Collateral (it being understood that the release of any Liens securing Junior Priority Obligations pursuant to Section 2.4(b) shall not be deemed to materially adversely affect the rights or interests of such Junior Priority Secured Parties in the Collateral). The applicable Senior Priority Agent shall give written notice of such amendment, waiver or consent to the Junior Priority Agents; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Junior Priority Collateral Document as set forth in this Section 7.4(b).

Section 7.5    Addresses for Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, sent by electronic mail or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or upon receipt of electronic mail sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). The addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section 7.5) shall be as set forth below or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Note Collateral Agent:	[__][5] [__][6]

[__][1] Junior Lien Agent:	[__][7] [__][8]
Any Additional Agent:	As set forth in the Additional Indebtedness Joinder executed and delivered by such Additional Agent pursuant to Section 7.11.
Any Note Collateral Agent under any Other Indenture:	As set forth in the joinder executed and delivered by such Note Collateral Agent pursuant to the definition of “Indenture.”
Any [__][1] Junior Lien Agent under any Other [__][1] Junior Lien Credit Agreement:	As set forth in the joinder executed and delivered by such [__][1] Junior Lien Agent pursuant to the definition of “[__][1] Junior Lien Credit Agreement”

Section 7.6    No Waiver, Remedies. No failure on the part of any Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 7.7    Continuing Agreement, Transfer of Secured Obligations. This Agreement is a continuing agreement and shall (a) remain in full force and effect (x) with respect to all Senior Priority Secured Parties and Senior Priority Obligations, until the Discharge of Senior Priority Obligations shall have occurred, subject to Section 5.3 and (y) with respect to all Junior Priority Secured Parties and Junior Priority Obligations, until the later of the Discharge of Senior Priority Obligations and the Discharge of Junior Priority Obligations shall have occurred, (b) be binding upon the Parties and their successors and assigns, and (c) inure to the benefit of and be enforceable by the Parties and their respective successors, transferees and assigns. Nothing herein is intended to, or shall be construed to, give any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral, subject to Section 7.10. All references to any Credit Party shall include any Credit Party as debtor-in-possession and any receiver or trustee for such Credit Party in any Insolvency Proceeding. Without limiting the generality of the foregoing clause (c), any Senior Priority Agent, Senior Priority Creditor, Junior Priority Agent or Junior Priority Creditor may assign or otherwise transfer all or any portion of the Senior Priority Obligations or the Junior Priority Obligations, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights and obligations in respect thereof granted to such Senior Priority Agent, Junior Priority Agent, Senior Priority Creditor or Junior Priority Creditor, as the case may be, herein or otherwise. The Senior Priority Secured Parties and the Junior Priority Secured Parties may continue, at any time and without notice to the other Parties hereto, to extend credit and other financial accommodations, lend monies and provide Indebtedness to, or for the benefit of, any Credit Party on the faith hereof.

Section 7.8    Governing Law; Entire Agreement. The validity, performance and enforcement of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without reference to its conflict of laws principles to the extent that such principles are not mandatorily applicable by statute and would permit or require the application of the laws of another jurisdiction. This Agreement constitutes the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

Section 7.9    Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy and other electronic transmission), and it is not necessary that the signatures of all Parties be contained on any one counterpart hereof; each counterpart will be deemed to be an original, and all together shall constitute one and the same document.

Section 7.10    No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the Senior Priority Agents, the Senior Priority Creditors, the Junior Priority Agents, the Junior Priority Secured Parties and the Borrowers and the other Credit Parties. No other Person shall have or be entitled to assert rights or benefits hereunder.

Section 7.11    Designation of Additional Indebtedness; Joinder of Additional Agents.
(a)The Parent Borrower may designate any Additional Indebtedness complying with the requirements of the definition thereof as Additional Indebtedness for purposes of this Agreement, upon complying with the following conditions:
(i)one or more Additional Agents for one or more Additional Creditors in respect of such Additional Indebtedness shall have executed the Additional Indebtedness Joinder with respect to such Additional Indebtedness, and the Parent Borrower or any such Additional Agent shall have delivered such executed Additional Indebtedness Joinder to each Agent then party to this Agreement;
(ii)at least five Business Days (unless a shorter period is agreed in writing by each of the Parties (other than any Designated Agent) and the Parent Borrower) prior to delivery of the Additional Indebtedness Joinder, the Parent Borrower shall have delivered to each Agent then party to this Agreement complete and correct copies of any Additional Credit Facility, Additional Guarantees and Additional Collateral Documents that will govern such Additional Indebtedness upon giving effect to such designation (which may be unexecuted copies of Additional Documents to be executed and delivered concurrently with the effectiveness of such designation);
(iii)the Parent Borrower shall have executed and delivered to each Agent then party to this Agreement the Additional Indebtedness Designation (including whether such Additional Indebtedness is designated Senior Priority Debt or Junior Priority Debt) with respect to such Additional Indebtedness; and
(iv)all state and local stamp, recording, filing, intangible and similar taxes or fees (if any) that are payable in connection with the inclusion of such Additional Indebtedness under this Agreement shall have been paid and reasonable evidence thereof shall have been given to each Agent then party to this Agreement.

No Additional Indebtedness may be designated as both Senior Priority Debt and Junior Priority Debt.
(b)Upon satisfaction of the conditions specified in the preceding Section 7.11(a), the designated Additional Indebtedness shall constitute “Additional Indebtedness”, any Additional Credit Facility under which such Additional Indebtedness is or may be incurred shall constitute an “Additional Credit Facility”, any holder of such Additional Indebtedness or other applicable Additional Creditor shall constitute an “Additional Creditor”, and any Additional Agent for any such Additional Creditor shall constitute an “Additional Agent” for all purposes under this Agreement. The date on which such conditions specified in clause (a) shall have been satisfied with respect to any Additional Indebtedness is herein called the “Additional Effective Date” with respect to such Additional Indebtedness. Prior to the Additional Effective Date with respect to any Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed not to take into account such Additional Indebtedness, and the rights and obligations of the Note Collateral Agent, the [__]1 Junior Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is not then designated. On and after the Additional Effective Date with respect to such Additional Indebtedness, all references herein to Additional Indebtedness shall be deemed to take into account such Additional Indebtedness, and the rights and obligations of the Note Collateral Agent, the [__]1 Junior Lien Agent and each other Additional Agent then party to this Agreement shall be determined on the basis that such Additional Indebtedness is then designated.
(c)In connection with any designation of Additional Indebtedness pursuant to this Section 7.11, each of the Note Collateral Agent, [__]1 Junior Lien Agent and each Additional Agent then party hereto agrees (x) to execute and deliver upon receipt of any required documents pursuant to the applicable Senior Priority Documents or Junior Priority Documents any amendments, amendments and restatements, restatements or waivers of, or supplements to or other modifications to, any Note Collateral Documents, [__]1 Junior Lien Collateral Documents or Additional Collateral Documents, as applicable, and any agreements relating to any security interest in Control Collateral and Cash Collateral, and to make or consent to any filings or take any other actions (including executing and delivering for recording any mortgage subordination or similar agreement), as may be reasonably deemed by the Parent Borrower to be necessary or reasonably desirable for any Lien on any Collateral to secure such Additional Indebtedness to become a valid and perfected Lien (with the priority contemplated by the applicable Additional Indebtedness Designation delivered pursuant to this Section 7.11 and by this Agreement), and (y) otherwise to reasonably cooperate to effectuate a designation of Additional Indebtedness pursuant to this Section 7.11 (including, if requested, by executing an acknowledgment of any Additional Indebtedness Joinder or of the occurrence of any Additional Effective Date).

Section 7.12    Senior Priority Representative; Junior Priority Representative.
(a)     The Senior Priority Representative shall act for the Senior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Senior Priority Secured Parties, or of the requisite percentage of such Controlling Senior Priority Secured Parties as provided in the applicable Senior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Senior Priority Representative) receives written notice from the existing Senior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Senior Priority Representative, such Party shall be entitled to act as if the existing Senior Priority Representative is in fact the Senior Priority Representative. Each Party (other than the existing Senior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Senior Priority Representative which facially appears to be from the then-existing Senior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice. Each existing Senior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Senior Priority Representative.
(b)     The Junior Priority Representative shall act for the Junior Priority Secured Parties as provided in this Agreement, and shall be entitled to so act at the direction or with the consent of the Controlling Junior Priority Secured Parties, or of the requisite percentage of such Controlling Junior Priority Secured Parties as provided in the applicable Junior Priority Documents (or the agent or representative with respect thereto). Until a Party (other than the existing Junior Priority Representative) receives written notice from the existing Junior Priority Representative, in accordance with Section 7.5, of a change in the identity of the Junior Priority Representative, such Party shall be entitled to act as if the existing Junior Priority Representative is in fact the Junior Priority Representative. Each Party (other than the existing Junior Priority Representative) shall be entitled to rely upon any written notice of a change in the identity of the Junior Priority Representative which facially appears to be from the then-existing Junior Priority Representative and is delivered in accordance with Section 7.5, and such Party shall not be required to inquire into the veracity or genuineness of such notice. Each existing Junior Priority Representative from time to time shall give prompt written notice to each Party of any change in the identity of the Junior Priority Representative.
Section 7.13    Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the Senior Priority Secured Parties and the Junior Priority Secured Parties, respectively. Nothing herein shall be construed to limit the right of any Agent (on behalf of the Secured Parties represented thereby) to enter into any separate agreement among all or a portion of the Agents (each on behalf of the Secured Parties represented thereby); and the rights and obligations among such Secured Parties will be governed by, and any provisions herein regarding them will therefore be subject to, the provisions of any such separate agreement. Nothing in this Agreement is intended to or shall impair the rights of any Credit Party, or the obligations of any Credit Party to pay any Note Obligations, any [__]1 Junior Lien Obligations and any Additional Obligations as and when the same shall become due and payable in accordance with their terms.

Section 7.14    Headings. The headings of the articles and sections of this Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 7.15    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not (i) invalidate or render unenforceable such provision in any other jurisdiction or (ii) invalidate the Lien Priority or the application of Proceeds and other priorities set forth in this Agreement.

Section 7.16    Attorneys’ Fees. The Parties agree that if any dispute, arbitration, litigation, or other proceeding is brought with respect to the enforcement of this Agreement or any provision hereof, the prevailing party in such dispute, arbitration, litigation or other proceeding shall be entitled to recover its reasonable attorneys’ fees and all other costs and expenses incurred in the enforcement of this Agreement, irrespective of whether suit is brought.

Section 7.17    VENUE; JURY TRIAL WAIVER.
(a)EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT TO THE EXCLUSIVE GENERAL JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK (THE “NEW YORK SUPREME COURT”), AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (THE “FEDERAL DISTRICT COURT,” AND TOGETHER WITH THE NEW YORK SUPREME COURT, THE “NEW YORK COURTS”) AND APPELLATE COURTS FROM EITHER OF THEM; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE (I) ANY PARTY FROM BRINGING ANY LEGAL ACTION OR PROCEEDING IN ANY JURISDICTION FOR THE RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT, (II) IF ALL SUCH NEW YORK COURTS DECLINE JURISDICTION OVER ANY PERSON, OR DECLINE (OR, IN THE CASE OF THE FEDERAL DISTRICT COURT, LACK) JURISDICTION OVER ANY SUBJECT MATTER OF SUCH ACTION OR PROCEEDING, A LEGAL ACTION OR PROCEEDING MAY BE BROUGHT WITH RESPECT THERETO IN ANOTHER COURT HAVING JURISDICTION AND (III) IN THE EVENT A LEGAL ACTION OR PROCEEDING IS BROUGHT AGAINST ANY PARTY HERETO OR INVOLVING ANY OF ITS ASSETS OR PROPERTY IN ANOTHER COURT (WITHOUT ANY COLLUSIVE ASSISTANCE BY SUCH PARTY OR ANY OF ITS SUBSIDIARIES OR AFFILIATES), SUCH PARTY FROM ASSERTING A CLAIM OR DEFENSE (INCLUDING ANY CLAIM OR DEFENSE THAT THIS SECTION 7.17(A) WOULD OTHERWISE REQUIRE TO BE ASSERTED IN A LEGAL PROCEEDING IN A NEW YORK COURT) IN ANY SUCH ACTION OR PROCEEDING.
(b)EACH PARTY HERETO HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY HERETO REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(c)EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.5. NOTHING IN

THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

Section 7.18    Intercreditor Agreement. This Agreement is the “Junior Priority Intercreditor Agreement” referred to in the Indenture, the [__]1 Junior Lien Credit Agreement and each Additional Credit Facility. Nothing in this Agreement shall be deemed to subordinate the right of any Junior Priority Secured Party to receive payment to the right of any Senior Priority Secured Party (whether before or after the occurrence of an Insolvency Proceeding), it being the intent of the Parties that this Agreement shall effectuate a subordination of Liens as between the Senior Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand, but not a subordination of Indebtedness.

Section 7.19    No Warranties or Liability. Each Party acknowledges and agrees that none of the other Parties has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any other Note Document, any other [__]1 Junior Lien Facility Document or any other Additional Document. Except as otherwise provided in this Agreement, each Party will be entitled to manage and supervise its respective extensions of credit to any Credit Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

Section 7.20    Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the Base Intercreditor Agreement, (i) with respect to the relative rights and obligations solely as among the Senior Priority Secured Parties on the one hand and the Junior Priority Secured Parties on the other hand, the provisions of this Agreement shall govern and (ii) with respect to the relative rights and obligations solely as among the Senior Priority Secured Parties (as defined in the Base Intercreditor Agreement) on the one hand and the Junior Priority Secured Parties (as defined in the Base Intercreditor Agreement) on the other hand, the provisions of the Base Intercreditor Agreement shall govern. In addition, the parties hereto agree that (i) the designation of any Indebtedness or Obligations under this Agreement as “Junior Priority Debt” or “Junior Priority Obligations” under and as defined in the Base Intercreditor Agreement shall not be deemed to alter the relative priority of such Indebtedness or Obligations as set forth herein and (ii) for purposes of the Base Intercreditor Agreement, any agreements or provisions thereof which “may be separately otherwise agreed in writing” among the Junior Secured Parties (as defined in the Base Intercreditor Agreement) (or words of similar affect) shall be deemed to be as modified or otherwise agreed by the Secured Parties as set forth in this Agreement. In the event of any conflict between the provisions of this Agreement and the provisions of any Note Document, any [__]1 Junior Lien Facility Document or any Additional Document, the provisions of this Agreement shall govern; provided that the foregoing shall not be construed to limit the relative rights and obligations of any Agent (and the Secured Parties represented thereby) that may be set forth in any separate agreement among all or a portion of the Agents; such rights and obligations among the applicable Secured Parties will be governed by, and any provisions herein regarding them are therefore subject to, any such separate agreement. The parties hereto acknowledge that the terms of this Agreement are not intended to negate any specific rights granted to, or obligations of, any Credit Party in the Senior Priority Documents or the Junior Priority Documents.

Section 7.21    Information Concerning Financial Condition of the Credit Parties. No Party has any responsibility for keeping any other Party informed of the financial condition of the Credit Parties or of other circumstances bearing upon the risk of nonpayment of the Note Obligations, the [__]1 Junior Lien Obligations or any Additional Obligations, as applicable. Each Party hereby agrees that no Party shall have any duty to advise any other Party of information known to it regarding such condition or any such circumstances. In the event any Party, in its sole discretion, undertakes at any time or from time to time to provide any information to any other Party to this Agreement, it shall be under no obligation (a) to provide any such information to such other Party or any other Party on any subsequent occasion, (b) to undertake any investigation not a part of its regular business routine, or (c) to disclose any other information.

Section 7.22    Excluded Assets. For the avoidance of doubt, nothing in this Agreement (including Sections 2.1, 4.1, 6.1 and 6.9) shall be deemed to provide or require that any Agent or any Secured Party represented thereby receive any Proceeds of, or any Lien on, any Property of any Credit Party that constitutes “Excluded Assets” under (and as defined in) the applicable Credit Document to which such Agent is a party.

[Signature pages follow]

IN WITNESS WHEREOF, the Note Collateral Agent, for and on behalf of itself and the Note Creditors, and the [__]1 Junior Lien Agent, for and on behalf of itself and the [__]1 Junior Lien Creditors, have caused this Agreement to be duly executed and delivered as of the date first above written.
[___]
in its capacity as Note Collateral Agent

By:	Name: Title:

By:	Name: Title:
[__]
in its capacity as [__]1 Junior Lien Agent

By:	Name: Title:

By:	Name: Title:

ACKNOWLEDGMENT
Each Credit Party hereby acknowledges that it has received a copy of this Agreement and consents thereto, agrees to recognize all rights granted thereby to the Note Collateral Agent, the Note Creditors, the [__]1 Junior Lien Agent, the [__]1 Junior Lien Creditors, any Additional Agent and any Additional Creditors, and will not do any act or perform any obligation which is not in accordance with this Agreement. Each Credit Party further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under this Agreement, except as expressly provided therein.
CREDIT PARTIES:

HERC RENTALS INC.

By:	Name: Title:
[•]

By:	Name: Title:

EXHIBIT A

ADDITIONAL INDEBTEDNESS DESIGNATION
DESIGNATION, dated as of _______ __, 20__, by [ ] (the “Parent Borrower”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Intercreditor Agreement (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) entered into as of [__], between [__], in its capacity as note collateral agent (together with its successors and assigns in such capacity, the “Note Collateral Agent”) for the Note Creditors, and [__], in its [capacities as administrative agent and collateral agent] (together with its successors and assigns in such capacity, the “[__]1 Junior Lien Agent”) for the [__]1 Junior Lien Creditors. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned thereto in the Intercreditor Agreement.
Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Credit Party], [list Additional Creditors] [and Additional Agent, as agent (the “Additional Agent”)].     Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.
Section 7.11 of this Agreement permits the Parent Borrower to designate Additional Indebtedness under this Agreement. Accordingly:
Section 1. Representations and Warranties. The Parent Borrower hereby represents and warrants to the Note Collateral Agent, the [__]1 Junior Lien Agent and any Additional Agent that:
(1)    The Additional Indebtedness incurred or to be incurred under the Additional Credit Facility constitutes “Additional Indebtedness” which complies with the definition of such term in the Intercreditor Agreement; and
(2)    all conditions set forth in Section 7.11 of the Intercreditor Agreement with respect to the Additional Indebtedness have been satisfied.
Section 2. Designation of Additional Indebtedness. The Parent Borrower hereby designates such Additional Indebtedness as Additional Indebtedness under the Intercreditor Agreement and such Additional Indebtedness shall constitute [Senior Priority Debt] [Junior Priority Debt].

Ex. A - 1

IN WITNESS WHEREOF, the undersigned has caused this Designation to be duly executed by its duly authorized officer or other representative, all as of the day and year first above written.
[Parent Borrower]

By:	Name: Title:

Ex. A - 2

EXHIBIT B

ADDITIONAL INDEBTEDNESS JOINDER
JOINDER, dated as of _______________, 20__, among [•] (the “Parent Borrower”), [[__], (the “Note Collateral Agent”) for the Note Creditors,]     Revise as appropriate to refer to any successor Note Collateral Agent. [[__], in its [capacities as administrative agent and collateral agent] (together with its successors and assigns in such capacities, the “[__]1 Junior Lien Agent”)]     Revise as appropriate to refer to any successor [__]1 Junior Lien Agent. for the [__]1 Junior Lien Creditors, [list any previously added Additional Agent] [and insert name of each Additional Agent under any Additional Credit Facility being added hereby as party]     List applicable current Parties, other than any party being replaced in connection herewith. and any successors or assigns thereof, to the Intercreditor Agreement dated as of [__], (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”) among the Note Collateral Agent[,][and] the [__]1 Junior Lien Agent [and [list any previously added Additional Agent]]. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.
Reference is made to that certain [insert name of Additional Credit Facility], dated as of _______ __, 20__ (the “Additional Credit Facility”), among [list any applicable Grantor], [list any applicable Additional Creditors (the “Joining Additional Creditors”)] [and insert name of each applicable Additional Agent (the “Joining Additional Agent”)].9
Section 7.11 of the Intercreditor Agreement permits the Parent Borrower to designate Additional Indebtedness under the Intercreditor Agreement. The Parent Borrower has so designated Additional Indebtedness incurred or to be incurred under the Additional Credit Facility as Additional Indebtedness by means of an Additional Indebtedness Designation.
Accordingly, [the Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,]     Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby. hereby agrees with the Borrowers and the other Grantors, the Note Collateral Agent, the [__]1 Junior Lien Agent and any other Additional Agent party to the Intercreditor Agreement as follows:
Section 1. Agreement to be Bound. The [Joining Additional Agent, for and on behalf of itself and the Joining Additional Creditors,]     Revise references throughout as appropriate to refer to the party or parties being added. hereby agrees to be bound by the terms and provisions of t the Intercreditor Agreement and shall, as of the Additional Effective Date with respect to the Additional Credit Facility, be deemed to be a Party to the Intercreditor Agreement.
Section 2. Recognition of Claims. The Note Collateral Agent (for and on behalf of itself and the Noteholders), the [__]1 Junior Lien Agent (for and on behalf of itself and the [__]1 Junior Lien Creditors) and [each of] the Additional Agent[s] (for and on behalf of itself and any Additional Creditors represented thereby) hereby agree that the interests of the respective Creditors in the Liens granted to the Note Collateral Agent, the [__]1 Junior Lien Agent, or any Additional Agent, as applicable, under the applicable Credit Documents shall be treated, as among the Creditors, as having the priorities provided for in Section 2.1 of the Intercreditor Agreement, and shall at all times be allocated among the Creditors as provided
__________________________
2     List applicable current Parties, other than any party being replaced in connection herewith.

Ex. B- 1

therein regardless of any claim or defense (including any claims under the fraudulent transfer, preference or similar avoidance provisions of applicable bankruptcy, insolvency or other laws affecting the rights of creditors generally) to which the Note Collateral Agent, the [__]1 Junior Lien Agent, any Additional Agent or any Creditor may be entitled or subject. The Note Collateral Agent (for and on behalf of itself and the Note Creditors), the [__]1 Junior Lien Agent (for and on behalf of itself and the [__]1 Junior Lien Creditors), and any Additional Agent party to the Intercreditor Agreement (for and on behalf of itself and any Additional Creditors represented thereby) (a) recognize the existence and validity of the Additional Obligations represented by the Additional Credit Facility, and (b) agree to refrain from making or asserting any claim that the Additional Credit Facility or other applicable Additional Documents are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations. The [Joining Additional Agent (for and on behalf of itself and the Joining Additional Creditors)] (a) recognize[s] the existence and validity of the Note Obligations represented by the Indenture and the existence and validity of the [__]1 Junior Lien Obligations represented by the [__]1 Junior Lien Credit Agreement and (b) agree[s] to refrain from making or asserting any claim that the Indenture, the [__]1 Junior Lien Credit Agreement or other Note Documents or [__]1 Junior Lien Facility Documents, as the case may be, are invalid or not enforceable in accordance with their terms as a result of the circumstances surrounding the incurrence of such obligations.
Section 3. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to [the Joining Additional Agent] shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).
Section 4. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
[Add Signatures]

Ex. B- 2

EXHIBIT C
[INDENTURE][ [__]1 Junior Lien Credit Agreement] JOINDER
JOINDER, dated as of _______________, 20__, among [[ ], in its capacity as note collateral agent (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “Note Collateral Agent”)     Revise as appropriate to refer to any successor Original Senior Lien Agent. for the Note Secured Parties,] [[             ], in its [capacities as administrative agent and collateral agent] (together with its successors and assigns in such capacity from time to time, and as further defined in the Intercreditor Agreement, the “[__]1 Junior Lien Agent”)    Revise as appropriate to refer to any successor [    ]1 [Senior/Junior]2] Lien Agent. for the [__]1 Junior Lien Secured Parties], [list any previously added Additional Agent]]     List applicable current Parties, other than any party being replaced in connection herewith. and [insert name of additional Note Secured Parties, Note Collateral Agent, [__]1 Junior Lien Secured Parties or [__]1 Junior Lien Agent, as applicable, being added hereby as party] and any successors or assigns thereof, to the Intercreditor Agreement dated as of [__] (as amended, supplemented, waived or otherwise modified from time to time, the “Intercreditor Agreement”) among the Note Collateral Agent     Revise as appropriate to describe predecessor Note Collateral Agent or Note Secured Parties, if joinder is for a new Indenture., [and] the [__]1 Junior Lien Agent     Revise as appropriate to describe predecessor [    ]1 Junior Lien Agent or [    ] Junior Lien Secured Parties, if joinder is for a new [    ]1 Junior Lien Credit Agreement. [and (list any previously added Additional Agent)]. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.
Reference is made to that certain [insert name of new facility], dated as of _______ __, 20__ (the “Joining [Indenture][ [__]1 Junior Lien Credit Agreement]”), among [list any applicable Credit Party], [list any applicable new Note Secured Parties or new [__]1 Junior Lien Secured Parties, as applicable (the “Joining [Note][ [__]1 Junior Lien] Secured Parties”)] [and insert name of each applicable Agent (the “Joining [Note Collateral][[__]1 Junior Lien] Agent”)].    Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
The Joining [Note Collateral][[__]1 Junior Lien] Agent, for and on behalf of itself and the Joining [Note][[__]1 Junior Lien] Secured Parties, hereby agrees with the Borrowers and the other Grantors, the [Note Collateral][[__]1 Junior Lien] Agent and any other Additional Agent party to the Intercreditor Agreement as follows:
Section 1. Agreement to be Bound. The [Note Collateral][[__]1 Junior Lien] Agent, for and on behalf of itself and the Joining [Note][[__]1 Junior Lien]     Revise as appropriate to refer to any Agent being added hereby and any Creditors represented thereby. Secured Parties,]    Revise references throughout as appropriate to refer to the party or parties being added. hereby agrees to be bound by the terms and provisions of the Intercreditor Agreement and shall, as of the date hereof, be deemed to be a party to the Intercreditor Agreement as [the][a] [Note Collateral][[__]1 Junior Lien] Agent. As of the date hereof, the Joining [Indenture][[__]1 Junior Lien Credit Agreement] shall be deemed [the][a] [Indenture][[__]1 Junior Lien Credit Agreement] under this Agreement, and the obligations thereunder are subject to the terms and provisions of the Intercreditor Agreement.
Section 2. Notices. Notices and other communications provided for under the Intercreditor Agreement to be provided to the Joining [Note Collateral][[__]1 Junior Lien] Agent shall be sent to the address set forth on Annex 1 attached hereto (until notice of a change thereof is delivered as provided in Section 7.5 of the Intercreditor Agreement).
__________________________
3     List applicable current Parties, other than any party being replaced in connection herewith.

Ex. C- 1

Section 3. Miscellaneous. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT THE SAME ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD PERMIT OR REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
[ADD SIGNATURES]
____________________________
1     Insert month and year when this agreement is initially entered into (e.g., January 2014).
2     Insert the section number of the negative covenant restricting Liens in the Initial [        ]1 Junior Lien Credit Agreement.
3     Insert the section number of the definitions section in the Initial [        ]1 Junior Lien Credit Agreement.
4     Insert the section number of the negative covenant restricting Indebtedness in the Initial [        ]1 Junior Lien Credit Agreement
5     Insert name of Note Collateral Agent.
6     Insert address of Note Collateral Agent.
7     Insert name of [__]1 Junior Lien Agent.
8     Insert address of [__]1 Junior Lien Agent.
9     Revise as appropriate to refer to the relevant Additional Credit Facility, Additional Creditors and any Additional Agent.
10     Revise as appropriate to refer to any successor Note Collateral Agent.
11     Revise as appropriate to refer to any successor [__]1 Junior Lien Agent.
12     Revise as appropriate to refer to any Additional Agent being added hereby and any Additional Creditors represented thereby.
13     Revise references throughout as appropriate to refer to the party or parties being added.
14     Revise as appropriate to refer to any successor Original Senior Lien Agent.
15     Revise as appropriate to refer to any successor [    ]1 [Senior/Junior]2] Lien Agent.
16     Revise as appropriate to describe predecessor Note Collateral Agent or Note Secured Parties, if joinder is for a new Indenture.
17     Revise as appropriate to describe predecessor [    ]1 Junior Lien Agent or [    ] Junior Lien Secured Parties, if joinder is for a new [    ]1 Junior Lien Credit Agreement.
18     Revise as appropriate to refer to the new credit facility, Secured Parties and Agents.
19     Revise as appropriate to refer to any Agent being added hereby and any Creditors represented thereby.
20     Revise references throughout as appropriate to refer to the party or parties being added.

Ex. C- 2

EXHIBIT J
TO
INDENTURE

FORM OF
COLLATERAL AGREEMENT
made by
HERC RENTALS INC.
(f/k/a Hertz Equipment Rental Corporation)
and certain of its Subsidiaries,
in favor of
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Note Collateral Agent
Dated as of [ ], 2016

Page
ARTICLE I

DEFINED TERMS

Section 1.1	Definitions 2

Section 1.2	Other Definitional Provisions 13
ARTICLE II

[RESERVED]
ARTICLE III

GRANT OF SECURITY INTEREST

Section 3.1	Grant 14

Section 3.2	Pledged Collateral 15

Section 3.3	Excluded Assets 15

Section 3.4	Intercreditor Relations 18
ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	[Reserved] 19

Section 4.2	Representations and Warranties of Each Grantor 19

Section 4.3	Representations and Warranties of Each Pledgor 22
ARTICLE V

COVENANTS

Section 5.1	[Reserved] 24

Section 5.2	Covenants of Each Grantor 24

Section 5.3	Covenants of Each Pledgor 27
ARTICLE VI

REMEDIAL PROVISIONS

Section 6.1	Certain Matters Relating to Accounts 30

Section 6.2	Communications with Obligors; Grantors Remain Liable 31

Section 6.3	Pledged Stock 32

Section 6.4	Proceeds to be Turned Over to Note Collateral Agent 33

Section 6.5	Application of Proceeds 33

Section 6.6	Code and Other Remedies 34

Section 6.7	Registration Rights 35

i

Section 6.8	Waiver; Deficiency 36

Section 6.9	Certain Undertakings with Respect to Special Purpose Subsidiaries 36
ARTICLE VII

THE NOTE COLLATERAL AGENT

Section 7.1	Note Collateral Agent’s Appointment as Attorney-in-Fact, etc 38

Section 7.2	Duty of Note Collateral Agent 40

Section 7.3	Financing Statements 40

Section 7.4	Authority of Note Collateral Agent 40

Section 7.5	Note Collateral Agent as Bailee for the Grantors 41

Section 7.6	Rights of the Collateral Agent 41
ARTICLE VIII

NON-INDENTURE SECURED PARTIES

Section 8.1	Rights to Collateral 41

Section 8.2	Appointment of Agent 43

Section 8.3	Waiver of Claims 43

Section 8.4	Designation of Non-Indenture Secured Parties 43
ARTICLE IX

MISCELLANEOUS

Section 9.1	Amendments in Writing 44

Section 9.2	Notices 44

Section 9.3	No Waiver by Course of Conduct; Cumulative Remedies 44

Section 9.4	[Reserved] 45

Section 9.5	Successors and Assigns 45

Section 9.6	[Reserved] 45

Section 9.7	Counterparts 45

Section 9.8	Severability 45

Section 9.9	Section Headings 45

Section 9.10	Integration 45

Section 9.11	GOVERNING LAW 46

Section 9.12	Submission to Jurisdiction; Waivers 46

Section 9.13	Acknowledgments 47

Section 9.14	WAIVER OF JURY TRIAL 47

Section 9.15	Additional Granting Parties 47

Section 9.16	Releases 47

Section 9.17	[Conflicts] 48

SCHEDULES
1    Notice Addresses of Granting Parties
2    Pledged Securities

ii

3	Perfection Matters
4    Location of Jurisdiction of Organization

5	Intellectual Property
6    Contracts
7    Commercial Tort Claims
ANNEXES
1    Acknowledgement and Consent of Equity Issuers who are not Granting Parties
2    Assumption Agreement
3    Supplemental Agreement

iii

COLLATERAL AGREEMENT
COLLATERAL AGREEMENT, dated as of [          ], 2016, made by HERC RENTALS INC., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Company”) and certain of its Subsidiaries in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, as note collateral agent (in such capacity, and together with its successors and assigns in such capacity, the “Note Collateral Agent”) for the Secured Parties (as such term in defined herein).
W I T N E S S E T H:
WHEREAS, pursuant to that certain Indenture, dated as of June 9, 2016 (as supplemented by the First Supplemental Indenture, dated as of June 9, 2016, the Second Supplemental Indenture, dated as of June 9, 2016, the Third Supplemental Indenture, dated as of [__], 2016, and the Fourth Supplemental Indenture, dated as of [__], 2016, and as further amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Indenture”), among the Company, the Subsidiary Guarantors (as defined therein) and Wilmington Trust, National Association, as trustee and note collateral agent on behalf of the Holders, the Company has issued $610.0 million aggregate principal amount of 7.5% senior secured second priority notes due 2022 and $625.0 million aggregate principal amount of 7.75% senior secured second priority notes due 2024 (collectively, with any other Additional Notes (as defined in the Indenture) that may in the future be issued under the Indenture, the “Notes”) upon the terms and subject to the conditions set forth therein;
WHEREAS, pursuant to that certain Credit Agreement, dated [as of][on or about] the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “ABL Credit Agreement”), among the Company, the Borrowers (as defined therein), the several banks and other financial institutions parties thereto, Citibank, N.A., as administrative agent and collateral agent (in its capacity as collateral agent, the “ABL Agent”), Citibank, N.A., as Canadian agent and Canadian collateral agent, and Bank of America, N.A., as co-collateral agent, the lenders thereunder have severally agreed to make extensions of credit to the Borrowers (as defined therein) upon the terms and subject to the conditions set forth therein;
WHEREAS, the Company is a member of an affiliated group of companies that includes the Company’s Domestic Subsidiaries that are party hereto and any other Domestic Subsidiary of the Company that becomes a party hereto from time to time after the date hereof (all of the foregoing collectively, the “Granting Parties”);
WHEREAS, the proceeds from the issuance of the Notes will be used in part to enable the Company to make valuable transfers to one or more of the other Granting Parties in connection with the operation of their respective businesses;

WHEREAS, pursuant to that certain U.S. Guarantee and Collateral Agreement, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “ABL U.S. Guarantee and Collateral Agreement”), by and among Herc Intermediate Holdings, LLC, the Company, certain of its Subsidiaries and Citibank, N.A., as collateral agent and administrative agent, the Company and such Subsidiaries have granted a first priority Lien to the ABL Agent for the benefit of the Secured Parties (as defined herein) on the Collateral, subject to Permitted Liens and to the Intercreditor Agreements (as defined herein);
WHEREAS, the ABL Agent and the Note Collateral Agent have entered into an Intercreditor Agreement, acknowledged by the Company and the Domestic Subsidiaries of the Company party hereto, dated as of the date hereof (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Section 9.1), the “Base Intercreditor Agreement”);
WHEREAS, the Note Collateral Agent and one or more Additional Agents may in the future enter into a Junior Priority Intercreditor Agreement substantially in the form attached to the Indenture as Exhibit [_], and acknowledged by the Company and the Domestic Subsidiaries of the Company party hereto (as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Section 9.1), the “Junior Priority Intercreditor Agreement”), and one or more other Intercreditor Agreements;
WHEREAS, in accordance with the terms of the Indenture, the Granting Parties shall execute and deliver this Agreement to the Note Collateral Agent for the benefit of the Secured Parties.
NOW, THEREFORE, in consideration of the premises and to induce the Trustee and the Note Collateral Agent to enter into the Indenture on the Issue Date and to induce the Holders to purchase the Notes issued on the Issue Date, and in consideration of other valuable consideration (which receipt is hereby acknowledged), each Granting Party hereby agrees with the Note Collateral Agent, for the benefit of the Secured Parties, as follows:
ARTICLE I

DEFINED TERMS
Section 1.1    Definitions.
(a)    Unless otherwise defined herein, terms defined in the Indenture and used herein shall have the meanings given to them in the Indenture, and the following terms that are defined in the Code (as in effect on the date hereof) are used herein as so defined: Chattel Paper, Commercial Tort Claims, Deposit Accounts, Documents, Electronic Chattel Paper, Equipment, Farm Products, Fixtures, General Intangibles, Letter-of-Credit Rights, Money, Promissory Notes, Records, Securities, Securities Accounts, Security Entitlements, Supporting Obligations and Tangible Chattel Paper.

(b)    The following terms shall have the following meanings:
“ABL Agent”: as defined in the recitals hereto.
“ABL Credit Agreement”: as defined in the recitals hereto.
“ABL Obligations”: as defined in the Base Intercreditor Agreement.
“Accounts”: all accounts (as defined in the Code) of each Grantor, including, with respect to any Grantor, all such Accounts of such Grantor, whether now existing or existing in the future, including (a) all accounts receivable of such Grantor, including all accounts receivable created by or arising from all of such Grantor’s sales, leases or rental of goods or rendition of services made under any of its trade names, or through any of its divisions, (b) all unpaid rights of such Grantor (including rescission, replevin, reclamation and stopping in transit) relating to the foregoing or arising therefrom, (c) all rights to any goods represented by any of the foregoing, including returned or repossessed goods, (d) all reserves and credit balances held by such Grantor with respect to any such accounts receivable of any obligors thereunder, (e) all letters of credit, guarantees or collateral for any of the foregoing, (f) all insurance policies or rights relating to any of the foregoing and (g) all Accounts Receivable of such Grantor, but in any event excluding all Accounts that have been sold or otherwise transferred (and not transferred back to a Grantor) in connection with a Special Purpose Financing.
“Accounts Receivable”: any right to payment for goods sold or leased or for services rendered, which is not evidenced by an instrument (as defined in the Code) or Chattel Paper.
“Additional Agent”: as defined in the Base Intercreditor Agreement.
“Additional Collateral Documents”: as defined in the Base Intercreditor Agreement.
“Additional Obligations”: as defined in the Base Intercreditor Agreement.
“Additional Secured Parties”: as defined in the Base Intercreditor Agreement.
“Affiliate”: as defined in the Indenture.
“Agents”: each of the ABL Agent and the Note Collateral Agent.
“Agreement”: this Collateral Agreement, as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.
“Applicable Law”: as defined in Section 9.8.
“Bank Products Agreement”: any agreement pursuant to which a bank or other financial institution agrees to provide (i) treasury services, (ii) credit card, merchant card, purchasing card or stored value card services (including, without limitation, processing and other administrative services with respect thereto), (iii) cash management services (including, without limitation, controlled disbursements, credit cards, credit card processing services, automated clearinghouse and other electronic funds transfer transactions, return items, netting, overdrafts, depository, lockbox, stop payment, information reporting, wire transfer and interstate depository network services) and (iv) other similar banking products or services as may be requested by any Grantor (for the avoidance of doubt, excluding letters of credit and loans except indebtedness arising from services described in items (i) through (iii) of this definition).
“Bankruptcy”: as defined in Section 8.1(a).
“Bankruptcy Case”: (i) the Company or any of its Subsidiaries commencing any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding‑up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Subsidiaries making a general assignment for the benefit of its creditors; or (ii) there being commenced against the Company or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days.
“Base Intercreditor Agreement”: as defined in the recitals hereto.
“CFTC”: the Commodity Futures Trading Commission or any successor to the Commodity Futures Trading Commission.
“Code”: the Uniform Commercial Code as from time to time in effect in the State of New York.
“Collateral”: as defined in Section 3.1; provided that, for purposes of Section 6.5, Section 8 and Section 9.16(b), “Collateral” shall have the meaning assigned to such term in the Indenture.
“Collateral Account Bank”: the ABL Agent, an Affiliate thereof or another bank or financial institution as selected by the relevant Grantor; provided that such Grantor shall not alter the Collateral Account Bank during the continuance of an Event of Default without consent of the Note Collateral Agent (such consent not to be unreasonably withheld or delayed).
“Collateral Proceeds Account”: a non-interest bearing cash collateral account established and maintained by the relevant Grantor at an office of the Collateral Account Bank in the name, and in the sole dominion and control of, the Note Collateral Agent for the benefit of the Secured Parties.
“Collateral Representative”: each of (i) the Senior Priority Representative and the Junior Priority Representative (each as defined in the Base Intercreditor Agreement), (ii) if any Junior Priority Intercreditor Agreement is executed, the Person acting as representative for the Note

Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement and (iii) if any other Intercreditor Agreement is executed, the Person acting as representative for the Note Collateral Agent and the Secured Parties thereunder for the applicable purpose contemplated by this Agreement.
[“Collateral Trust Security Agreement”: a security agreement among the Grantors in favor of [●] as collateral trustee, dated as of [●], as the same may be amended, restated, supplemented, waived or otherwise modified from time to time.]49
“Commercial Tort Action”: any action, other than an action primarily seeking declaratory or injunctive relief with respect to claims asserted or expected to be asserted by Persons other than the Grantors, that is commenced by a Grantor in the courts of the United States of America, any state or territory thereof or any political subdivision of any such state or territory, in which any Grantor seeks damages arising out of torts committed against it that would reasonably be expected to result in a damage award to it exceeding $40,000,000.
“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. §1 et. seq.), as in effect from time to time, or any successor statute.
“Company”: as defined in the Preamble hereto.
“Company Obligations”: the collective reference to: all obligations and liabilities of the Company in respect of the unpaid principal of and interest on (including interest and fees (if any) accruing after the maturity of the Notes and interest and fees (if any) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes and all other obligations and liabilities of the Company to the Secured Parties, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Indenture, the Notes, the other Note Documents, Hedging Agreements, Management Guarantees or Bank Products Agreements entered into with any Note Hedging Provider, Management Credit Provider, Note Bank Products Provider, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, amounts payable in connection with any such Bank Products Agreement or a termination of any transaction entered into pursuant to any such Hedging Agreement, fees, indemnities, costs, expenses or otherwise (including all reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Trustee or Note Collateral Agent that are required to be paid by the Company pursuant to the terms of the Indenture or any other Note Document).

______________________
49    NTD: To be included if one is put in place on the Grant Date.

“Contracts”: with respect to any Grantor, all contracts, agreements, instruments and indentures in any form and portions thereof (except for contracts listed on Schedule 6 hereto), to which such Grantor is a party or under which such Grantor or any property of such Grantor is subject, as the same may from time to time be amended, supplemented, waived or otherwise modified, including (i) all rights of such Grantor to receive moneys due and to become due to it thereunder or in connection therewith, (ii) all rights of such Grantor to damages arising thereunder and (iii) all rights of such Grantor to perform and to exercise all remedies thereunder.
“Copyright Licenses”: with respect to any Grantor, all written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States copyright of such Grantor, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Grantor, including any material license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
“Copyrights”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States copyrights, whether or not the underlying works of authorship have been published or registered, all United States copyright registrations and copyright applications, including any copyright registrations and copyright applications listed on Schedule 5 hereto, and (i) all renewals thereof, (ii) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements thereof and (iii) the right to sue or otherwise recover for past, present and future infringements and misappropriations thereof.
“Credit Facility”: as defined in the Base Intercreditor Agreement.
“Default”: as defined in the Indenture.
“Discharge of Additional Obligations”: as defined in the Base Intercreditor Agreement.
“Discharge of Senior Priority Obligations”: as defined in the Base Intercreditor Agreement.
“Domestic Subsidiary”: any Restricted Subsidiary of the Company other than a Foreign Subsidiary.
“Equity Issuers”: the collective reference to issuers of Pledged Stock, including (as of the Grant Date) the Persons identified on Schedule 2 as the issuers of Pledged Stock.
“Excluded Assets”: as defined in Section 3.3.
“Excluded Subsidiary”: any Subsidiary of the Company that is (i) not a Domestic Subsidiary, (ii) not a Grantor (as defined in the ABL U.S. Guarantee and Collateral Agreement) or (iii) designated as an “Excluded Subsidiary” under any Senior Priority Collateral Documents.

“Event of Default”: as defined in the Indenture.
“Foreign Subsidiary”: as defined in the Indenture.
“Foreign Intellectual Property”: any right, title or interest in or to any copyrights, copyright licenses, patents, patent applications, patent licenses, trade secrets, trade secret licenses, trademarks, service marks, trademark and service mark applications, trade names, trade dress, trademark licenses, technology, know-how and processes or any other intellectual property governed by or arising or existing under, pursuant to or by virtue of the laws of any jurisdiction other than the United States of America or any state thereof.
“General Fund Account”: the general fund account of the relevant Grantor established at the same office of the Collateral Account Bank as the Collateral Proceeds Account.
“Governmental Authority”: the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).
“Grant Date”: as defined in the Indenture.
“Granting Parties”: as defined in the recitals hereto.
“Grantor”: the Company, the Domestic Subsidiaries that are party hereto from time to time after the date hereof (it being understood that no Excluded Subsidiary shall be required to be or become a party hereto).
“Grantor Obligations”: with respect to any Grantor (other than the Company), the collective reference to (i) the Company Obligations guaranteed by such Grantor pursuant to Section 1301 of the Indenture and (ii) all obligations and liabilities of such Grantor that may arise under or in connection with this Agreement or any other Note Document to which such Grantor is a party, any Hedging Agreement, Management Guarantee or Bank Products Agreement entered into with any Note Hedging Provider, Management Credit Provider or Note Bank Products Provider, or any other document made, delivered or given in connection therewith of such Grantor, in each case whether on account of (i) principal, interest (including interest and fees (if any) accruing after the maturity of the Notes and interest and fees (if any) accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all reasonable and documented out-of-pocket fees, expenses and disbursements of counsel to the Trustee or Note Collateral Agent that are required to be paid by the Company pursuant to the terms of the Indenture or any other Note Document). With respect to any Grantor, if and to the extent, under the Commodity Exchange Act or any rule, regulation or order of the CFTC (or the application or official interpretation of any thereof), all or a portion of the guarantee of such Grantor of, or the grant by such Grantor of a security interest for, the obligation (the “Excluded Company Obligation”) to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute) is or becomes illegal, the Company Obligations guaranteed by such Guarantor shall not include any such Excluded Company Obligation.
“Hedging Agreement”: any interest rate, foreign currency, commodity, credit or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity, credit or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement, including any Interest Rate Protection Agreement or Permitted Hedging Arrangement.
“Holders”: as defined in the Indenture.
“Incur”: as defined in the Indenture.
“Indebtedness”: as defined in the Indenture.
“Indenture”: as defined in the recitals hereto.
“Indenture Secured Parties”: the collective reference to the Trustee, the Note Collateral Agent, the Holders and the holders of any other Note Obligations, and each of their respective successors and assigns and their permitted transferees and endorsees.
“Instruments”: as defined in Article 9 of the Code, but excluding the Pledged Securities.
“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trade Secrets, Trade Secret Licenses, Trademarks and Trademark Licenses.
“Intercompany Note”: with respect to any Grantor, any promissory note in a principal amount in excess of $[5,000,000] evidencing loans made by such Grantor to the Company or any Restricted Subsidiary.
“Intercreditor Agreements”: (a) the Base Intercreditor Agreement, (b) any Junior Priority Intercreditor Agreement (upon and during the effectiveness thereof) and (c) any other Intercreditor Agreement that may be entered into in the future by the Note Collateral Agent and one or more Additional Agents and acknowledged by the Company and the other Granting Parties (each as amended, amended and restated, waived, supplemented or otherwise modified from time to time (subject to Section 9.1)) (upon and during the effectiveness thereof).
“Inventory”: with respect to any Grantor, all inventory (as defined in the Code) of such Grantor, including all Inventory (as defined in the Indenture) of such Grantor.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the Uniform Commercial Code in effect in the State of New York on the date hereof (other than any Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock and other than any Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.
“Junior Priority Intercreditor Agreement”: as defined in the recitals hereto.
“Liens”: as defined in the Indenture.
“Management Credit Provider”: any Person who is a beneficiary of a Management Guarantee, as designated by the Company in accordance with Section 8.4 (provided that no Person shall, with respect to any Management Guarantee, be at any time a Management Credit Provider with respect to more than one Credit Facility).
“Management Guarantee”: as defined in the Indenture.
“Material Adverse Effect”: a material adverse effect on the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole.
“Non-Indenture Secured Parties”: the collective reference to all Note Bank Products Providers, Note Hedging Providers and Management Credit Providers, and all successors, assigns, transferees and replacements thereof.
“Notes”: as defined in the recitals hereto.
“Note Bank Products Provider”: any Person that has entered into a Bank Products Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Note Documents as designated by the Company in accordance with Section 8.4 (provided that no Person shall, with respect to any Bank Products Agreement, be at any time a Note Bank Products Provider with respect to more than one Credit Facility).
“Note Collateral Agent”: as defined in the Preamble hereto.
“Note Documents”: the collective reference to the Indenture, the Notes, this Agreement, and the other Note Security Documents, as the same may be amended, supplemented, waived, modified, replaced and/or refinanced from time to time in accordance with the terms hereof and Article IX of the Indenture.
“Note Hedging Provider”: any Person that has entered into a Hedging Agreement with a Grantor with the obligations of such Grantor thereunder being secured by one or more Note Documents as designated by the Company in accordance with Section 8.4 (provided that no Person shall, with respect to any Hedging Agreement, be at any time a Note Hedging Provider with respect to more than one Credit Facility.

“Note Security Documents”: as defined in the Base Intercreditor Agreement.
“Obligations”: (i) in the case of the Company, its Company Obligations, and (ii) in the case of each other Grantor, the Grantor Obligations of such Grantor.
“Patent Licenses”: with respect to any Grantor, all written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States patent, patent application, or patentable invention other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Grantor, including the material license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
“Patents”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States patents, patent applications and patentable inventions and all reissues and extensions thereof, including all patents and patent applications identified in Schedule 5 hereto, and including (i) all inventions and improvements described and claimed therein, (ii) the right to sue or otherwise recover for any and all past, present and future infringements and misappropriations thereof, (iii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past, present or future infringements thereof), and (iv) all other rights corresponding thereto in the United States and all reissues, divisions, continuations, continuations-in-part, substitutes, renewals, and extensions thereof, all improvements thereon, and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto.
“Person”: any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, Governmental Authority or any other entity.
“Pledged Collateral”: as to any Pledgor, the Pledged Securities now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof.
“Pledged Notes”: with respect to any Pledgor, all Intercompany Notes at any time issued to, or held or owned by, such Pledgor.
“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.
“Pledged Stock”: with respect to any Pledgor, the shares of Capital Stock listed on Schedule 2 as held by such Pledgor, together with any other shares of Capital Stock required to be pledged by such Pledgor pursuant to Section 1503 of the Indenture, as well as any other shares, stock certificates, options or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, such Pledgor while this Agreement is in effect, in each case, unless and until such time as the respective pledge of such Capital Stock under this Agreement is released in accordance with the terms hereof and the

Indenture; provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, directly or indirectly, (i) more than 65% of any series of the outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for U.S. tax purposes) of any Foreign Subsidiary, (ii) any of the Capital Stock of a Subsidiary of a Foreign Subsidiary, (iii) de minimis shares of a Foreign Subsidiary held by any Pledgor as a nominee or in a similar capacity, (iv) any of the Capital Stock of any Unrestricted Subsidiary and (v) without duplication, any Excluded Assets.
“Pledgor”: each Granting Party (with respect to Pledged Securities held by such Granting Party and all other Pledged Collateral of such Granting Party).
“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the Uniform Commercial Code in effect in the State of New York on the date hereof and, in any event, Proceeds of Pledged Securities shall include all dividends or other income from the Pledged Securities, collections thereon or distributions or payments with respect thereto.
“Rental Equipment”: equipment owned by or leased to the Company or a Subsidiary of the Company that is classified as “revenue earning equipment” in the consolidated financial statements of the Company.
“Requirement of Law”: as to any Person, the Organizational Documents of such Person, and any law, statute, ordinance, code, decree, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its material property or to which such Person or any of its material property is subject, including laws, ordinances and regulations pertaining to zoning, occupancy and subdivision of real properties; provided that the foregoing shall not apply to any non-binding recommendation of any Governmental Authority.
“Restricted Subsidiary”: any Subsidiary of the Company other than an Unrestricted Subsidiary
“Restrictive Agreements”: as defined in Section 3.3(c).
“Secured Parties”: the collective reference to the Indenture Secured Parties and the Non-Indenture Secured Parties.
“Security Collateral”: with respect to any Granting Party, collectively, the Collateral (if any) and the Pledged Collateral (if any) of such Granting Party.
“Senior Priority Collateral Documents”: as defined in the Base Intercreditor Agreement.
“Senior Priority Documents”: as defined in the Base Intercreditor Agreement.
“Senior Priority Obligations”: as defined in the Base Intercreditor Agreement.
“Senior Priority Representative”: as defined in the Base Intercreditor Agreement.

“Senior Priority Secured Parties”: as defined in the Base Intercreditor Agreement.
“Specified Asset”: as defined in Section 4.2.2(b).
“Special Purpose Subsidiary”: as defined in the Indenture.
“Subsidiary”: as defined in the Indenture.
“Temporary Cash Investments”: as defined in the Indenture.
“Trade Secret Licenses”: with respect to any Grantor, all written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trade secrets, including know how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Grantor, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
“Trade Secrets”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trade secrets, including know‑how, processes, formulae, compositions, designs, and confidential business and technical information, and all rights of any kind whatsoever accruing thereunder or pertaining thereto, including (i) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including payments under all licenses, non‑disclosure agreements and memoranda of understanding entered into in connection therewith, and damages and payments for past or future misappropriations thereof, and (ii) the right to sue or otherwise recover for past, present or future misappropriations thereof.
“Trademark Licenses”: with respect to any Grantor, all written license agreements of such Grantor providing for the grant by or to such Grantor of any right under any United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, other than agreements with any Person who is an Affiliate or a Subsidiary of the Company or such Grantor, including the material license agreements listed on Schedule 5 hereto, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.
“Trademarks”: with respect to any Grantor, all of such Grantor’s right, title and interest in and to all United States trademarks, service marks, trade names, trade dress or other indicia of trade origin or business identifiers, trademark and service mark registrations, and applications for trademark or service mark registrations (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of said Act has been filed, it being understood and agreed that the carve-out in this parenthetical shall be applicable only if and for so long as a grant of a security interest in such intent-to-use application would invalidate or otherwise jeopardize Grantor’s rights therein or in any registration issuing therefrom), and any renewals thereof, including each registration and application identified in Schedule 5 hereto, and including (i) the right to sue or otherwise recover for any and all past, present and future infringements or dilutions thereof, (ii) all income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto (including payments under all licenses entered into in connection therewith, and damages and payments for past or future infringements or dilutions thereof), and (iii) all other rights corresponding thereto in the United States and all other rights of any kind whatsoever of such Grantor accruing thereunder or pertaining thereto in the United States, together in each case with the goodwill of the business connected with the use of, and symbolized by, each such trademark, service mark, trade name, trade dress or other indicia of trade origin or business identifiers.
“Transactions”: as defined in the Indenture.
“Unrestricted Subsidiary”: as defined in the Indenture.
Section 1.2    Other Definitional Provisions.
(a)    The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Annex references are to this Agreement unless otherwise specified. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”. So long as the Base Intercreditor Agreement is the only Intercreditor Agreement that has been entered into, the phrases “applicable Intercreditor Agreement” and “Intercreditor Agreements” and other similar references to multiple Intercreditor Agreements shall be deemed to refer only to the Base Intercreditor Agreement. Unless otherwise expressly provided herein, any definition of or reference to any agreement (including this Agreement and the other Note Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, supplemented, waived or otherwise modified from time to time (subject to any restrictions on such amendments, supplements, waivers or modifications set forth herein).
(b)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(c)    Where the context requires, terms relating to the Collateral, Pledged Collateral or Security Collateral, or any part thereof, when used in relation to a Granting Party shall refer to such Granting Party’s Collateral, Pledged Collateral or Security Collateral or the relevant part thereof.
(d)    All references in this Agreement to any of the property described in the definition of the term “Collateral,” “Pledged Collateral” or “Security Collateral”, or to any Proceeds thereof, shall be deemed to be references thereto only to the extent the same constitute Collateral, Pledged Collateral or Security Collateral, respectively.
ARTICLE II

ARTICLE II

[RESERVED]
ARTICLE III

GRANT OF SECURITY INTEREST
Section 3.1    Grant. Each Grantor hereby grants, subject to existing licenses to use the Copyrights, Patents, Trademarks and Trade Secrets granted by such Grantor in the ordinary course of business, to the Note Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Collateral of such Grantor, as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Grantor, except as provided in Section 3.3. The term “Collateral”, as to any Grantor, means the following property (wherever located) now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, except as provided in Section 3.3:
(a)    all Accounts;
(b)    all Money (including all cash);
(c)    all Cash Equivalents;
(d)    all Chattel Paper;
(e)    all Contracts (including contracts with any “qualified intermediaries” with respect to any LKE Program);
(f)    all Deposit Accounts;
(g)    all Documents;
(h)    all Equipment;
(i)    all General Intangibles;
(j)    all Instruments;
(k)    all Intellectual Property;
(l)    all Inventory;
(m)    all Investment Property;
(n)    all Letter-of-Credit Rights;

(o)    all Rental Equipment;
(p)    all Vehicles;
(q)    all Fixtures;
(r)    all Commercial Tort Claims constituting Commercial Tort Actions described in Schedule 7 (together with any Commercial Tort Actions subject to a further writing provided in accordance with Section 5.2.12);
(s)    all books and records pertaining to any of the foregoing;
(t)    the Collateral Proceeds Account; and
(u)    to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;
provided that, in the case of each Grantor, Collateral shall not include any Pledged Collateral, or any property or assets specifically excluded from Pledged Collateral (including any Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary in excess of 65% of any series of such stock).
Section 3.2    Pledged Collateral. Each Granting Party that is a Pledgor, hereby grants to the Note Collateral Agent, for the benefit of the Secured Parties, a security interest in all of the Pledged Collateral of such Pledgor now owned or at any time hereafter acquired by such Pledgor, and any Proceeds thereof, as collateral security for the prompt and complete performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of such Pledgor, except as provided in Section 3.3.
Section 3.3    Excluded Assets. No security interest is or will be granted pursuant to this Agreement or any other Note Security Document in any right, title or interest of any Granting Party under or in, and “Collateral” and “Pledged Collateral” shall not include (the following collectively, the “Excluded Assets”):
(a)    any interest in leased real property (including Fixtures) (and there shall be no requirement to deliver landlord lien waivers, estoppels or collateral access letters);
(b)    any fee interest in owned real property (including Fixtures) if the fair market value of such fee interest is less than $10,000,000 individually;
(c)    any Instruments, Contracts, Chattel Paper, General Intangibles, Copyright Licenses, Patent Licenses, Trademark Licenses, Trade Secret Licenses or other contracts or agreements with or issued by Persons other than the Company, a Subsidiary of the Company or an Affiliate thereof, (collectively, “Restrictive Agreements”) that would otherwise be included in the Security Collateral (and such Restrictive Agreements shall not be deemed to constitute a part of the Security Collateral) for so long as, and to the extent that, the granting of such a security interest pursuant hereto would result in a breach, default or termination of such Restrictive Agreements (in each case, except to the extent that, pursuant to the Code or other applicable law, the granting of security interests therein can be made without resulting in a breach, default or termination of such Restrictive Agreements);
(d)    any assets over which the granting of such a security interest in such assets by the applicable Granting Party would be prohibited by any contract permitted under the Indenture, applicable law, regulation, permit, order or decree or the organizational or joint venture documents of any non-wholly owned Subsidiary (including permitted liens, leases and licenses), or requires a consent (to the extent that, with respect to any assets that would otherwise constitute Collateral, any applicable Granting Party has sought such consent using commercially reasonable efforts) of any Governmental Authority that has not been obtained (in each case after giving effect to the applicable anti-assignment provisions of the Code to the extent that the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition);
(e)    any assets to the extent that such security interests would result in material adverse tax consequences to the Company and its Subsidiaries as reasonably determined by the Company (it being understood that the Note Collateral Agent shall not require the Company or any of its Subsidiaries to enter into any security agreements or pledge agreements governed by foreign law);
(f)    any assets to the extent that the granting or perfecting of a security interest in such assets would result in costs or consequences to the Company or any of its Subsidiaries as reasonably determined in good faith by the Company (which determination shall be conclusive) to be excessive in view of the benefits that would be obtained by the Secured Parties;
(g)    any (i) Equipment and/or Inventory (and/or related rights and/or assets) that would otherwise be included in the Security Collateral (and such Equipment and/or Inventory (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such Equipment and/or Inventory (and/or related rights and/or assets) is subject to a Lien permitted by Section 413 of the Indenture as “Permitted Liens” and designated by the Company to the Note Collateral Agent (but only for so long as such Lien remains in place) and (ii) other property that would otherwise be included in the Security Collateral (and such other property shall not be deemed to constitute a part of the Security Collateral) if such other property is subject to a Lien described in clause (h) of the definition of “Permitted Liens” in the Indenture in respect of Purchase Money Obligations or Capitalized Lease Obligations, or a Lien described in clause (o) of such definition (with respect to such a Lien described in clause (h) of such definition) and designated by the Company to the Note Collateral Agent (but, in each case, only for so long as such Liens are in place) and, if such Lien is in respect of a Hedging Agreement, such other property consists solely of (x) cash, Cash Equivalents or Temporary Cash Investments, together with proceeds, dividends and distributions in respect thereof, (y)

any assets relating to such assets, proceeds, dividends or distributions or to obligations under any Hedging Agreement, and/or (z) any other assets consisting of, relating to or arising under or in connection with (1) any Hedging Agreements or (2) any other agreements, instruments or documents related to any Hedging Agreement or to any of the assets referred to in any of subclauses (x) through (z) of this clause (ii);
(h)    any property (and/or related rights and/or assets) that (A) would otherwise be included in the Security Collateral (and such property (and/or related rights and/or assets) shall not be deemed to constitute a part of the Security Collateral) if such property has been sold or otherwise transferred in connection with (i) a Special Purpose Financing (or constitutes the proceeds or products of any property that has been sold or otherwise transferred in connection with a Special Purpose Financing (except as provided in the proviso to this subsection)), (ii) a sale/leaseback transaction permitted under Section 411of the Indenture, (B) is subject to any Permitted Lien and consists of property subject to any such sale/leaseback transaction or general intangibles related thereto (but only for so long as such Liens are in place) or (C) is subject to any Liens securing Indebtedness incurred in compliance with Section 407(b)(ix) of the Indenture, or Liens permitted by Section 413 of the Indenture as “Permitted Liens” permitted pursuant to clause (k)(6), (p)(12) or (p)(13) of the definition of such term in the Indenture; provided that, notwithstanding the foregoing, a security interest of the Note Collateral Agent shall attach to any money, securities or other consideration received by any Grantor as consideration for the sale or other disposition of such property as and to the extent such consideration would otherwise constitute Security Collateral;
(i)    Equipment and/or Inventory (and/or related rights and/or assets) subject to any Permitted Lien that secures Indebtedness permitted by the Indenture that is Incurred to finance or refinance such Equipment and/or Inventory and designated by the Company to the Note Collateral Agent (but only for so long as such Permitted Lien is in place);
(j)    without duplication, any Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) which is specifically excluded from the definition of Pledged Stock by virtue of the proviso contained in such definition;
(k)    any Capital Stock and other securities of a Subsidiary of the Company to the extent that the pledge of or grant of any other Lien on such Capital Stock and other securities for the benefit of any holders of securities results in the Company or any of its Restricted Subsidiaries being required to file separate financial statements for such Subsidiary with the Securities and Exchange Commission (or any other governmental authority) pursuant to either Rule 3-10 or 3-16 of Regulation S-X under the Securities Act, or any other law, rule or regulation as in effect from time to time, but only to the extent necessary to not be subject to such requirement;
(l)    any assets covered by a certificate of title to the extent such assets do not constitute Eligible Service Vehicles or Eligible Rental Equipment, in each case by operation of clause (f) of the definition of such term in the ABL Credit Agreement (or the equivalent provision in any other Senior Priority Documents);
(m)    any aircraft, airframes, aircraft engines, helicopters, vessels or rolling stock or any Equipment or other assets constituting a part of any thereof;
(n)    Letter-of-Credit Rights individually with a value of less than $[5,000,000];
(o)    for the avoidance of doubt, any Deposit Account and any Money, cash, checks, other negotiable instrument, funds and other evidence of payment therein held by any “qualified intermediary” in connection with any LKE Program;
(p)    any Money, cash, checks, other negotiable instrument, funds and other evidence of payment held in any Deposit Account of the Company or any of its Subsidiaries in the nature of a security deposit with respect to obligations for the benefit of the Company or any of its Subsidiaries, which must be held for or returned to the applicable counterparty under applicable law or pursuant to contractual obligations;
(q)    [reserved];
(r)    Foreign Intellectual Property;
(s)    any goods in which a security interest is not perfected by filing a financing statement in the office of the Secretary of State of the applicable Grantor’s location (as determined by Section 9-307 of the Code); and
(t)    so long as any Senior Priority Obligations are outstanding, any property that is not part of the collateral securing, or required to be securing, the Senior Priority Obligations.
Section 3.4    Intercreditor Relations. Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens granted pursuant to Sections 3.1 and 3.2 herein shall (x) with respect to all Security Collateral, prior to the Discharge of Additional Obligations (if applicable), be pari passu and equal in priority to the Liens granted to any Additional Agent for the benefit of the holders of the applicable Additional Obligations to secure Additional Obligations that constitute Junior Priority Debt (as defined in the Base Intercreditor Agreement) pursuant to the applicable Additional Collateral Documents (except, in the case of this clause (x), as may be separately otherwise agreed between the Note Collateral Agent, on behalf of itself and the Secured Parties, and any Additional Agent, on behalf of itself and the Additional Secured Parties represented thereby, including pursuant to any Junior Priority Intercreditor Agreement or other Intercreditor Agreement) and (y) with respect to all Security Collateral, prior to the Discharge of Senior Priority Obligations, be junior in priority to the Liens granted to the Senior Priority Representative for the benefit of the Senior Priority Secured Parties to secure the Senior Priority Obligations pursuant to the ABL U.S. Guarantee and Collateral Agreement and any other Senior Priority Collateral Documents. The Note Collateral Agent acknowledges and agrees that the relative priority of the Liens granted to the Note Collateral

Agent, the ABL Agent and any Additional Agent shall be determined solely pursuant to the applicable Intercreditor Agreements, and not by priority as a matter of law or otherwise. Notwithstanding anything herein to the contrary, the Liens and security interest granted to the Note Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by the Note Collateral Agent hereunder are subject to the provisions of the applicable Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control as among (a) the Note Collateral Agent, the ABL Agent and any Additional Agent, in the case of the Base Intercreditor Agreement, (b) the Note Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any Junior Priority Intercreditor Agreement, and (c) the Note Collateral Agent and any other secured creditor (or agent therefor) party thereto, in the case of any other Intercreditor Agreement. In the event of any such conflict, each Grantor may act (or omit to act) in accordance with such Intercreditor Agreement, and shall not be in breach, violation or default of its obligations hereunder by reason of doing so. Notwithstanding any other provision hereof, for so long as any Obligations or any Additional Obligations remain outstanding, any obligation hereunder to deliver to the Note Collateral Agent any Security Collateral shall be satisfied by causing such Security Collateral to be delivered to the Note Collateral Agent or any Additional Agent to be held in accordance with the applicable Intercreditor Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.1    [Reserved].
Section 4.2    Representations and Warranties of Each Grantor. Each Grantor party hereto on the date hereof hereby represents and warrants to the Note Collateral Agent on the date hereof that, in each case after giving effect to the Transactions:
4.2.1    Title; No Other Liens. Except for the security interests granted to the Note Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on such Grantor’s Collateral by the Indenture (including Section 413 thereof), such Grantor owns each item of such Grantor’s Security Collateral free and clear of any and all Liens securing Indebtedness. Except as set forth on Schedule 3, to the knowledge of such Grantor, no currently effective financing statement or other similar public notice with respect to any Lien securing Indebtedness on all or any part of such Grantor’s Security Collateral is on file or of record in any public office in the United States of America, any state, territory or dependency thereof or the District of Columbia, except, in each case, such as have been filed in favor of the Note Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement or as relate to Liens permitted by the Indenture (including Section 413 thereof) or any other Note Document or for which termination statements will be delivered on the Grant Date.
4.2.2    Perfected Second Priority Liens.

(a)    This Agreement is effective to create, as collateral security for the Obligations of such Grantor, valid and enforceable Liens on such Grantor’s Security Collateral in favor of the Note Collateral Agent for the benefit of the Secured Parties, except as to enforcement, as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
(b)    Except with regard to (i) Liens (if any) on Specified Assets and (ii) any rights in favor of the United States government as required by law (if any), upon the completion of the Filings and, with respect to Instruments, Chattel Paper and Documents, upon the earlier of such Filing or the delivery to and continuing possession by the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, of all Instruments, Chattel Paper and Documents a security interest in which is perfected by possession, and the obtaining and maintenance of “control” (as described in the Code) by the Note Collateral Agent, the ABL Agent, the applicable Collateral Representative or any Additional Agent, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the applicable Intercreditor Agreement of all Deposit Accounts, Blocked Accounts, the Collateral Proceeds Account, Electronic Chattel Paper and Letter-of-Credit Rights a security interest in which is perfected by “control” and in the case of Commercial Tort Actions (other than such Commercial Tort Actions listed on Schedule 7 on the date of this Agreement), the taking of the actions required by Section 5.2.12, the Liens created pursuant to this Agreement will constitute valid Liens on and (to the extent provided herein) perfected security interests in such Grantor’s Collateral in favor of the Note Collateral Agent for the benefit of the Secured Parties, and will be prior to all other Liens of all other Persons securing Indebtedness, in each case other than Permitted Liens (and subject to any applicable Intercreditor Agreement), and enforceable as such as against all other Persons other than Ordinary Course Transferees, except to the extent that the recording of an assignment or other transfer of title to the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent (in accordance with the applicable Intercreditor Agreement) or the recording of other applicable documents in the United States Patent and Trademark Office or United States Copyright Office may be necessary for perfection or enforceability, and except as to enforcement, as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. As used in this Section 4.2.2(b), the following terms shall have the following meanings:
“Filings”: the filing or recording of (i) the Financing Statements as set forth in Schedule 3, (ii) this Agreement or a notice thereof with respect to Intellectual Property as set forth in Schedule 3, (iii) the recordation on the certificate of title related thereto of each Lien granted in favor of the Note Collateral Agent hereunder on Rental Equipment, subject to certificate of title statutes, and (iv) any filings after the Grant Date in any other jurisdiction as may be necessary under any Requirement of Law.
“Financing Statements”: the financing statements filed or authorized for filing by such Grantor in the jurisdictions listed in Schedule 4.
“Ordinary Course Transferees”: (i) with respect to goods only, buyers in the ordinary course of business and lessees in the ordinary course of business to the extent provided in Section 9-320(a) and 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction, (ii) with respect to general intangibles only, licensees in the ordinary course of business to the extent provided in Section 9-321 of the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction and (iii) any other Person who is entitled to take free of the Lien pursuant to the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.
“Permitted Liens”: Liens permitted pursuant to the Indenture, including those permitted to exist pursuant to Section 413 of the Indenture.
“Specified Assets”: the following property and assets of such Grantor:
(1) Patents, Patent Licenses, Trademarks and Trademark Licenses to the extent that (a) Liens thereon cannot be perfected by the filing of financing statements under the Uniform Commercial Code or by the filing and acceptance of intellectual property security agreements in the United States Patent and Trademark Office or (b) such Patents, Patent Licenses, Trademarks and Trademark Licenses are not, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole;
(2) Copyrights and Copyright Licenses with respect thereto and Accounts or receivables arising therefrom to the extent that (a) Liens thereon cannot be perfected by the filing and acceptance of intellectual property security agreements in the United States Copyright Office or (b) the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction is not applicable to the creation or perfection of Liens thereon;
(3) Collateral for which the perfection of Liens thereon requires filings in or other actions under the laws of jurisdictions outside of the United States of America, any State, territory or dependency thereof or the District of Columbia;
(4) goods included in Collateral received by any Person from any Grantor for “sale or return” within the meaning of Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction, to the extent of claims of creditors of such Person;
(5) Fixtures, Vehicles and any other assets subject to certificates of title;

(6) Contracts, Accounts or receivables subject to the Assignment of Claims Act;
(7) Money and Cash Equivalents other than (x) identifiable Cash Proceeds and (y) Cash Equivalents constituting Investment Property to the extent a security interest is perfected by the filing of a financing statement under the Uniform Commercial Code;
(8) Proceeds of Accounts or Inventory which do not themselves constitute Collateral or which do not constitute identifiable Cash Proceeds or which have not been transferred to or deposited in the Collateral Proceeds Account (if any) or to a Blocked Account; and
(9) uncertificated securities (to the extent a security interest is not perfected by the filing of a financing statement); and
(10) Letter-of-Credit Rights and Commercial Tort Claims.
4.2.3    Jurisdiction of Organization. On the date hereof, such Grantor’s jurisdiction of organization is specified on Schedule 4.
4.2.4    Farm Products. None of such Grantor’s Collateral constitutes, or is the Proceeds of, Farm Products.
4.2.5    [Reserved.]
4.2.6    Patents, Copyrights and Trademarks. Schedule 5 lists all material Trademarks, material Copyrights and material Patents, in each case, registered in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and owned by such Grantor in its own name as of the date hereof, and all material Trademark Licenses, all material Copyright Licenses and all material Patent Licenses (including material Trademark Licenses for registered Trademarks, material Copyright Licenses for registered Copyrights and material Patent Licenses for issued Patents) owned by such Grantor in its own name as of the date hereof, in each case, that is solely United States Intellectual Property.
Section 4.3    Representations and Warranties of Each Pledgor. Each Pledgor party hereto on the date hereof hereby represents and warrants to the Note Collateral Agent on the date hereof that, in each case after giving effect to the Transactions:
4.3.1    Except as provided in Section 3.3, the shares of Pledged Stock pledged by such Pledgor hereunder constitute (i) in the case of shares of a Domestic Subsidiary, all the issued and outstanding shares of all classes of the Capital Stock of such Domestic Subsidiary owned by such Pledgor and (ii) in the case of any Pledged Stock constituting Capital Stock of any Foreign Subsidiary, such percentage (not more than 65%) as is specified on Schedule 2 of all the issued and outstanding shares of all classes of the Capital Stock of each such Foreign Subsidiary owned by such Pledgor.
4.3.2    [Reserved.]
4.3.3    Such Pledgor is the record and beneficial owner of, and has good title to, the Pledged Securities pledged by it hereunder, free of any and all Liens securing Indebtedness owing to any other Person, except the security interest created by this Agreement and Liens permitted to exist by the Indenture (including Section 413 thereof).
4.3.4    Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the delivery to the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, of the certificates evidencing the Pledged Securities held by such Pledgor together with executed undated stock powers or other instruments of transfer, the security interest created in such Pledged Securities constituting certificated securities by this Agreement, assuming the continuing possession of such Pledged Securities by the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, will constitute a valid, perfected second priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any Persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, in each case subject to Permitted Liens (and any applicable Intercreditor Agreement), and except as to enforcement, as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
4.3.5    Except with respect to security interests in Pledged Securities (if any) constituting Specified Assets, upon the obtaining and maintenance of “control” (as described in the Code) by the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent (or their respective agents appointed for purposes of perfection), as applicable, in accordance with the applicable Intercreditor Agreement, of all Pledged Securities that constitute uncertificated securities, the security interest created by this Agreement in such Pledged Securities that constitute uncertificated securities, will constitute a valid, perfected second priority (subject, in terms of priority only, to the priority of the Liens of the applicable Collateral Representative and any Additional Agent) security interest in such Pledged Securities constituting uncertificated securities to the extent provided in and governed by the Code, enforceable in accordance with its terms against all creditors of such Pledgor and any persons purporting to purchase such Pledged Securities from such Pledgor, to the extent provided in and governed by the Code, in each case subject to Liens permitted to exist by the Indenture (including Section 413 thereof) (and any applicable Intercreditor Agreement), and except as to enforcement, as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.
ARTICLE V

COVENANTS
Section 5.1    [Reserved].
Section 5.2    Covenants of Each Grantor. Each Grantor covenants and agrees with the Note Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) as to any Grantor, the date upon which (A) all the Capital Stock of such Grantor shall have been sold or otherwise disposed of (to a Person other than the Company or a Grantor) or (B) any other transaction or event shall have occurred as a result of which such Grantor ceases to be either a Restricted Subsidiary of the Company or a Domestic Subsidiary, in each case in accordance with the terms of the Indenture, (ii) as to any Grantor, the release of such Grantor’s Subsidiary Guarantee in accordance with the terms of the Indenture, (iii) as to any Grantor, the designation of such Grantor as an Unrestricted Subsidiary or (iv) the release of all of the Collateral or the termination of this Agreement in accordance with the terms of the Indenture.
5.2.1    Delivery of Instruments and Chattel Paper. If any amount payable under or in connection with any of such Grantor’s Collateral shall be or become evidenced by any Instrument or Chattel Paper, such Grantor shall (except as provided in the following sentence) be entitled to retain possession of all Collateral of such Grantor evidenced by any Instrument or Chattel Paper, and shall hold all such Collateral in trust for the Note Collateral Agent, for the benefit of the Secured Parties. In the event that an Event of Default shall have occurred and be continuing, upon the request of the Note Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, such Instrument or Chattel Paper (other than ordinary course rental contracts for Rental Equipment and Vehicles) shall be promptly delivered to the Note Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, duly indorsed in a manner sufficient to transfer such Instrument or Chattel Paper, the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, to be held as Collateral pursuant to this Agreement. Such Grantor shall not permit any other Person to possess any such Collateral at any time other than in connection with any sale or other disposition of such Collateral in a transaction permitted by the Indenture or as contemplated by the Intercreditor Agreements.
5.2.2    [Reserved].

5.2.3    [Reserved].
5.2.4    Maintenance of Perfected Security Interest; Further Documentation.
(a)    Such Grantor shall use commercially reasonable efforts to maintain the security interest created by this Agreement in such Grantor’s Collateral as a perfected security interest as and to the extent described in Section 4.2.2 and to defend the security interest created by this Agreement in such Grantor’s Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof).
(b)    [Reserved].
(c)    At any time and from time to time, upon the written request of the Note Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver such further instruments and documents and take such further actions as may be reasonably requested by the Note Collateral Agent (at the direction of the Holders pursuant to the terms of the Note Documents) for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Grantor, including the filing of any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby; provided that, notwithstanding any other provision of this Agreement or any other Note Document, neither the Company nor any Grantor will be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of $[5,000,000]) to the Note Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (iii) take any action in order to perfect any security interests in any cash, deposit accounts or securities accounts (except to the extent consisting of proceeds perfected by the filing of a financing statement under the Code), (iv) deliver landlord lien waivers, estoppels or collateral access letters or (v) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.
(d)    The Note Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining a delivery of documents or other deliverables with respect to, particular assets of any Grantor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Note Security Documents.

5.2.5    Changes in Name, Jurisdiction of Organization, etc. Such Grantor will give prompt written notice to the Note Collateral Agent of any change in its name or location (as determined by Section 9-307 of the Code) (whether by merger or otherwise) (and in any event within 30 days of such change); provided that, promptly thereafter, such Grantor shall deliver to the Note Collateral Agent copies (or other evidence of filing) of all additional filed financing statements and other documents reasonably necessary to maintain the validity, perfection and priority of the security interests created hereunder and other documents reasonably requested by the Note Collateral Agent to maintain the validity, perfection and priority of the security interests as and to the extent provided for herein.
5.2.6    [Reserved].
5.2.7    Pledged Stock. In the case of each Grantor that is an Equity Issuer, such Equity Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Note Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.3.1 with respect to the Pledged Stock issued by it and (iii) the terms of Sections 6.3(c) and 6.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 with respect to the Pledged Stock issued by it.
5.2.8    [Reserved].
5.2.9    Maintenance of Records.
(a)    Such Grantor will keep and maintain at its own cost and expense reasonably satisfactory and complete records of its Collateral, including a record of all payments received and all credits granted with respect to such Collateral, and shall mark such records to evidence this Agreement and the Liens and the security interests created hereby.
5.2.10    Acquisition of Intellectual Property. Within 90 days after the end of each calendar year, such Grantor will notify the Note Collateral Agent of any acquisition by the Grantor of (i) any registration of any material United States Copyright, Patent or Trademark or (ii) any exclusive rights under a material United States Copyright License, Patent License or Trademark License constituting Collateral, and each applicable Grantor shall take such actions as may be reasonably requested by the Note Collateral Agent (at the direction of the Holders pursuant to the terms of the Note Documents) (but only to the extent such actions are within such Grantor’s control) to perfect the security interest granted to the Note Collateral Agent and the other Secured Parties therein, to the extent provided herein in respect of any United States Copyright, Patent or Trademark constituting Collateral on the date hereof, by (x) the execution and delivery of an amendment or supplement to this Agreement (or amendments to any such agreement previously executed or delivered by such Grantor) and/or (y) the making of appropriate filings (I) of financing statements under the Uniform Commercial Code of any applicable jurisdiction and/or (II) in the United States Patent and Trademark Office, or with respect to Copyrights and Copyright Licenses, the United States Copyright Office).
5.2.11    [Reserved].
5.2.12    Commercial Tort Actions. All Commercial Tort Actions of each Grantor in existence on the date of this Agreement, known to such Grantor on the date hereof, are described in Schedule 7 hereto. If any Grantor shall at any time after the date of this Agreement acquire a Commercial Tort Action, such Grantor shall promptly notify the Note Collateral Agent thereof in a writing signed by such Grantor and describing the details thereof and shall grant to the Note Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon and subject to the terms of this Agreement.
5.2.13    [Reserved].
5.2.14    [Reserved].
5.2.15    [Reserved].
5.2.16    [Reserved].
Section 5.3    Covenants of Each Pledgor. Each Pledgor covenants and agrees with the Note Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the earlier to occur of (i) as to any Pledgor, the date upon which (A) all the Capital Stock of such Pledgor shall have been sold or otherwise disposed of (to a Person other than the Company or a Pledgor) or (B) any other event shall have occurred as a result of which such Pledgor ceases to be either a Restricted Subsidiary of the Company or a Domestic Subsidiary, in each case in accordance with the terms of the Indenture, (ii) as to any Pledgor, the release of such Pledgor’s Subsidiary Guarantee in accordance with the terms of the Indenture, (iii) as to any Pledgor, the designation of such Pledgor as an Unrestricted Subsidiary or (iv) the release of all of the Collateral or the termination of this Agreement in accordance with the terms of the Indenture:
5.3.1    Additional Shares. If such Pledgor shall, as a result of its ownership of its Pledged Stock, become entitled to receive or shall receive any stock certificate (including any stock certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), stock option or similar rights in respect of the Capital Stock of any Equity Issuer, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Pledgor shall accept the same as the agent of the Note Collateral Agent and the other Secured Parties, hold the same in trust for the Note Collateral Agent and the other Secured Parties and deliver the same forthwith to the Note Collateral Agent (who will hold the same on behalf of the Secured Parties) or any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable

Intercreditor Agreement, in the exact form received, duly indorsed by such Pledgor to the Note Collateral Agent or any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, if required, together with an undated stock power covering such certificate duly executed in blank by such Pledgor, to be held by the Note Collateral Agent or any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, subject to the terms hereof, as additional collateral security for the Obligations (subject to Section 3.3 and provided that in no event shall there be pledged, nor shall any Pledgor be required to pledge, more than 65% of any series of the outstanding Capital Stock (including for these purposes any investment deemed to be Capital Stock for United States tax purposes) of any Foreign Subsidiary pursuant to this Agreement). If an Event of Default shall have occurred and be continuing, any sums paid upon or in respect of the Pledged Stock upon the liquidation or dissolution of any Equity Issuer (except any liquidation or dissolution of any Subsidiary of the Company in accordance with the Indenture) shall be paid over to the Note Collateral Agent or any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, to be held by the Note Collateral Agent or any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, and in case any distribution of capital shall be made on or in respect of the Pledged Stock or any property shall be distributed upon or with respect to the Pledged Stock pursuant to the recapitalization or reclassification of the capital of any Equity Issuer or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Note Collateral Agent or any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, to be held by the Note Collateral Agent or any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, subject to the terms hereof as additional collateral security for the Obligations, in each case except as otherwise provided by the applicable Intercreditor Agreement. If any sums of money or property so paid or distributed in respect of the Pledged Stock shall be received by such Pledgor, such Pledgor shall, until such money or property is paid or delivered to the Note Collateral Agent or any applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, hold such money or property in trust for the Secured Parties, segregated from other funds of such Pledgor, as additional collateral security for the Obligations.
5.3.2    [Reserved.]
5.3.3    Pledged Notes. Such Pledgor shall, on the date of this Agreement (or on such later date upon which it becomes a party hereto pursuant to Section 9.15), deliver to the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, all Pledged Notes then held by such Pledgor (excluding any Pledged Note the principal amount of which does not exceed $[5,000,000]), endorsed in blank or, at the request of the Note Collateral Agent, endorsed to the Note Collateral Agent. Furthermore, within ten Business Days after any Pledgor obtains a Pledged Note with a principal amount in excess of $[5,000,000], such Pledgor shall cause such Pledged Note to be delivered to the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, endorsed in blank or, at the request of the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement, endorsed to the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the applicable Intercreditor Agreement.
5.3.4    Maintenance of Security Interest.
(a)    Such Pledgor shall use commercially reasonable efforts to defend the security interest created by this Agreement in such Pledgor’s Pledged Collateral against the claims and demands of all Persons whomsoever (subject to the other provisions hereof and to Sections 1501, 1502, 1503 and 1508 of the Indenture). At any time and from time to time, upon the written request of the Note Collateral Agent and at the sole expense of such Pledgor, such Pledgor will promptly and duly execute and deliver such further instruments and documents and take such further actions as may be reasonably requested by the Note Collateral Agent (at the direction of the Holders pursuant to the terms of the Note Documents) for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted by such Pledgor; provided that, notwithstanding any other provision of this Agreement or any other Note Document, neither the Company nor any Grantor will be required to (i) take any action in any jurisdiction other than the United States of America, or required by the laws of any such jurisdiction, or to enter into any security agreement or pledge agreement governed by the laws of any such jurisdiction, in order to create any security interests (or other Liens) in assets located or titled outside of the United States of America or to perfect any security interests (or other Liens) in any Collateral, (ii) deliver control agreements with respect to, or confer perfection by “control” over, any deposit accounts, bank or securities account or other Collateral, except in the case of Collateral that constitutes Capital Stock or Intercompany Notes in certificated form, delivering such Capital Stock or Intercompany Notes (in the case of Intercompany Notes, limited to any such note with a principal amount in excess of $[5,000,000]) to the Note Collateral Agent (or another Person as required under any applicable Intercreditor Agreement), (iii) take any action in order to perfect any security interests in any cash, deposit accounts or securities accounts (except to the extent consisting of proceeds or perfected by the filing of a financing statement under the Code), (iv) deliver landlord lien waivers, estoppels or collateral access letters or (v) file any fixture filing with respect to any security interest in Fixtures affixed to or attached to any real property constituting Excluded Assets.
(b)    The Note Collateral Agent may grant extensions of time for the creation and perfection of security interests in, or the obtaining an delivery of documents or other deliverables with respect to, particular assets of any Pledgor where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or any other Note Security Documents.
(c)    Notwithstanding any provision of this Article V or Section 414, Section 1308 or Article XV of the Indenture to the contrary, prior to the Discharge of Senior Priority Obligations, (i) the requirements of Section 414, Section 1308 and Article XV of the Indenture to deliver any Collateral to the Note Collateral Agent shall be deemed satisfied by the delivery of such Collateral to the ABL Agent or the Senior Priority Representative, (ii) the Company shall, and shall cause each Restricted Subsidiary to, comply with the requirements of Section 414, Section 1308 and Article XV of the Indenture with respect to the Obligations thereunder only to the same extent that the Company and such Restricted Subsidiaries are required to comply with provisions analogous to Section 414, Section 1308 or Article XV of the Indenture under the ABL Credit Agreement or the documentation governing any other ABL Obligation and (iii) the ABL Agent or the Senior Priority Representative shall have sole discretion (in consultation with the Company, if applicable) with respect to any determination concerning Collateral as to which the Note Collateral Agent would have authority to exercise under Section 414, Section 1308 or Article XV of the Indenture.
ARTICLE VI

REMEDIAL PROVISIONS
Section 6.1    Certain Matters Relating to Accounts.
(a)    At any time and from time to time after the occurrence and during the continuance of an Event of Default and subject to any applicable Intercreditor Agreement, the Note Collateral Agent shall have the right (but not the obligation) to make test verifications of the Accounts Receivable constituting Collateral in any reasonable manner and through any reasonable medium that it reasonably considers advisable, and the relevant Grantor shall furnish all such assistance and information as the Note Collateral Agent may reasonably require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default and subject to any applicable Intercreditor Agreement, upon the Note Collateral Agent’s reasonable request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Note Collateral Agent to furnish to the Note Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts Receivable constituting Collateral.
(b)    [Reserved].
(c)    At any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Section 601(i) or (ii) of the Indenture and subject to any applicable Intercreditor Agreement, at the Note Collateral Agent’s request, each Grantor shall deliver to the Note Collateral Agent copies or, if required by the Note Collateral Agent for the enforcement thereof or foreclosure thereon, originals of all documents held by such Grantor evidencing, and relating to, the agreements and transactions that gave rise to such Grantor’s Accounts Receivable constituting Collateral, including all statements relating to such Grantor’s Accounts Receivable constituting Collateral and all orders, invoices and shipping receipts.
(d)    So long as no Event of Default has occurred and is continuing and subject to any applicable Intercreditor Agreement, the Note Collateral Agent shall instruct the Collateral Account Bank to promptly remit any funds on deposit in each Grantor’s Collateral Proceeds Account to such Grantor’s General Fund Account or any other account designated by such Grantor. In the event that an Event of Default has occurred and is continuing and subject to any applicable Intercreditor Agreement, the Note Collateral Agent and the Grantors agree that the Note Collateral Agent, at its option, may require that each Collateral Proceeds Account and the General Fund Account of each Grantor be established at the Note Collateral Agent or at another institution reasonably acceptable to the Note Collateral Agent. Each Grantor shall have the right, at any time and from time to time, to withdraw such of its own funds from its own General Fund Account, and to maintain such balances in its General Fund Account, as it shall deem to be necessary or desirable.
Section 6.2    Communications with Obligors; Grantors Remain Liable.
(a)    The Note Collateral Agent in its own name or in the name of others, may at any time and from time to time after the occurrence and during the continuance of an Event of Default specified in Section 601(i) or (ii) of the Indenture and subject to any applicable Intercreditor Agreement, communicate with obligors under the Accounts Receivable constituting Collateral and parties to the Contracts (in each case, to the extent constituting Collateral) to verify with them to the Note Collateral Agent’s satisfaction the existence, amount and terms of any Accounts Receivable or Contracts.
(b)    Upon the request of the Note Collateral Agent at any time after the occurrence and during the continuance of an Event of Default specified in Section 601(i) or (ii) of the Indenture and subject to any applicable Intercreditor Agreement, each Grantor shall notify obligors on such Grantor’s Accounts Receivable constituting Collateral and parties to such Grantor’s Contracts (in each case, to the extent constituting Collateral) that such Accounts Receivable and such Contracts have been assigned to the Note Collateral Agent, for the benefit of the Secured Parties, and that payments in respect thereof shall be made directly to the Note Collateral Agent.
(c)    Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of such Grantor’s Accounts Receivable to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. None of the Note Collateral Agent or any other Secured Party shall have any obligation or liability under any Account Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Note Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Note Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Account Receivable (or any agreement giving rise thereto) to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.
Section 6.3    Pledged Stock.
(a)    Unless an Event of Default shall have occurred and be continuing and the Note Collateral Agent shall have given notice to the relevant Pledgor of the Note Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Pledgor shall be permitted to receive all cash dividends and distributions paid in respect of the Pledged Stock (subject to the last two sentences of Section 5.3.1) and all payments made in respect of the Pledged Notes, to the extent permitted in the Indenture, and to exercise all voting and corporate rights with respect to the Pledged Stock.
(b)    Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing and the Note Collateral Agent shall give written notice of its intent to exercise such rights to the relevant Pledgor or Pledgors, (i) the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Stock and make application thereof to the Obligations of the relevant Pledgor as and in such order as is provided in Section 6.5, and (ii) any or all of the Pledged Stock shall be registered in the name of the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, or the respective nominee thereof, and the Note Collateral Agent, the applicable Collateral Representative or any Additional Agent, as applicable through its respective nominee, if applicable, in accordance with the terms of each applicable Intercreditor Agreement, may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Stock at any meeting of shareholders of the relevant Equity Issuer or Equity Issuers or otherwise and (y) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such Pledged Stock as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Equity Issuer, or upon the exercise by the relevant Pledgor or the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, of any right, privilege or option pertaining to such Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable in accordance with the terms of each applicable Intercreditor Agreement, may reasonably determine), all without liability to the maximum extent permitted by applicable law (other than for its gross negligence or willful misconduct) except to account for property actually received by it, but the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable, in accordance with the terms of each applicable Intercreditor Agreement, shall have no duty, to any Pledgor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing, provided that the Note Collateral Agent or the applicable Collateral Representative or any Additional Agent, as applicable in accordance with the terms of the Intercreditor Agreements, shall not exercise any voting or other consensual rights pertaining to the Pledged Stock in any way that would constitute an exercise of the remedies described in Section 6.6 other than in accordance with Section 6.6.
(c)    Each Pledgor hereby authorizes and instructs each Equity Issuer or maker of any Pledged Securities pledged by such Pledgor hereunder to, subject to each applicable Intercreditor Agreement, (i) comply with any instruction received by it from the Note Collateral Agent in writing with respect to Capital Stock in such Equity Issuer that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Pledgor, and each Pledgor agrees that each Equity Issuer or maker shall be fully protected in so complying, and (ii) unless otherwise expressly permitted hereby, pay any dividends or other payments with respect to the Pledged Securities directly to the Note Collateral Agent.
Section 6.4    Proceeds to be Turned Over to Note Collateral Agent. In addition to the rights of the Note Collateral Agent and the other Secured Parties specified in Section 6.1 with respect to payments of Accounts Receivable constituting Collateral, subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, and the Note Collateral Agent shall have instructed any Grantor to do so, all Proceeds of Collateral received by such Grantor consisting of cash, checks and other Cash Equivalent items shall be held by such Grantor in trust for the Note Collateral Agent and the other Secured Parties, any Additional Agent and the other applicable Additional Secured Parties (as defined in the applicable Intercreditor Agreement) or the applicable Collateral Representative, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Note Collateral Agent or any Additional Agent or the applicable Collateral Representative, as applicable (or their respective agents appointed for purposes of perfection), in accordance with the terms of the applicable Intercreditor Agreement, in the exact form received by such Grantor (duly indorsed by such Grantor to the Note Collateral Agent or any Additional Agent or the applicable Collateral Representative, as applicable, in accordance with the terms of the applicable Intercreditor Agreement, if required). All Proceeds of Collateral received by the Note Collateral Agent hereunder shall be held by the Note Collateral Agent in the relevant Collateral Proceeds Account maintained under its sole dominion and control, subject to each applicable Intercreditor Agreement. All Proceeds of Collateral while held by the Note Collateral Agent in such Collateral Proceeds Account (or by the relevant Grantor in trust for the Note Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations of such Grantor and shall not constitute payment thereof until applied as provided in Section 6.5 and each applicable Intercreditor Agreement.
Section 6.5    Application of Proceeds. It is agreed that if an Event of Default shall occur and be continuing, any and all Proceeds of the relevant Granting Party’s Collateral (as defined in the Indenture) received by the Note Collateral Agent (whether from the relevant Granting Party or otherwise) shall be held by the Note Collateral Agent for the benefit of the Secured Parties as collateral security for the Obligations of the relevant Granting Party (whether matured or unmatured), and/or then or at any time thereafter may, in the sole discretion of the Note Collateral Agent, subject to each applicable Intercreditor Agreement, be applied by the Note Collateral Agent against the Obligations of the relevant Granting Party then due and owing in the following order of priority, subject to each applicable Intercreditor Agreement:
First: To the payment of all amounts due the Trustee under Section 707 of the Indenture;
Second: To the payment of all amounts due the Note Collateral Agent under Section 1510 of the Indenture;
Third: To the payment of the amounts then due and unpaid upon the other Obligations of such Granting Party ratably, without preference or priority of any kind, according to the amounts due and payable on such Obligations; provided that any such application of Proceeds shall be made on a pro rata basis as between and among (i) the Holders and their respective successors and assigns and their permitted transferees and endorsees and (ii) the Non-Indenture Secured Parties, based on certifications of the then-existing Obligations delivered to the Note Collateral Agent by the Trustee and the agent or representative for the Non-Indenture Secured Parties (upon which the Note Collateral Agent may conclusively rely); and
Fourth: To such Grantor.
Section 6.6    Code and Other Remedies. Subject to each applicable Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Note Collateral Agent, on behalf of the Secured Parties, may (but shall not be obligated to) exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations to the extent permitted by applicable law, all rights and remedies of a secured party under the Code (whether or not the Code applies to the affected Security Collateral) and under any other applicable law and in equity. Without limiting the generality of the foregoing, to the extent permitted by applicable law, the Note Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Granting Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances (but shall not be obligated to), forthwith (subject to the terms of any documentation governing any Special Purpose Financing) collect, receive, appropriate and realize upon the Security Collateral, or any part thereof, and/or may forthwith, subject to any existing reserved rights or licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Security Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Note Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. To the extent permitted by law, the Note Collateral Agent or any other Secured Party shall have the right, upon any such sale or sales, to purchase the whole or any part of the Security Collateral so sold, free of any right or equity of redemption in such Granting Party, which right or equity is hereby waived and released. Each Granting Party further agrees, at the Note Collateral Agent’s request (subject to the terms of any documentation governing any Special Purpose Financing and subject to each applicable Intercreditor Agreement), to assemble the Security Collateral and make it available to the Note Collateral Agent at places which the Note Collateral Agent shall reasonably select, whether at such Granting Party’s premises or elsewhere. The Note Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable and documented out-of-pocket costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Security Collateral or in any way relating to the Security Collateral or the rights of the Note Collateral Agent and the other Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations of the relevant Granting Party then due and owing, in the order of priority specified in Section 6.5, and only after such application and after the payment by the Note Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the Code, need the Note Collateral Agent account for the surplus, if any, to such Granting Party. To the extent permitted by applicable law, (i) such Granting Party waives all claims, damages and demands it may acquire against the Note Collateral Agent or any other Secured Party arising out of the repossession, retention or sale of the Security Collateral, other than any such claims, damages and demands that may arise from the gross negligence or willful misconduct of any of the Note Collateral Agent or such other Secured Party, and (ii) if any notice of a proposed sale or other disposition of Security Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition. Each Grantor hereby consents to the non-exclusive royalty free use by the Note Collateral Agent of any Intellectual Property included in the Collateral for the purposes of disposing of any Collateral.
Section 6.7    Registration Rights.
(a)    Subject to each applicable Intercreditor Agreement, if the Note Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock pursuant to Section 6.6, and if in the reasonable opinion of the Note Collateral Agent it is necessary or reasonably advisable to have the Pledged Stock (other than Pledged Stock of Special Purpose Subsidiaries), or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Pledgor will use its reasonable best efforts to cause the Equity Issuer thereof to (i) execute and deliver, and use its reasonable best efforts to cause the directors and officers of such Equity Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the reasonable opinion of the Note Collateral Agent, necessary or advisable to register such Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its reasonable best efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of not more than one year from the date of the first public offering of such Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Note Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Such Pledgor agrees to use its reasonable best efforts to cause such Equity Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all states and the District of Columbia that the Note Collateral Agent shall reasonably designate and to make available to its security holders, as soon as practicable, an earnings statement (which need not be audited) that will satisfy the provisions of Section 11(a) of the Securities Act.
(b)    Such Pledgor recognizes that the Note Collateral Agent may be unable to effect a public sale of any or all such Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Such Pledgor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, to the extent permitted by applicable law, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Note Collateral Agent shall not be under any obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Equity Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Equity Issuer would agree to do so.
(c)    Such Pledgor agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of such Pledged Stock pursuant to this Section 6.7 valid and binding and in compliance with any and all other applicable Requirements of Law. Such Pledgor further agrees that a breach of any of the covenants contained in this Section 6.7 will cause irreparable injury to the Note Collateral Agent and the Secured Parties, that the Note Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 6.7 shall be specifically enforceable against such Pledgor, and to the extent permitted by applicable law, such Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred or is continuing under the Indenture.
Section 6.8    Waiver; Deficiency. Each Granting Party shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Security Collateral are insufficient to pay in full, the Notes, reimbursement obligations constituting Obligations of such Granting Party and, to the extent then due and owing, all other Obligations of such Granting Party and the reasonable fees and disbursements of any attorneys employed by the Note Collateral Agent or any other Secured Party to collect such deficiency.
Section 6.9    Certain Undertakings with Respect to Special Purpose Subsidiaries.
(a)    The Note Collateral Agent and each Secured Party agrees that, prior to the date that is one year and one day after the payment in full of all of the obligations of each Special Purpose Subsidiary in connection with and under each securitization with respect to which any Special Purpose Subsidiary is a party, (i) the Note Collateral Agent and other Secured Parties shall not be entitled, whether before or after the occurrence of any Event of Default, to (A) institute against, or join any other Person in instituting against, any Special Purpose

Subsidiary any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other similar proceeding under the laws of the United States or any State thereof or of any foreign jurisdiction, (B) transfer and register the capital stock of any Special Purpose Subsidiary or any other instrument in the name of the Note Collateral Agent or a Secured Party or any designee or nominee thereof, (C) foreclose such security interest regardless of the bankruptcy or insolvency of the Company or any other Subsidiary, (D) exercise any voting rights granted or appurtenant to such capital stock of any Special Purpose Subsidiary or any other instrument or (E) enforce any right that the holder of any such capital stock of any Special Purpose Subsidiary or any other instrument might otherwise have to liquidate, consolidate, combine, collapse or disregard the entity status of such Special Purpose Subsidiary and (ii) the Note Collateral Agent and the other Secured Parties hereby waive and release any right to (A) require that any Special Purpose Subsidiary be in any manner merged, combined, collapsed or consolidated with or into the Company or any other Subsidiary, including by way of substantive consolidation in a bankruptcy case or similar proceeding, (B) require that the status of any Special Purpose Subsidiary as a separate entity be in any respect disregarded, (C) contest or challenge, or join any other Person in contesting or challenging, the transfers of any securitization assets from the Company or any Subsidiary to any Special Purpose Subsidiary, whether on the grounds that such transfers were disguised financings, preferential transfers, fraudulent conveyances or otherwise or a transfer other than a “true sale” or a “true contribution” or (D) contest or challenge, or join any other Person in contesting or challenging, any agreement pursuant to which any assets are leased by any Special Purpose Subsidiary to any Note Party as other than a “true lease.” The Note Collateral Agent and each Secured Party agree and acknowledge that any agent and/or trustee acting on behalf of the holders of securitization indebtedness of any Special Purpose Subsidiary is an express third party beneficiary with respect to this Section 6.9(a) and each such person shall have the right to enforce compliance by the Note Collateral Agent and any other Secured Party with this Section 6.9.
(b)    Upon the transfer by the Company or any Subsidiary (other than a Special Purpose Subsidiary) of securitization assets to a Special Purpose Subsidiary in a securitization as permitted under this Agreement, any Liens with respect to such securitization assets arising under the Indenture or any Note Security Documents shall automatically be released (and the Note Collateral Agent is hereby authorized to execute and enter into any such releases and other documents as the Company may reasonably request in order to give effect thereto).
(c)    The Note Collateral Agent and the Secured Parties shall take no action related to the Collateral that would cause any Special Purpose Subsidiary to breach any of its covenants in its certificate of formation, limited liability company agreement or in any other documents governing the related Special Purpose Financing or to be unable to make any representation in any such document.
(d)    The Note Collateral Agent and the Secured Parties acknowledge that they have no interest in, and will not assert any interest in, the assets owned by any Special Purpose Subsidiary, or any assets leased by any Special Purpose Subsidiary to any Note Party other than, following a transfer of any pledged equity interest or pledged stock to the Note Collateral Agent in connection with any exercise of remedies pursuant to this Agreement, the right to receive lawful dividends or other distributions when paid by any such Special Purpose Subsidiary from lawful sources and in accordance with the documents governing the related Special Purpose Financing and the rights of a member of such Special Purpose Subsidiary.
(e)    Without limiting the foregoing, the Note Collateral Agent and the Secured Parties agree, to the extent required by Moody’s, S&P or any rating agency in connection with a Special Purpose Financing involving a Special Purpose Subsidiary the Capital Stock of which constitutes Pledged Collateral hereunder, to act in accordance with clauses (c) and (d) above with respect to such Capital Stock and such Special Purpose Financing.
ARTICLE VII

THE NOTE COLLATERAL AGENT
Section 7.1    Note Collateral Agent’s Appointment as Attorney-in-Fact, etc.
(a)    Each Granting Party hereby irrevocably constitutes and appoints the Note Collateral Agent and any authorized officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Granting Party and in the name of such Granting Party or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be reasonably necessary or desirable to accomplish the purposes of this Agreement to the extent permitted by applicable law, provided that the Note Collateral Agent agrees not to exercise such power except upon the occurrence and during the continuance of any Event of Default, and in accordance with and subject to each applicable Intercreditor Agreement. Without limiting the generality of the foregoing, at any time when an Event of Default has occurred and is continuing (in each case to the extent permitted by applicable law) and subject to each applicable Intercreditor Agreement, (x) each Pledgor hereby gives the Note Collateral Agent the power and right (but the Note Collateral Agent shall not have the obligation), on behalf of such Pledgor, without notice or assent by such Pledgor, to execute, in connection with any sale provided for in Section 6.6(a) or 6.7, any indorsements, assessments or other instruments of conveyance or transfer with respect to such Pledgor’s Pledged Collateral, and (y) each Grantor hereby gives the Note Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i)    in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor and file any claim or take any other action or institute any proceeding in any court of law or equity or otherwise deemed appropriate by the Note Collateral Agent for the purpose of collecting any and all such moneys due under any Account Receivable of such Grantor that constitutes Collateral or with respect to any other Collateral of such Grantor whenever payable;

(ii)    in the case of any Copyright, Patent, or Trademark constituting Collateral of such Grantor, execute and deliver any and all agreements, instruments, documents and papers as the Note Collateral Agent may reasonably request to such Grantor to evidence the Note Collateral Agent’s and the Secured Parties’ security interest in such Copyright, Patent, or Trademark and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;
(iii)    pay or discharge taxes and Liens, other than Liens permitted under this Agreement or the other Note Documents, levied or placed on the Collateral of such Grantor, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof; and
(iv)    subject to the terms of any documentation governing any Special Purpose Financing, (A) direct any party liable for any payment under any of the Collateral of such Grantor to make payment of any and all moneys due or to become due thereunder directly to the Note Collateral Agent or as the Note Collateral Agent shall direct; (B) ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral of such Grantor; (C) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral of such Grantor; (D) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral of such Grantor or any portion thereof and to enforce any other right in respect of any Collateral of such Grantor; (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral of such Grantor; (F) settle, compromise or adjust any such suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as the Note Collateral Agent may deem appropriate; (G) subject to any existing reserved rights or licenses, assign any Copyright, Patent or Trademark constituting Collateral of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Note Collateral Agent shall in its sole discretion determine; and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral of such Grantor as fully and completely as though the Note Collateral Agent were the absolute owner thereof for all purposes, and do, at the Note Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Note Collateral Agent deems necessary to protect, preserve or realize upon the Collateral of such Grantor and the Note Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
(b)    The reasonable, documented out-of-pocket expenses of the Note Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.1 shall be payable by such Grantor to the Note Collateral Agent on demand in accordance with the Indenture.

(c)    Each Granting Party hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable as to the relevant Granting Party until this Agreement is terminated as to such Granting Party, and the security interests in the Security Collateral of such Granting Party created hereby are released.
Section 7.2    Duty of Note Collateral Agent. The Note Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Security Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Note Collateral Agent deals with similar property for its own account. None of the Note Collateral Agent or any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Security Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Security Collateral upon the request of any Granting Party or any other Person or, except as otherwise provided herein, to take any other action whatsoever with regard to the Security Collateral or any part thereof. The powers conferred on the Note Collateral Agent and the other Secured Parties hereunder are solely to protect the Note Collateral Agent’s and the other Secured Parties’ interests in the Security Collateral and shall not impose any duty upon the Note Collateral Agent or any other Secured Party to exercise any such powers. The Note Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and to the maximum extent permitted by applicable law, neither they nor any of their officers, directors, employees or agents shall be responsible to any Granting Party for any act or failure to act hereunder, except as otherwise provided herein or for their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable decision).
Section 7.3    Financing Statements. Pursuant to any applicable law, each Granting Party authorizes the Note Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to such Granting Party’s Security Collateral without the signature of such Granting Party in such form and in such filing offices as the Note Collateral Agent reasonably determines appropriate to perfect the security interests of the Note Collateral Agent under this Agreement. Each Granting Party authorizes the Note Collateral Agent to use any collateral description reasonably determined by the Note Collateral Agent, including the collateral description “all personal property” or “all assets” or words of similar meaning in any such financing statements. The Note Collateral Agent agrees to notify the relevant Granting Party of any financing or continuation statement filed by it, provided that any failure to give such notice shall not affect the validity or effectiveness of any such filing.
Section 7.4    Authority of Note Collateral Agent. Each Granting Party acknowledges that the rights and responsibilities of the Note Collateral Agent under this Agreement with respect to any action taken by the Note Collateral Agent or the exercise or non-exercise by the Note Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement or any amendment, supplement or other modification of this Agreement shall, as between the Note Collateral Agent and the Secured Parties, be governed by the Indenture and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Note Collateral Agent and the Granting Parties, the Note Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Granting Party shall be under any obligation, or entitlement, to make any inquiry respecting such authority. The Note Collateral Agent shall have the benefit of the rights, privileges and immunities contained in Section 1509 of the Indenture.
Section 7.5    Note Collateral Agent as Bailee for the Grantors. In the event that at any time, any Capital Stock or Intercompany Notes owned by any Grantor and held by the Note Collateral Agent constitute Excluded Assets (including any such Capital Stock or Intercompany Notes constituting Pledged Securities at the time of delivery to the Note Collateral Agent that later become Excluded Assets), and for so long as they constitute Excluded Assets, any such Capital Stock or Intercompany Notes in the possession of the Note Collateral Agent, shall be held by the Note Collateral Agent solely as bailee and in trust for the applicable Grantor and such Pledged Securities will not be subject to Sections 3.1 and 3.2 hereof or any Lien or security interest created pursuant thereto. The Note Collateral Agent, at the request of the applicable Grantor, shall promptly return to such Grantor any Capital Stock or Intercompany Notes held by the Note Collateral Agent constituting Excluded Assets.
Section 7.6    Rights of the Collateral Agent. Wilmington Trust, National Association is acting under this Agreement solely in its capacity as Note Collateral Agent under the Indenture and not in its individual capacity. In acting hereunder, the Note Collateral Agent shall be entitled to all of the rights, privileges and immunities granted to it under the Indenture, as if such rights, privileges and immunities were fully set forth herein.
ARTICLE VIII

NON-INDENTURE SECURED PARTIES
Section 8.1    Rights to Collateral.
(a)    By their acceptance of the benefits of this Agreement, the Non-Indenture Secured Parties agree that they shall not have any right whatsoever to do any of the following: (i) exercise any rights or remedies with respect to the Collateral (such term, as used in this Section 8, having the meaning assigned to it in the Indenture) or to direct the Note Collateral Agent to do the same, including the right to (A) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (B) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election, notify account debtors or make collections with respect to all or any portion of the Collateral or (C) release any Granting Party under this Agreement or release any Collateral from the Liens of any Note Security Document or consent to or otherwise approve any such release; (ii) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, the Note Security Documents); (iii) vote in any Bankruptcy Case or similar proceeding in respect of the Company or any of its Subsidiaries (any such proceeding, for purposes of this clause (a), a “Bankruptcy”) with respect to, or take any other actions concerning, the Collateral; (iv) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with the Note Security

Documents); (v) oppose any sale, transfer or other disposition of the Collateral; (vi) object to any debtor-in-possession financing in any Bankruptcy that is provided by one or more Holders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (vii) object to the use of cash collateral in respect of the Collateral in any Bankruptcy; or (viii) seek, or object to the Indenture Secured Parties’ seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy.
(b)    Each Non-Indenture Secured Party, by its acceptance of the benefits of this Agreement and the other Note Security Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Note Collateral Agent and the Holders (pursuant to the terms of the Indenture), may enforce the provisions of the Note Security Documents and exercise remedies thereunder and under any other Note Documents (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment. Such exercise and enforcement shall include the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction. The Non-Indenture Secured Parties by their acceptance of the benefits of this Agreement and the other Note Security Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral. Whether or not a Bankruptcy Case has been commenced, the Non-Indenture Secured Parties shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Company or any of its Subsidiaries and the release of any or all of the Collateral from the Liens of any Note Security Document in connection therewith.
(c)    Notwithstanding any provision of this Section 8.1, the Non-Indenture Secured Parties shall be entitled subject to each applicable Intercreditor Agreement to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleadings (A) in order to prevent any Person from seeking to foreclose on the Collateral or supersede the Non-Indenture Secured Parties’ claim thereto or (B) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Non-Indenture Secured Parties. Each Non-Indenture Secured Party, by its acceptance of the benefits of this Agreement, agrees to be bound by and to comply with each applicable Intercreditor Agreement and authorizes the Note Collateral Agent to enter into the Intercreditor Agreements on its behalf.
(d)    Each Non-Indenture Secured Party, by its acceptance of the benefits of this Agreement, agrees that the Note Collateral Agent, the Trustee and the Holders may deal with the Collateral, including any exchange, taking or release of Collateral, may change or increase the amount of the Company Obligations and/or the Grantor Obligations, and may release any Grantor from its Obligations hereunder, all without any liability or obligation (except as may be otherwise expressly provided herein) to the Non-Indenture Secured Parties. The Note Collateral Agent shall not be required to provide any notice of any event that the Note Collateral Agent may be aware of, or any action taken by the Note Collateral Agent, to any Non-Indenture Secured Party.

Section 8.2    Appointment of Agent. Each Non-Indenture Secured Party, by its acceptance of the benefits of this Agreement and the other Note Security Documents, shall be deemed irrevocably to make, constitute and appoint the Note Collateral Agent, as agent under the Indenture (and all officers, employees or agents designated by the Note Collateral Agent) as such Person’s true and lawful agent and attorney-in-fact, and in such capacity, the Note Collateral Agent shall have the right (but not the obligation), with power of substitution for the Non-Indenture Secured Parties and in each such Person’s name or otherwise, to effectuate any sale, transfer or other disposition of the Collateral. It is understood and agreed that the appointment of the Note Collateral Agent as the agent and attorney-in-fact of the Non-Indenture Secured Parties for the purposes set forth herein is coupled with an interest and is irrevocable.
Section 8.3    Waiver of Claims. To the maximum extent permitted by law, each Non-Indenture Secured Party waives any claim it might have against the Note Collateral Agent, the Trustee or the Holders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Note Collateral Agent, the Trustee or the Holders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Note Documents or any transaction relating to the Collateral (including any such exercise described in Section 8.1(b)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person or any Related Party (as defined below) thereof. To the maximum extent permitted by applicable law, none of the Note Collateral Agent, the Trustee or any Holder or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Company, any Subsidiary of the Company, any Non-Indenture Secured Party or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person. The Note Collateral Agent shall not be subject to any fiduciary or other implied duties of any kind or nature to the Non-Indenture Secured Parties, regardless of whether an Event of Default has occurred or is continuing. As used herein, “Related Party” means, with respect to any Person, or any of its affiliates, or any of the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof, any of such Person, its affiliates and the officers, directors, trustees, employees, shareholders, members, attorneys and other advisors, agents and controlling persons of any thereof (other than, in each case, Herc Intermediate Holdings, LLC, a Delaware limited liability company, and any successor in interest thereto, and its Subsidiaries and any of its controlling shareholders).
Section 8.4    Designation of Non-Indenture Secured Parties. The Company may from time to time designate a Person as a “Note Bank Products Provider,” a “Note Hedging Provider” or a “Management Credit Provider” hereunder by written notice to the Note Collateral Agent. Upon being so designated by the Company, such Note Bank Products Provider, Note Hedging Provider or Management Credit Provider (as the case may be) shall be a Non-Indenture Secured Party for the purposes of this Agreement for as long as so designated by the Company; provided that, at the time of the Company’s designation of such Non-Indenture Secured Party, the obligations of such Grantor under the applicable Bank Products Agreement, Hedging Agreement or Management Guarantee (as the case may be) have not been designated as ABL Obligations or Additional Obligations.
ARTICLE IX

MISCELLANEOUS
Section 9.1    Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by each affected Granting Party and the Note Collateral Agent, subject to Article IX of the Indenture; provided that (a) any provision of this Agreement imposing obligations on any Granting Party may be waived by the Note Collateral Agent in a written instrument executed by the Note Collateral Agent and (b) if separately agreed in writing between the Company and any Non-Indenture Secured Party (and such Non-Indenture Secured Party has been designated in writing by the Company to the Note Collateral Agent for purposes of this sentence, for so long as so designated), no such amendment, modification or waiver shall amend, modify or waive Section 6.5 (or the definition of “Non-Indenture Secured Party” or “Secured Party” to the extent relating thereto) if such amendment, modification or waiver would directly and adversely affect such Non-Indenture Secured Party without the written consent of such Non-Indenture Secured Party. For the avoidance of doubt, it is understood and agreed that any amendment, amendment and restatement, waiver, supplement or other modification of or to any Intercreditor Agreement that would have the effect, directly or indirectly, through any reference herein to any Intercreditor Agreement or otherwise, of waiving, amending, supplementing or otherwise modifying this Agreement, or any term or provision hereof, or any right or obligation of any Granting Party hereunder or in respect hereof, shall not be given such effect except pursuant to a written instrument executed by each affected Granting Party and the Note Collateral Agent in accordance with this Section 9.1. In addition, the Indenture, the other Note Documents and any Intercreditor Agreement may be amended in accordance with the terms thereof.
Section 9.2    Notices. All notices, requests and demands to or upon the Note Collateral Agent or any Granting Party hereunder shall be effected in the manner provided for in Section 109 of the Indenture; provided that any such notice, request or demand to or upon any Granting Party shall be addressed to such Granting Party at its notice address set forth on Schedule 1, unless and until such Granting Party shall change such address by notice to the Note Collateral Agent given in accordance with Section 109 of the Indenture.
Section 9.3    No Waiver by Course of Conduct; Cumulative Remedies. None of the Note Collateral Agent or any other Secured Party shall by any act (except by a written instrument pursuant to Section 9.1 hereof or Article IX of the Indenture), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Note Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Note Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Note Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.
Section 9.4    [Reserved].
Section 9.5    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Granting Parties, the Note Collateral Agent and the Secured Parties and their respective successors and assigns; provided that no Granting Party may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Note Collateral Agent, except as permitted hereby or by the Indenture.
Section 9.6    [Reserved].
Section 9.7    Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 9.8    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided that, with respect to any Pledged Stock issued by a Foreign Subsidiary, all rights, powers and remedies provided in this Agreement may be exercised only to the extent that they do not violate any provision of any law, rule or regulation of any Governmental Authority applicable to any such Pledged Stock or affecting the legality, validity or enforceability of any of the provisions of this Agreement against the Pledgor (such laws, rules or regulations, “Applicable Law”) and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, unenforceable or not entitled to be recorded, registered or filed under the provisions of any Applicable Law.
Section 9.9    Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.
Section 9.10    Integration. This Agreement and the other Note Documents represent the entire agreement of the Granting Parties, the Note Collateral Agent and the other Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Granting Parties, the Note Collateral Agent or any other

Secured Party relative to subject matter hereof not expressly set forth or referred to herein or in the other Note Documents.
Section 9.11    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 9.12    Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Note Documents to which it is a party to the exclusive general jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court,” and together with the New York Supreme Court, the “New York Courts”) and appellate courts from either of them; provided that nothing in this Agreement shall be deemed or operate to preclude (i) the Collateral Agent from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations (in which case any party shall be entitled to assert any claim or defense, including any claim or defense that this Section 9.12 would otherwise require to be asserted in a legal action or proceeding in a New York Court), or to enforce a judgment or other court order in favor of the Trustee or the Collateral Agent, (ii) any party from bringing any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment, (iii) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over any subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having jurisdiction and (iv) in the event a legal action or proceeding is brought against any party hereto or involving any of its assets or property in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party from asserting a claim or defense (including any claim or defense that this Section 9.12(a) would otherwise require to be asserted in a legal proceeding in a New York Court) in any such action or proceeding;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address referred to in Section 9.2 or at such other address of which the Note Collateral Agent (in the case of any other party hereto) or the Company (in the case of the Note Collateral Agent) shall have been notified pursuant thereto;

(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any punitive damages.
Section 9.13    Acknowledgments. Each Granting Party hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Note Documents to which it is a party;
(b)    none of the Note Collateral Agent or any other Secured Party has any fiduciary relationship with or duty to any Granting Party arising out of or in connection with this Agreement or any of the other Note Documents, and the relationship between the Granting Parties, on the one hand, and the Note Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no joint venture is created hereby or by the other Note Documents or otherwise exists by virtue of the transactions contemplated hereby among the Secured Parties or among the Granting Parties and the Secured Parties.
Section 9.14    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
Section 9.15    Additional Granting Parties. Each new Subsidiary of the Company that is required to become a party to this Agreement pursuant to Section 1503 of the Indenture shall become a Granting Party for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in substantially the form of Annex 2 hereto. Each existing Granting Party that is required to become a Pledgor with respect to Capital Stock of any new Subsidiary of the Company pursuant to Section 1503 of the Indenture shall become a Pledgor with respect thereto upon execution and delivery by such Granting Party of a Supplemental Agreement in substantially the form of Annex 3 hereto.
Section 9.16    Releases.
(a)    The Collateral shall be released from the Lien and security interest created by this Agreement, all without delivery of any instrument or performance of any act by any party, at any time or from time to time in accordance with the provisions of Section 1502 of the Indenture. Upon such release, all rights in the Collateral so released shall revert to the Company and the Granting Parties.

(b)    The Note Collateral Agent and, if necessary, the Trustee shall, at the Company’s expense, execute, deliver or acknowledge such instruments or releases to evidence and shall do or cause to be done all other acts reasonably requested by the Company to effect, in each case as soon as is reasonably practicable, the release of any Collateral permitted to be released pursuant to the Indenture. Neither the Trustee nor the Note Collateral Agent shall be liable for any such release undertaken in good faith and in the absence of negligence or willful misconduct.
(c)    So long as no Event of Default has occurred and is continuing, the Note Collateral Agent shall at the direction of any applicable Grantor return to such Grantor any proceeds or other property received by it during any Event of Default pursuant to either Section 5.3.1 or 6.4 and not otherwise applied in accordance with Section 6.5.
Section 9.17    [Conflicts. With respect to any Security Collateral which is subject to a valid and perfected Lien of the Collateral Trustee (as defined in the Collateral Trust Security Agreement), in the event of any conflict between the provisions of this Agreement and the Collateral Trust Security Agreement, the provisions of the Collateral Trust Security Agreement will control.]50
[Remainder of page left blank intentionally; signature page to follow.]

________________________________

[50]	NTD: To be included if Collateral Trust Security Agreement is put in place on the Grant Date.

IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first above written.
HERC RENTALS INC.
By:_______________________________
Name:
Title:
[OTHER DOMESTIC GRANTING PARTIES]

Acknowledged and Agreed to as
of the date hereof by:
WILMINGTON TRUST, NATIONAL ASSOCIATION,
in its capacity as Note Collateral Agent
By: _______________________________
    Name:
    Title:

SCHEDULE 1
NOTICE ADDRESSES OF GRANTING PARTIES
c/o HERC RENTALS INC.
27500 Riverview Center Blvd.
Bonita Springs, Florida 34134
Attention: Maryann Waryjas, Senior Vice President and Chief Legal Officer
Facsimile: 239-301-1109
Telephone: 239-301-1125
with copies to:
Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention: David A. Brittenham and Scott B. Selinger
Facsimile: 212-909-6836
Telephone: 212-909-6000

SCHEDULE 2
PLEDGED SECURITIES
Pledged Stock:

Pledgor	Equity Issuer	Description of Pledged Stock

Pledged Notes:

SCHEDULE 3
PERFECTION MATTERS
Existing Security Interests

Granting Party	Secured Party	Description of Collateral

UCC Filings

Granting Party	State	Filing Office	Document Filed

Intellectual Property Filings

SCHEDULE 4
LOCATION OF JURISDICTION OF ORGANIZATION

Granting Party	Location

SCHEDULE 5
INTELLECTUAL PROPERTY
Copyrights and Copyright Licenses
Grantor
Patents and Patent Licenses
Grantor
Trademarks and Trademark Licenses
Grantor

SCHEDULE 6
CONTRACTS

SCHEDULE 7
COMMERCIAL TORT CLAIMS

Annex 1 to
Collateral Agreement
[FORM OF]
ACKNOWLEDGEMENT AND CONSENT*
The undersigned hereby acknowledges receipt of a copy of the Collateral Agreement, dated as of [ ], 2016 (the “Agreement”; capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement or the Indenture referred to therein, as the case may be), made by the Granting Parties thereto for the benefit of Wilmington Trust, National Association, as Note Collateral Agent. The undersigned agrees for the benefit of the Trustee, Note Collateral Agent and the Holders as follows:
The undersigned will be bound by the terms of the Agreement applicable to it as an Equity Issuer (as defined in the Agreement) and will comply with such terms insofar as such terms are applicable to the undersigned as an Equity Issuer.
The undersigned will notify the Note Collateral Agent promptly in writing of the occurrence of any of the events described in Section 5.3.1 of the Agreement.
The terms of Sections 6.3(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.7 of the Agreement.
[NAME OF EQUITY ISSUER]
By:_______________________________________
Name:
Title:
Address for Notices:
_________________________________________
_________________________________________
_________________________________________
Fax:
_________________________

*	This consent is necessary only with respect to any Equity Issuer which is not also a Granting Party.

Annex 2 to
Collateral Agreement
[FORM OF]
ASSUMPTION AGREEMENT
ASSUMPTION AGREEMENT, dated as of _________  __, ____, made by ______________________________, a ______________ (the “Additional Grantor”), in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION., as note collateral agent (in such capacity, the “Note Collateral Agent”) for the Secured Parties (as defined in the Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Collateral Agreement referred to below, or if not defined therein, in the Indenture.
W I T N E S S E T H :
WHEREAS, Herc Rentals Inc., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Company”), the other Subsidiary Guarantors (as defined therein) party thereto and Wilmington Trust, National Association, as indenture trustee (in such capacity, and together with any successors and assigns in such capacity, the “Trustee”) on behalf of the Holders (as defined in the Indenture), are parties to an Indenture, dated as of June 9, 2016 (as amended by that First Supplemental Indenture, dated as of June 9, 2016, that Second Supplemental Indenture, dated as of June 9, 2016, that Third Supplemental Indenture, dated as of [_], 2016 and that Fourth Supplemental Indenture, dated as of [_], 2016 and as the same may be further amended, amended and restated, waived, supplemented or otherwise modified from time to time, the “Indenture”);
WHEREAS, in connection with the Indenture, the Company and certain Domestic Subsidiaries of the Company are, or are to become, parties to the Collateral Agreement, dated as of [           ], 2016 (as amended, supplemented, waived or otherwise modified from time to time, the “Collateral Agreement”), in favor of the Note Collateral Agent, for the benefit of the Secured Parties;
WHEREAS, the Additional Granting Party is a member of an affiliated group of companies that includes the Company and each other Granting Party;
WHEREAS, the Indenture requires the Additional Granting Party to become a party to the Collateral Agreement; and
WHEREAS, the Additional Granting Party has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1. Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Granting Party, as provided in Section 9.15 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Granting Party thereunder with the same force and effect as if originally named therein as a [Grantor and Pledgor] [Grantor] [Pledgor] and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a [Grantor and Pledgor] [Grantor] [Pledgor] thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedules ____________ to the Collateral Agreement, and such Schedules are hereby amended and modified to include such information. The Additional Granting Party hereby represents and warrants that each of the representations and warranties of such Additional Granting Party, in its capacities as a [Grantor and Pledgor] [Grantor] [Pledgor], contained in Section 4 of the Collateral Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date. Each Additional Granting Party hereby grants, as and to the same extent as provided in the Collateral Agreement, to the Note Collateral Agent, for the benefit of the Secured Parties, a continuing security interest in the [Collateral (as such term is defined in Section 3.1 of the Collateral Agreement) of such Additional Granting Party] [and] [the Pledged Collateral (as such term is defined in the Collateral Agreement) of such Additional Granting Party, except as provided in Section 3.3 of the Collateral Agreement].
2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ANY CLAIM OR CONTROVERSY RELATING HERETO SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

__________________________
51    Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
52    Indicate the capacities in which the Additional Granting Party is becoming a Grantor.
53    Indicate the capacities in which the Additional Granting Party is becoming a Grantor.

Annex 2

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.
[ADDITIONAL GRANTING PARTY]
By:    _______________________________
Name:
Title:
Acknowledged and Agreed to as
of the date hereof by:
WILMINGTON TRUST, NATIONAL ASSOCIATION
as Note Collateral Agent
By:_______________________________
Name:
Title:

Annex 2

Annex 1-A to
Assumption Agreement
Supplement to
Collateral Agreement
Schedule 1
Supplement to
Collateral Agreement
Schedule 2
Supplement to
Collateral Agreement
Schedule 3
Supplement to
Collateral Agreement
Schedule 4
Supplement to
Collateral Agreement
Schedule 5
Supplement to
Collateral Agreement
Schedule 6
Supplement to
Collateral Agreement
Schedule 7

Annex 3 to
Collateral Agreement
SUPPLEMENTAL AGREEMENT
SUPPLEMENTAL AGREEMENT, dated as of ____________ __, ____, made by ________________, a __________ corporation (the “Additional Pledgor”), in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, as collateral agent (in such capacity, the “Note Collateral Agent”) for the Secured Parties (as defined in the Collateral Agreement referred to below). All capitalized terms not defined herein shall have the meaning ascribed to them in the Collateral Agreement referred to below.
W I T N E S S E T H :
WHEREAS, Herc Rentals Inc., a Delaware corporation formerly known as Hertz Equipment Rental Corporation (together with its successors and assigns, the “Company”), the Subsidiary Guarantors from time to time party thereto, and Wilmington Trust, National Association, as indenture trustee (in such capacity, and together with any successors and assigns in such capacity, the “Trustee”) on behalf of the Holders (as defined in the Indenture) and as Note Collateral Agent, are parties to that certain Indenture, dated as of June 9, 2016 (as supplemented by the First Supplemental Indenture, dated as of June 9, 2016, the Second Supplemental Indenture, dated as of June 9, 2016, the Third Supplemental Indenture, dated as of [__], 2016, and the Fourth Supplemental Indenture, dated as of [__], 2016, and as further amended, amended and restated, waived, supplemented or otherwise modified from time to time, together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing the Indebtedness under such agreement or successor agreements, the “Indenture”);
WHEREAS, in connection with the Indenture, the Company and certain of its Subsidiaries are, or are to become, parties to the Collateral Agreement, dated as of [__], 2016 (as amended, supplemented, waived or otherwise modified from time to time, the “Collateral Agreement”), in favor of the Note Collateral Agent, for the benefit of the Secured Parties;
WHEREAS, the Indenture requires the Additional Pledgor to become a Pledgor under the Collateral Agreement with respect to Capital Stock of certain new Subsidiaries of the Additional Pledgor; and
WHEREAS, the Additional Pledgor has agreed to execute and deliver this Supplemental Agreement in order to become such a Pledgor under the Collateral Agreement;
NOW, THEREFORE, IT IS AGREED:
1.    Collateral Agreement. By executing and delivering this Supplemental Agreement, the Additional Pledgor, as provided in subsection 9.15 of the Collateral Agreement, hereby becomes a Pledgor under the Collateral Agreement with respect to the shares of Capital Stock of the Subsidiary of the Additional Pledgor listed in Annex 1-A hereto, as a Grantor thereunder.

Annex 3-1

The information set forth in Annex 1-A hereto is hereby added to the information set forth in Schedule 2 to the Collateral Agreement, and such Schedule 2 is hereby amended and modified to include such information.
2.    GOVERNING LAW. THIS SUPPLEMENTAL AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Annex 3-2

IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be duly executed and delivered as of the date first above written.
[ADDITIONAL PLEDGOR]
By:
Name:
Title:
Acknowledged and Agreed to as
of the date hereof by:

WILMINGTON TRUST, NATIONAL ASSOCIATION
as Note Collateral Agent

By:	Name: Title:

Annex 3-3

Annex 1-A to
Supplemental Agreement
Supplement to
Collateral Agreement
Schedule 2
Pledged Stock

Pledgor	Equity Issuer	Description of Pledged Stock

Annex 1-A-1 to Annex 3